                                                       Pursuant to Rule 424(b(3)
                                                              Reg. No. 333-67550

PROSPECTUS

[LOGO]

RIVERWOOD INTERNATIONAL CORPORATION

OFFER TO EXCHANGE ANY AND ALL OUTSTANDING 10 5/8% SENIOR NOTES DUE 2007 ISSUED ON JUNE 21, 2001 FOR REGISTERED 10 5/8% SENIOR NOTES DUE 2007

THE OLD NOTES:

    $250,000,000 aggregate principal amount of 10 5/8% Senior Notes due 2007 were originally issued and sold by Riverwood International Corporation on June 21, 2001 in a transaction that was exempt from registration under the Securities Act of 1933, and resold to qualified institutional buyers in compliance with Rule 144A.

THE NEW NOTES:

    The terms of the new notes are identical to the terms of the old notes except that the new notes are registered under the Securities Act and will not contain restrictions on transfer or provisions relating to additional interest, will bear a different CUSIP number from the old notes and will not entitle their holders to registration rights.

    SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR A DISCUSSION OF CERTAIN RISKS THAT YOU SHOULD CONSIDER IN CONNECTION WITH AN INVESTMENT IN THE NEW NOTES.

THE EXCHANGE OFFER:

    Riverwood International Corporation's offer to exchange old notes for new notes will be open until 5:00 p.m., New York City time, on September 28, 2001, unless it extends the offer.

    Each broker-dealer that receives the new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the new notes received in exchange for the old notes where such old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date of the exchange offer and ending on the close of business 90 days after the expiration date, we will make this prospectus available to any such broker-dealer for use in connection with any such resale. See "Plan of Distribution."

    No public market currently exists for the notes.

                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                The date of this prospectus is August 27, 2001.
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                               TABLE OF CONTENTS

                                          PAGE
                                        --------
Forward-Looking Statements............     ii
Summary...............................      1
Risk Factors..........................     11
The Exchange Offer....................     22
Use of Proceeds.......................     30
Capitalization........................     31
Selected Historical Financial Data....     32
Management's Discussion and Analysis
  of Results of Operations and
  Financial Condition.................     35
Business..............................     56
Management............................     64
Ownership of Capital Stock............     72

                                          PAGE
                                        --------
Certain Relationships and Related
  Party Transactions..................     74
Description of Certain Indebtedness...     76
Description of Notes..................     80
Book-Entry, Delivery and Settlement...    126
Exchange and Registration Rights......    129
Certain United States Federal Tax
  Considerations......................    131
Plan of Distribution..................    137
Legal Matters.........................    138
Experts...............................    138
Where You Can Find More Information...    138
Index to Financial Statements.........    F-1

                            ------------------------

    The indenture pursuant to which the notes are issued requires us to distribute to the holders of the notes annual reports containing our financial statements audited by our independent public accountants and quarterly reports containing our unaudited condensed consolidated financial statements for the first three quarters of each fiscal year. When we refer to "Riverwood" we are referring to Riverwood International Corporation, the issuer of the notes. When we refer to ourselves generally, we are referring to Riverwood Holding, Inc. and its subsidiaries. When we refer to "Holding" and "RIC Holding" we are referring to Riverwood Holding, Inc. and RIC Holding, Inc., respectively.

    WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS ABOUT THE TRANSACTIONS WE DISCUSS IN THIS PROSPECTUS OTHER THAN THOSE CONTAINED HEREIN. IF YOU ARE GIVEN ANY INFORMATION OR REPRESENTATIONS ABOUT THESE MATTERS THAT IS NOT DISCUSSED, YOU MUST NOT RELY ON THAT INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES ANYWHERE OR TO ANYONE WHERE OR TO WHOM WE ARE NOT PERMITTED TO OFFER OR SELL SECURITIES UNDER APPLICABLE LAWS. THE DELIVERY OF THIS PROSPECTUS OR THE NOTES OFFERED HEREBY DOES NOT, UNDER ANY CIRCUMSTANCES, MEAN THAT THERE HAS NOT BEEN A CHANGE IN OUR AFFAIRS SINCE THE DATE HEREOF. IT ALSO DOES NOT MEAN THAT THE INFORMATION IN THIS PROSPECTUS IS CORRECT AFTER THIS DATE.

    You must comply with all applicable laws and regulations in force in any jurisdiction in which you purchase, offer or sell the new notes and must obtain any consent, approval or permission required by you for the purchase, offer or sale by you of the new notes under the laws and regulations in force in any jurisdiction to which you are subject or in which you make any purchases, offers or sales, and we will not have any responsibility for your failure to do so.

                                       i
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                           FORWARD-LOOKING STATEMENTS

    This prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, in particular, the statements about our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this prospectus are set forth in this prospectus, including under the heading "Risk Factors" and in reports or documents that we file from time to time with the Securities and Exchange Commission, or the SEC. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements included in this prospectus.

                                    SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, AND THE RELATED NOTES THERETO, INCLUDED ELSEWHERE IN THIS PROSPECTUS.

                                COMPANY OVERVIEW

    We are a leading provider of paperboard and paperboard packaging solutions, either directly or through independent converters, to multinational beverage and consumer products companies, such as Anheuser-Busch Companies, Inc., Miller Brewing Company, numerous Coca-Cola and Pepsi bottling companies, Kraft Foods, Nestle, Unilever and Mattel, Inc. In the United States, we are one of two major manufacturers of coated unbleached kraft paperboard, or CUK board, which, together with white lined chip board production and our packaging machinery business, comprise our coated board business segment.

    CUK board, which serves as the principal raw material for our packaging products, is a specialized high-quality grade of paperboard with superior strength characteristics and printability for high-resolution graphics that make it particularly well suited for a variety of packaging applications. Our coated board business segment accounted for approximately 90% of our net sales for the year ended December 31, 2000. We also manufacture and sell linerboard, corrugating medium and kraft paper through our containerboard business segment. Our containerboard business segment accounted for approximately 10% of our net sales for the year ended December 31, 2000.

COATED BOARD

    Our primary focus is the production and sale of CUK board for use as multiple packaging beverage cartons, or carrierboard, for beer, soft drinks and other beverages, and as consumer products packaging, or folding cartonboard, for confectionary, frozen and dry foods, toys and other consumer products. We sell carrierboard under the brand name Aqua-Kote-Registered Trademark- and folding cartonboard under the brand names Pearl-Kote-Registered Trademark-, Omni-Kote-Registered Trademark-, Z-Flute-TM- and Multiboard-TM-. In 2000, carrierboard accounted for approximately 63% of our total tons of CUK board shipments.

    We utilize approximately three-fourths of our carrierboard production in our integrated beverage business and sell the remainder in the open market to independent converters, including licensees of our proprietary carton designs, principally for use in the beverage packaging market. In our integrated beverage business, we provide integrated beverage packaging solutions that generally include each of the following elements:

    - the production of carrierboard,

    - the printing and cutting, or conversion, of carrierboard into beverage cartons for use on packaging machines and

    - the sale to customers of converted beverage cartons for use on proprietary packaging machines designed, manufactured and installed by us.

As part of our integrated beverage business, particularly in our international operations, our carrierboard may be sold to and converted by licensees of our beverage carton designs who, in turn, sell converted beverage cartons to end-users for use on our proprietary packaging machines. Our integrated beverage business also includes sales to customers for use on third party packaging machines of carrierboard that we produced and converted.

    We produce and sell folding cartonboard principally in the open market to independent converters for use in folding cartons for packaging a variety of consumer products. We focus on folding cartonboard applications for consumer products companies seeking the strength and printability of

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CUK board. Our ability to produce either carrierboard or folding cartonboard on our CUK board paper machines enables us to respond to changes in supply and demand in these businesses. Additionally, at our paper mill in Norrkoping, Sweden, we manufacture white lined chip board, a coated 100% recycled paperboard grade used principally in European folding cartonboard applications.

    CUK BOARD PRODUCTION. We produce CUK board at our West Monroe, Louisiana mill and our Macon, Georgia mill. These mills have a current total combined annual production capacity of over one million tons of CUK board. Our CUK board production at our West Monroe and Macon mills was approximately 672,000 tons and 379,000 tons, respectively, for the year ended December 31, 2000. CUK board is manufactured from pine and hardwood fibers and, in some cases, recycled fibers, such as old corrugated containers and clippings from our converting operations. Virgin fiber is obtained in the form of wood chips or pulp wood acquired through open market purchases or a long-term purchase contract. These chips are chemically treated to form softwood and hardwood pulp, which are then blended, together, in some cases, with recycled fibers. In the case of carrierboard, a chemical is added to increase moisture resistance. The pulp is then processed through the mill's paper machines, which consist of a paper-forming section, a press section where water is removed by pressing the wet paperboard between rolls, a drying section and the coating section. Coating on CUK board, principally a mixture of pigments, binding agents and water, provides a white, smooth finish, and is applied in multiple steps to achieve desired levels of brightness, smoothness and shade. After the CUK board is coated, it is wound into rolls, which are then shipped to our converting plants or to outside converters.

    CONVERTING OPERATIONS. We convert CUK board as well as other grades of paperboard into cartons at 11 carton converting plants at 10 sites that we operate in the United States, the United Kingdom, Spain, France and Brazil, as well as through converting plants associated with our joint ventures in Japan and Denmark and licensees in other markets outside the United States. The converting plants print, cut and glue paperboard into cartons designed to meet customer specifications. Our U.S. converting plants are dedicated to converting carrierboard produced by us into beverage cartons. We intend to continue to invest in our domestic converting plants in order to improve their process capabilities. Our international converting plants convert carrierboard and folding cartonboard produced by us, as well as paperboard supplied by outside producers, into cartons.

    PROPRIETARY PACKAGING MACHINERY AND CARTON DESIGNS. We employ a "pull through" marketing strategy in our integrated beverage business, the key elements of which are:

    - the design and manufacture of proprietary packaging machines capable of packaging plastic and glass bottles, cans and other primary containers,

    - the installation of the machines at beverage customer locations under multi-year machinery use arrangements and

    - the development of proprietary beverage cartons with high-resolution graphics for use on those machines.

    We lease substantially all of our packaging machines to customers, typically under machinery use agreements with original terms of three to six years. Packaging machinery placements during the first six months of 2001 decreased approximately 30% when compared to the first six months of 2000. We expect packaging machinery placements for 2001 to be lower when compared to 2000. We expect packaging machinery orders for 2001 to be higher when compared to 2000; as a result, we anticipate packaging machinery placements for 2002 to exceed 2001 and be comparable to 2000. We have been and intend to continue to be selective in future packaging machinery placements to ensure appropriate returns.

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CONTAINERBOARD

    In the United States, we manufacture containerboard--linerboard, corrugating medium and kraft paper--which is sold in the open market. Corrugating medium is combined with linerboard to make corrugated containers. Kraft paper is used primarily to make grocery bags and sacks. Our principal paper machines have the capacity to produce both linerboard and CUK board. We have in the past used these machines to produce linerboard and expect to continue to produce and sell linerboard to respond to changes in supply and demand in our businesses. We also continue to operate paper machines dedicated to the production of corrugating medium and kraft paper at our West Monroe mill.

    In 2000, we shipped approximately 102,000 tons of linerboard from our Macon mill and approximately 115,000 tons of corrugating medium, 30,000 tons of kraft bag paper and 56,000 tons of linerboard from our West Monroe mill. In 2000, we also shipped approximately 15,000 tons of various other paperboard products.

                            ------------------------

    Our principal executive offices are located at 3350 Riverwood Parkway, Suite 1400, Atlanta, Georgia 30339 and our telephone number at that address is
(770) 644-3000.

                     SUMMARY OF TERMS OF THE EXCHANGE OFFER

    On June 21, 2001, Riverwood completed a private offering of $250,000,000 principal amount of 10 5/8% senior notes due 2007. In this prospectus, we refer to (1) the notes sold in that original offering as the old notes, (2) the notes offered hereby in exchange for the old notes as the new notes, and (3) the old notes and the new notes together as the notes.

The Exchange Offer.....................  You may exchange old notes for new notes.

Resale of New Notes....................  We believe the new notes that will be issued in this exchange offer may be resold by most investors without
                                         compliance with the registration and prospectus delivery
                                         provisions of the Securities Act, subject to certain
                                         conditions. You should read the discussion under the
                                         heading "The Exchange Offer" for further information
                                         regarding the exchange offer and resale of the new notes.

Exchange and Registration Rights
  Agreement............................  We have undertaken this exchange offer pursuant to the terms of an exchange and registration rights agreement
                                         entered into with the initial purchasers of the old notes.
                                         See "The Exchange Offer" and "Exchange and Registration
                                         Rights."

Consequence of Failure to Exchange Old
  Notes................................  You will continue to hold old notes that remain subject to their existing transfer restrictions if:

                                             - you do not tender your old notes; or

                                             - you tender your old notes and they are not accepted
                                             for exchange.

                                         Subject to certain limited exceptions, we will have no
                                         obligation to register the old notes after we consummate
                                         the exchange offer. See "The Exchange Offer--Terms of the
                                         Exchange Offer" and "--Consequences of Failure to
                                         Exchange."

Expiration Date........................  The exchange offer will expire at 5:00 p.m., New York City time, on September 28, 2001, unless we extend it, in which case "expiration date" means the latest date and time to
                                         which the exchange offer is extended.

Interest on the New Notes..............  The new notes will accrue interest at a rate of 10 5/8%
                                         per annum from the last interest payment date on which
                                         interest has been paid on the old notes or, if no interest has been paid on such old notes, from the issue date of
                                         the old notes. No additional interest will be paid on old
                                         notes tendered and accepted for exchange.

Condition to the Exchange Offer........  The exchange offer is subject to certain customary conditions, which we may waive. See "The Exchange
                                         Offer--Conditions."

Procedures for Tendering Old Notes.....  If you wish to accept the exchange offer, you must submit required documentation and effect a tender of old notes
                                         pursuant to the procedures for book-entry transfer (or
                                         other applicable procedures) all in accordance with the
                                         instructions described in this prospectus and in the
                                         relevant letter of transmittal. See "The Exchange
                                         Offer--Procedures for Tendering," "--Book-Entry Transfer,"
                                         "--Exchanging Book-Entry Notes" and "--Guaranteed Delivery
                                         Procedures."

Guaranteed Delivery Procedures.........  If you wish to tender your old notes, but cannot properly do so prior to the expiration date, you may tender your
                                         old notes according to the guaranteed delivery procedures
                                         set forth in "The Exchange Offer--Guaranteed Delivery
                                         Procedures."

Withdrawal Rights......................  Tenders of old notes may be withdrawn at any time prior to
                                         5:00 p.m., New York City time, on the expiration date. To
                                         withdraw a tender of old notes, a written or facsimile
                                         transmission notice of withdrawal must be received by the
                                         exchange agent at its address set forth herein under "The
                                         Exchange Offer--Exchange Agent" prior to 5:00 p.m., New
                                         York City time, on the expiration date.

Acceptance of Old Notes and Delivery of
  New Notes............................  Subject to certain conditions, any and all old notes that are validly tendered in the exchange offer prior to 5:00
                                         p.m., New York City time, on the expiration date will be
                                         accepted for exchange. The new notes issued pursuant to
                                         the exchange offer will be delivered as soon as
                                         practicable following the expiration date. See "The
                                         Exchange Offer--Terms of the Exchange Offer."

Certain U.S. Tax Considerations........  We believe that the exchange of the old notes for new notes should not constitute a taxable exchange for U.S.
                                         federal income tax purposes. See "Certain United States
                                         Federal Tax Considerations."

Exchange Agent.........................  State Street Bank and Trust Company is serving as the exchange agent.

                     SUMMARY OF THE TERMS OF THE NEW NOTES

    The terms of the new notes are identical to the terms of the old notes except that the new notes:

       - are registered under the Securities Act, and therefore will not contain restrictions on transfer;

       - will not contain provisions relating to additional interest;

       - will bear a different CUSIP number from the old notes; and

       - will not entitle their holders to registration rights.

Maturity...............................  August 1, 2007.

Interest Payment Dates.................  February 1 and August 1 of each year, commencing on
                                         February 1, 2002.

Sinking Fund...........................  None.

Optional Redemption....................  Except as described below, Riverwood may not redeem the notes prior to August 1, 2002. On or after such date,
                                         Riverwood may redeem the notes, in whole or in part, at
                                         the redemption prices set forth herein, together with
                                         accrued and unpaid interest, if any, to the date of
                                         redemption. See "Description of Notes--Optional
                                         Redemption."

Change of Control......................  If Holding, RIC Holding or Riverwood experiences certain changes of control, (1) prior to August 1, 2002, Riverwood may redeem the notes, in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus
                                         the applicable premium set forth herein, together with
                                         accrued and unpaid interest, if any, to the date of
                                         redemption, and (2) if Riverwood does not redeem the
                                         notes, each holder of the notes will have the right to
                                         require Riverwood to repurchase the notes at a purchase
                                         price in cash equal to 101% of the principal amount
                                         thereof, together with accrued and unpaid interest, if
                                         any, to the date of repurchase. Our senior secured credit
                                         facilities, however, prohibit the purchase of the notes by
                                         Riverwood in the event of such change of control, unless
                                         and until such time as the indebtedness under such credit
                                         facilities are repaid in full. See "Description of Notes"
                                         and "Description of Certain Indebtedness--Senior Secured
                                         Credit Facilities." There can be no assurance that
                                         sufficient funds will be available if necessary to make
                                         any such required repurchase.

Certain Covenants......................  The terms of the notes will, among other things, restrict our ability to:

                                             - borrow money;

                                             - make investments;

                                             - pay dividends on stock or repurchase stock;

                                             - create certain liens;

                                             - sell all or substantially all of our assets or merge
                                             with or into other companies;

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
                                             - sell assets or subsidiary stock;

                                             - in the case of our restricted subsidiaries, create
                                             or permit to exist dividend or payment restrictions
                                               with respect to us; and

                                             - engage in certain transactions with affiliates.

                                         These covenants are subject to important exceptions. See
                                         "Description of Notes--Certain Covenants."

Note Guarantees........................  The notes will be fully and unconditionally guaranteed on an unsecured, senior basis by Holding and RIC Holding and
                                         by certain future subsidiaries of Riverwood. As of and for the year ended December 31, 2000, Riverwood's subsidiaries had approximately $26.4 million of outstanding trade
                                         payables and $18.1 million of short-term borrowings and
                                         long-term debt outstanding, held approximately $342.2
                                         million, or 16.1%, of our consolidated total assets and
                                         generated approximately $318.1 million, or 28.2%, of our
                                         consolidated net sales and $44.5 million, or 14.8%, of our consolidated EBITDA. See "Description of Notes--Note
                                         Guarantees."

Ranking................................  The notes will be unsecured obligations of Riverwood and will rank PARI PASSU in right of payment with all existing and future senior indebtedness of Riverwood and will rank
                                         senior in right of payment to all existing and future
                                         senior subordinated indebtedness of Riverwood and all
                                         other subordinated indebtedness of Riverwood. The notes
                                         will also be effectively subordinated to all existing and
                                         future secured indebtedness of Riverwood to the extent of
                                         the value of the assets securing such indebtedness, and
                                         structurally subordinated to all indebtedness of
                                         Riverwood's subsidiaries. See "Description of
                                         Notes--Ranking of Notes."

Existing Senior Notes..................  In July 1997, Riverwood issued $250,000,000 aggregate principal amount of its 10 5/8% senior notes due 2007, or
                                         the 1997 initial notes, which are guaranteed by Holding
                                         and RIC Holding. A registration statement under the
                                         Securities Act, registering senior notes identical in all
                                         material respects to the 1997 initial notes, or the 1997
                                         exchange notes, offered in exchange for the 1997 initial
                                         notes became effective in October 1997. In November 1997,
                                         Riverwood completed the exchange offer of the 1997 initial notes for the 1997 exchange notes, together referred to as the 1997 notes. The new notes offered hereby will have
                                         substantially identical terms and conditions to the
                                         currently outstanding 1997 notes. However, the old notes
                                         were issued, and the new notes will be issued, under a
                                         separate indenture, and are or will be, as applicable, a
                                         separate issue from the 1997 notes, bearing separate CUSIP numbers and trading separately from the 1997 notes. This
                                         offer to exchange does not relate to the 1997 notes.

                                  RISK FACTORS

    You should carefully consider all the information set forth in this prospectus and, in particular, should evaluate the specific factors set forth under "Risk Factors" beginning on page 11 for risks involved with an investment in the notes.

             SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

    The following table sets forth summary historical consolidated financial information with respect to Holding and its predecessor prior to our acquisition by Holding by means of a merger in March 1996, referred to as the merger, as of and for the periods ended on the dates indicated. The summary historical consolidated financial information for the three months ended March 27, 1996, the nine months ended December 31, 1996 and the years ended December 31, 1997, 1998, 1999 and 2000 are derived from the audited consolidated financial statements of Holding and its predecessor. The summary historical consolidated financial information for the six months ended June 30, 2000 and the six months ended June 30, 2001 are derived from the unaudited condensed consolidated financial statements of Holding. Such unaudited condensed consolidated financial statements, in the opinion of our management, include all adjustments necessary for the fair presentation of our financial condition and results of operations for such periods and as of such dates. The unaudited condensed consolidated financial statements do not purport to project our balance sheet data or our results of operations for any future date or for any future period. The information given below should be read in conjunction with the consolidated financial statements, including the notes thereto, and the other information included in this prospectus. As a result of, among other things, the merger, purchase accounting and the effect of the disposition of substantially all of the assets of the U.S. timberlands/wood products business segment, the financial data of Holding and its predecessor are not comparable in all material respects.

                                PREDECESSOR                                       HOLDING
                                ----------  -----------------------------------------------------------------------------------
                                  THREE     NINE MONTHS
                                  MONTHS       ENDED                                                     SIX MONTHS ENDED JUNE
                                  ENDED      DECEMBER               YEAR ENDED DECEMBER 31,                       30,
                                MARCH 27,       31,      ----------------------------------------------  ----------------------
(DOLLARS IN THOUSANDS)             1996        1996         1997        1998        1999        2000        2000        2001
                                ----------  -----------  ----------  ----------  ----------  ----------  ----------  ----------
STATEMENT OF OPERATIONS DATA
Net Sales.....................  $ 293,649   $  852,112   $1,138,854  $1,135,569  $1,112,711  $1,128,683  $  574,751  $  597,431
Cost of Sales.................    232,701      734,314    1,000,391     936,957     871,970     860,172     443,517     473,540
Selling, General and
  Administrative..............     30,936       99,819      116,581     112,117     114,402     112,200      59,716      60,753
Research, Development and
  Engineering.................      2,031        7,339        5,171       5,570       4,078       4,554       2,100       2,335
Other Costs...................     11,114           --           --          --          --          --          --          --
Impairment Loss...............         --           --           --      15,694          --          --          --          --
Restructuring Charge
  (Credit)....................         --           --           --      25,580          --      (2,600)         --          --
Other Expense (Income), net...      1,217        9,221        9,799      11,973       1,798     (66,132)      1,973      13,068
Income from Operations (a)....     15,650        1,419        6,912      27,678     120,463     220,489      67,445      47,735
Net Interest Expense..........     26,392      145,845      172,230     178,030     179,197     181,285      92,505      80,203
(Loss) Income from Continuing
  Operations..................     (2,050)    (130,362)    (146,957)   (140,304)    (54,671)     40,399     (24,818)    (34,337)
Income from Discontinued
  Operations(a)(g)............         --       35,546           --          --          --          --          --          --
Net (Loss) Income
  (a)(b)(c)(d)(g)(i)..........     (2,050)    (105,136)    (152,473)   (140,304)    (54,671)     38,282     (24,818)    (37,606)
FINANCIAL POSITION DATA (as of
  period end)
Cash..........................  $  26,035   $   17,357   $   15,751  $   13,840  $   14,108  $   18,417  $   15,009  $   35,268
Total Assets(g)...............  2,206,206    2,671,487    2,606,185   2,417,601   2,363,142   2,121,357   2,302,475   2,119,733
Long-Term Debt, less current
  portion(g)..................  1,063,798    1,567,259    1,712,944   1,680,415   1,730,898   1,516,881   1,684,450   1,529,660
Redeemable Common Stock.......         --        9,390        6,045       6,205       7,202       8,061       7,173       8,421
Shareholders' Equity..........    557,487      654,209      479,434     336,769     279,648     303,962     243,842     256,617
OTHER FINANCIAL DATA
Additions to Property, Plant
  and Equipment(e)............  $  44,074   $  132,286   $  142,314  $   48,551  $   66,018  $   62,062  $   27,972  $   25,316
Research, Development and
  Engineering Expense.........      2,031        7,339        5,171       5,570       4,078       4,554       2,100       2,335
EBITDA(a)(f)..................     56,133      148,560      165,927     203,458     273,475     300,034     148,961     131,306
Cash Flow Provided by (Used
  in) Operating Activities....     36,775      (24,064)      (4,196)     48,039      16,641      98,854      32,949      15,493
Cash Flow (Used in) Provided
  by Investing Activities.....    (51,016)  (1,095,022)    (160,354)      8,939     (67,756)    127,303     (21,709)     (8,177)
Cash Flow Provided by (Used
  in) Financing Activities....      5,044    1,134,553     (166,015)    (60,200)     49,668    (233,247)     (6,434)      8,868
Ratio of Earnings to Fixed
  Charges(h)..................         (h)          (h)          (h)         (h)        1.2          (h)         (h)         (h)

------------------------------

NOTES:

(a) On October 18, 1996, we sold substantially all of the assets of our U.S. timberlands/wood products business segment for approximately $550 million in cash. The operating results for the U.S. timberlands/wood products business segment have been classified as discontinued operations for the nine months ended December 31, 1996. Discontinued operations of the U.S. timberlands/wood products business segment have not been reclassified in the predecessor's historical consolidated financial information.

(b) Net (Loss) Income for the nine months ended December 31, 1996, the years ended December 31, 1997 and 2000 and the six months ended June 30, 2001, included an extraordinary loss on early extinguishment of debt of $10.3 million, $2.5 million, $2.1 million and $2.8 million, respectively, net of applicable tax.

(c) Net (Loss) Income for the year ended December 31, 1997 included a charge of $3.1 million, net of tax, for the cumulative effect of a change in accounting for computer systems development project costs.

(d) Net (Loss) Income for the years ended December 31, 1998 and 2000 included a charge (credit) for the global restructuring program, which is focused in our European operations, of $25.6 million and of $(2.6) million, respectively.

(e) Includes amounts invested in packaging machinery and capitalized interest.

(f) We define EBITDA as consolidated net income (exclusive of non-cash charges resulting from purchase accounting during the periods subsequent to the merger) before consolidated interest expense, consolidated income taxes, consolidated depreciation and amortization, and other non-cash charges deducted in determining consolidated net income, extraordinary items and the cumulative effect of accounting changes and earnings of, but including dividends from, non-controlled affiliates. We believe that EBITDA provides useful information regarding our debt service ability, but should not be considered in isolation or as a substitute for our consolidated financial information.

(g) On October 3, 2000, we, along with our joint venture partner, completed the sale of the jointly-held Igaras Papeis e Embalagens S.A. for approximately $510 million, including the assumption of $112 million of debt by the purchaser. We recognized a gain of approximately $70.9 million, net of tax, in connection with the sale.

(h) The ratio of earnings to fixed charges is calculated by dividing (1) income before income taxes, equity in net earnings of, but including dividends from, non-controlled affiliates, extraordinary items and the cumulative effect of accounting changes before fixed charges and income taxes by
    (2) fixed charges which consist of interest expense, capitalized interest and one-third of rent expense. Earnings before income taxes and fixed charges were insufficient to cover fixed charges by $10.9 million, $140.3 million, $162.5 million, $143.5 million, $54.8 million, $23.2 million and $32.3 million for the three months ended March 27, 1996, the nine months ended December 31, 1996, the years ended December 31, 1997, 1998, 1999, the six months ended June 30, 2000 and the six months ended June 30, 2001, respectively. Assuming the sale of substantially all the assets of the U.S. Timberlands/Wood Products business segment and the prepayment of term loan and revolving credit borrowings under our senior secured credit facilities with the proceeds from such sale had occurred as of March 26, 1996, pro forma earnings before income taxes and fixed charges would have been insufficient to cover pro forma fixed charges by approximately $117.2 million for the nine months ended December 31, 1996.

(i) Net (Loss) Income for the six months ended June 30, 2001 included a charge of $0.5 million, net of tax, for the cumulative effect of a change in accounting for derivatives.

                                  RISK FACTORS

    AN INVESTMENT IN THE NOTES ENTAILS THE FOLLOWING RISKS. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS IN ADDITION TO OTHER INFORMATION INCLUDED IN THIS PROSPECTUS BEFORE PURCHASING ANY OF THE NOTES.

                          RISKS RELATING TO THE NOTES

IF YOU DO NOT PROPERLY TENDER YOUR OLD NOTES, YOU WILL CONTINUE TO HOLD UNREGISTERED OLD NOTES AND YOUR ABILITY TO TRANSFER OLD NOTES WILL BE ADVERSELY AFFECTED.

    We will only issue new notes in exchange for old notes that are timely and properly tendered. Therefore, you should allow sufficient time to ensure timely delivery of the old notes and you should carefully follow the instructions on how to tender your old notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the old notes. If you do not exchange your old notes for new notes pursuant to the exchange offer, the old notes you hold will continue to be subject to the existing transfer restrictions. The old notes may not be offered, sold or otherwise transferred, except in compliance with the registration requirements of the Securities Act, pursuant to an exemption from registration under the Securities Act or in a transaction not subject to the registration requirements of the Securities Act, and in compliance with applicable state securities laws. We do not anticipate that we will register old notes under the Securities Act.

    After the exchange offer is consummated, if you continue to hold any old notes, you may have trouble selling them because there will be fewer old notes of such series outstanding. In addition, if a large number of old notes are not tendered or are tendered improperly, the limited amount of new notes that would be issued and outstanding after we consummate the exchange offer could lower the market price of such new notes.

WE HAVE SUBSTANTIAL EXISTING DEBT AND MAY INCUR SUBSTANTIAL ADDITIONAL DEBT, WHICH COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH AND OUR ABILITY TO OBTAIN FINANCING IN THE FUTURE AND REACT TO CHANGES IN OUR BUSINESS.

    As of June 30, 2001, on a pro forma basis after giving effect to the amendment and restatement of our senior secured credit facilities and the borrowings thereunder that closed on August 10, 2001, we had an aggregate principal amount, excluding unused commitments, of $1,548.5 million of outstanding long-term debt, and redeemable common stock and shareholders' equity of $258.7 million. As of June 30, 2001, on a pro forma basis after giving effect to the amendment and restatement of our senior secured credit facilities and the borrowings thereunder that closed on August 10, 2001, total amounts outstanding under our senior secured revolving and term loan credit facilities were $51.0 million and $335.0 million, respectively. Our existing indebtedness also includes $250.0 million aggregate principal amount of 10 1/4% senior notes due 2006, or the 1996 senior notes, and $400.0 million aggregate principal amount of 10 7/8% senior subordinated notes due 2008, together with the 1996 senior notes, the 1996 notes, as well as the $250.0 million aggregate principal amount of 1997 notes and $250.0 million aggregate principal amount of the old notes issued on June 21, 2001.

    After giving effect to the amendment and restatement of our senior secured credit facilities and the borrowings thereunder that closed on August 10, 2001, we have no scheduled term loan principal payments for the remainder of 2001 or 2002 under our senior secured credit facilities. Scheduled term loan principal payments under our senior secured credit facilities are in semi-annual installments of $37.5 million beginning June 30, 2003 and amounting to $75.0 million annually in each of 2003 and 2004, with $46.25 million due on June 30, 2005, and the remaining principal due at maturity on December 31, 2005. Our senior secured revolving credit facility will mature on December 31, 2005, with all amounts then outstanding becoming due. If we refinance the 1996 senior notes on specified terms on or prior to December 31, 2005, amounts due under our term loan and revolving credit facilities on December 31, 2005 may be extended to December 31, 2006. In such event, the term loan under our senior secured credit facilities will continue to amortize in semi-annual installments of $46.25 million through December 31, 2006.

    The indentures for the 1996 notes, the 1997 notes and the notes permit Riverwood to incur or guarantee additional indebtedness, including indebtedness under our senior secured credit facilities, subject to certain limitations. Riverwood has additional borrowing capacity on a revolving credit basis under our senior secured credit facilities.

    Our high degree of leverage could have important consequences to the holders of the notes, including but not limited to the following:

    - our ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired in the future;

    - a substantial portion of our cash flow from operations must be dedicated to the payment of principal and interest on our indebtedness, thereby reducing the funds available to us for other purposes;

    - certain of our borrowings will be at variable rates of interest, which will expose us to the risk of increased interest rates;

    - the indebtedness outstanding under our senior secured credit facilities is secured and will mature prior to the maturity of the notes; and

    - our flexibility to adjust to changing market conditions and ability to withstand competitive pressures could be limited, and we may be more vulnerable to a downturn in general economic conditions or our business or be unable to carry out capital spending that is important to our growth strategy and productivity improvement programs.

THE AGREEMENTS AND INSTRUMENTS GOVERNING OUR DEBT CONTAIN RESTRICTIONS AND LIMITATIONS THAT COULD SIGNIFICANTLY IMPACT OUR ABILITY TO OPERATE OUR BUSINESS AND ADVERSELY AFFECT THE HOLDERS OF THE NOTES OFFERED HEREBY.

    Our senior secured credit facilities contain a number of significant covenants that, among other things restrict our ability to:

    - dispose of assets;

    - incur additional indebtedness;

    - incur guarantee obligations;

    - prepay other indebtedness or amend other debt instruments;

    - pay dividends;

    - create liens on assets;

    - enter into sale and leaseback transactions;

    - make investments, loans or advances;

    - make acquisitions;

    - engage in mergers or consolidations;

    - change the business conducted by us;

    - make capital expenditures; and

    - engage in certain transactions with affiliates.

    In addition, under our senior secured credit facilities, we are required to comply with specified financial ratios and tests, including consolidated debt to EBITDA leverage ratio and interest coverage ratio requirements. Compliance with these covenants for subsequent periods may be difficult given current market and other economic conditions. Our ability to comply in future periods will depend on our ongoing financial and operating performance, which in turn will be subject to economic conditions and to financial, business and other factors, many of which are beyond our control, and will be substantially dependent on the selling prices for our products, raw material and energy costs, and our ability to successfully implement our overall business strategy. Although we expect our 2001 full year EBITDA to be slightly lower than our 2000 EBITDA, no assurances can be given that we will meet such expectations.

    The indentures governing the 1996 notes, the 1997 notes and the notes also contain restrictive covenants.

    Our ability to comply with the covenants and restrictions contained in our senior secured credit facilities or our various indentures may be affected by events beyond our control, including prevailing economic, financial and industry conditions. The breach of any such covenants or restrictions could result in a default under either our secured credit facilities or the relevant indenture that would permit the applicable lenders or noteholders, as the case may be, to declare all amounts outstanding thereunder to be due and payable, together with accrued and unpaid interest, and the commitments of our senior secured lenders to make further extensions of credit under the credit facilities could be terminated. If we were unable to repay our indebtedness to our senior secured lenders, these lenders could proceed against the collateral securing such indebtedness.

RIVERWOOD'S ABILITY TO GENERATE THE SIGNIFICANT AMOUNT OF CASH NEEDED TO PAY INTEREST AND PRINCIPAL AMOUNTS ON THE NOTES AND SERVICE OTHER DEBT DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.

    Our ability to make scheduled payments or to refinance our obligations with respect to our indebtedness will depend on our financial and operating performance, which, in turn, is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control, including:

    - operating difficulties;

    - increased operating costs;

    - increased raw material and energy costs;

    - market cyclicality;

    - product prices;

    - the response of competitors;

    - regulatory developments; and

    - delays in implementing strategic projects.

    If our cash flow and capital resources are insufficient to fund our debt service obligations, we may be forced to further reduce or delay capital expenditures, sell additional assets, or seek to obtain additional equity capital, or to restructure our debt. There can be no assurance that our cash flow and capital resources will be sufficient for payment of interest on and principal of our indebtedness in the future, or that any such alternative measures would be successful or would permit us to meet our scheduled debt service obligations. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations, and there can be no assurance as to the timing of such sales or the proceeds that we could realize therefrom.

THE GUARANTORS OF THE NOTES ARE HOLDING COMPANIES WITH NO SIGNIFICANT INDEPENDENT OPERATIONS AND NO SIGNIFICANT ASSETS EXCEPT CAPITAL STOCK OF THEIR RESPECTIVE SUBSIDIARIES. AS A RESULT, THE GUARANTORS OF THE NOTES WOULD BE UNABLE TO MEET THEIR OBLIGATIONS IF RIVERWOOD FAILS TO MAKE PAYMENT OF INTEREST OR PRINCIPAL ON THE NOTES.

    Holding is a holding company with no significant independent operations and no significant assets other than the capital stock of RIC Holding. Holding, therefore, will be dependent upon the receipt of dividends or other distributions from RIC Holding to fund any obligations that it incurs, including obligations under its guarantee of the notes. RIC Holding is also a holding company with no significant independent operations and no significant assets other than the capital stock of Riverwood. RIC Holding will, therefore, be dependent upon the receipt of dividends or other distributions from Riverwood to fund any obligations that it incurs, including obligations under its guarantee of the notes. The indenture governing the notes does not, however, permit distributions from Riverwood to Holding or RIC Holding, other than for certain specified purposes as described under "Description of Notes--Certain Covenants--Limitation on Restricted Payments and Investments." Our senior secured credit facilities and indentures contain similar or more restrictive provisions. Accordingly, if Riverwood should at any time be unable to pay interest on or principal of the notes, it is highly unlikely that Riverwood or RIC Holding will be able to distribute the funds necessary to enable RIC Holding or Holding, respectively, to meet its obligations under its respective note guarantees.

BECAUSE OF THE UNSECURED STATUS OF THE NOTES, THEY ARE EFFECTIVELY SUBORDINATED TO THE SECURED INDEBTEDNESS OF RIVERWOOD TO THE EXTENT OF THE VALUE OF THE ASSETS SECURING SUCH INDEBTEDNESS.

    The indentures governing the 1996 notes, the 1997 notes and the notes permit us to incur certain secured indebtedness, including indebtedness under our senior secured credit facilities, which is secured by a lien on substantially all of our assets, other than assets of foreign subsidiaries, including pledges of all or a portion of the capital stock of certain of our subsidiaries. The notes are unsecured and therefore do not have the benefit of such collateral. Accordingly, if an event of default occurs under our senior secured credit facilities, the senior secured lenders will have a prior right to our assets, to the exclusion of the holders of the notes. In such event, such assets would first be used to repay in full all amounts outstanding under our senior secured credit facilities, resulting in all or a portion of our assets being unavailable to satisfy the claims of the holders of notes and other unsecured indebtedness.

WE MAY BE UNABLE TO RAISE FUNDS NECESSARY TO FINANCE THE CHANGE OF CONTROL REPURCHASE OFFERS REQUIRED BY THE INDENTURE GOVERNING THE NOTES.

    If Holding, RIC Holding or Riverwood experiences specified changes of control, Riverwood may be required to make an offer to purchase all of the outstanding notes at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase. The occurrence of certain events that would constitute a change of control would constitute a default under our senior secured credit facilities. In addition, our senior secured credit facilities prohibit the purchase of the notes by us in the event of a change of control, unless and until such time as the indebtedness under our senior secured credit facilities is repaid in full. Our failure to purchase the notes in such instance would result in a default under our senior secured credit facilities and indentures.

    The inability to repay the indebtedness under our senior secured credit facilities or our existing indentures, if accelerated, would also constitute an event of default under the indenture for the notes, which could have material adverse consequences to us and to the holders of the notes. In the event of a change of control, there can be no assurance that we would have sufficient assets to satisfy all of our obligations under our senior secured credit facilities, the 1996 notes, the 1997 notes and the notes. Our future indebtedness may also contain prohibitions of certain events or transactions that could constitute a change of control or require such indebtedness to be repurchased upon a change of control.

OUR BEING SUBJECT TO CERTAIN FRAUDULENT TRANSFER AND CONVEYANCE STATUTES MAY HAVE ADVERSE IMPLICATIONS FOR THE HOLDERS OF THE NOTES.

    If, under relevant federal and state fraudulent transfer and conveyance statutes, in a bankruptcy or reorganization case or a lawsuit by or on behalf of unpaid creditors of Riverwood, Holding or RIC Holding, a court were to find that, at the time the notes were issued by Riverwood or guaranteed by Holding or RIC Holding,

    (1) Riverwood issued or Holding or RIC Holding guaranteed the notes with the intent of hindering, delaying or defrauding current or future creditors, or Riverwood, Holding or RIC Holding received less than reasonably equivalent value or fair consideration for issuing or guaranteeing the notes, as applicable, and

    (2) Riverwood, Holding or RIC Holding, as the case may be,

       (A) was insolvent or was rendered insolvent by reason of the incurrence or guarantee, as applicable, of the indebtedness constituting the notes,

        (B) was engaged, or about to engage, in a business or transaction for which its assets constituted unreasonably small capital,

        (C) intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts matured, as all of the foregoing terms are defined in or interpreted under the relevant fraudulent transfer or conveyance statutes, or

       (D) was a defendant in an action for money damages, or had a judgment for money damages docketed against it if, in either case, after final judgment the judgment is unsatisfied,

such court could avoid or subordinate the notes or the relevant note guarantee to presently existing and future indebtedness of Riverwood, Holding or RIC Holding, as the case may be, and take other action detrimental to the holders of the notes, including, under certain circumstances, invalidating the notes or the Holding or RIC Holding note guarantees.

    The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in any such proceeding. Generally, however, Riverwood, Holding or RIC Holding would be considered insolvent if, at the time it incurs or guarantees, as the case may be, the indebtedness constituting the notes, either

    (1) the sum of its debts, including contingent liabilities, is greater than its assets, at a fair valuation, or

    (2) the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities, including contingent liabilities, as they become absolute and matured.

    There can be no assurance as to what standards a court would use to determine whether Riverwood, Holding or RIC Holding, as the case may be, was solvent at the relevant time, or whether, whatever standard was used, the notes or the Holding or RIC Holding note guarantees would not be avoided on another of the grounds set forth above.

    Riverwood, Holding and RIC Holding believe that at the time the notes are initially issued by Riverwood and guaranteed by Holding and RIC Holding, Riverwood, Holding and RIC Holding

    (1) will be

       (A) neither insolvent nor rendered insolvent thereby,

       (B) in possession of sufficient capital to run their respective businesses effectively and

       (C) incurring debts within their respective abilities to pay as the same mature or become due and

    (2) will have sufficient assets to satisfy any probable money judgment against them in any pending action.

    In reaching the foregoing conclusions, Riverwood, Holding and RIC Holding have relied upon their analyses of internal cash flow projections which, among other things, assume that we will in the future realize certain selling price and volume increases and favorable changes in product mix and estimated values of assets and liabilities. There can be no assurance, however, that a court passing on such questions would reach the same conclusions.

THERE CURRENTLY EXISTS NO MARKET FOR THE NEW NOTES. WE CANNOT ASSURE YOU THAT AN ACTIVE TRADING MARKET WILL DEVELOP FOR THE NEW NOTES.

    The new notes are new securities for which there presently is no established market. Although the initial purchasers have informed us that they currently intend to make a market in the new notes, the initial purchasers are not obligated to do so and any such market making may be discontinued at any time without notice. In addition, such market making activity may be limited during the pendency of the exchange offer or the effectiveness of a shelf registration statement in lieu thereof. Accordingly, there can be no assurance as to the development or liquidity of any market for the new notes. The old notes are eligible for trading by qualified institutional buyers in the PORTAL market. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes through the National Association of Securities Dealers Automated Quotation System.

    To the extent that old notes are tendered and accepted in the exchange offer, the trading market for the remaining untendered or tendered but not accepted old notes could be adversely effected. Because we anticipate that most holders of the old notes will elect to exchange such old notes for new notes due to the absence of restrictions on the resale of new notes under the Securities Act, we anticipate that the liquidity of the market for any old notes remaining after the consummation of the exchange offer may be substantially limited.

    The liquidity of, and trading market for, the notes also may be adversely affected by general declines in the market or by declines in the market for similar securities. Such declines may adversely affect such liquidity and trading markets independent of our financial performance and prospects.

                         RISKS RELATING TO OUR BUSINESS

IF WE ARE UNABLE TO IMPLEMENT OUR BUSINESS STRATEGY, OUR BUSINESS AND FINANCIAL CONDITION COULD BE ADVERSELY AFFECTED.

    Our ability to meet our debt service and other obligations will depend in significant part on the extent to which we can implement successfully our business strategy. There can be no assurance that we will be able to fully implement our strategy or that the anticipated results of our strategy will be realized. The components of our strategy are subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control.

MARKETS MAY NOT BE ABLE TO ABSORB OUR ENTIRE CUK BOARD PRODUCTION, WHICH MAY NEGATIVELY IMPACT OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

    Our West Monroe and Macon mills have a current combined annual production capacity of over one million tons of CUK board. We currently estimate that it will take several years for coated board markets to absorb the significant increase in our CUK board capacity resulting from the upgrade of the second Macon mill paper machine, which we completed in June 1997. We expect to sell a significant portion of our additional CUK board production in open markets. There can be no assurance that additional CUK board output can be sold in these markets or that such additional CUK board can be sold without experiencing price reductions.

OUR RELIANCE ON ONLY TWO MILLS FOR THE ENTIRE CUK BOARD PRODUCTION COULD ADVERSELY AFFECT OUR OPERATING RESULTS AND FINANCIAL CONDITION.

    All of our CUK board is produced at our West Monroe and Macon mills. Any prolonged disruption in either facility's production due to labor difficulties, equipment failure, destruction of or material damage to such facility, or other reasons, could have a material adverse effect on our results of operations. While we maintain property and business interruption insurance, other than for labor-related disruptions, there can be no assurance that the proceeds of such insurance would be adequate to repair or rebuild our facilities in such event or to compensate us for losses incurred during the period of any such disruption.

COMPETITION COULD DIMINISH OUR SALES VOLUME AND REVENUE.

    There are only two major producers in the United States of CUK board, The Mead Corporation and us. We face significant competition in our CUK board business segment from Mead, as well as from other manufacturers of packaging machinery. Like us, Mead is an integrated provider of CUK board that manufactures and converts CUK board, designs and places packaging machines with customers, and sells CUK board in the open market. Our highly leveraged nature could limit our ability to respond to market conditions or to make necessary or desirable capital expenditures as effectively as our competitors, who may not be as leveraged as us. In addition, there can be no assurance that there will not be new entrants in the CUK board market segment.

    In the beverage packaging industry, cartons made from CUK board compete with plastics and corrugated packaging for packaging glass or plastic bottles, cans and other primary containers. Plastics and corrugated packaging generally provide lower cost packaging solutions. In addition to price, CUK board competes with these materials on the basis of distribution, quality of graphics, carton designs, package performance, environmental friendliness and design flexibility.

    Our folding cartonboard sales are affected by competition from Mead's CUK board and from other substrates: solid bleached sulfate and recycled clay coated news and, internationally, white lined chip board and folding boxboard. There are a large number of suppliers of paperboard for folding carton applications. CUK board competes in niche applications in folding cartonboard markets, serving only a small portion thereof. Suppliers of paperboard in these markets compete primarily on the basis of quality, service and price. There can be no assurance that we will be able to continue to compete successfully in folding cartonboard markets.

OUR ABILITY TO GENERATE CASH FLOWS IS SUBJECT TO PRICE WEAKNESSES AND
  VARIABILITY.

    Our ability to meet our debt service and other obligations will depend in significant part on the selling prices that we realize for our open market folding cartonboard and containerboard products.

    Our cash flow is influenced by sales volume and selling prices for our products. In our coated board business segment, we historically have experienced moderate cyclical pricing for our folding cartonboard, which is principally sold in the open market to independent converters. Depressed selling prices for our open market folding cartonboard have had, and in the future could have, a significant negative impact on our cash flow. In addition, although prices for our carrierboard have been relatively stable, there can be no assurance that competitive factors will not adversely affect such prices in the future.

    Our containerboard business segment operates in markets that historically have experienced significant fluctuations in sales. We elected to take linerboard, CUK board, corrugating medium and bag market related downtime at our U.S. mills of 73 days, or approximately 32,000 tons, during 2000. We also elected to take medium market related downtime at our U.S. mills of 28 days, or approximately 11,100 tons, during the six months ended June 30, 2001. We determined to do so as a result of a number of factors, principally a weak containerboard market. The downtime resulted in under-absorbed fixed costs of approximately $5.6 million for 2000 and approximately $2.0 million for the six months ended June 30, 2001. We expect to take an additional 39 days, or approximately 13,600 tons, of medium and bag market related downtime throughout the remaining six months of 2001, but the amount of downtime could increase or decrease depending upon market conditions. As a result of the expected downtime throughout the remainder of 2001, we estimate the impact on earnings at our U.S. mills to be approximately $2.4 million related to the under-absorbtion of fixed costs. Depressed selling prices for our open market containerboard products have had, and in the future could have, a significant negative impact on our cash flow. In addition, there can be no assurance that competitive factors will not adversely affect containerboard prices in the future.

OUR RESULTS FROM OPERATIONS AND FINANCIAL CONDITION IS DEPENDENT UPON OUR COSTS, INCLUDING THE COST OF ENERGY AND RAW MATERIALS.

    Energy, including natural gas, fuel oil and electricity, represents a significant portion of our manufacturing costs. Our energy costs increased significantly in 2000 as compared to 1999, and the six months ended June 30, 2001 as compared to the six months ended June 30, 2000, by approximately
$11 million and over $16 million, respectively, principally at our U.S. mills. Until recently, our results had not been significantly affected by energy costs. We have entered into hedging contracts designed to mitigate the impact of future energy cost increases through the remainder of 2001 and through a portion of 2002, and will continue to evaluate our hedge position. We believe that increased energy costs will continue to significantly impact our results for the remainder of 2001. Since negotiated contracts and the market largely determine our pricing, we are limited in our ability to pass through to our customers any energy or other cost increases that we may incur in the future. As such, we cannot assure you that our operating margins and profitability will not be adversely affected by rising energy or other costs, or that energy costs will not continue to increase.

    Amounts paid by us for pine pulpwood, hardwood and recycled fibers, including old corrugated containers, used in the manufacture of paperboard, and various chemicals used in the coating of CUK board, represent the largest components of our variable costs of CUK board and containerboard production. The cost of these materials is subject to market fluctuations caused by factors beyond our control. Old corrugated container pricing tends to be very volatile. With the October 1996 sale of our timberlands, we now rely on private land owners and the open market for all of our virgin and recycled fiber requirements, except for CUK board clippings from our converting operations. Under the terms of the sale of those timberlands, we and the buyer, Plum Creek Timber Company, L.P., entered into a 20-year supply agreement, with a 10-year renewal option, for the purchase by us, at market-based prices, of a majority of our West Monroe mill's requirements for pine pulpwood and residual chips, as well as a portion of our needs for hardwood pulpwood at our West Monroe mill. While we have not experienced any significant difficulty in obtaining adequate supplies of virgin or recycled fiber for our West Monroe mill or Macon mill, there can be no assurance that this will continue to be the case for either such mill. Moreover, significant increases in the cost of these materials, to the extent not reflected in prices for our products, could have a material adverse effect on our results of operations.

OUR OPERATIONS OUTSIDE THE UNITED STATES ARE SUBJECT TO THE RISKS OF DOING BUSINESS IN FOREIGN COUNTRIES.

    For 2000, net sales of our products outside the United States totaled approximately $308 million prior to intercompany eliminations, representing approximately 27% of our net sales prior to intercompany eliminations, for such period. As a result, we are subject to risks associated with operating in foreign countries, including:

    - devaluations and fluctuations in currency exchange rates;

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
    - imposition of limitations on conversion of foreign currencies into U.S. dollars or remittance of dividends and other payments by foreign subsidiaries;

    - imposition or increase of withholding and other taxes on remittances and other payments by foreign subsidiaries;

    - hyperinflation in certain foreign countries; and

    - imposition or increase of investment and other restrictions by foreign governments.

    No assurance can be given that any of the above events will not have a material adverse effect on us in the future.

FOREIGN CURRENCY RISKS AND EXCHANGE RATE FLUCTUATIONS COULD HINDER THE RESULTS OF OUR INTERNATIONAL OPERATIONS, AND THE STRENGTH OF THE U.S. DOLLAR COULD CONTINUE TO DISADVANTAGE US RELATIVE TO OUR FOREIGN COMPETITORS.

    At December 31, 2000, approximately 10% of our total net assets were denominated in currencies other than the U.S. dollar. We have significant operations in countries that use the Swedish krona, the United Kingdom pound sterling, the Japanese yen, the Spanish peseta, or the French franc as their functional currencies. The effect of a generally stronger U.S. dollar against the currencies of Sweden, United Kingdom, Germany, Spain, and France produced a net currency translation adjustment loss of approximately $13.6 million, which was recorded as an adjustment to shareholders' equity for the year ended December 31, 2000. The magnitude and direction of this adjustment in the future depends on the relationship of the U.S. dollar to other currencies. We cannot predict major currency fluctuations. Our revenues from export sales fluctuate with changes in foreign currency exchange rates. We pursue a currency hedging program that utilizes derivatives to limit the impact of foreign currency exchange fluctuations on our consolidated financial results. Under this program, we have entered into forward exchange and option contracts in the normal course of business to hedge certain foreign currency denominated transactions. Nonetheless, our financial performance is directly affected by exchange rates as a result of:

    - translations into U.S. dollars for financial reporting purposes of the assets and liabilities of our foreign operations conducted in local currencies; and

    - gains or losses from foreign operations translated into U.S. dollars.

    In addition, we compete with foreign producers. The strength of the U.S. dollar relative to the currencies of the countries of our foreign competitors has placed us at a competitive disadvantage to such foreign competitors, because our products are relatively more expensive to purchase. Our ability to compete with our foreign competitors in our export markets will continue to be affected by the strength of the U.S. dollar, possibly adversely.

OUR FINANCIAL CONDITION MAY BE AFFECTED BY CERTAIN PENDING LOUISIANA STATE TAX
  MATTERS.

    In connection with the merger, our former majority owner agreed to bear the cost of a Section 338(h)(10) election for U.S. federal tax purposes and for purposes of state taxes for which we and our former majority owner filed returns on a combined basis. We agreed to bear the cost of this election for the purposes of other state taxes, or stand-alone taxes, including Louisiana income tax. During 1997, we paid $27.5 million in estimated Louisiana stand-alone taxes relating to the election. Our calculation of our Louisiana tax was based on state law in effect at the time of the merger, including a 1993 amendment. In May 1997, the Louisiana Supreme Court declared the 1993 amendment to be void under the Louisiana Constitution, retroactive to 1993. After consultation with Louisiana tax counsel, we filed our Louisiana income tax return for the period ended March 27, 1996 in reliance on the Louisiana tax law in effect at the time of the merger, without the payment of any additional tax due to the voiding of the 1993 amendment.

    The State of Louisiana has completed its audit of our tax return for the period ended March 27, 1996. On May 9, 2000, we received a notice of proposed tax due for this period in the amount of $47.6 million in tax and $27.8 million in statutory interest through June 4, 2000 which interest continues to accrue. We requested and received an extension to July 15, 2000 to respond to the notice of proposed tax due. On July 14, 2000, we filed a letter protesting the tax and interest due, and requested an informal conference with the Louisiana Department of Revenue. This action does not preclude us from paying the amount at issue in order to avoid the accrual of additional interest should we decide to pay and contest the matter before the Louisiana courts. There can be no assurance that we will ultimately prevail in this dispute. However, our management believes that the additional tax and interest ultimately paid, if any, will be substantially less than the amounts listed on the notice of proposed tax due, although no assurance can be given in this regard. Since the law is unclear and the amounts involved are significant, it may be several years before this matter is resolved. For financial reporting purposes, any tax ultimately paid related to this matter would increase the goodwill recorded in connection with the merger and any interest ultimately paid would be recorded as interest expense.

ENVIRONMENTAL COMPLIANCE MAY IMPOSE SUBSTANTIAL COST ON US.

    We are committed to complying with all applicable foreign, federal, state and local environmental laws and regulations. Environmental law is, however, dynamic rather than static. As a result, costs that are unforeseeable at this time may be incurred in the future when new laws are enacted, and when environmental agencies adopt or revise rules and regulations.

    In 1998, the United States Environmental Protection Agency adopted regulations, generally referred to as the cluster rules, that mandate more stringent controls on air and water discharges from United States pulp and paper mills. We estimate that the capital spending that may be required to comply with the cluster rules could reach $55 million to be spent at our two U.S. paper mills over a seven-year period that began in 2000. As of June 30, 2001, we estimate that capital spending for such compliance was approximately one-quarter to one-third of that amount.

    We are involved in environmental remediation projects for certain properties currently or formerly owned or operated by us, and at certain waste disposal sites. Some of these projects are being addressed under federal and state statutes, such as the federal Comprehensive Environmental Response, Compensation and Liability Act and analogous state laws. Our costs in certain instances cannot be reliably estimated until the remediation process is substantially underway or liability has been addressed. To address these contingent environmental costs, we have accrued reserves when such costs are probable and can be reasonably estimated. We believe that, based on current information and regulatory requirements, the accruals established by us for environmental expenditures are adequate. Based on our current understanding, to the extent that additional costs may be incurred that exceed the accrued reserves, such amounts are not expected to have a material impact on our results of operations, cash flows, or financial condition, although no assurance can be given that significant costs will not be incurred in connection with clean-up activities at these properties.

A FEW SIGNIFICANT SHAREHOLDERS OF HOLDING MAY INFLUENCE OR CONTROL THE DIRECTION OF OUR BUSINESS, AS SUCH, THEIR INTERESTS MAY CONFLICT WITH YOUR INTERESTS.

    Holding's largest stockholders, (1) Clayton, Dubilier & Rice Fund V Limited Partnership, an investment fund managed by Clayton, Dubilier & Rice, Inc., and
(2) EXOR Group S.A., each own approximately 30% of the outstanding Class A common stock of Holding. Clayton, Dubilier & Rice Fund V Limited Partnership is entitled to nominate five persons (one of whom is a designee of J.P. Morgan Equity Associates, L.P.) to the board of directors of each of Holding, RIC Holding and

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Riverwood, and EXOR Group S.A. is entitled to nominate two persons to each such board, pursuant to the terms of a stockholders' agreement among Holding, Clayton, Dubilier & Rice Fund V Limited Partnership, EXOR Group S.A. and certain other equity investors. Pursuant to the stockholders' agreement, the chairman of the board of directors of Holding, RIC Holding and Riverwood are selected from the Clayton, Dubilier & Rice Fund V Limited Partnership nominees. Accordingly, Clayton, Dubilier & Rice, Inc. and EXOR Group S.A. exercise significant influence over our board of directors and business and operations. Clayton, Dubilier & Rice Fund V Limited Partnership and EXOR Group S.A.'s control over our management and affairs could create conflicts of interest if they are faced with decisions that could have implications for them, us and the holders of the notes. We have not instituted any formal plans to address conflicts of interest that may arise.

                               THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER

    GENERAL. In connection with the issuance of the old notes pursuant to the purchase agreement, dated June 7, 2001, as amended, among Riverwood and the initial purchasers, the initial purchasers became entitled to the benefits of the exchange and registration rights agreement, dated June 21, 2001, among us and the initial purchasers, or the registration rights agreement. The following contains a summary of certain provisions of the registration rights agreement. It does not contain all of the information that may be important to an investor in the notes. Reference is made to the provisions of the registration rights agreement, which has been filed as an exhibit to the registration statement. Copies are available as set forth under the heading "Where You Can Find More Information."

    Under the registration rights agreement, Riverwood has agreed (1) to file with the SEC the registration statement of which this prospectus is a part with respect to a registered offer to exchange the old notes for the new notes within 75 days after the issuance of the old notes and (2) to use reasonable best efforts to cause the registration statement to be declared effective under the Securities Act within 135 days after the issuance of the old notes. We will keep the exchange offer open for the period required by applicable law, but in any event for at least 30 business days after the date notice of the exchange offer is mailed to holders of the old notes.

    Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, all old notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date will be accepted for exchange. New notes will be issued in exchange for an equal principal amount of outstanding old notes accepted in the exchange offer. Old notes may be tendered only in integral multiples of $1,000. This prospectus, together with the letter of transmittal, is being sent to all holders as of August 27, 2001. The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered for exchange. However, the obligation to accept old notes for exchange pursuant to the exchange offer is subject to certain customary conditions as set forth herein under "--Conditions."

    Old notes shall be deemed to have been accepted as validly tendered when, as and if we have given oral or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders of old notes for the purposes of receiving the new notes and delivering new notes to such holders.

    Based on interpretations by the Staff of the SEC as set forth in no-action letters issued to third parties (including Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5,
1991), K-III Communications Corporation (available May 14, 1993) and Shearman & Sterling (available July 2, 1993)), we believe that the new notes issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder that is a broker-dealer or an "affiliate" of us within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

    - such new notes are acquired in the ordinary course of business;

    - at the time of the commencement of the exchange offer such holder has no arrangement or understanding with any person to participate in a distribution of such new notes; and

    - such holder is not engaged in, and does not intend to engage in, a distribution of such new notes.

We have not sought, and do not intend to seek, a no-action letter from the SEC with respect to the effects of the exchange offer, and there can be no assurance that the Staff would make a similar determination with respect to the new notes as it has in such no-action letters.

    By tendering old notes in exchange for new notes and executing the letter of transmittal, each holder will represent to us that:

    - any new notes to be received by it will be acquired in the ordinary course of business;

    - it has no arrangements or understandings with any person to participate in the distribution of the old notes or new notes within the meaning of the Securities Act; and

    - it is not our "affiliate," as defined in Rule 405 under the Securities
      Act.

If such holder is a broker-dealer, it will also be required to represent that the old notes were acquired as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of new notes. See "Plan of Distribution." Each holder, whether or not it is a broker-dealer, shall also represent that it is not acting on behalf of any person that could not truthfully make any of the foregoing representations contained in this paragraph. If a holder of old notes is unable to make the foregoing representations, such holder may not rely on the applicable interpretations of the Staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction unless such sale is made pursuant to an exemption from such requirements.

    Each broker-dealer that receives new notes for its own account in exchange for old notes where such new notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act and that it has not entered into any arrangement or understanding with us or an affiliate of ours to distribute the new notes in connection with any resale of such new notes. See "Plan of Distribution."

    Upon consummation of the exchange offer, any old notes not tendered will remain outstanding and continue to accrue interest but, subject to certain limited exceptions, holders of old notes who do not exchange their old notes for new notes in the exchange offer will no longer be entitled to registration rights and will not be able to offer or sell their old notes, unless such old notes are subsequently registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Subject to limited exceptions, we will have no obligation to effect a subsequent registration of the old notes.

    EXPIRATION DATE; EXTENSIONS; AMENDMENTS; TERMINATION. The expiration date shall be September 28, 2001, unless Riverwood, in its sole discretion, extends the exchange offer, in which case the expiration date shall be the latest date to which the exchange offer is extended.

    To extend the expiration date, we will notify the exchange agent of any extension by oral or written notice and will notify the holders of old notes by means of a press release or other public announcement prior to 9:00 A.M., New York City time, on the next business day after the previously scheduled expiration date. Such announcement may state that we are extending the exchange offer for a specified period of time.

    We reserve the right

    (1) to delay acceptance of any old notes, to extend the exchange offer or to terminate the exchange offer and not permit acceptance of old notes not previously accepted if any of the conditions set forth herein under "--Conditions" shall have occurred and shall not have been waived by us prior to the expiration date, by giving oral or written notice of such delay, extension or termination to the exchange agent, or

    (2) to amend the terms of the exchange offer in any manner deemed by it to be advantageous to the holders of the old notes.

Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the exchange agent. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the old notes of such amendment.

    Without limiting the manner in which we may choose to make public announcement of any delay, extension, amendment or termination of the exchange offer, we shall have no obligations to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

INTEREST ON THE NEW NOTES

    The new notes will accrue interest at the rate of 10 5/8% per annum from the last interest payment date on which interest was paid on the old note surrendered in exchange therefor, or, if no interest has been paid on such old note, from the issue date of such old note, PROVIDED, that if an old note is surrendered for exchange on or after a record date for an interest payment date that will occur on or after the date of such exchange and as to which interest will be paid, interest on the new note received in exchange therefor will accrue from the date of such interest payment date. Interest on the new notes is payable on February 1 and August 1 of each year, commencing February 1, 2002. No additional interest will be paid on old notes tendered and accepted for exchange.

PROCEDURES FOR TENDERING

    To tender in the exchange offer, a holder must complete, sign and date the applicable letter of transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the letter of transmittal, and mail or otherwise deliver such letter of transmittal or such facsimile, together with any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. In addition, either

    - certificates of such old notes must be received by the exchange agent along with the applicable letter of transmittal; or

    - a timely confirmation of a book-entry transfer of such old notes, if such procedure is available, into the exchange agent's account at the book-entry transfer facility, The Depository Trust Company, pursuant to the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date with the applicable letter of transmittal; or

    - the holder must comply with the guaranteed delivery procedures described below.

THE METHOD OF DELIVERY OF OLD NOTES, LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE NOTE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO OLD NOTES, LETTERS OF TRANSMITTAL OR OTHER REQUIRED DOCUMENTS SHOULD BE SENT TO US. Delivery of all old notes (if applicable), letters of transmittal and other documents must be made to the exchange agent at its address set forth below. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders.

    The tender by a holder of old notes will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth herein and in the applicable letter of transmittal. Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf.

    Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by any member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor" institution within the meaning of Rule 17Ad-15 under the Exchange Act, or an eligible institution unless the old notes tendered pursuant thereto are tendered (1) by a registered holder of old notes who has not completed the box entitled

"Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal or (2) for the account of an eligible institution.

    If a letter of transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such person should so indicate when signing, and unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with such letter of transmittal.

    All questions as to the validity, form, eligibility, time of receipt and withdrawal of the tendered old notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes which, if accepted, would, in the opinion of counsel for us, be unlawful. We also reserve the absolute right to waive any irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Neither we, the exchange agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of old notes, nor shall any of them incur any liability for failure to give such notification. Tenders of old notes will not be deemed to have been made until such irregularities have been cured or waived. Any old note received by the exchange agent that is not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the exchange agent, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

    In addition, we reserve the right in our sole discretion, subject to the provisions of the indenture pursuant to which the notes are issued,

    - to purchase or make offers for any old notes that remain outstanding subsequent to the expiration date or, as set forth under "--Conditions," to terminate the exchange offer;

    - to redeem old notes as a whole or in part at any time and from time to time, as set forth under "Description of the Notes--Optional Redemption;" and

    - to the extent permitted under applicable law, to purchase old notes in the open market, in privately negotiated transactions or otherwise.

    The terms of any such purchases or offers could differ from the terms of the exchange offer.

    Each broker-dealer that receives new notes for its own account in exchange for old notes where such new notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act and that it has not entered into any arrangement or understanding with us or an affiliate of ours to distribute the new notes in connection with any resale of such new notes. See "Plan of Distribution."

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

    Upon satisfaction or waiver of all of the conditions to the exchange offer, all old notes properly tendered will be accepted promptly after the expiration date, and the new notes will be issued promptly after acceptance of the old notes. See "--Conditions." For purposes of the exchange offer, old notes shall be deemed to have been accepted as validly tendered for exchange when, as and if we have given oral or written notice thereof to the exchange agent. For each old note accepted for exchange, the holder of such old note will receive a new note having a principal amount equal to that of the surrendered old note.

    In all cases, issuance of new notes for old notes that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of

    - certificates for such old notes or a timely book-entry confirmation of such old notes into the exchange agent's account at the applicable book-entry transfer facility;

    - a properly completed and duly executed letter of transmittal; and

    - all other required documents.

If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer, such unaccepted or such nonexchanged old notes will be returned without expense to the tendering holder thereof (if in certificated form) or credited to an account maintained with such book-entry transfer facility as promptly as practicable after the expiration or termination of the exchange offer.

BOOK-ENTRY TRANSFER

    The exchange agent will make a request to establish an account with respect to the old notes at the book-entry transfer facility for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in the book-entry transfer facility's systems may make book-entry delivery of old notes by causing the book-entry transfer facility to transfer such old notes into the exchange agent's account at the book-entry transfer facility in accordance with such book-entry transfer facility's procedures for transfer. However, although delivery of old notes may be effected through book-entry transfer at the book-entry transfer facility, the letter of transmittal or facsimile thereof with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the exchange agent at one of the addresses set forth below under "--Exchange Agent" on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.

EXCHANGING BOOK-ENTRY NOTES

    The exchange agent and the book-entry transfer facility have confirmed that any financial institution that is a participant in the book-entry transfer facility may utilize the book-entry transfer facility Automated Tender Offer Program, or ATOP procedures to tender old notes.

    Any participant in the book-entry transfer facility may make book-entry delivery of old notes by causing the book-entry transfer facility to transfer such old notes into the exchange agent's account in accordance with the book-entry transfer facility's ATOP procedures for transfer. However, the exchange for the old notes so tendered will only be made after a book-entry confirmation of the book-entry transfer of old notes into the exchange agent's account, and timely receipt by the exchange agent of an agent's message and any other documents required by the letter of transmittal. The term "agent's message" means a message, transmitted by the book-entry transfer facility and received by the exchange agent and forming part of a book-entry confirmation, which states that the book-entry transfer facility has received an express acknowledgment from a participant tendering old notes that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant.

GUARANTEED DELIVERY PROCEDURES

    If the procedures for book-entry transfer cannot be completed on a timely basis, a tender may be effected if

    - the tender is made through an eligible institution;

    - prior to the expiration date, the exchange agent receives by facsimile transmission, mail or hand delivery from such eligible institution a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us, which

       (1) sets forth the name and address of the holder of old notes and the amount of old notes tendered;

       (2) states that the tender is being made thereby; and

       (3) guarantees that within three New York Stock Exchange, or NYSE, trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

    - the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

WITHDRAWAL OF TENDERS

    Tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

    For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent prior to 5:00 p.m., New York City time on the expiration date at the address set forth below under "--Exchange Agent." Any such notice of withdrawal must

    - specify the name of the person having tendered the old notes to be withdrawn;

    - identify the old notes to be withdrawn, including the principal amount of such old notes;

    - in the case of old notes tendered by book-entry transfer, specify the number of the account at the book-entry transfer facility from which the old notes were tendered and specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn old notes and otherwise comply with the procedures of such facility;

    - contain a statement that such holder is withdrawing its election to have such old notes exchanged;

    - be signed by the holder in the same manner as the original signature on the letter of transmittal by which such old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the old notes register the transfer of such old notes in the name of the person withdrawing the tender; and

    - specify the name in which such old notes are registered, if different from the person who tendered such old notes.

All questions as to the validity, form, eligibility and time of receipt of such notice will be determined by us, whose determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the tendering holder thereof without cost to such holder, in the case of physically tendered old notes, or credited to an account maintained with the book-entry transfer facility for the old notes as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under "--Procedures for Tendering" and "--Book-Entry Transfer" above at any time on or prior to 5:00 p.m., New York City time, on the expiration date.

CONDITIONS

    Notwithstanding any other provision of the exchange offer, we shall not be required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer if at any time prior to 5:00 p.m., New York City time, on the expiration date, we determine in our reasonable judgment that the exchange offer violates applicable law, any applicable interpretation of the Staff of the SEC or any order of any governmental agency or court of competent jurisdiction.

    The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

    In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any such old notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended. We are required to use every reasonable effort to obtain the withdrawal of any order suspending the effectiveness of the registration statement at the earliest possible time.

EXCHANGE AGENT

    State Street Bank and Trust Company has been appointed as exchange agent for the exchange offer. Questions and requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

BY MAIL:                                       FOR INFORMATION CALL:
State Street Bank and Trust Company            (617) 662-1603
P.O. Box 778                                   FACSIMILE TRANSMISSION NUMBER
Boston, MA 02102                               (ELIGIBLE INSTITUTIONS ONLY):
Attn.: Corporate Trust Department, 5th Floor   State Street Bank and Trust Company
     Ralph Jones                               Attn.: Corporate Trust Department
                                               (617) 662-1452

BY HAND DELIVERY OR OVERNIGHT COURIER IN       CONFIRM BY TELEPHONE:
BOSTON:                                        (617) 662-1603
State Street Bank and Trust Company
Two Avenue de Lafayette
Boston, MA 02110
Attn.: Corporate Trust Department, 5th Floor
     Ralph Jones

BY HAND DELIVERY IN NEW YORK:
State Street Bank and Trust Company
61 Broadway, 15th Floor
Corporate Trust Window
New York, NY 10006

FEES AND EXPENSES

    The expenses of soliciting tenders pursuant to the exchange offer will be borne by us. The principal solicitation for tenders pursuant to the exchange offer is being made by mail; however, additional solicitations may be made by telegraph, telephone, telecopy or in person by our officers and regular employees.

    We will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection therewith. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of the prospectus and related documents to the beneficial owners of the old notes, and in handling or forwarding tenders for exchange.

    The expenses to be incurred by us in connection with the exchange offer will be paid by us, including fees and expenses of the exchange agent and trustee and accounting, legal, printing and related fees and expenses.

    We will pay all transfer taxes, if any, applicable to the exchange of old notes pursuant to the exchange offer. If, however, new notes or old notes for principal amounts not tendered or accepted for exchange are to be registered or issued in the name of any person other than the registered holder of the old notes tendered, or if tendered old notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of old notes pursuant to the exchange offer, then the amount of any such transfer taxes imposed on the registered holder or any other persons will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

CONSEQUENCES OF FAILURE TO EXCHANGE

    Holders of old notes who do not exchange their old notes for new notes pursuant to the exchange offer will continue to be subject to the restrictions on transfer of such old notes as set forth in the legend thereon as a consequence of the issuance of the old notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. The old notes may not be offered, sold or otherwise transferred, except in compliance with the registration requirements of the Securities Act, pursuant to an exemption from registration under the Securities Act or in a transaction not subject to the registration requirements of the Securities Act, and in compliance with applicable state securities laws. We do not currently anticipate that we will register the old notes under the Securities Act. To the extent that old notes are tendered and accepted in the exchange offer, the trading market for untendered and tendered but unaccepted old notes could be adversely affected.

                                USE OF PROCEEDS

    We will not receive any proceeds from the exchange offer. In consideration for issuing the new notes, we will receive in exchange old notes of like principal amount, the terms of which are identical in all material respects to the new notes. The old notes surrendered in exchange for new notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the new notes will not result in any increase in our indebtedness. We have agreed to bear the expenses of the exchange offer. No underwriter is being used in connection with the exchange offer.

    The net proceeds from the offering of the old notes were approximately $251.5 million, after deducting discounts, commissions and expenses of the original offering payable by Riverwood. We used the net proceeds of the original offering to repay term loan borrowings under our senior secured credit facilities. See "Description of Certain Indebtedness--Senior Secured Credit Facilities."

                                 CAPITALIZATION

    The following table sets forth as of June 30, 2001 on a consolidated basis

    - our actual capitalization; and

    - our pro forma capitalization that reflects the following transactions which occurred on August 10, 2001:

       (1) the amendment and restatement of our senior secured credit facilities;

       (2) an aggregate of $386.0 million of term loan and revolving credit facility borrowings under the amended and restated senior secured credit facilities;

       (3) the application of a portion of such borrowings to prepay all amounts then outstanding under the senior secured revolving credit facility and senior secured term loan facility; and

       (4) the application of a portion of such borrowings to pay approximately $12 million of the estimated $14 million of fees and expenses incurred in connection with the amendment and restatement of the senior secured credit facilities.

    This table should be read in conjunction with our consolidated financial statements and related notes thereto included elsewhere in this prospectus.

                                                               AS OF JUNE 30, 2001
                                                              ----------------------
                                                               ACTUAL     PRO FORMA
                                                              ---------   ----------
                                                              (DOLLARS IN MILLIONS)
Senior Secured Revolving Credit Facility....................  $  139.0     $   51.0
Senior Secured Term Loan Facilities.........................     236.6        335.0
International Facilities....................................       7.8          7.8
10 1/4% Senior Notes due 2006...............................     250.0        250.0
10 5/8% Senior Notes due 2007...............................     250.0        250.0
10 5/8% Senior Notes due 2007 issued in June 2001...........     250.0        250.0
Other Senior Debt...........................................       3.7          3.7
10 5/8% Senior Subordinated Notes due 2008..................     400.0        400.0
Other Debt..................................................       1.0          1.0
                                                              --------     --------
      TOTAL DEBT............................................   1,538.1      1,548.5
Redeemable common stock.....................................       8.4          8.4
Total shareholders' equity..................................     256.6        250.3(a)
                                                              --------     --------
      TOTAL CAPITALIZATION..................................  $1,803.1     $1,807.2
                                                              ========     ========

------------------------

(a) Reflects a non-cash, extraordinary charge from early extinguishment of debt of approximately $6.3 million, net of tax, related to the refinancing of our senior secured term loan facilities from the borrowings under our amended and restated senior secured credit facilities.

                       SELECTED HISTORICAL FINANCIAL DATA

    The following table sets forth selected historical consolidated financial information with respect to Holding and its predecessor prior to the merger, as of and for the periods ended on the dates indicated. The selected historical consolidated financial information for the three months ended March 27, 1996, the nine months ended December 31, 1996 and the years ended December 31, 1997, 1998, 1999 and 2000 are derived from the audited consolidated financial statements of Holding and its predecessor. The selected historical consolidated financial information for the six months ended June 30, 2000 and the six months ended June 30, 2001 are derived from the unaudited condensed consolidated financial statements of Holding. Such unaudited condensed consolidated financial statements, in the opinion of our management, include all adjustments necessary for the fair presentation of our financial condition and results of operations for such periods and as of such dates. The unaudited condensed consolidated financial statements do not purport to project our balance sheet data or our results of operations for any future date or for any future period. The information given below should be read in conjunction with the consolidated financial statements, including the notes thereto, and the other information included in this prospectus. As a result of, among other things, the merger, purchase accounting and the effect of the disposition of substantially all of the assets of the U.S. timberlands/wood products business segment, the financial data of Holding and its predecessor are not comparable in all material respects.

                                PREDECESSOR                                      HOLDING
                                ----------  ---------------------------------------------------------------------------------
                                  THREE     NINE MONTHS
                                 MONTHS       ENDED                                                        SIX MONTHS ENDED
                                  ENDED      DECEMBER               YEAR ENDED DECEMBER 31,                    JUNE 30,
                                MARCH 27,      31,       ----------------------------------------------  --------------------
(DOLLARS IN THOUSANDS)            1996         1996         1997        1998        1999        2000       2000       2001
                                ----------  -----------  ----------  ----------  ----------  ----------  ---------  ---------
STATEMENT OF OPERATIONS DATA
Net Sales.....................  $ 293,649   $  852,112   $1,138,854  $1,135,569  $1,112,711  $1,128,683  $ 574,751  $ 597,431
Cost of Sales.................    232,701      734,314    1,000,391     936,957     871,970     860,172    443,517    473,540
Selling, General and
Administrative................     30,936       99,819      116,581     112,117     114,402     112,200     59,716     60,753
Research, Development and
  Engineering.................      2,031        7,339        5,171       5,570       4,078       4,554      2,100      2,335
Other Costs...................     11,114           --           --          --          --          --         --         --
Impairment Loss...............         --           --           --      15,694          --          --         --         --
Restructuring Charge
  (Credit)....................         --           --           --      25,580          --      (2,600)        --         --
Other Expense (Income), net...      1,217        9,221        9,799      11,973       1,798     (66,132)     1,973     13,068
Income from Operations(a).....     15,650        1,419        6,912      27,678     120,463     220,489     67,445     47,735
Net Interest Expense..........     26,392      145,845      172,230     178,030     179,197     181,285     92,505     80,203
(Loss) Income from Continuing
  Operations..................     (2,050)    (130,362)    (146,957)   (140,304)    (54,671)     40,399    (24,818)   (34,337)
Income from Discontinued
  Operations(a)(g)............         --       35,546           --          --          --          --         --         --
Net (Loss) Income
  (a)(b)(c)(d)(g)(i)..........     (2,050)    (105,136)    (152,473)   (140,304)    (54,671)     38,282    (24,818)   (37,606)

FINANCIAL POSITION DATA (as of
  period end)
Cash..........................  $  26,035   $   17,357   $   15,751  $  $13,840  $   14,108  $   18,417  $  15,009  $  35,268
Total Assets(g)...............  2,206,206    2,671,487    2,606,185   2,417,601   2,363,142   2,121,357  2,302,475  2,119,733
Long-Term Debt, less current
  portion(g)..................  1,063,798    1,567,259    1,712,944   1,680,415   1,730,898   1,516,881  1,684,450  1,529,660
Redeemable Common Stock.......         --        9,390        6,045       6,205       7,202       8,061      7,173      8,421
Shareholders' Equity..........    557,487      654,209      479,434     336,769     279,648     303,962    243,842    256,617

OTHER FINANCIAL DATA
Additions to Property, Plant
  and Equipment(e)............  $  44,074   $  132,286   $  142,314  $   48,551  $   66,018  $   62,062  $  27,972  $  25,316
Research, Development and
  Engineering Expense.........      2,031        7,339        5,171       5,570       4,078       4,554      2,100      2,335
EBITDA(a)(f)..................     56,133      148,560      165,927     203,458     273,475     300,034    148,961    131,306
Cash Flow Provided by (Used
  in) Operating Activities....     36,775      (24,064)      (4,196)     48,039      16,641      98,854     32,949     15,493
Cash Flow (Used in) Provided
  by Investing Activities.....    (51,016)  (1,095,022)    (160,354)      8,939     (67,756)    127,303    (21,709)    (8,177)
Cash Flow Provided by (Used
  in) Financing Activities....      5,044    1,134,553     (166,015)    (60,200)     49,668    (233,247)    (6,434)     8,868
Ratio of Earnings to Fixed
  Charges(h)..................         (h)          (h)          (h)         (h)        1.2          (h)        (h)        (h)

------------------------------

NOTES:

(a) On October 18, 1996, we sold substantially all of the assets of our U.S. timberlands/wood products business segment for approximately $550 million in cash. The operating results for the U.S. timberlands/wood products business segment have been classified as discontinued operations for the nine months ended December 31, 1996. Discontinued operations of the U.S. timberlands/wood products business segment have not been reclassified in the predecessor's historical consolidated financial information.

(b) Net (Loss) Income for the nine months ended December 31, 1996, the years ended December 31, 1997 and 2000 and the six months ended June 30, 2001, included an extraordinary loss on early extinguishment of debt of $10.3 million, $2.5 million, $2.1 million and $2.8 million, respectively, net of applicable tax.

(c) Net (Loss) Income for the year ended December 31, 1997 included a charge of $3.1 million, net of tax, for the cumulative effect of a change in accounting for computer systems development project costs.

(d) Net (Loss) Income for the years ended December 31, 1998 and 2000 included a charge (credit) for the global restructuring program, which is focused in our European operations, of $25.6 million and of $(2.6) million, respectively.

(e) Includes amounts invested in packaging machinery and capitalized interest.

(f) We define EBITDA as consolidated net income (exclusive of non-cash charges resulting from purchase accounting during the periods subsequent to the merger) before consolidated interest expense, consolidated income taxes, consolidated depreciation and amortization, and other non-cash charges deducted in determining consolidated net income, extraordinary items and the cumulative effect of accounting changes and earnings of, but including dividends from, non-controlled affiliates. We believe that EBITDA provides useful information regarding our debt service ability, but should not be considered in isolation or as a substitute for our consolidated financial information.

(g) On October 3, 2000, we, along with our joint venture partner, completed the sale of the jointly-held Igaras Papeis e Embalagens S.A. for approximately $510 million, including the assumption of $112 million of debt by the purchaser. We recognized a gain of approximately $70.9 million, net of tax, in connection with the sale.

(h) The ratio of earnings to fixed charges is calculated by dividing (1) income before income taxes, equity in net earnings of, but including dividends from, non-controlled affiliates, extraordinary items and the cumulative effect of accounting changes before fixed charges and income taxes by
    (2) fixed charges which consist of interest expense, capitalized interest and one-third of rent expense. Earnings before income taxes and fixed charges were insufficient to cover fixed charges by $10.9 million, $140.3 million, $162.5 million, $143.5 million, $54.8 million, $23.2 million and $32.3 million for the three months ended March 27, 1996, the nine months ended December 31, 1996, the years ended December 31, 1997, 1998, 1999, the six months ended June 30, 2000, and the six months ended June 30, 2001, respectively. Assuming the sale of substantially all the assets of the U.S. Timberlands/Wood Products business segment and the prepayment of term loan and revolving credit borrowings under our senior secured credit facilities with the proceeds from such sale had occurred as of March 26, 1996, pro forma earnings before income taxes and fixed charges would have been insufficient to cover pro forma fixed charges by approximately $117.2 million for the nine months ended December 31, 1996.

(i) Net (Loss) Income for the six months ended June 30, 2001 included a charge of $0.5 million, net of tax, for the cumulative effect of a change in accounting for derivatives.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
                     OF OPERATIONS AND FINANCIAL CONDITION

    The following discussion and analysis of our financial condition and results of operations should be read in conjunction with consolidated financial statements included elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors that include, but are not limited to, those set forth under "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

    In connection with the merger in March 1996, we entered into a credit agreement that as of June 30, 2001 provided for senior secured credit facilities consisting of $237 million in outstanding term loans under a term loan facility and a $400 million revolving credit facility. Such credit agreement, term loan facility and revolving facility, as in effect prior to the August 10, 2001 amendment and restatement discussed below, are referred to herein as the credit agreement, the term loan facility and the revolving facility, respectively. In addition, Riverwood International Machinery, Inc., a wholly-owned subsidiary of Riverwood, entered into a credit agreement providing for a $140 million secured revolving credit facility, or the machinery facility, for the purpose of financing or refinancing packaging machinery. In connection with the merger, we also completed an offering of $250 million aggregate principal amount of 10 1/4% senior notes due 2006 and $400 million aggregate principal amount of 10 7/8% senior subordinated notes due 2008.

    On July 28, 1997, we completed an offering of $250 million principal amount of 10 5/8% senior notes due 2007, or the 1997 initial notes. The net proceeds of the offering were applied to prepay certain revolving credit borrowings under the revolving credit facility (without any commitment reduction) and to refinance certain tranche A term loans and other borrowings under the credit agreement. A registration statement under the Securities Act registering senior notes identical in all material respects to the 1997 initial notes offered in exchange for the 1997 initial notes became effective October 1, 1997. On November 3, 1997, we completed our exchange offer of the 1997 initial notes for the 1997 exchange notes.

    In connection with the sale of Igaras on October 3, 2000, we entered into amendment no. 5 dated September 12, 2000, effective October 3, 2000, to the credit agreement. Pursuant to the amendment, we applied $120 million and $25 million of the sale proceeds to our 2001 and 2002 term loan maturities under the term loan facility, respectively. We recognized a loss on the early extinguishment of debt of approximately $2.1 million in the fourth quarter of 2000. We applied the remaining portion of the proceeds (approximately
$48 million) to the revolving facility (without any commitment reduction). In connection with amendment no. 5, we canceled our machinery facility. In addition, certain of the financial covenants included in the credit agreement were amended.

    On June 21, 2001, we completed an offering of $250 million principal amount of 10 5/8% senior notes due 2007. The notes were sold at a price of 103% of par. The proceeds from this offering of approximately $251.5 million, net of approximately $6 million of transaction fees and expenses, were applied to prepay a portion of the outstanding borrowings under the term loan facility. During the second quarter of 2001, we recorded a non-cash, extraordinary charge to earnings of approximately $2.8 million, net of tax of nil, related to the write-off of the applicable portion of deferred debt issuance costs on the term loans. In connection with this offering, on June 6, 2001, we entered into amendment no. 6 to the credit agreement. The amendment modified certain financial and other covenants, including minimum EBITDA requirements, in the credit agreement to reflect recent financial results and market and operating conditions.

    On August 10, 2001, we entered into an amendment and restatement of the credit agreement, which we refer to as the 2001 senior secured credit agreement, with certain lenders providing for senior secured credit facilities with aggregate commitments not to exceed $635 million, which we refer to as the 2001 facilities, including a $335 million term loan facility, which we refer to as the 2001 term loan facility, and a $300 million revolving credit facility, which we refer to as the 2001 revolving facility. We applied the proceeds of the initial borrowings under the 2001 facilities of $386.0 million, including
$51.0 million under the 2001 revolving facility, to repay in full the outstanding borrowings under the term loan facility and the revolving facility and to pay approximately $12 million of the estimated $14 million of fees and expenses incurred in connection with the amendment and restatement of the credit agreement.

GENERAL

    We report our results in two business segments: coated board and containerboard. The coated board business segment includes (i) the production and sale of CUK board for packaging cartons from the Macon and West Monroe paper mills and white lined chip board at our paper mill in Norrkoping, Sweden;
(ii) converting operations facilities in the United States, the United Kingdom, Spain, France, and Brazil; and (iii) the design, manufacture and installation of packaging machinery related to the assembly of beverage cartons. The containerboard business segment includes the production and sale of linerboard, corrugating medium and kraft paper from paperboard mills in the United States.

    EBITDA is defined as consolidated net income (exclusive of non-cash charges resulting from purchase accounting during the periods subsequent to the merger) before consolidated interest expense, consolidated income taxes, consolidated depreciation and amortization, and other non-cash charges deducted in determining consolidated net income, extraordinary items and the cumulative effect accounting changes and earnings of, but including dividends from, non-controlled affiliates. We believe that EBITDA provides useful information regarding our debt service ability, but should not be considered in isolation or as a substitute for the condensed consolidated statements of operations and comprehensive loss or cash flow data.

                                       SIX MONTHS ENDED                     YEAR ENDED
                                      -------------------   ------------------------------------------
                                      JUNE 30,   JUNE 30,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                        2001       2000         2000           1999           1998
                                      --------   --------   ------------   ------------   ------------
                                                           (DOLLARS IN THOUSANDS)
EBITDA (Segment Data):
  Coated board......................  $136,576   $141,776     $286,039       $269,509       $225,191
  Containerboard....................     1,286     10,565       20,518          7,000         (8,965)
  Corporate and Eliminations........    (6,556)    (3,380)      (6,523)        (3,034)       (12,768)
                                      --------   --------     --------       --------       --------
EBITDA..............................  $131,306   $148,961     $300,034       $273,475       $203,458
                                      ========   ========     ========       ========       ========

BUSINESS TRENDS AND INITIATIVES

    Our cash flow from operations and EBITDA are influenced by sales volume and selling prices for our products and raw material costs, and are affected by a number of significant business, economic and competitive factors. Many of these factors are not within our control. Historically, in the coated board business segment, we have experienced stable pricing for our integrated beverage carton products, and moderate cyclical pricing for our folding cartonboard, which is principally sold in the open market. Our folding cartonboard sales are affected by competition from competitors' CUK board and other substrates--solid bleached sulfate, recycled clay coated news and, internationally, white lined chip board--as well as by general market conditions.

    In the containerboard business segment, conditions in the cyclical worldwide commodity paperboard markets have a substantial impact on our containerboard sales. We elected to take linerboard, CUK board, corrugating medium and bag market related downtime at our U.S. mills of 73 days (or approximately 32,000 tons) during 2000. During the six months ended June 30, 2001, we elected to take medium market related downtime at our U.S. mills of 28 days (or approximately 11,100 tons). The downtime resulted in under-absorbed fixed costs of approximately $5.6 million for 2000 and approximately $2.0 million for the six months ended June 30, 2001. We expect to take an additional 39 days (or approximately 13,600 tons) of medium and bag market related downtime throughout the remaining six months of 2001 on our medium and bag machines, but the amount of downtime could change depending upon market conditions. The downtime results from a number of factors, but principally from a weak containerboard market. As a result of the expected downtime throughout the remainder of 2001, we estimate the impact on earnings at our U.S. mills to be approximately $2.4 million related to the under-absorbtion of fixed costs.

    Energy, including natural gas, fuel oil and electricity, represents a significant portion of our manufacturing costs. During 2000 and the six months ended June 30, 2001, we experienced a significant increase in our energy costs compared to 1999 and the six months ended June 30, 2000, respectively, principally at our U.S. mills, equal to approximately $11 million and $16 million, respectively. Until recently, our results had not been significantly affected by energy costs. We have entered into hedging contracts designed to mitigate the impact of future energy cost increases through the remainder of 2001 and through a portion of 2002, and will continue to evaluate our hedge position.

    We are pursuing a number of long-term initiatives designed to improve productivity and profitability while continuing to implement our coated board business strategy. We have undertaken a profit center reorganization of our operations, implemented a global restructuring program (see below), implemented a number of cost saving measures and effected several management changes. We are continuing to implement a global total quality systems initiative which uses statistical process control to help design and manage all types of activities including production and maintenance.

    In addition, we are continuing to implement a strategy focused on the expansion into the high-growth segments of the global consumer packaged goods sector. We have identified a number of new end-use markets and strategic alliance partners to position us to provide a broad portfolio of new and enhanced products to generate additional growth in the global consumer packaged goods sector.

    Effective January 1, 2001, we have consolidated into our financial statements the accounts of Rengo Riverwood Packaging, Ltd., our Japanese joint venture, since we have the ability to exercise direct or indirect control over Rengo's operating and financial policies. The consolidation of Rengo contributed approximately $24 million in net sales and $3 million in EBITDA in the six months ended June 30, 2001.

    We expect capital expenditures will range from $50 million to $60 million in 2001 as we invest to improve our process capabilities, in packaging machinery, and to comply with environmental cluster rules. We continue to evaluate our current operations and assets with a view to rationalizing our operations and improving profitability, in particular with respect to our international converting assets and strategy. As part of this effort, we initiated a $25.6 million global restructuring program in the fourth quarter of 1998 aimed at achieving annualized savings and cost avoidance of approximately $20 million when fully implemented. The global restructuring program is focused in our European operations. To date, we have made significant progress in completing the restructuring activities and anticipate completing this program during 2001. See "--Financial Condition, Liquidity and Capital Resources--Restructuring Activities." Finally, we are continuing to focus on reducing working capital and increasing liquidity.

    Packaging machinery placements for the six months ended June 30, 2001 decreased approximately 30% when compared to the six months ended June 30, 2000. We expect packaging machinery placements for 2001 to be lower when compared to 2000. We expect packaging machinery orders for 2001 to be higher when compared to 2000; as a result, we anticipate packaging machinery placements for 2002 to exceed 2001 and be comparable to 2000. We have been and will continue to be selective in future packaging machinery placements to ensure appropriate returns.

OUTLOOK

    We expect that our 2001 full year EBITDA will be slightly lower than our 2000 EBITDA, although no assurance can be given in this regard. The achievement of this expectation is dependent upon (among other things) a number of profit improvement initiatives, including increasing worldwide beverage and North American consumer product sales volumes above 2000 levels, improving U.S. mill throughput, continued cost savings from other actions taken to date and stable pricing for our products. In 2001, we expect sales volume increases in our worldwide beverage markets, and continued growth in our North American consumer product markets. We expect containerboard sales and margins to be negatively affected for the remainder of 2001 due to the recent negative market pressures on containerboard pricing. We believe that increased energy costs will continue to significantly impact our results for the remainder of 2001.

SIX MONTHS ENDED JUNE 30, 2001 COMPARED WITH SIX MONTHS ENDED JUNE 30, 2000

PAPERBOARD SHIPMENTS

    The following represents shipments of coated board and containerboard to outside customers. Shipments of coated board represent sales to customers of beverage carrierboard and folding cartonboard. Shipments from the Swedish mill represent sales to customers of white lined chip board produced at this mill. Shipments of containerboard represent sales to customers of linerboard, corrugating medium, kraft paper and various other items. Total shipments for the six months ended June 30, 2001 and 2000 were as follows:

                                                            SIX MONTHS ENDED
                                                      -----------------------------
                                                      JUNE 30, 2001   JUNE 30, 2000
                                                      -------------   -------------
                                                         (IN THOUSANDS OF TONS)
Coated board........................................      498.7           488.2
Swedish mill........................................       77.2            74.0
Containerboard......................................      136.6           156.9
                                                          -----           -----
                                                          712.5           719.1
                                                          =====           =====

RESULTS OF OPERATIONS

    The following discussion of our results of operations is based upon the six months ended June 30, 2001 and June 30, 2000.

                                                        SIX MONTHS        % INCREASE        SIX MONTHS
                                                           ENDED          (DECREASE)           ENDED
                                                       JUNE 30, 2001   FROM PRIOR PERIOD   JUNE 30, 2000
                                                       -------------   -----------------   -------------
                                                                    (DOLLARS IN THOUSANDS)
Net Sales (Segment Data):
  Coated board.......................................    $550,728               6.5%         $517,328
  Containerboard.....................................      46,703             (18.7)           57,423
                                                         --------                            --------
Net Sales............................................     597,431               3.9           574,751
Cost of Sales........................................     473,540               6.8           443,517
                                                         --------                            --------
Gross Profit.........................................     123,891              (5.6)          131,234
Selling, General and Administrative..................      60,753               1.7            59,716
Research, Development and Engineering................       2,335              11.2             2,100
Other Expense, net...................................      13,068             562.3             1,973
                                                         --------                            --------
Income from Operations...............................      47,735             (29.2)%        $ 67,445
                                                         ========                            ========
Income (Loss) from Operations
(Segment Data):
  Coated board.......................................    $ 69,327             (10.4)%        $ 77,339
  Containerboard.....................................      (6,501)           (100.0)            1,879
  Corporate and Eliminations.........................     (15,091)            (28.2)          (11,773)
                                                         --------                            --------
Income from Operations...............................    $ 47,735             (29.2)%        $ 67,445
                                                         ========                            ========

    NET SALES. As a result of the factors described below, our net sales for the six months ended June 30, 2001 increased by $22.6 million, or 3.9%, compared with the six months ended June 30, 2000. Net sales in the coated board business segment increased by $33.4 million for the six months ended June 30, 2001, or 6.5%, to $550.7 million from $517.3 million for the six months ended June 30, 2000, due primarily to higher sales volume in North American consumer product markets, North American beverage carton markets and international beverage markets, and the consolidation of Rengo. These increases were somewhat offset by the negative impact of foreign currency exchange rates. Net sales in the containerboard business segment decreased by $10.7 million, or 18.7%, to $46.7 million for the six months ended June 30, 2001 from $57.4 million for the six months ended June 30, 2000, due principally to lower volumes and pricing.

    GROSS PROFIT. As a result of the factors discussed below, our gross profit for the six months ended June 30, 2001 decreased by $7.3 million, or 5.6%, to $123.9 million from $131.2 million for the six months ended June 30, 2000. Our gross profit margin decreased to 20.7% for the six months ended June 30, 2001 from 22.8% for the six months ended June 30, 2000. Gross profit in the coated board business segment increased by $0.4 million, or 0.3%, to $128.1 million for the six months ended June 30, 2001 from $127.7 million for the six months ended June 30, 2000, while our gross profit margin decreased to 23.3% for the six months ended June 30, 2001 from 24.7% for the six months ended June 30, 2000. The decrease in coated board gross profit was due primarily to increased energy costs of over $16 million somewhat offset by worldwide cost reductions and higher net sales. Gross profit in the containerboard business segment decreased by $8.4 million to $(4.8) million for the six months ended June 30, 2001 from $3.6 million for the six months ended June 30, 2000, while our gross profit margin decreased to (10.4)% for the six months ended June 30, 2001 from 6.2% for the six months ended June 30, 2000. The decrease in containerboard gross profit resulted principally from lower volumes and pricing, and the under-absorbtion of fixed costs due to the market related downtime taken during the six months ended June 30, 2001.

    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses increased $1.1 million, or 1.7%, to $60.8 million for the six months ended June 30, 2001 from $59.7 million for the six months ended June 30, 2000, due primarily to certain non-recurring operating charges recorded for the six months ended June 30, 2001. As a percentage of net sales, selling, general and administrative expenses decreased from 10.4% for the six months ended June 30, 2000 to 10.2% for the six months ended June 30, 2001.

    RESEARCH, DEVELOPMENT AND ENGINEERING. Research, development and engineering expenses increased $0.2 million, or 11.2%, to $2.3 million for the six months ended June 30, 2001 from $2.1 million for the six months ended
June 30, 2000, due primarily to higher research and development investing relating to packaging machinery.

    OTHER EXPENSE, NET. Other expense, net, was $13.1 for the six months ended June 30, 2001 as compared to $2.0 million for the six months ended June 30, 2001. This change was principally due to non-recurring operating charges recorded for the six months ended June 30, 2001 primarily relating to a litigation reserve and non-cash asset retirements, and certain non-recurring operating credits recorded for the six months ended June 30, 2000.

    INCOME FROM OPERATIONS. Primarily as a result of the factors discussed above, our income from operations for the six months ended June 30, 2001 decreased by $19.7 million, or 29.2%, to $47.7 million from $67.4 million for the six months ended June 30, 2000, while our operating margin decreased to 8.0% for the six months ended June 30, 2001 from 11.7% for the six months ended
June 30, 2000. Income from operations in the coated board business segment decreased by $8.0 million, or 10.4%, to $69.3 million for the six months ended June 30, 2001 from $77.3 million for the six months ended June 30, 2001, while the operating margin decreased to 12.6% for the six months ended June 30, 2001 from 14.9% for the six months ended June 30, 2000, primarily as a result of the factors described above. Income (loss) from operations in the containerboard business segment decreased by $8.4 million to $(6.5) million for the six months ended June 30, 2001 from $1.9 million for the six months ended June 30, 2000, while the operating margin decreased to (13.9)% for the six months ended
June 30, 2001 from 3.3% for the six months ended June 30, 2000, primarily as a result of the factors described above.

    FLUCTUATIONS IN U.S. CURRENCY EXCHANGE RATES. The strengthening of the U.S. dollar currency exchange rates as compared to the Euro and related currencies, and the Japanese Yen had a modest impact on net sales, gross profit, income from operations, and operating expenses for the six months ended June 30, 2001.

INTEREST INCOME, INTEREST EXPENSE, INCOME TAX EXPENSE, EQUITY IN NET EARNINGS OF AFFILIATES, EXTRAORDINARY LOSS ON EARLY EXTINGUISHMENT OF DEBT AND CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE

    INTEREST INCOME. Interest income increased by $0.2 million to $0.6 million for the six months ended June 30, 2001 from $0.4 million for the six months ended June 30, 2000.

    INTEREST EXPENSE. Interest expense decreased by $12.3 million to $80.2 million for the six months ended June 30, 2001 from $92.5 million for the six months ended June 30, 2000 due primarily to lower average debt balances but also impacted by lower average interest rates.

    INCOME TAX EXPENSE. For the six months ended June 30, 2001, we recognized an income tax expense of $2.4 million on a (loss) before income taxes and equity in net earnings of affiliates of $(31.9) million. For the six months ended
June 30, 2000, we recognized an income tax expense of

$2.4 million on a (loss) before income taxes and equity in net earnings of affiliates of $(24.7) million. These expenses differed from the statutory federal income tax rate primarily because of valuation allowances established on net operating loss carryforward tax assets in the U.S. and certain international locations where the realization of such benefits is not more likely than not.

    EQUITY IN NET EARNINGS OF AFFILIATES. Equity in net earnings of affiliates was comprised primarily of our equity in net earnings of Igaras, which was accounted for under the equity method of accounting. On October 3, 2000, along with our joint venture partner, Cia Suzano de Papel e Celulose, we completed the sale of the jointly-held subsidiary Igaras. Equity in net earnings of affiliates decreased $2.3 million to nil for the six months ended June 30, 2001 from $2.3 million for the six months ended June 30, 2000 as a result of the sale of Igaras and the consolidation of Rengo.

    EXTRAORDINARY LOSS ON EARLY EXTINGUISHMENT OF DEBT. On June 21, 2001, we completed an offering of $250 million principal amount of the old notes, bearing interest at 10 5/8%. The net proceeds of this offering were applied to prepay a portion of the term loan facility resulting in a non-cash, extraordinary charge to earnings of approximately $2.8 million, net of tax of nil, related to the write-off of the applicable portion of deferred debt issuance costs on the term loans.

    CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE. We are exposed to fluctuations in interest rates on our variable rate debt and fluctuations in foreign currency transaction cash flows. We actively monitor these fluctuations and use derivative instruments from time to time to manage our exposure. In accordance with our risk management strategy, we use derivative instruments only for the purpose of managing risk associated with fluctuations in cash flow of the underlying exposures identified by management. We do not trade or use derivative instruments with the objective of earning financial gains on interest or currency rates, nor do we use leveraged instruments or instruments where there are no underlying exposures identified. Our use of derivative instruments may result in short-term gains or losses and may increase volatility in our earnings.

    On January 1, 2001, we adopted Statement of Financial Accounting Standards, or SFAS, No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, AS AMENDED BY SFAS NO. 137, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES--DEFERRAL OF THE EFFECTIVE DATE OF FASB STATEMENT NO. 133, AND SFAS NO. 138, ACCOUNTING FOR CERTAIN DERIVATIVE INSTRUMENTS AND CERTAIN HEDGING ACTIVITIES, or SFAS No. 133. SFAS No. 133 requires all derivative instruments to be measured at fair value and recognized on the balance sheet as either assets or liabilities. In addition, all derivative instruments used in hedging relationships must be designated, reassessed and documented pursuant to the provisions of SFAS No. 133. Upon adoption of SFAS No. 133, we recognized a one-time after-tax transition adjustment to decrease earnings by approximately $0.5 million and decrease other comprehensive income by approximately
$1.1 million. These amounts have been presented as a cumulative effect of change in accounting principle in the accompanying condensed consolidated statement of operations and comprehensive loss for the six months ended June 30, 2001 and condensed consolidated balance sheet at June 30, 2001, respectively.

    The following is a summary our derivative instruments as of June 30, 2001 and the accounting policies we employ for each:

    HEDGES OF ANTICIPATED CASH FLOWS. The following is a reconciliation of current period changes in the fair value of the interest rate swap agreements, foreign currency forward and option contracts which have been recorded as accumulated other comprehensive (loss) in the accompanying condensed consolidated balance sheet at June 30, 2001 and as derivative instruments (loss) in the accompanying condensed consolidated statement of operations and comprehensive (loss) for the for the six months ended June 30, 2001.

                                                           (DOLLARS IN THOUSANDS)
SFAS No. 133 transition adjustment.......................          $(1,094)
Current period increase in fair value....................           (1,353)
                                                                   -------
Balance at June 30, 2001.................................          $(2,447)
                                                                   =======

    During the six months ended June 30, 2001, there was no ineffective portion related to the changes in fair value of the interest rate swap agreements, foreign currency forward and option contracts and there were no amounts excluded from the measure of effectiveness. The balance of $(2.4) million recorded in accumulated other comprehensive (loss) at June 30, 2001 is expected to be reclassified into future earnings, contemporaneously with and offsetting changes in the related hedged exposure. The estimated amount to be reclassified into future earnings as interest expense over the next twelve months through June 30, 2002 is approximately $1.8 million. The actual amount that will be reclassified to future earnings over the next twelve months will vary from this amount as a result of changes in market conditions. No amounts were reclassified to earnings during the six months ended June 30, 2001 in connection with forecasted transactions that were no longer considered probable of occurring.

    DERIVATIVES NOT DESIGNATED AS HEDGES. We have foreign currency forward contracts used to hedge the exposure associated with foreign currency denominated receivables. These contracts are presently being marked-to-market through the income statement and will continue to be marked-to-market through the income statement.

YEAR ENDED DECEMBER 31, 2000 COMPARED WITH YEAR ENDED DECEMBER 31, 1999

PAPERBOARD SHIPMENTS

    The following represents shipments of coated board and containerboard to outside customers. Shipments of coated board represent sales to customers of beverage carrierboard and folding cartonboard. Shipments from the Swedish mill represent sales to customers of white lined chip board produced at this mill. Shipments of containerboard represent sales to customers of linerboard, corrugating medium, kraft paper and various other items. Total shipments for the years ended December 31, 2000 and 1999 were as follows:

                                                               2000       1999
                                                             --------   --------
                                                                (IN THOUSANDS
                                                                  OF TONS)
Coated board...............................................    965.4      965.6
Swedish mill...............................................    150.4      141.0
Containerboard.............................................    319.4      327.8
                                                             -------    -------
                                                             1,435.2    1,434.4
                                                             =======    =======

RESULTS OF OPERATIONS

    The following discussion of our results of operations is based upon the years ended December 31, 2000 and 1999.

                                                                      % INCREASE
                                                   YEAR ENDED       (DECREASE) FROM      YEAR ENDED
                                                DECEMBER 31, 2000    PRIOR PERIOD     DECEMBER 31, 1999
                                                -----------------   ---------------   -----------------
                                                                (DOLLARS IN THOUSANDS)
Net Sales (Segment Data):
  Coated board................................     $1,011,822              0.2%          $1,010,068
  Containerboard..............................        116,861             13.9              102,643
                                                   ----------                            ----------
Net Sales.....................................      1,128,683              1.4            1,112,711
Cost of Sales.................................        860,172             (1.4)             871,970
                                                   ----------                            ----------
Gross Profit..................................        268,511             11.5              240,741
Selling, General and Administrative...........        112,200             (1.9)             114,402
Research, Development and Engineering.........          4,554             11.7                4,078
Restructuring (Credit)........................         (2,600)              NM                   --
Other (Income) Expense, net...................        (66,132)          (100.0)               1,798
                                                   ----------                            ----------
Income from Operations........................     $  220,489             83.0           $  120,463
                                                   ==========                            ==========

Income (Loss) from Operations (Segment Data):
  Coated board................................     $  161,372              6.5%          $  151,453
  Containerboard..............................          5,183               NM              (10,235)
  Corporate and Eliminations..................         53,934               NM              (20,755)
                                                   ----------                            ----------
Income from Operations........................     $  220,489             83.0%          $  120,463
                                                   ==========                            ==========

    NET SALES. As a result of the factors described below, our net sales in 2000 increased by $16.0 million, or 1.4%, compared to 1999. Net Sales in the coated board business segment increased by $1.7 million in 2000, or 0.2%, to $1,011.8 million from $1,010.1 million in 1999, due primarily to higher sales volume in North American consumer product markets due principally to selected switching from competing substrates to our substrate, higher sales volume in international beverage markets due principally to continued market penetration and strong demand in Japan, and slightly improved pricing in North American beverage and North American consumer product markets. These increases were somewhat offset by lower sales volumes in Brazil, by lower North American beverage volumes due primarily to lower soft drink demand and the negative impact of foreign currency exchange rates, primarily in Europe. Net sales in the containerboard business segment increased $14.3 million, or 13.9%, to $116.9 million in 2000 from $102.6 million in 1999, due principally to higher pricing, somewhat offset by lower sales volume primarily in the medium markets.

    GROSS PROFIT. As a result of the factors discussed below, our gross profit for 2000 increased by $27.8 million, or 11.5%, to $268.5 million from $240.7 million in 1999. Our gross profit margin increased to 23.8% in 2000 from 21.6% in 1999. Gross profit in the coated board business segment increased by $9.9 million, or 4.0%, to $255.2 million in 2000 from $245.3 million in 1999, while our gross profit margin increased to 25.2% in 2000 from 24.3% in 1999. The increase in coated board gross profit was due directly to worldwide cost reductions and higher net sales somewhat offset by higher energy costs. Gross profit in the containerboard business segment increased by $12.4 million to a gain of $8.1 million in 2000 from a loss of $4.3 million in 1999, while our gross profit margin increased to 7.0% in 2000 from (4.2)% in 1999. The increase in containerboard gross profit resulted principally from improved pricing somewhat offset by the under-absorbed fixed costs resulting from the market related downtime taken at the U.S. mills.

    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expense decreased by $2.2 million, or 1.9%, to $112.2 million in 2000 from $114.4 million in 1999, due mainly to lower incentive compensation expense somewhat offset by higher depreciation expense, higher stock option compensation expense, expenses related to our total quality systems initiative, and consulting fees related to a project within our consumer products business. As a percentage of net sales, selling, general and administrative expenses decreased from 10.3% in 1999 to 9.9% in 2000.

    RESEARCH, DEVELOPMENT AND ENGINEERING. Research, development and engineering expenses increased by $0.5 million, or 11.7%, to $4.6 million in 2000 from $4.1 million in 1999, due primarily to higher research and development investing relating to packaging machinery.

    RESTRUCTURING (CREDIT). During 2000, we substantially completed the 1998 restructuring plan that related primarily to the restructuring of our European operations, primarily the ongoing rationalization of our international folding carton converting operations. See "--Financial Condition, Liquidity and Capital Resources--Restructuring Activities." We reduced the restructuring reserve by $4.8 million. In addition, $2.2 million of new restructuring activities aligned with the overall objectives of the initial plan were recorded and completed during 2000.

    OTHER (INCOME) EXPENSE, NET. Other (income) expense, net, was $(66.1) million in 2000 and $1.8 million in 1999. This change was primarily due to the gain recognized from the sale of Igaras. See "--Equity in Net Earnings of Affiliates."

    INCOME FROM OPERATIONS. Primarily as a result of the factors discussed above, our income from operations in 2000 increased by $100.0 million, or 83.0%, to $220.5 million from $120.5 million in 1999, while our operating margin increased to 19.5% in 2000 from 10.8% in 1999. Income from operations in the coated board business segment increased by $9.9 million, or 6.5%, to $161.4 million in 2000 from $151.5 million in 1999, while the operating margin increased to 16.0% in 2000 from 15.0% in 1999, primarily as a result of the factors described above. Income from operations in the containerboard business segment increased $15.4 million to a gain of $5.2 million in 2000 from a (loss) from operations of $(10.2) million in 1999, while the operating margin increased to 4.4% in 2000 from (10.0)% in 1999, primarily as a result of the factors described above. Income from operations in the corporate business segment increased $74.7 million to a gain of $53.9 million in 2000 from a (loss) from operations of $(20.8) million in 1999 due primarily to the sale of Igaras.

    FLUCTUATIONS IN U.S. CURRENCY EXCHANGE RATES. The strengthening of the U.S. Dollar against the Euro and other European currencies did have a modest impact on net sales, gross profit, income from operations, and operating expenses during 2000. However, the impact was somewhat offset by the weakening of the U.S. Dollar against the Japanese Yen.

INTEREST INCOME, INTEREST EXPENSE, INCOME TAXES, AND EQUITY IN NET EARNINGS OF
  AFFILIATES

    INTEREST INCOME. Interest income decreased by $0.1 million to $0.8 million in 2000 from $0.9 million in 1999.

    INTEREST EXPENSE. Interest expense increased by $2.1 million to $181.3 million in 2000 from $179.2 million in 1999 due primarily to higher average interest rates.

    INCOME TAX EXPENSE (BENEFIT). During 2000, we recognized an income tax expense of $3.0 million on income before income taxes and equity in net earnings of affiliates of $40.1 million. During 1999, we recognized an income tax expense of $3.9 million on a (loss) before income taxes and equity in net earnings of affiliates of $(57.8) million. These expenses differed from the statutory federal income tax rate primarily because of valuation allowances established on net operating loss carryforward tax assets in the U.S. and certain international locations where the realization of such benefits is not more likely than not.

    EQUITY IN NET EARNINGS OF AFFILIATES. Equity in net earnings of affiliates was comprised primarily of our equity in net earnings of Igaras. On October 3, 2000, we, along with our joint venture partner, completed the sale of the jointly-held subsidiary Igaras for approximately $510 million, including the assumption of $112 million of debt. See "Business--Containerboard." We recognized a gain of approximately $70.9 million in connection with the sale. Through the date of the sale, Igaras was accounted for under the equity method of accounting. Equity in net earnings of affiliates decreased $3.7 million to $3.4 million in 2000 from $7.1 million in 1999 primarily as a result of the sale.

    On January 14, 1999, the Central Bank of Brazil changed the foreign exchange policy by eliminating the exchange rate band, which had been used as a means to control the fluctuation of the Real against the U.S. Dollar. The exchange rate is now determined by market forces.

    During 2000 and 1999, we received dividends from Igaras totaling
$3.8 million and $2.9 million, respectively, net of taxes of $0.7 million and $0.5 million, respectively. During 2000 and 1999, we received net dividends from our equity investments other than Igaras totaling $0.5 million and $1.1 million, respectively. During the third quarter of 1999, we sold an investment other than Igaras, resulting in a receipt of a final dividend of $0.8 million. No significant gain or loss was recognized in accordance with the sale.

YEAR ENDED DECEMBER 31, 1999 COMPARED WITH YEAR ENDED DECEMBER 31, 1998

PAPERBOARD SHIPMENTS

    The following represents shipments of coated board and containerboard to outside customers. Shipments of coated board represent sales to customers of beverage carrierboard and folding cartonboard. Shipments from the Swedish mill represent sales to customers of white lined chip board produced at this mill. Shipments of containerboard represent sales to customers of linerboard, corrugating medium, kraft paper and various other items. Total shipments for the years ended December 31, 1999 and 1998 were as follows:

                                                               1999        1998
                                                             ---------   ---------
                                                             (IN THOUSAND OF TONS)
Coated board...............................................     965.6     1,020.7
Swedish mill...............................................     141.0       138.2
Containerboard.............................................     327.8       278.5
                                                              -------     -------
                                                              1,434.4     1,437.4
                                                              =======     =======

RESULTS OF OPERATIONS

    The following discussion of our results of operations is based upon the years ended December 31, 1999 and 1998.

                                                                      % INCREASE
                                                   YEAR ENDED       (DECREASE) FROM      YEAR ENDED
                                                DECEMBER 31, 1999    PRIOR PERIOD     DECEMBER 31, 1998
                                                -----------------   ---------------   -----------------
                                                                (DOLLARS IN THOUSANDS)
Net Sales (Segment Data):
  Coated board................................     $1,010,068             (4.3)%         $1,055,270
  Containerboard..............................        102,643             27.8               80,299
                                                   ----------                            ----------
Net Sales.....................................      1,112,711             (2.0)           1,135,569
Cost of Sales.................................        871,970             (6.9)             936,957
                                                   ----------                            ----------
Gross Profit..................................        240,741             21.2              198,612
Selling, General and Administrative...........        114,402              2.0              112,117
Research, Development and Engineering.........          4,078            (26.8)               5,570
Impairment Loss...............................             --           (100.0)              15,694
Restructuring Charge..........................             --           (100.0)              25,580
Other Expense, net............................          1,798            (85.0)              11,973
                                                   ----------                            ----------
Income from Operations........................     $  120,463            335.2 %         $   27,678
                                                   ==========                            ==========
Income (Loss) from Operations (Segment Data):
  Coated board................................     $  151,453             92.3 %         $   78,752
  Containerboard..............................        (10,235)            56.8              (23,682)
  Corporate and Eliminations..................        (20,755)            24.2              (27,392)
                                                   ----------                            ----------
Income from Operations........................     $  120,463            335.2 %         $   27,678
                                                   ==========                            ==========

    NET SALES. As a result of the factors described below, our net sales in 1999 decreased by $22.9 million, or 2.0%, compared with 1998. Net sales in the coated board business segment decreased by $45.2 million in 1999, or 4.3%, to $1,010.1 million from $1,055.2 million in 1998, due primarily to lower sales volumes in our worldwide folding cartonboard markets due to weak demand in Asia, and the effect of exiting certain low-margin business in the U.K., offset somewhat by increased sales volume in international beverage markets due to increased market penetration and strong demand in Japan, and modestly higher selling prices in U.S. beverage markets. Net sales in the containerboard business segment increased $22.3 million, or 27.8%, to $102.6 million in 1999 from $80.3 million in 1998, due principally to higher linerboard volumes as well as higher pricing for all containerboard markets.

    GROSS PROFIT. As a result of the factors discussed below, our gross profit for 1999 increased $42.1 million, or 21.2%, to $240.7 million from $198.6 million in 1998. Our gross profit margin increased to 21.6% for 1999 from 17.5% in 1998. Gross profit in the coated board business segment increased by $29.5 million, or 13.7%, to $245.3 million in 1999 as compared to $215.8 million in 1998, while our gross profit margin increased to 24.3% in 1999 from 20.5% in 1998. This increase in gross profit despite lower net sales, resulted principally from overall cost reductions and a shift in mix towards more profitable beverage sales. In the containerboard business segment, gross profit increased $13.1 million to a loss of $4.3 million in 1999 as compared to a loss in 1998 of $17.4 million due principally to higher linerboard volumes as well as higher pricing for all containerboard markets.

    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses increased $2.3 million, or 2.0%, to $114.4 million in 1999 as compared to $112.1 million in 1998, and as a percentage of net sales, increased to 10.3% in 1999, from 9.9% in 1998. This increase was due primarily to incremental costs relating to the implementation of a new computerized information system.

    RESEARCH, DEVELOPMENT AND ENGINEERING. Research, development and engineering expenses decreased by $1.5 million, or 26.8%, to $4.1 million in 1999 from $5.6 million in 1998 due primarily to lower research and development investing relating to packaging machinery.

    IMPAIRMENT LOSS. We recorded an impairment loss of $15.7 million in 1998 due to a write-down of packaging machines in accordance with Statement of Financial Accounting Standards No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF. The fair value of the machines was determined based on expected future lease revenues and potential disposition.

    RESTRUCTURING CHARGE. We recorded a charge of $25.6 million in the fourth quarter of 1998 to accrue for the closing costs relating primarily to the restructuring of our European operations, primarily the ongoing rationalization of our international folding carton converting operations. See "--Financial Condition, Liquidity and Capital Resources--Restructuring Activities".

    OTHER EXPENSE, NET. Other expense, net, decreased by approximately $10.2 million, or 85.0%, to $1.8 million in 1999, due mainly to certain non-recurring credits taken in 1999 and a net gain resulting from certain foreign currency hedging activities. In 1998, we also wrote-off certain packaging machine deferred design costs which did not occur in 1999.

    INCOME FROM OPERATIONS. Primarily as a result of the factors discussed above, our income from operations in 1999 increased by $92.8 million, or 335.2%, to $120.5 million from $27.7 million in 1998, while our operating margin increased to 10.9% in 1999 from 2.4% in 1998. Income from operations in the coated board business segment increased $72.7 million, or 92.3%, to $151.5 million in 1999 from $78.8 million in 1998, while the operating margin increased to 15.0% in 1999 from 7.5% in 1998, primarily as a result of the factors described above. The (loss) from operations in the containerboard business segment was reduced by $13.4 million to a loss of $10.2 million in 1999 from a (loss) from operations of $23.4 million in 1998, primarily as a result of the factors described above.

    FLUCTUATIONS IN U.S. CURRENCY EXCHANGE RATES. The strengthening of the U.S. Dollar against the Euro did have a modest impact on net sales, gross profit, income from operations, and operating expenses during 1999. However, the impact was offset by the weakening of the U.S. Dollar against the Japanese Yen.

INTEREST INCOME, INTEREST EXPENSE, INCOME TAXES, AND EQUITY IN NET EARNINGS OF AFFILIATES

    INTEREST INCOME. Interest income decreased $0.4 million to $0.9 million in 1999 from $1.3 million in 1998.

    INTEREST EXPENSE. Interest expense increased $1.2 million to $179.2 million in 1999 from $178.0 million in 1998 resulting principally from higher average total debt during the year. During 1999 and 1998, we capitalized interest of $1.4 million per year. Amortization of deferred debt issuance costs was $10.3 million for 1999 and 1998.

    INCOME TAXES EXPENSE (BENEFIT). During 1999, we recognized an income tax expense of $3.9 million on a loss before income taxes and equity in net earnings of affiliates of $57.8 million. During 1998, we recognized an income tax (benefit) $0.6 million on a loss before income taxes and equity in net earnings of affiliates of $149.1 million. These expenses differed from the statutory federal income tax rate primarily because of valuation allowances established on net operating loss carryforward tax assets in the U.S. and certain international locations where the realization of such benefits is not more likely than not.

    EQUITY IN NET EARNINGS OF AFFILIATES. Equity in net earnings of affiliates is comprised primarily of our equity in net earnings of Igaras, which is accounted for under the equity method of accounting. Equity in net earnings of affiliates decreased $1.1 million, or 12.8%, to $7.1 million in 1999 from $8.2 million in 1998 resulting from an overall downturn in the Brazilian markets.

    During 1999 and 1998, we received net dividends from Igaras of approximately $2.9 million and $5.4 million, respectively, net of taxes of $0.5 million and $0.9 million, respectively. Under the Igaras joint venture agreement, Igaras is required to pay dividends equal to at least 25% of their net profits.

    On January 14, 1999, the Central Bank of Brazil changed the foreign exchange policy by eliminating the exchange rate band, which had been used as a means to control the fluctuation of the Real against the U.S. dollar. The exchange rate is now determined by market forces. As a consequence of such change, the Real suffered a significant devaluation related to the U.S. dollar during the beginning of 1999.

    During 1999 and 1998, we received net dividends from our equity investments other than Igaras of $1.1 million and $0.7 million, respectively. During the third quarter of 1999, we sold an investment other than Igaras, resulting in a receipt of a final dividend of $0.8 million. No significant gain or loss was recognized in accordance with the sale.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

    We broadly define liquidity as our ability to generate sufficient cash flow from operating activities to meet our obligations and commitments. In addition, liquidity includes the ability to obtain appropriate debt and equity financing and to convert into cash those assets that are no longer required to meet existing strategic and financial objectives. Therefore, liquidity cannot be considered separately from capital resources that consist of current or potentially available funds for use in achieving long-range business objectives and meeting debt service commitments.

    CASH FLOWS. Cash and equivalents increased by approximately $16.9 million for the six months ended June 30, 2001 primarily as a result of the net cash provided by operating activities ($15.5 million), the consolidation of Rengo ($18.0 million) and the net cash provided by financing activities
($8.9 million), somewhat offset by purchases of property, plant and equipment ($25.3 million). Depreciation and amortization for the six months ended
June 30, 2001 totaled approximately $72 million, and is expected to be approximately $140 million to $150 million for 2001.

    Our cash flows from our operations and EBITDA are subject to moderate seasonality with demand usually increasing in the spring and summer due to the seasonality of the worldwide multiple packaging beverage segment.

    LIQUIDITY AND CAPITAL RESOURCES. Our liquidity needs arise primarily from debt service on the substantial indebtedness incurred in connection with the merger, and from the funding of our capital expenditures, ongoing operating costs, and working capital.

    On June 21, 2001, we completed the offering of the old notes. We applied the net proceeds of the offering of $251.5 million to prepay a portion of the outstanding borrowings under the term loan facility.

    On August 10, 2001, we entered into the 2001 senior secured credit agreement with certain lenders providing for senior secured credit facilities with aggregate commitments not to exceed $635 million, including the $335 million 2001 term loan facility and the $300 million 2001 revolving facility. We applied the proceeds of the initial borrowings under the 2001 facilities of $386.0 million, including $51.0 million under the 2001 revolving facility, to repay in full the outstanding borrowings under the term loan facility and the revolving facility and to pay approximately $12 million of the estimated
$14 million of fees and expenses incurred in connection with the amendment and restatement of the credit agreement.

    As of June 30, 2001, on a pro forma basis after giving effect to the amendment and the restatement of the credit agreement and the borrowings under the 2001 facilities, we had outstanding approximately $1,548.5 million of long-term debt, consisting primarily of $650 million aggregate principal amount of the 1996 notes, $250 million of the 1997 notes, $250 million of the notes, $335 million outstanding under the 2001 term loan facility and $51 million outstanding under the 2001 revolving facility, and other debt issues and facilities.

    DEBT SERVICE. As of June 30, 2001, annual term loan amortization requirements under the term loan facility were approximately $50 million, $101 million and $86 million for each of the years 2002 through 2004, respectively. The loans under the term loan facility and the revolving facility bore interest at floating rates based upon the interest rate option selected by us. The tranche A term loans, tranche B term loans and tranche C term loans under the term loan facility bore interest as of June 30, 2001 at an average rate per annum of 7.0%. The revolving facility was scheduled to mature in March 2003 with all amounts then outstanding becoming due.

    Principal and interest payments under the 2001 term loan facility and the 2001 revolving facility, together with interest payments on the notes, 1997 notes and 1996 notes, represent significant liquidity requirements for us. The 2001 term loan facility amortization requirements are in semi-annual installments of $37.5 million beginning June 30, 2003 and amounting to $75 million annually in each of 2003 and 2004, with $46.25 million due on June 30, 2005, and the remainder due at maturity on December 31, 2005. The 2001 revolving facility matures on December 31, 2005. If we refinance the 1996 senior notes on specified terms on or prior to December 31, 2005, amounts due under the 2001 term loan facility and the 2001 revolving facility on December 31, 2005 may be extended to December 31, 2006 (in such event, the 2001 term loan facility will continue to amortize in semi-annual installments of $46.25 million through December 31, 2006).

    The loans under the 2001 facilities bear interest at floating rates based upon the interest rate option elected by us. The 1996 senior notes, the 1997 notes, the 2001 notes and the 1996 senior subordinated notes bear interest at rates of 10 1/4%, 10 5/8%, 10 5/8% and 10 7/8%, respectively.

    Interest expense in 2001 is expected to be approximately $160 million, including approximately $8 million of non-cash amortization of deferred debt issuance costs. During the six months ended June 30, 2001, cash paid for interest was approximately $80 million.

    We expect that our working capital and business needs will require us to continue to have access to the 2001 revolving facility or a similar revolving credit facility after the maturity date, and that we accordingly will have to extend, renew, replace or otherwise refinance such facility at or prior to such date. No assurance can be given that we will be able to do so.

    We use interest rate swap agreements to fix a portion of our variable rate term loan facility to a fixed rate in order to reduce the impact of interest rate changes on future income. The difference to be paid or received under these agreements is recognized as an adjustment to interest expense related to that debt. At June 30, 2001, we had interest rate swap agreements with a notional amount of $225 million, under which we will pay fixed rates of 4.75% to 6.53% and receive three-month London Interbank Offered Rate, or LIBOR.

    COVENANT RESTRICTIONS. On June 6, 2001, we entered into amendment no. 6 to the credit agreement. The amendment modified certain financial and other covenants, including minimum EBITDA requirements, in the credit agreement to reflect recent financial results and market and operating conditions. At
June 30, 2001, we were in compliance with the financial covenants in the credit agreement.

    The 2001 senior secured credit agreement contains covenants which are substantially the same as those contained in the credit agreement, except that the 2001 senior secured credit agreement contains a consolidated debt to EBITDA leverage ratio rather than a minimum EBITDA covenant. The 2001 senior secured credit agreement imposes restrictions on our ability to make capital expenditures and both the 2001 senior secured credit agreement and the indentures governing the 1996 notes, the 1997 notes and the notes limit our ability to incur additional indebtedness. Such restrictions, together with our highly leveraged nature, could limit our ability to respond to market conditions, meet our capital spending program, provide for unanticipated capital investments or take advantage of business opportunities. The covenants contained in the 2001 senior secured credit agreement, among other things, restrict our ability and the ability of our subsidiaries to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness or amend other debt instruments, pay dividends, create liens on assets, enter into sale and leaseback transactions, make investments, loans or advances, make acquisitions, engage in mergers or consolidations, change the business conducted by Riverwood and its subsidiaries, make capital expenditures and engage in certain transactions with affiliates. The covenants contained in the indentures governing the 1996 notes, the 1997 notes and the notes also impose restrictions on the operation of our business.

    The financial covenants in the 2001 senior secured credit agreement specify, among other things, the following requirements for each four quarter period ended during the following test periods:

                                                              CONSOLIDATED DEBT     CONSOLIDATED
                                                                  TO EBITDA       INTEREST EXPENSE
TEST PERIOD                                                    LEVERAGE RATIO          RATIO
-----------                                                   -----------------   ----------------
September 30, 2001-December 30, 2002........................     5.85 to 1.00     1.75 to 1.00
December 31, 2002-December 30, 2003.........................     5.50 to 1.00     2.00 to 1.00
December 31, 2003-December 30, 2004.........................     5.00 to 1.00     2.10 to 1.00
December 31, 2004-December 30, 2005.........................     4.70 to 1.00     2.25 to 1.00
December 31, 2005-December 30, 2006.........................     4.40 to 1.00     2.25 to 1.00

    Our ability to comply in future periods with the financial covenants in the 2001 senior secured credit agreement will depend on our ongoing financial and operating performance, which in turn will be subject to economic conditions and to financial, business and other factors, many of which are beyond our control and will be substantially dependent on the selling prices for our products, raw material and energy costs, and our ability to successfully implement our overall business and profitability strategies. See "--Outlook."

    CAPITAL EXPENDITURES. Capital spending for the six months ended June 30, 2001 was approximately $25.3 million, down 9.5% from $28.0 million for the six months ended June 30, 2000. Capital spending during the six months ended
June 30, 2001 related primarily to improving our process capabilities, manufacturing packaging machinery and environmental cluster rules compliance. Total capital spending for 2001 is expected to be between $50 million and $60 million, and is expected to relate principally to improving our process capabilities, the production of packaging machinery and environmental cluster rules compliance. We estimate that capital spending that may be required to comply with the cluster rules could reach $55 million to be spent at its two U.S. paper mills oven a seven-year period that began in 2000. See "--Environmental and Legal Matters." As of June 30, 2001, we estimate that capital spending for such compliance was approximately one-quarter to one-third of that amount.

RESTRUCTURING ACTIVITIES

    In connection with the global restructuring program initiated in the fourth quarter of 1998, we are reducing our European workforce by approximately 300 employees and are implementing other initiatives designed to improve productivity and profitability across the global organization. The initial cost of this program was approximately $25.6 million of which approximately
$0.8 million was used in

December 1998 and related to severance payments. The following table provides information that details payments on this restructuring plan since December 31, 1998:

                                                            SEVERANCE   OTHER EXIT COSTS    TOTAL
                                                            ---------   ----------------   --------
                                                                    (DOLLARS IN THOUSANDS)
Balance at 12/31/98.......................................  $ 21,205         $ 3,537       $ 24,742
Charges against accrual in 1999...........................   (11,527)           (791)       (12,318)
                                                            --------         -------       --------
Balance at 12/31/99.......................................     9,678           2,746         12,424
Net charges against accrual in 2000.......................    (6,669)         (2,499)        (9,168)
                                                            --------         -------       --------
Balance at 12/31/00.......................................     3,009             247          3,256
Charges against accrual in first six months of 2001.......    (1,526)           (147)        (1,673)
                                                            --------         -------       --------
Balance at 6/30/01........................................  $  1,483         $   100       $  1,583
                                                            ========         =======       ========

    During 2000, we substantially completed the restructuring plan and reduced the reserve by $4.8 million. In addition, $2.2 million of new restructuring activities aligned with the overall objectives of the initial plan were completed in 2000. We anticipate completing this program during 2001.

    As of June 30, 2001, we have reduced our European workforce related to the 1998 restructuring by approximately 250 employees.

FINANCING SOURCES AND CASH FLOWS

    At June 30, 2001, we, together with our U.S. and international subsidiaries, had the following amounts of commitments, amounts outstanding and amounts available under revolving credit facilities:

                                                               TOTAL AMOUNT     TOTAL AMOUNT
                                             TOTAL AMOUNT      OUTSTANDING        AVAILABLE
                                            OF COMMITMENTS   AT JUNE 30, 2001   JUNE 30, 2001
                                            --------------   ----------------   -------------
                                                         (DOLLARS IN THOUSANDS)
Revolving Facility........................     $400,000          $139,000         $261,000
International Credit Facilities...........       14,349             7,824            6,525
                                               --------          --------         --------
                                               $414,349          $146,824         $267,525
                                               ========          ========         ========

The revolving facility was scheduled to mature in March 2003 with all amounts then outstanding becoming due.

    On August 10, 2001, we repaid in full the outstanding borrowings under the revolving facility with borrowings from the 2001 facilities. The 2001 revolving facility matures on December 31, 2005, extendable to December 31, 2006 if we refinance the 1996 senior notes on specified terms prior to December 31, 2005. At June 30, 2001, on a pro forma basis after giving effect to the closing of the 2001 facilities and the initial borrowings thereunder, we and our U.S. and international subsidiaries had the following amounts of commitments, amounts outstanding and amounts available under revolving credit facilities:

                                                TOTAL AMOUNT    TOTAL AMOUNT   TOTAL AMOUNT
                                               OF COMMITMENTS   OUTSTANDING     AVAILABLE
                                               --------------   ------------   ------------
                                                          (DOLLARS IN THOUSANDS)
2001 Revolving Facility......................     $300,000         $51,000       $249,000
International Facilities.....................       14,349           7,824          6,525
                                                  --------         -------       --------
                                                  $314,349         $58,824       $255,525
                                                  ========         =======       ========

    We anticipate pursuing additional working capital financing for our foreign operations as necessary. We believe that cash generated from operations, together with amounts available under our 2001 revolving facility and other available financing sources, will be adequate to permit us to meet our debt service obligations, capital expenditure program requirements, ongoing operating costs and working capital needs until the maturity of the 2001 revolving facility, although no assurance can be given in this regard. Our future financial and operating performance, ability to service or refinance our debt and ability to comply with the covenants and restrictions contained in our debt agreements (see "--Covenant Restrictions"), will be subject to future economic conditions and to financial, business and other factors, many of which are beyond our control and will be substantially dependent on the selling prices for our products, raw material and energy costs, and our ability to successfully implement our overall business and profitability strategies.

ENVIRONMENTAL AND LEGAL MATTERS

    We are committed to compliance with all applicable foreign, federal, state and local environmental laws and regulations. Environmental law is, however, dynamic rather than static. As a result, costs, that are unforeseeable at this time, may be incurred in the future when new laws are enacted, and when environmental agencies adopt or revise rules and regulations.

    In 1998, the United States Environmental Protection Agency adopted the cluster rules which mandate more stringent controls on air and water discharges from the United States pulp and paper mills. We estimate that the capital spending that may be required to comply with the cluster rules could reach
$55 million to be spent at our two U.S. paper mills over a seven-year period that began in 2000. As of June 30, 2001, we estimate that capital spending for such compliance was approximately one-quarter to one-third of that amount.

    In late 1995, the Louisiana Department of Environmental Quality, or DEQ notified our predecessor of potential liability for the remediation of hazardous substances at a wood treatment site in Shreveport, Louisiana that our predecessor or predecessors previously operated, and at a former oil refinery site in Caddo Parish, Louisiana which is on land that we previously owned. In response to these notices, we have provided additional information concerning these sites and have commenced our own evaluation of any claims and remediation liabilities for which we may be responsible. Subsequent to receipt in May 1996 of a special demand letter from DEQ to remediate the site in Shreveport, we entered into an agreement with DEQ to perform a soil and groundwater investigation at the site. We completed this investigation work in 1999 and are in ongoing discussions with DEQ to develop an appropriate remediation plan and exit strategy. In September 1996, we received a special demand letter from DEQ to remediate the site in Caddo Parish. We performed a waste inventory and treatability study at the site and subsequently met with DEQ in October 1999. On July 6, 2000, we entered into a settlement agreement with DEQ that describes in detail the remedial actions necessary for us to obtain full release of all future liability at this site. We have contracted with a vendor to perform the remedial actions as outlined in the settlement agreement and the work is currently proceeding. We no longer own the site since transferring the property to another entity on October 22, 2000. We anticipate the remedial actions outlined in the settlement agreement will be completed during the fourth quarter of 2001 and, at that time, expect to be relieved of any future liability.

    We are involved in environmental remediation projects for certain properties currently or formerly owned or operated by us, and at certain waste disposal sites. Some of these projects are being addressed under federal and state statutes, such as the Comprehensive Environmental Response, Compensation and Liability Act and analogous state laws. Our costs in certain instances cannot be reliably estimated until the remediation process is substantially underway or liability has been addressed. To address these contingent environmental costs, we have accrued reserves when such costs are probable and can be reasonably estimated. We believe that, based on current information and regulatory requirements, the accruals established by us for environmental expenditures are adequate.

Based on current understanding, to the extent that additional costs may be incurred that exceed the accrued reserves, such amounts are not expected to have a material impact on our results of operations, cash flows or financial condition, although no assurance can be given that significant costs will not be incurred in connection with clean-up activities at these properties, including the Shreveport and Caddo Parish sites referred to above.

    We are a party to a number of lawsuits arising out of the ordinary conduct of our business. While there can be no assurance as to their ultimate outcome, we do not believe that these lawsuits will have a material impact on our results of operations, cash flows or financial condition.

    We are a plaintiff in a lawsuit against The Mead Corporation and in a separate lawsuit against R.A. Jones Co. Inc., in each case claiming infringement of our patents for certain packaging technology. Each of the lawsuits is pending in the U.S. District Court for the Northern District of Georgia. The lawsuit against Mead is in the discovery stage. The lawsuit against R.A. Jones recently went to trial. On August 10, 2001, the jury returned a verdict that R.A. Jones had infringed our patents at issue in the lawsuit but that such patents were invalid. We plan either to make a motion in the trial court to overturn the verdict of invalidity, or to appeal such verdict to the U.S. Court of Appeals for the Federal Circuit. If we are not successful in challenging the verdict of invalidity, it is likely that there will be an adverse outcome in the pending lawsuit against Mead because the same patents are at issue in that lawsuit. There can be no assurance regarding the success of any motion or appeal by us in the R.A. Jones lawsuit or regarding the outcome of these lawsuits generally. We do not believe that an adverse outcome in the R.A. Jones and/or Mead lawsuits would have a material adverse effect on our business, financial condition or results of operations.

INTERNATIONAL OPERATIONS

    At December 31, 2000, approximately 10% of our total net assets were denominated in currencies other than the U.S. dollar. We have significant operations in countries that use the Swedish krona, the United Kingdom pound sterling, the Japanese yen, the Spanish peseta, or the French franc as their functional currencies. The effect of a generally stronger U.S. Dollar against the currencies of Sweden, the United Kingdom, Germany, Spain, and France produced a net currency translation adjustment loss of approximately
$13.6 million, which was recorded as an adjustment to shareholders' equity for the year ended December 31, 2000. The magnitude and direction of this adjustment in the future depends on the relationship of the U.S. dollar to other currencies. We cannot predict major currency fluctuations. Our revenues from export sales fluctuate with changes in foreign currency exchange rates. We pursue a currency hedging program in order to limit the impact of foreign currency exchange fluctuations on financial results. See "--Financial Instruments."

    Within Europe, eleven of the fifteen member countries of the European Union participated in the European Economic and Monetary Union, or the EMU, pursuant to which a new currency, the Euro, was introduced on January 1, 1999. The new currency is in response to the EMU's policy of economic convergence to harmonize trade policy, eliminate business costs associated with currency exchange and to promote the free flow of capital, goods and services.

    On January 1, 1999, the participating countries adopted the Euro as their local currency, initially available for currency trading on currency exchanges for use in noncash (banking) transactions. The existing local currencies, or legacy currencies, will remain legal tender through June 30, 2002. Beginning on January 1, 2002, Euro-denominated bills and coins will be issued for cash transactions. For a period of six months from this date, both legacy currencies and the Euro will be legal tender. On or before July 1, 2002, the participating countries will withdraw all legacy currency and use exclusively the Euro.

    Currently, we operate in five of the participating countries in the EMU. Nonparticipating European Union countries, such as United Kingdom, where we also have operations, may eventually join the EMU.

    Although we will continue to review our pricing strategy throughout Europe due to the increased price transparency created by the Euro, we do not anticipate that any resulting change would have a material effect on our operations. We also do not believe that EMU will have a material effect with respect to our derivative and other financial transactions.

FINANCIAL INSTRUMENTS

    The functional currency for most of our international subsidiaries is the local currency for the country in which the subsidiaries own their primary assets. The translation of the applicable currencies into U.S. dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using a weighted average exchange rate during the period. Any related translation adjustments are recorded directly to shareholders' equity. Gains and losses on foreign currency transactions are included in other (income) expense, net, in the consolidated statements of operations for the period in which the exchange rate changes.

    We pursue a currency hedging program which utilizes derivatives to limit the impact of foreign currency exchange fluctuations on our consolidated financial results. Under this program, we have entered into forward exchange and option contracts in the normal course of business to hedge certain foreign currency denominated transactions. Realized and unrealized gains and losses on these forward contracts are included in the measurement of the basis of the related foreign currency transaction when recorded. The premium on an option contract is reflected in other (income) expense, net, during the period in which the contract expires. These instruments involve, to varying degrees, elements of market and credit risk in excess of the amounts recognized in the consolidated balance sheets. We do not hold or issue financial instruments for trading purposes.

IMPACT OF INFLATION

    In the U.S., the inflation rate was approximately 3.4% for 2000. In Europe, where we have manufacturing facilities, the inflation rate for 2000 was approximately 2.3%.

    Net sales from international operations during the period amounted to approximately $308 million, or 27% of our combined net sales in 2000.

TAX MATTERS RELATING TO THE MERGER

    In connection with the merger, our former majority owner agreed to bear the cost of a Section 338(h)(10) election for U.S. federal tax purposes and for purposes of state taxes for which we and the former majority owner filed returns on a combined basis. We agreed to bear the cost of this election for the purposes of other state taxes, or stand-alone taxes, including Louisiana income tax. During 1997, we paid $27.5 million in estimated Louisiana stand-alone taxes relating to the election. Our calculation of our Louisiana tax was based on state law in effect at the time of the merger, including a 1993 amendment. In May 1997, the Louisiana Supreme Court declared the 1993 amendment to be void under the Louisiana Constitution, retroactive to 1993. After consultation with Louisiana tax counsel, we filed our Louisiana income tax return for the period ended March 27, 1996 in reliance on the Louisiana tax law in effect at the time of the merger, without the payment of any additional tax due to the voiding of the 1993 amendment.

    The State of Louisiana has completed its audit of our tax return for the period ended March 27, 1996. On May 9, 2000, we received a notice of proposed tax due for this period in the amount of $47.6 million in tax and $27.8 million in statutory interest through June 4, 2000 which interest continues to accrue. We requested and received an extension to July 15, 2000 to respond to the notice of proposed tax due. On July 14, 2000, we filed a letter protesting the tax and interest due, and requested an informal conference with the Louisiana Department of Revenue. This action does not preclude us from paying the amount at issue in order to avoid the accrual of additional interest should we decide to pay and contest the matter before the Louisiana courts. There can be no assurance that we will ultimately prevail in this dispute. However, management believes that the additional tax and interest ultimately paid (if any) will be substantially less than the amounts listed on the notice of proposed tax due, although no assurance can be given in this regard. Since the law is unclear and the amounts involved are significant, it may be several years before this matter is resolved. For financial reporting purposes, any tax ultimately paid related to this matter would increase the goodwill recorded in connection with the merger and any interest ultimately paid would be recorded as interest expense.

RECENT ACCOUNTING PRONOUNCEMENTS

    In July 2001, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards No. 141, or SFAS No. 141, BUSINESS COMBINATIONS. SFAS No. 141 requires the purchase method of accounting for business combinations initiated after June 30, 2001 and eliminates the pooling-of-interests method. We do not believe that the adoption of SFAS
No. 141 will have a significant impact on our financial statements.

    In July 2001, the FASB issued Statement of Financial Accounting Standards No. 142, or SFAS No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS, which is effective January 1, 2002. SFAS No. 142 requires, among other things, the discontinuance of goodwill amortization. In addition, the standard includes provisions for the reclassification of certain existing recognized intangibles as goodwill, reassessment of the useful lives of existing recognized intangibles, reclassification of certain intangibles out of previously reported goodwill and the identification of reporting units for purposes of assessing potential future impairments of goodwill. SFAS No. 142 also requires us to complete a transitional goodwill impairment test six months from the date of adoption. We are currently assessing, but have not yet determined, the impact of SFAS No. 142 on our financial position and results of operations.

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
                                    BUSINESS

OVERVIEW

    We are a leading provider of paperboard and paperboard packaging solutions, either directly or through independent converters, to multinational beverage and as consumer products companies, such as Anheuser-Busch Companies, Inc., Miller Brewing Company, numerous Coca-Cola and Pepsi bottling companies, Kraft Foods, Nestle, Unilever and Mattel, Inc. In the United States, we are one of two major manufacturers of CUK board, which, together with white lined chip board production and our packaging machinery business, comprise our coated board business segment. CUK board, which serves as the principal raw material for our packaging products, is a specialized high-quality grade of paperboard with superior strength characteristics and printability for high-resolution graphics that make it particularly well suited for a variety of packaging applications. Our coated board business segment accounted for approximately 90% of our net sales for the year ended December 31, 2000. We also manufacture and sell linerboard, corrugating medium and kraft paper (collectively, "containerboard") through our containerboard business segment. Our containerboard business segment accounted for approximately 10% of our net sales for the year ended
December 31, 2000.

    Holding, its wholly-owned subsidiary RIC Holding and the corporation formerly named CDRO Acquisition Corporation were organized to acquire our predecessor, the corporation formerly named Riverwood International Corporation. Holding, RIC Holding and CDRO Acquisition Corporation were incorporated in 1995 under the laws of the State of Delaware. On March 27, 1996, Holding, through its wholly-owned subsidiaries, acquired all of the outstanding shares of common stock of the predecessor. On such date, CDRO Acquisition Corporation was merged into the predecessor. The predecessor, as the surviving corporation in the merger, became a wholly-owned subsidiary of RIC Holding. On March 28, 1996, the predecessor transferred substantially all of its properties and assets to the corporation formerly named Riverwood International USA, Inc., other than the capital stock of Riverwood International USA, Inc., and the predecessor was merged into RIC Holding. Thereupon, Riverwood International USA, Inc. was renamed Riverwood International Corporation.

COATED BOARD

    OVERVIEW. Our primary focus is the production and sale of CUK board for use as multiple packaging beverage cartons for beer, soft drinks and other beverages, and consumer products packaging for confectionary, frozen and dry foods, toys and other consumer products. We sell carrierboard under the brand name Aqua-Kote-Registered Trademark- and folding cartonboard under the brand names Pearl-Kote-Registered Trademark-, Omni-Kote-Registered Trademark-, Z-Flute-TM- and Multiboard-TM-. In 2000, carrierboard accounted for approximately 63% of our total tons of CUK board shipments.

    We utilize approximately three-fourths of our carrierboard production in our integrated beverage business and sell the remainder in the open market to independent converters, including licensees of our proprietary carton designs, principally for use in the beverage packaging market. In our integrated beverage business, we provide integrated beverage packaging solutions that generally include each of the following elements: (i) the production of carrierboard,
(ii) the printing and cutting, or conversion, of carrierboard into beverage cartons for use on packaging machines and (iii) the sale to customers of converted beverage cartons for use on proprietary packaging machines designed, manufactured and installed by us. As part of our integrated beverage business, particularly in our international operations, our carrierboard may be sold to and converted by licensees of our beverage carton designs who, in turn, sell converted beverage cartons to end-users for use on our proprietary packaging machines. Our integrated beverage business also includes sales to customers for use on third party packaging machines of carrierboard that we produced and converted.

    We produce and sell folding cartonboard principally in the open market to independent converters for use in folding cartons for packaging a variety of consumer products. We focus on folding cartonboard applications for consumer products companies seeking the strength and printability of

                                       56
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CUK board. Our ability to produce either carrierboard or folding cartonboard on our CUK board paper machines enables us to respond to changes in supply and demand in these businesses. Additionally, at our paper mill in Norrkoping, Sweden, we manufacture white lined chip board, a coated 100% recycled paperboard grade used principally in European folding cartonboard applications.

    CUK BOARD PRODUCTION. We produce CUK board at our West Monroe mill and our Macon mill. These mills have a current total combined annual production capacity of over one million tons of CUK board.

    Our CUK board production at our West Monroe and Macon mills was approximately 672,000 tons and 379,000 tons, respectively, for the year ended December 31, 2000. CUK board is manufactured from pine and hardwood fibers and, in some cases, recycled fibers, such as old corrugated containers and clippings from our converting operations. Virgin fiber is obtained in the form of wood chips or pulp wood acquired through open market purchases or a long-term purchase contract. These chips are chemically treated to form softwood and hardwood pulp, which are then blended (together, in some cases, with recycled fibers). In the case of carrierboard, a chemical is added to increase moisture resistance. The pulp is then processed through the mill's paper machines, which consist of a paper-forming section, a press section (where water is removed by pressing the wet paperboard between rolls), a drying section and the coating section. Coating on CUK board, principally a mixture of pigments, binding agents and water, provides a white, smooth finish, and is applied in multiple steps to achieve desired levels of brightness, smoothness and shade. After the CUK board is coated, it is wound into rolls, which are then shipped to our converting plants or to outside converters.

    CONVERTING OPERATIONS. We convert CUK board as well as other grades of paperboard into cartons at 11 carton converting plants at 10 sites that we operate in the United States, the United Kingdom, Spain, France and Brazil, as well as through converting plants associated with our joint ventures in Japan and Denmark and licensees in other markets outside the United States. The converting plants print, cut and glue paperboard into cartons designed to meet customer specifications.

    Our U.S. converting plants are dedicated to converting carrierboard produced by us into beverage cartons. We intend to continue to invest in our domestic converting plants in order to improve their process capabilities. Our international converting plants convert carrierboard and folding cartonboard produced by us, as well as paperboard supplied by outside producers, into cartons.

    PROPRIETARY PACKAGING MACHINERY AND CARTON DESIGNS. We employ a "pull through" marketing strategy in our integrated beverage business, the key elements of which are (i) the design and manufacture of proprietary packaging machines capable of packaging plastic and glass bottles, cans and other primary containers, (ii) the installation of the machines at beverage customer locations under multi-year machinery use arrangements and (iii) the development of proprietary beverage cartons with high-resolution graphics for use on those machines. We lease substantially all of our packaging machines to customers, typically under machinery use agreements with original terms of three to six years. Packaging machinery placements during the first six months of 2001 decreased approximately 30% when compared to the first six months of 2000. We expect packaging machinery placements for 2001 to be lower when compared to 2000. We expect packaging machinery orders for 2001 to be higher when compared to 2000; as a result, we anticipate packaging machinery placements for 2002 to exceed 2001 and be comparable to 2000. We have been and intend to continue to be selective in future packaging machinery placements to ensure appropriate returns.

    Our packaging machines are designed to package Polyethylene Terephthalate, or PET bottles and glass bottles, cans and other primary containers, using beverage cartons designed by us, made from our CUK board and converted into beverage cartons by our joint venture partners or our licensees. In order to meet customer requirements, we have developed an extensive portfolio of packaging machines consisting of several principal machinery lines. Our machines package cans and PET or glass bottles in a number of formats including, baskets, clips, trays, wraps and fully enclosed cartons. These machines

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have packaging ranges from 2 to 36 cans per package and have the ability to package cans at speeds of up to 3,000 cans per minute. We also manufactures ancillary equipment, such as machines for taping cartons and placing coupons in cartons.

    We design cartons and design, test and manufacture prototype packaging machinery at our product development center in Marietta, Georgia. At the production development center, we integrate carton and packaging machinery designs to create packaging solutions to meet customer needs. We manufacture and also design packaging machinery at our principal U.S. manufacturing facility in Crosby, Minnesota and at a facility near Barcelona, Spain. By manufacturing packaging machinery in one U.S. and one European location, we expect to improve customer service, simplify our work processes and reduce costs.

    MARKETING AND DISTRIBUTION. We market our CUK board and CUK board-based products principally to multinational brewers, soft drink bottlers, food companies and other consumer products companies that use printed packaging for retail display, multiple packaging and shipment of their products. We also sell CUK board in the open market to carrierboard and cartonboard converters. We market CUK board under the names Aqua-Kote-Registered Trademark-, Pearl-Kote-Registered Trademark- and Omni-Kote-Registered Trademark-.

    BEVERAGE. In our beverage operations, our major customers for beverage cartons include Anheuser-Busch Companies, Inc., Miller Brewing Company, and numerous Coca-Cola and Pepsi bottling companies. We also sell beverage carrierboard in the open market to independent converters, including licensees of our proprietary carton designs, for the manufacture of beverage cartons. During 2000, we had two customers, Anheuser-Busch Companies, Inc. and Miller Brewing Company, who each represented approximately 11% of our net sales.

    CONSUMER PRODUCTS PACKAGING. In our consumer products packaging operations, we sell substantially all of our folding cartonboard to numerous independent converters that convert the folding cartonboard into cartons for consumer products. We have established account relationships with a number of major independent converters. If the customer decides to purchase CUK board, it has agreed to purchase a significant portion of its CUK board requirements from us. The terms of these arrangements include certain limitations on our ability to raise the selling prices of our folding cartonboard.

    DISTRIBUTION AND SALES. Distribution of carrierboard and folding cartonboard is primarily accomplished through direct sales offices in the United States, Argentina, Australia, Brazil, Denmark, Germany, Hong Kong, Italy, Japan, Mexico, Singapore, Spain, Sweden, and the United Kingdom.

    JOINT VENTURES. We are a party to joint ventures with Rengo Company Limited and Danapak Holding A/S to market machinery-based packaging systems in Japan and Scandinavia, respectively. The joint ventures cover CUK board supply, use of proprietary carton designs and marketing and distribution of packaging systems.

RAW MATERIALS

    Pine pulpwood, hardwood and recycled fibers are the principal raw materials used in the manufacture of our CUK board products. With the October 1996 sale of our timberlands in Louisiana and Arkansas, we now rely on private landowners and the open market for our fiber requirements. Under the terms of the sale of those timberlands, we entered into a 20-year supply agreement with the buyer, Plum Creek Timber Company, L.P., with a 10-year renewal option, for the purchase by us, at market-based prices, of a majority of the West Monroe mill's requirements for pine pulpwood and residual chips, as well as a portion of our needs for hardwood pulpwood at the West Monroe mill. We purchase the remainder of the wood fiber used in CUK board production at the West Monroe mill from other private landowners in this region. We believe that adequate supplies of open market timber currently are available to meet our fiber needs at the West Monroe mill.

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
    The Macon mill purchases most of its fiber requirements on the open market, and is a significant consumer of recycled fiber, primarily in the form of clippings from our domestic converting plants as well as old corrugated containers and other recycled fibers. We have not experienced any significant difficulties obtaining sufficient old corrugated containers or other recycled fibers for our Macon mill operations, which it purchases in part from brokers located in the eastern United States. Old corrugated containers pricing, however, tends to be very volatile since it is based largely on the demand for this fiber from recycled paper and containerboard mills. The Macon mill purchases substantially all of its virgin pine and hardwood requirements from private landowners in central and southern Georgia. Because of the adequate supply and large concentration of private landowners in this area, we believe that adequate supplies of pine and hardwood timber currently are available to meet our fiber needs at the Macon mill.

    We purchase a variety of other raw materials for the manufacture of our paperboard, primarily process chemicals and coating chemicals such as kaolin and titanium dioxide. All such raw materials are readily available, and we are not dependent upon any one source of such raw materials.

WHITE LINED CHIP BOARD PRODUCTION

    We produce white lined chip board at our Swedish mill, which shipped approximately 150,000 tons of such board during 2000. White lined chip board is used for a variety of folding carton applications principally throughout Europe.

COMPETITION

    There are only two major producers in the United States of CUK board, us and Mead. We face significant competition in our CUK board business segment from Mead. Like us, Mead produces and converts CUK board, designs and places packaging machinery with customers and sells CUK board in the open market. We also face competition from other manufacturers of packaging machinery.

    In the beverage packaging industry, cartons made from CUK board compete with plastics and corrugated packaging for packaging glass or plastic bottles, cans and other primary containers. Although plastics and corrugated packaging generally provide lower cost packaging solutions, we believe that cartons made from CUK board offer advantages over these materials, in areas such as distribution, high quality graphics, carton designs, package performance, environmental friendliness and design flexibility.

    In the consumer product markets, our CUK board competes principally with Mead's CUK board, recycled clay-coated news and solid bleached sulphate board and, internationally, white lined chip board and folding boxboard. Folding cartonboard grades compete based on price, strength and printability. CUK board has generally been priced in a range that is higher than clay-coated news and lower than solid bleached sulphate board. CUK board has slightly better tear strength characteristics than solid bleached sulphate board and significantly better printability, tear strength and cross-direction stiffness than clay-coated news. There are a large number of producers of paperboard for the folding cartonboard markets, which are subject to significant competitive and other business pressures.

CONTAINERBOARD

    In the United States, we manufacture containerboard--linerboard, corrugating medium and kraft paper--which is sold in the open market. Corrugating medium is combined with linerboard to make corrugated containers. Kraft paper is used primarily to make grocery bags and sacks. Our principal paper machines have the capacity to produce both linerboard and CUK board. We have in the past used these machines to produce linerboard and expect to continue to produce and sell linerboard to respond to changes in supply and demand in our businesses. We also continue to operate paper machines dedicated to the production of corrugating medium and kraft paper at the West Monroe mill.

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    In 2000, we shipped approximately 102,000 tons of linerboard from the Macon mill and approximately 115,000 tons of corrugating medium, 30,000 tons of kraft bag paper and 56,000 tons of linerboard from our West Monroe mill. In 2000, we also shipped approximately 15,000 tons of various other paperboard products.

    Our primary customers for our U.S. containerboard production are independent and integrated corrugated converters. We sell corrugating medium and linerboard through direct sales offices and agents in the United States. Outside of the United States, linerboard is primarily distributed through independent sales representatives.

    Our containerboard business segment operates within a highly fragmented industry. Most products within this industry are viewed as commodities; consequently, selling prices tend to be cyclical, being affected by economic activity and industry capacity.

    In addition to our U.S. containerboard operations, we owned 50% of Igaras, an integrated containerboard producer located in Brazil. On July 1, 2000, Igaras spun off the multiple packaging portion of its business into a newly formed company, of which we owned 50 percent. On October 3, 2000, along with our joint venture partner, Cia Suzano de Papel e Celulose, we completed the sale of the jointly-held subsidiary Igaras for approximately $510 million, including the assumption of $112 million of debt. We recognized a gain of $70.9 million in connection with the sale, and applied the sale proceeds to pay down debt. On October 12, 2000, we purchased the remaining 50% of the newly formed company for $12.5 million.

PATENTS, TRADEMARKS AND LICENSES

    We have a large patent portfolio, presently owning, controlling or holding rights to approximately 1,800 U.S. and foreign patents, with approximately 1,600 patent applications currently pending. Our patents fall into two principal categories: packaging machinery and structural carton designs.

    We are a plaintiff in a lawsuit against The Mead Corporation and in a separate lawsuit against R.A. Jones Co. Inc., in each case claiming infringement of our patents for certain packaging technology. Each of the lawsuits is pending in the U.S. District Court for the Northern District of Georgia. The lawsuit against Mead is in the discovery stage. The lawsuit against R.A. Jones recently went to trial. On August 10, 2001, the jury returned a verdict that R.A. Jones had infringed our patents at issue in the lawsuit but that such patents were invalid. We plan either to make a motion in the trial court to overturn the verdict of invalidity, or to appeal such verdict to the U.S. Court of Appeals for the Federal Circuit. If we are not successful in challenging the verdict of invalidity, it is likely that there will be an adverse outcome in the pending lawsuit against Mead because the same patents are at issue in that lawsuit. There can be no assurance regarding the success of any motion or appeal by us in the R.A. Jones lawsuit or regarding the outcome of these lawsuits generally. We do not believe that an adverse outcome in the R.A. Jones and/or Mead lawsuits would have a material adverse effect on our business, financial condition or results of operations.

EMPLOYEES AND LABOR RELATIONS

    As of December 31, 2000, we had approximately 4,000 employees worldwide (excluding employees of joint ventures), approximately 3,000 of whom were members of unions and covered by collective bargaining agreements.

    There are four unions representing our U.S. employees, one of which, the Paper, Allied-Industrial, Chemical & Energy Workers International
Union--AFL-CIO, CLC, is associated with the West Monroe mill and converting facility where it represents approximately 1,200 employees, and the Macon mill where it represents approximately 300 of the 400 union employees.

    In the second quarter of 1998, we signed a new six-year collective bargaining agreement with the three unions at the Macon mill. The contract runs through December 31, 2003. The new contract includes industry-average economic increases over six years and retains language that allows us to

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outsource work and sell mill assets. Also at the Macon mill, the International
Association of Machinists and Aerospace Workers, and the International Brotherhood of Electrical Workers represent certain maintenance employees.

    The current union contract covering the West Monroe mill was negotiated and ratified by the union in February 1997 and covers the six-year period from March 1, 1997 to February 28, 2003. The contract covering employees at the adjacent converting plants was negotiated and ratified by the union in 2000 and covers the five-year period from September 1, 2000 through August 31, 2005.

    Our other U.S. converting plants, other than our converting facility in Perry, Georgia, are represented by unions. The Clinton, Mississippi converting plant contract was negotiated and ratified by the union in January 1997 and covers the six-year period from February 1, 1997 through January 31, 2003. The Cincinnati, Ohio converting plant completed negotiations for a new five year labor agreement effective from February 1, 2001 through January 31, 2006. The Fort Atkinson, Wisconsin converting plant four year labor agreement was negotiated in 1998 with the Graphic Communication Workers and the International Association of Machinists for the period of September 9, 1998 through September 9, 2002 and September 30, 1998 through September 30, 2002, respectively.

    Our international employees are represented by unions in Brazil, France, Spain, Sweden and the United Kingdom.

ENVIRONMENTAL MATTERS

    We are committed to compliance with all applicable foreign, federal, state and local environmental laws and regulations. Environmental law is, however, dynamic rather than static. As a result, costs, that are unforeseeable at this time, may be incurred in the future when new laws are enacted, and when environmental agencies adopt or revise rules and regulations.

    In 1998, the U.S. Environmental Protection Agency adopted the cluster rules which mandate more stringent controls on air and water discharges from the United States pulp and paper mills. We estimate that the capital spending that may be required to comply with the cluster rules could reach $55 million to be spent at our two U.S. paper mills over a seven-year period that began in 2000. As of June 30, 2001, we estimate that capital spending for such compliance was approximately one-quarter to one-third of that amount.

    In late 1995, the Louisiana Department of Environmental Quality, or the DEQ notified our predecessor of potential liability for the remediation of hazardous substances at a wood treatment site in Shreveport, Louisiana that our predecessor or predecessors previously operated, and at a former oil refinery site in Caddo Parish, Louisiana which is on land that we previously owned. In response to these notices, we have provided additional information concerning these sites and have commenced our own evaluation of any claims and remediation liabilities for which we may be responsible. Subsequent to receipt in May 1996 of a special demand letter from DEQ to remediate the site in Shreveport, we entered into an agreement with DEQ to perform a soil and groundwater investigation at the site. We completed this investigation work in 1999 and are in ongoing discussions with DEQ to develop an appropriate remediation plan and exit strategy. In September 1996, we received a special demand letter from DEQ to remediate the site in Caddo Parish. We performed a waste inventory and treatability study at the site and subsequently met with DEQ in October 1999. On July 6, 2000, we entered into a settlement agreement with DEQ that describes in detail the remedial actions necessary for us to obtain full release of all future liability at this site. We have contracted with a vendor to perform the remedial actions as outlined in the settlement agreement and the work is currently proceeding. We no longer own the site since transferring the property to another entity on October 22, 2000. We anticipate the remedial actions outlined in the settlement agreement will be completed during the second quarter of 2001 and, at that time, expect to be relieved of any future liability.

    We are involved in environmental remediation projects for certain properties currently owned or operated by us, certain properties divested by us for which responsibility was retained, and waste sites

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where waste was shipped by our predecessors or for which we might have corporate successor liability. Certain of these projects are being addressed under federal and state statutes, such as the Comprehensive Environmental Response, Compensation and Liability Act and the state law counterparts. Our costs in some instances cannot be reliably estimated until the remediation process is substantially underway or liability at multiparty sites has been addressed. To address these contingent environmental costs, we have accrued reserves when such costs are probable and can be reasonably estimated. We believe that, based on current information and regulatory requirements, the accruals established by us for environmental expenditures are adequate. Based on current understanding, to the extent that additional costs may be incurred that exceed the accrued reserves, such amounts are not expected to have a material impact on our results of operations, cash flows or financial condition, although no assurance can be given that significant costs will not be incurred in connection with clean-up activities at these properties, including the Shreveport and Caddo Parish sites referred to above.

PROPERTIES

    HEADQUARTERS. Holding and RIC Holding are headquartered in Delaware. Riverwood is headquartered and currently leases approximately 70,000 square feet of office space in Atlanta, Georgia.

    MANUFACTURING FACILITIES. A listing of the major plants and properties owned, or leased, and operated by us is set forth below. Our buildings are adequate and suitable for our business. We also lease certain facilities, warehouses and office space throughout the United States and in foreign countries.

                                        FLOOR SPACE      PRINCIPAL PRODUCTS MANUFACTURED OR
TYPE OF FACILITY AND LOCATION(1)       IN SQUARE FEET              USE OF FACILITY
--------------------------------       --------------   -------------------------------------
PAPERBOARD MILLS:
West Monroe, LA......................                   CUK board; linerboard; corrugating
                                         1,535,000      medium; kraft paper
Macon, GA............................      756,000      CUK board; linerboard
Norrkoping, Sweden...................      417,000      White lined chip board
CONVERTING PLANTS:
West Monroe, LA (2 plants)...........      621,000      Beverage carriers
Cincinnati, OH.......................      241,800      Beverage carriers
Clinton, MS..........................      210,000      Beverage carriers
Perry, GA(2).........................      130,000      Beverage carriers
Ft. Atkinson, WI.....................      120,000      Beverage carriers
Bristol, Avon, United Kingdom........      428,000      Beverage carriers; folding cartons
Igualada, Barcelona, Spain...........      131,000      Beverage carriers; folding cartons
Beauvois en Cambresis, France........       70,000      Folding cartons
Le Pont de Claix, France.............      120,000      Folding cartons
Jundiai, Sao Paulo, Brazil...........       95,216      Beverage carriers; folding cartons
PACKAGING MACHINERY/OTHER:
Crosby, MN...........................                   Packaging machinery engineering
                                           188,000      design and manufacturing
Marietta, GA.........................                   Product development center--Research
                                                        and development; packaging machinery
                                                        engineering design and carton
                                            64,000      engineering design
Igualada, Barcelona, Spain...........                   Packaging machinery engineering
                                            22,400      design and manufacturing

------------------------
(1) We lease the facilities in Marietta, Georgia; Clinton, Mississippi (part only); Beauvois en Cambresis, France; Le Pont de Claix, France; and Igualada, Barcelona, Spain (packaging machinery facility). We own all other facilities listed.

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(2) The facility located in Perry, Georgia is leased from the Middle Georgia
    Regional Development Authority in consideration of the issuance of industrial development bonds by such entity.

LEGAL PROCEEDINGS

    We are a party to a number of lawsuits arising out of the ordinary conduct of our business. While there can be no assurance as to their ultimate outcome, we do not believe that these lawsuits will have a material impact on our results of operations, cash flows or financial condition.

    We are a plaintiff in a lawsuit against The Mead Corporation and in a separate lawsuit against R.A. Jones Co. Inc., in each case claiming infringement of our patents for certain packaging technology. Each of the lawsuits is pending in the U.S. District Court for the Northern District of Georgia. The lawsuit against Mead is in the discovery stage. The lawsuit against R.A. Jones recently went to trial. On August 10, 2001, the jury returned a verdict that R.A. Jones had infringed our patents at issue in the lawsuit but that such patents were invalid. We plan either to make a motion in the trial court to overturn the verdict of invalidity, or to appeal such verdict to the U.S. Court of Appeals for the Federal Circuit. If we are not successful in challenging the verdict of invalidity, it is likely that there will be an adverse outcome in the pending lawsuit against Mead because the same patents are at issue in that lawsuit. There can be no assurance regarding the success of any motion or appeal by us in the R.A. Jones lawsuit or regarding the outcome of these lawsuits generally. We do not believe that an adverse outcome in the R.A. Jones and/or Mead lawsuits would have a material adverse effect on our business, financial condition or results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The names, ages and positions of current directors and executive officers of Riverwood, Holding and RIC Holding are set forth below.

NAME                                          AGE      POSITION
----                                        --------   --------
Stephen M. Humphrey.......................  56         President, Chief Executive Officer and Director
Thomas M. Gannon..........................  52         Chief Operating Officer
Daniel J. Blount..........................  45         Senior Vice President and Chief Financial Officer
Steven D. Saucier.........................  48         Senior Vice President, Paperboard Operations (only
                                                       at Riverwood)
Wayne E. Juby.............................  53         Senior Vice President, Human Resources
B. Charles Ames...........................  76         Chairman and Director
Kevin J. Conway...........................  42         Director
Leon J. Hendrix, Jr.......................  59         Director
Hubbard C. Howe...........................  72         Director
Alberto Cribiore..........................  55         Director
Brian J. Richmand.........................  47         Director
Lawrence C. Tucker........................  58         Director
Samuel M. Mencoff.........................  44         Director
G. Andrea Botta...........................  48         Director
Gianluigi Gabetti.........................  76         Director

    STEPHEN M. HUMPHREY is the President and Chief Executive Officer and a director of Holding, RIC Holding and Riverwood. Mr. Humphrey joined Riverwood in March 1997. From 1994 through 1996, Mr. Humphrey was Chairman, President and Chief Executive Officer of National Gypsum Company, a manufacturer and supplier of building products and services. From 1981 until 1994 Mr. Humphrey was employed by Rockwell International Corporation, a manufacturer of electronic industrial automation products, telecommunications systems and defense electronics products and systems, where he held a number of key executive positions.

    THOMAS M. GANNON is Chief Operating Officer, a position he assumed in July 2001. From September 1998 until July 2001, Mr. Gannon was Executive Vice President, Commercial Operations. From July 1997 until September 1998,
Mr. Gannon was Senior Vice President and Chief Financial Officer of Riverwood. From August 1995 until July 1997, Mr. Gannon was employed by Libby-Owens-Ford Co., a manufacturer of home, commercial and automobile flat glass products, most recently as Corporate Vice President of Finance and Administration and Chief Financial Officer. From April 1976 through August 1995, Mr. Gannon served in various positions with Rockwell International Corporation.

    DANIEL J. BLOUNT is Senior Vice President and Chief Financial Officer, positions he assumed in September 1999. From September 1998 until September 1999, Mr. Blount was Vice President and Chief Financial Officer. Prior to joining Riverwood, Mr. Blount spent 13 years at Montgomery Kone, Inc., an elevator, escalator and moving ramp product manufacturer, installer and service provider, most recently as Senior Vice President, Finance. From 1983 until 1985, Mr. Blount was an international auditor at United Technologies Corporation, where he conducted and led operational and financial audits of subsidiary companies, mainly outside the United States. From 1979 until 1983, Mr. Blount served in various positions at Ernst and Whinney, most recently as Audit Manager.

    STEVEN D. SAUCIER is Senior Vice President, Paperboard Operations of Riverwood. Mr. Saucier joined Riverwood in November 1998. From July 1998 until October 1998, Mr. Saucier was Senior Vice President, Manufacturing, of JPS Packaging, a manufacturer of flexible packaging. From April 1996 until July 1998, Mr. Saucier was Senior Vice President, Supply Chain, of Sealright Co., Inc., a manufacturer of rigid and flexible packaging, and from September 1975 until April 1996, Mr. Saucier was employed by Mobil Corporation, where his last position was General Manager, Manufacturing with Mobil Films division.

    WAYNE E. JUBY is Senior Vice President, Human Resources, a position he assumed in May 2001. From November 2000 until May 2001, Mr. Juby was Director, Corporate Training at Riverwood. From September 1994 until his retirement in June 1996, Mr. Juby was employed by National Gypsum Company as Vice President, Human Resources and Corporate Officer. From July 1979 until September 1994,
Mr. Juby was employed by Rockwell International Corporation as Managing Director, International Human Resources. In November 2000, Mr. Juby came out of retirement to assume the position of Director, Corporate Training at Riverwood.

    B. CHARLES AMES is Chairman of the Boards of Holding, RIC Holding and Riverwood. Since 1987, Mr. Ames has been a principal of Clayton, Dubilier & Rice, Inc., a New York-based private investment firm. Mr. Ames is a director of CD&R Investment Associates II, Inc., a Cayman Islands exempted company that is the managing general partner of CD&R Associates V Limited Partnership, a Cayman Islands exempted limited partnership, the general partner of Clayton, Dubilier & Rice Fund V Limited Partnership, a Cayman Islands exempted limited partnership. Mr. Ames is also a limited partner of CD&R Associates V Limited Partnership and serves as a director of Remington Arms Company, Inc., a manufacturer of sporting goods products for the hunting, shooting sports and fishing markets, and its parent RACI Holding, Inc. RACI Holding, Inc. is a company in which an investment fund managed by Clayton, Dubilier & Rice, Inc. has an investment. He is also a director of Kinko's, The Progressive Corporation, a holding company, Lexmark International, Inc. and Schulte GmbH & Co., KG.

    KEVIN J. CONWAY is a principal of Clayton, Dubilier & Rice, Inc., a director of CD&R Investment Associates II, Inc. and a limited partner of CD&R Associates V Limited Partnership. Mr. Conway is also a director of Allied Worldwide, a moving services and logistics company, Covansys, an IT services company, and BRM Holdings, a distributor of office supplies. Prior to joining Clayton, Dubilier & Rice, Inc. in 1994, Mr. Conway worked at Goldman, Sachs & Co., an investment banking firm.

    LEON J. HENDRIX, JR. is the Chairman and a director of Remington and RACI Holding, Inc. He was a principal of Clayton, Dubilier & Rice, Inc. from 1993 until 2000. From 1973 until 1993, Mr. Hendrix was employed by Reliance Electric Company, a manufacturer of industrial drives, transmissions and telecommunications equipment, most recently as its Chief Operating Officer and a director. Mr. Hendrix serves as a director of Keithley Instruments, Inc., a manufacturer of electronic test and measurement instruments and systems, NACCO Industries Inc., a manufacturer of forklift trucks and small electric appliances, a supplier of kitchenware, and the mining and marketing of fuel for power generation by electric utilities, and Cambrex Corporation, an international manufacturer of a broad line of specialty and fine chemicals.

    HUBBARD C. HOWE was a principal of Clayton, Dubilier & Rice, Inc. from 1990 until his retirement in 1998. Mr. Howe is a limited partner of CD&R Associates V Limited Partnership. Mr. Howe has served as Chairman and a director of A.P.S., Inc., a distributor of automotive replacement parts, and its parent corporation, APS Holding Corporation, a corporation in which an investment fund managed by Clayton, Dubilier & Rice, Inc. had an investment, since prior to 1993. Mr. Howe served as interim Chief Executive Officer of A.P.S., Inc. and APS Holding Corporation from March 1997 until January 1998. On February 2, 1998, A.P.S., Inc. and several of its direct and indirect subsidiaries filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code with the United States Bankruptcy Court for the District of Delaware. A.P.S., Inc. was liquidated in 1999. Mr. Howe has been a director of Remington and RACI
Holdings, Inc. since 1993, and was Chairman and Chief Executive Officer of Remington and RACI Holdings, Inc. until December 1997. Mr. Howe served as Vice Chairman from February 1994 until November 1997, and as Chairman from prior to 1993 until

February 1994, of Nu-kote International, Inc., a printing supplies manufacturer, and its parent Nu-kote Holding, Inc., a corporation in which an investment fund managed by Clayton, Dubilier & Rice, Inc. had an investment.

    ALBERTO CRIBIORE is currently the Managing Principal of Brera Capital Partners, LLC, a private equity investment firm in New York. Mr. Cribiore is also a director of Western Industries, Inc., Classic Cable, Inc. and GAB Robins North America. Mr. Cribiore was a principal of Clayton, Dubilier & Rice, Inc. from 1985 to March 1997 and a co-President of Clayton, Dubilier & Rice, Inc. from 1995 to March 1997. Mr. Cribiore also serves as a director of Hansberger Global Investors, Inc., an international money management firm, and Cambridge Energy Research Associates, Inc., a leading strategic knowledge firm focusing on the energy industry. Mr. Cribiore also currently serves as the Chairman and a director of Global Decisions Group, LLC, the parent company of Cambridge Energy Research Associates, Inc.

    BRIAN J. RICHMAND has served as a Special Limited Partner of J.P. Morgan Partners, the general partner of J.P. Morgan Equity Associates, L.P., since January 1, 2000, and as a General Partner of J.P. Morgan Partners from
August 1, 1993 to December 31, 1999. Prior to joining J.P. Morgan Partners,
Mr. Richmand was a partner at the law firm of Kirkland & Ellis. Mr. Richmand is also currently a director of La Petite Academies, Inc., Reiman Publishing, LLC, Transtar Metals, LLC and EMP Group, L.L.C.

    LAWRENCE C. TUCKER has been a General Partner of Brown Brothers Harriman & Co., a private banking firm, since 1979. He also serves as an advisory director of WorldCom, Inc., an international provider of long distance voice, data and video services, and as a director of WorldCom Ventures, National Healthcare Corp., an owner, operator and manager of long-term care facilities, retirement apartments and assisted living units, VAALCO Energy, Inc., an international oil and gas exploration company, US Unwired, Inc., a digital wireless telephone carrier, Z-tel Technologies, Inc., a provider of residential telecommunication services, Network Telephone, a competitive telecommunications carrier, and Digex, Inc., a web hosting and managed internet infrastructure company. Brown Brothers Harriman & Co. is the general partner of The 1818 Fund, L.P., The 1818 Fund II, L.P., The 1818 Fund III, L.P., The 1818 Mezzanine Fund, L.P. and The 1818 Mezzanine Fund II, L.P.

    SAMUEL M. MENCOFF has been employed principally as a Managing Director of Madison Dearborn Partners, Inc., the general partner of Madison Dearborn Partners, L.P., the general partner of Madison Dearborn Capital Partners, L.P. since 1993. From 1987 until 1993, Mr. Mencoff served as Vice President of First Chicago Venture Capital, a private equity investment firm. Mr. Mencoff is a director of Buckeye Technologies Inc., a manufacturer of specialty cellulose pulps and non-woven fiber products, Bay State Paper Holding Company, a producer of recycled containerboard and related products and Packaging Corporation of America, an integrated producer of containerboard and corrugated packaging products.

    G. ANDREA BOTTA has been a managing director of Morgan Stanley from September 5, 1999. Previously he was President of EXOR America, Inc. (formerly IFINT-USA Inc.) from 1993 until September 5, 1999 and for more than five years prior thereto, Vice President of Acquisitions of IFINT-USA, Inc. Mr. Botta is also a director of Key 3 Media.

    GIANLUIGI GABETTI has been Vice Chairman of IFI S.p.A.--Istituto Finanziario Industriale (the holding company of the Agnelli family) since 1993, and had been its Chief Executive Officer from 1972 to 1993. Mr. Gabetti had been a director of FIAT S.p.A. from 1971 to 1999 where, upon mandatory retirement, he was appointed Director Emeritus. Mr. Gabetti is also Vice Chairman of EXOR Group S.A., an international investment holding company of the Agnelli Group; Chairman of FIAT U.S.A., the U.S. arm of the Italian industrial group; and a director of Club Mediterranee S.A., an international leisure and travel organization.

ELECTION AND COMPENSATION OF DIRECTORS

    All directors are elected annually and hold office until their successors are elected and qualified, or until their earlier removal or resignation. The stockholders agreement entered into among Holding and each of Clayton, Dubilier & Rice Fund V Limited Partnership, EXOR Group S.A., The 1818 Fund II, L.P., HWH Investment Pte Ltd, J.P. Morgan, First Plaza Group Trust, Madison Dearborn Capital Partners, L.P. and Wolfensohn-River LLC, or the equity investors, provides that Clayton, Dubilier & Rice Fund V Limited Partnership is entitled to nominate five persons, EXOR Group S.A. is entitled to nominate two persons, The 1818 Fund II, L.P. is entitled to nominate one person and Madison Dearborn Capital Partners, L.P. is entitled to nominate one person to serve on the boards of directors of each of Holding, RIC Holding and Riverwood. There is also an understanding between J.P. Morgan and Clayton, Dubilier & Rice Fund V Limited Partnership with respect to the nomination of Clayton, Dubilier & Rice Fund V Limited Partnership's fifth nominee to such boards. Clayton, Dubilier & Rice Fund V Limited Partnership exercised its intention to nominate a designee of J.P. Morgan as its nominee to such boards; however, J.P. Morgan does not have a legally enforceable right to such directorship. The chairman of each of the boards is to be selected from one of the Clayton, Dubilier & Rice Fund V Limited Partnership nominees (other than the J.P. Morgan designee). Each of the boards of Holding, RIC Holding and Riverwood has an executive committee, a compensation and benefits committee and an audit committee. The executive committee consists of the chief executive officer, two of the Clayton, Dubilier & Rice Fund V Limited Partnership-nominated directors (other than the J.P. Morgan designee), one of the EXOR Group S.A.-nominated directors and the director nominated by The 1818 Fund II, L.P. The compensation and benefits committee consists of two of the Clayton, Dubilier & Rice Fund V Limited Partnership-nominated directors (other than the J.P. Morgan designee), one of the EXOR Group S.A.-nominated directors and two directors nominated by the equity investors other than Clayton, Dubilier & Rice Fund V Limited Partnership and EXOR Group S.A. (but including the J.P. Morgan designee), or the other investors. The audit committee consists of one of the Clayton, Dubilier & Rice Fund V Limited Partnership-nominated directors (other than the J.P. Morgan designee), one of the EXOR Group S.A.-nominated directors, two of the other investor-nominated directors and one independent director. The executive committee's current members are Messrs. Ames, Botta, Conway, Humphrey and Tucker. The members of the compensation and benefits committee are currently Messrs. Hendrix, Ames, Botta and Cribiore; and the audit committee consists of Messrs. Tucker, Conway, Mencoff and Richmand.

    Non-employee directors who are not employed by or affiliated with Clayton, Dubilier & Rice, Inc. will receive compensation for their services on the boards of $30,000 per year plus $2,500 per board meeting attended. Currently, two of our directors are employees of Clayton, Dubilier & Rice, Inc., to which we pay fees for management and financial consulting services.

MANAGEMENT COMPENSATION SUMMARY

    The following table summarizes the compensation we paid for services rendered during the fiscal years indicated below to the chief executive officer and the four most highly compensated executive officers, or the named executive officers.

                                                                                ANNUAL COMPENSATION
                                                   ------------------------------------------------------------------------------
                                                                                    OTHER ANNUAL     SECURITIES       ALL OTHER
                                                                                    COMPENSATION     UNDERLYING     COMPENSATION
NAME                                                 YEAR     SALARY $   BONUS $       ($) (3)      STOCK OPTIONS        (8)
----                                               --------   --------   --------   -------------   -------------   -------------
Stephen M. Humphrey..............................    2000     $766,000   $350,000     $284,040(4)          --              --
  President and Chief                                1999      558,833    511,612      119,295(5)      75,000              --
  Executive Officer                                  1998      510,000    544,430           --             --              --

Thomas M. Gannon.................................    2000     $343,167   $200,000     $  6,305             --           5,100
  Executive Vice President,                          1999      318,167    353,782           --         24,000           8,789
  Commercial Operations                              1998      280,000    423,903          342         30,000           9,600

Daniel J. Blount.................................    2000     $239,000   $130,000           --             --              --
  Sr. Vice President and                             1999      210,000    192,255           --         15,000              --
  Chief Financial Officer                            1998      144,583    230,509(1)   $ 52,024            --              --

Steven D. Saucier................................    2000     $246,083   $200,000     $ 20,043(6)          --          $5,100
  Sr. Vice President,                                1999      225,000    205,988      113,406(7)      25,667           8,789
  Paperboard Operations                              1998       37,500     50,000(2)         --            --              --

Robert H. Burg (9)...............................    2000     $237,000   $ 80,000           --             --           5,100
  Sr. Vice President,                                1999      234,083    214,303           --          5,000           8,789
  Human Resources                                    1998      228,333    243,748           --             --           9,600

------------------------------

(1) Upon commencement of his employment with us on March 16, 1998, we paid Mr. Blount a commencement bonus of $75,000.

(2) Upon commencement of his employment with us on November 1, 1998, we paid Mr. Saucier a commencement bonus of $50,000.

(3) Except as otherwise noted, amounts consist of certain taxable perquisites the value of none of which exceeded 25% of the total value of the perquisites provided.

(4) Includes $9,540 of perquisites. Also includes $274,500 which is the amount of interest that would have been paid by the named executive officer on a $5,000,000 non-interest bearing loan made by Holding to the named executive officer had such loan borne interest at 5.49% per annum, the applicable federal rate at the time such loan was made.

(5) Includes $86,957 of perquisites of which $76,898 consisted of tax reimbursements paid in respect of certain taxable perquisites. Also includes $32,338 which is the amount of interest that would have been paid by the named executive officer on a $5,000,000 non-interest bearing loan made by Holding to the named executive officer had such loan borne interest at 5.49% per annum, the applicable federal rate at the time such loan was made.

(6) Includes $5,043 of perquisites of which $100 consisted of tax reimbursements paid in respect of certain taxable perquisites. Also, includes $15,000 of income attributable to the purchase of shares below the estimated fair market value of Holding common stock.

(7) Includes $78,632 of tax reimbursements paid in respect of taxable perquisites.

(8) Amounts consist of our contributions on behalf of the named executive officers to our savings plan.

(9) Mr. Burg ceased to work with us as of April 9, 2001.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUE TABLE

    The following table sets forth information for each named executive officer with regard to stock option exercises during 2000 and the aggregate value of options held at December 31, 2000.

                                                               NUMBER OF SECURITIES
                                                                    UNDERLYING        VALUE OF UNEXERCISED
                                                                   UNEXERCISED            IN-THE-MONEY
                                                                 OPTIONS/SARS AT         OPTIONS/SARS AT
                                                                 FISCAL YEAR-END       FISCAL YEAR-END ($)
                                    SHARES                     --------------------   ---------------------
                                 ACQUIRED ON       VALUE           EXERCISABLE/           EXERCISABLE/
NAME                             EXERCISE (#)   REALIZED ($)      UNEXERCISABLE         UNEXERCISABLE(1)
----                             ------------   ------------   --------------------   ---------------------
S. Humphrey....................         --              --      164,206/135,794       $6,538,220/$5,086,780
T. Gannon......................         --              --       18,093/28,407          $361,860/$568,140
D. Blount......................         --              --       3,923/11,077           $78,460/$221,540
S. Saucier.....................         --              --       6,841/18,826           $136,820/$376,520
R. Burg........................         --              --        7,069/6,931           $141,380/$138,620

------------------------

(1) The dollar amounts set forth under this heading are calculated based on a price per share of Holding common stock of $120, the estimated fair market value of Holding common stock as of December 31, 2000 as determined considering a wide variety of factors including a valuation report from an independent outside firm and approved by the executive committee of the board of directors, minus the exercise price for such options.

PENSION PLAN

    All U.S. salaried employees who satisfy the service eligibility criteria are participants in the Riverwood International Employees Retirement Plan, or the retirement plan. Pension benefits under the retirement plan are limited in accordance with the provisions of the Internal Revenue Code of 1986, as amended, governing tax qualified pension plans. We have adopted a supplemental pension plan, together with the retirement plan, the pension plans, that provides for payment to participants of the retirement benefits equal to the excess of the benefits that would have been earned by each such participant had the limitations of the Internal Revenue Code not applied to the retirement plan and the amount actually earned by such participant under the retirement plan. Each of the named executive officers is eligible to participate in the pension plans. Benefits under the supplemental pension plan are not pre-funded; such benefits are paid by us or through the Riverwood International Employees Retirement Plan through a Qualified Supplemental Employees Retirement Plan. The pension plan table below sets forth the estimated annual benefits payable upon retirement, including amounts attributable to the supplemental pension plan, for specified remuneration levels and years of service.

PENSION PLAN TABLE

                                                              YEARS OF SERVICE
                                            ----------------------------------------------------
REMUNERATION                                   15         20         25         30         35
------------                                --------   --------   --------   --------   --------
$125,000..................................  $ 24,366   $ 32,487   $ 40,609   $ 48,731   $ 56,853
 150,000..................................    29,616     39,487     49,359     59,231     69,103
 175,000..................................    34,866     46,487     58,109     69,731     81,353
 200,000..................................    40,116     53,487     66,859     80,731     93,603
 225,000..................................    45,366     60,487     75,609     90,731    105,853
 250,000..................................    50,616     67,487     84,359    101,231    118,103
 300,000..................................    61,116     81,487    101,859    122,231    142,603
 400,000..................................    82,116    109,487    136,859    164,231    191,603
 450,000..................................    92,616    123,487    154,359    185,231    216,103
 500,000..................................   103,116    137,487    171,859    206,231    240,603
 600,000..................................   124,116    165,487    206,859    248,231    289,603
 700,000..................................   145,116    193,487    241,859    290,231    338,603
 800,000..................................   166,116    221,487    276,859    332,231    387,603
 900,000..................................   187,116    249,487    311,859    374,231    436,603

------------------------

(A) Had the named executive officers in the summary compensation table retired as of December 31, 2000, their respective five-year average salaries, plus bonuses, for purposes of the table set forth above, would have been as follows: Mr. Blount, $398,382; Mr. Burg, $341,400; Mr. Gannon, $543,840;
    Mr. Humphrey, $879,442; and Mr. Saucier, $338,536.

(B) On December 31, 2000, the named executive officers in the summary compensation table had the following years of credited service under the retirement plan: Mr. Blount, 3; Mr. Burg, 8; Mr. Gannon, 3; Mr. Humphrey, 4; and Mr. Saucier, 2.

(C) Salary as defined in the retirement plan includes payment under the annual incentive compensation plan but excludes payments under any of our equity incentive plans or that of our predecessor company.

EMPLOYMENT AGREEMENTS

    We are parties to employment agreements with each of Messrs. Humphrey, Gannon, Blount, Saucier and Juby. Mr. Humphrey's agreement was entered into on March 31, 1997, and has an initial term of five years that automatically extends for additional one-year periods following the expiration of the initial term. The agreements with Messrs. Gannon, Blount, Saucier and Juby, entered into as of July 14, 1997, September 1, 1998, November 1, 1998 and May 1, 2001,
respectively, have an initial three year term that also automatically extends for additional one-year periods following the expiration of the initial term. Mr. Saucier's and Mr. Gannon's agreement were amended on April 30, 2001 and
July 1, 2001, respectively. The agreements provide for minimum base salaries of at least $500,000, $400,000, $200,000, $225,000 and $220,000, for each of
Messrs. Humphrey, Gannon, Blount, Saucier and Juby, respectively, and for bonuses and other benefits set forth in the Summary Compensation Table.
Mr. Saucier's employment agreement provides that he will apply the after-tax proceeds of his bonuses for 1999 and 2000 toward the purchase of 5,000 shares of Holding common stock. In the event of termination of employment by us without cause or by the executive for good reason (in each case as defined in the respective employment agreement), the agreements provide for severance of a pro rata incentive bonus for the year in which termination of employment occurs and base salary and continued welfare benefits for, in the case of Mr. Humphrey, the remainder of the employment term or, if shorter, three years, or in the case of Messrs. Gannon, Blount, Saucier and Juby, the longer of the reminder of the employment term, one year or one month for each year of service. The agreements also contain certain non-competition and nonsolicitation provisions.

CERTAIN CHANGE IN CONTROL ARRANGEMENTS

    Under our stock incentive plan and supplemental long-term incentive plan, in the event of a change in control (as defined in the plans), we may be obligated to make certain payments to the named executive officers and service (i.e., time-vesting) options held by those individuals may vest.

COMPENSATION COMMITTEE INTERLOCKS

    During fiscal year 2000, Messrs. Hendrix, Ames, Botta and Cribiore served on the compensation and benefits committee of the Holding board. Mr. Hendrix, one of the two Clayton, Dubilier & Rice Fund V Limited Partnership-nominated directors, was a principal of Clayton, Dubilier & Rice, Inc. until 2000. Clayton, Dubilier & Rice, Inc. received a fee from RIC Holding of $12 million in connection with the merger and arranging the financing thereof. Clayton, Dubilier & Rice, Inc. received an annual fee of $470,000 for advisory, management, consulting and monitoring services from Riverwood. Holding, RIC Holding and Riverwood have also agreed to indemnify the members of the Boards employed by Clayton, Dubilier & Rice, Inc. and Clayton, Dubilier & Rice, Inc. against liabilities incurred under securities laws with respect to their services for Holding, RIC Holding and Riverwood.

    Messrs. Hendrix and Cribiore are the Clayton, Dubilier & Rice Fund V Limited Partnership-nominated directors on the compensation and benefits committees of Holding, RIC Holding and Riverwood.

                           OWNERSHIP OF CAPITAL STOCK

    Holding owns all of the outstanding common stock of RIC Holding. RIC Holding owns all of the outstanding common stock of Riverwood. As of July 31, 2001, the Holding common stock was beneficially owned as follows:

                                                              NUMBER OF   PERCENT
NAME OF BENEFICIAL OWNER                                       SHARES     OF CLASS
------------------------                                      ---------   --------
Clayton, Dubilier & Rice Fund V Limited Partnership(1) .....  2,250,000     29.7%
  1403 Foulk Road
  Suite 106
  Wilmington, DE 19803
EXOR Group S.A.(2) .........................................  2,250,000     29.7
  22-24, Boulevard Royal
  L-2449 Luxembourg
The 1818 Fund II, L.P. (3) .................................    750,000      9.9
  c/o Brown Brothers Harriman & Co.
  59 Wall Street
  New York, NY 10005
HWH Investment Pte Ltd .....................................    700,000      9.3
  250 North Bridge Road
  Singapore 179101
  Republic of Singapore
J.P. Morgan Equity Associates, L.P.(4) .....................    500,000      6.6
  380 Madison Avenue
  New York, NY 10017
First Plaza Group Trust ....................................    500,000      6.6
  Mellon Bank, N.A., as Trustee
  c/o General Motors Investment Management Corporation
  767 Fifth Avenue
  New York, NY 10153
Madison Dearborn Capital Partners, L.P.(5) .................    500,000      6.6
  Three First National Plaza
  Chicago, IL 60602
Wolfensohn-River LLC .......................................     50,000      0.7
  130 Liberty Avenue
  New York, NY 10006
                                                              ---------    -----
Total Equity Investors......................................  7,500,000     99.1%
                                                              =========    =====
B. Charles Ames(6)..........................................          0
Kevin J. Conway(6)..........................................          0       --
Leon J. Hendrix, Jr.(6).....................................          0       --
Hubbard C. Howe(6)..........................................          0       --
Alberto Cribiore(6).........................................          0       --
Brian J. Richmand...........................................          0       --
Samuel M. Mencoff(5)........................................          0       --
Lawrence C. Tucker(3).......................................          0       --
G. Andrea Botta.............................................          0       --
Gianluigi Gabetti...........................................          0       --
Stephen M. Humphrey(7)......................................    216,875       (8)

                                                              NUMBER OF   PERCENT
NAME OF BENEFICIAL OWNER                                       SHARES     OF CLASS
------------------------                                      ---------   --------
Thomas M. Gannon(7).........................................     24,093       (8)
Steven D. Saucier(7)........................................     10,841       (8)
Daniel J. Blount(7).........................................      8,123       (8)
All directors and executive officers as a group ............    259,932      3.4%
  (14 persons)(3)(5)(6)(7)
Total Management Investors(9)...............................     70,180      0.9%
                                                              ---------    -----
Total Equity Investors and Management Investors(9)..........  7,570,180    100.0%
                                                              =========    =====

------------------------

(1) CD&R Associates V Limited Partnership, a Cayman Islands exempted limited partnership, is the general partner of Clayton, Dubilier & Rice Fund V Limited Partnership, a Cayman Islands exempted limited partnership, and has the power to direct Clayton, Dubilier & Rice Fund V Limited Partnership as to the voting and disposition of shares held by Clayton, Dubilier & Rice Fund V Limited Partnership. CD&R Investment Associates II, Inc., a Cayman Islands exempted company, is the managing general partner of CD&R Associates V Limited Partnership and has the power to direct CD&R Associates V Limited Partnership as to its direction of Clayton, Dubilier & Rice Fund V Limited Partnership's voting and disposition of the shares held by Clayton, Dubilier & Rice Fund V Limited Partnership. No person controls the voting and dispositive power of CD&R Investment Associates II, Inc. with respect to the shares owned by Clayton, Dubilier & Rice Fund V Limited Partnership. Each of CD&R Associates V Limited Partnership and CD&R Investment Associates II, Inc. expressly disclaims beneficial ownership of the shares owned by Clayton, Dubilier & Rice Fund V Limited Partnership. The business address for each of Clayton, Dubilier & Rice Fund V Limited Partnership, CD&R Associates V Limited Partnership and CD&R Investment Associates II, Inc. is 1403 Foulk Road, Suite 106, Wilmington, Delaware 19803.

(2) Reflects transfer on March 2, 1999 of shares formerly held by FIMA Finance Management Inc. to EXOR Group S.A.

(3) Mr. Tucker may be deemed to share beneficial ownership of the shares owned of record by The 1818 Fund II, L.P. by virtue of his affiliation with such organization. Mr. Tucker expressly disclaims any such beneficial ownership.

(4) J.P. Morgan Equity Associates, L.P., formerly known as Chase Equity Associates, purchased shares of the Class B common stock of Holding which do not have voting rights.

(5) Mr. Mencoff may be deemed to share beneficial ownership of the shares owned of record by Madison Dearborn Capital L.P. by virtue of his affiliation with such organization. Mr. Mencoff expressly disclaims any such beneficial ownership.

(6) Excludes shares of Holding common stock owned by Clayton, Dubilier & Rice Fund V Limited Partnership, as to which Messrs. Ames, Conway, Hendrix, Howe and Cribiore may be deemed to share beneficial ownership or have an economic interest. See footnote (1).

(7) Includes options to purchase 206,875; 18,093; 6,841 and 5,123 shares of Holding common stock which may be exercised by Messrs. Humphrey, Gannon, Saucier and Blount, respectively.

(8) Less than 1%.

(9) Excludes options to purchase shares of Holding common stock. As of July 31, 2001, a total of 79,570 shares of management investor stock have been repurchased as a result of death, resignation and other termination of employment. As of July 31, 2001, Mr. Humphrey and the named executive officers owned an aggregate of 23,000 shares of Holding common stock.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

    Clayton, Dubilier & Rice Fund V Limited Partnership, which is one of Holding's largest stockholders, is a private investment fund managed by Clayton, Dubilier & Rice, Inc. Amounts contributed to Clayton, Dubilier & Rice Fund V Limited Partnership by its limited partners are invested at the discretion of the general partner in equity or equity-related securities of entities formed to effect leveraged acquisition transactions and in the equity of corporations where the infusion of capital, coupled with the provision of managerial assistance by Clayton, Dubilier & Rice, Inc., can be expected to generate returns on investments comparable to returns historically achieved in leveraged buyout transactions. The general partner of Clayton, Dubilier & Rice Fund V Limited Partnership is CD&R Associates V Limited Partnership, and the general partners of CD&R Associates V Limited Partnership are CD&R Investment Associates II, Inc., CD&R Investment Associates, Inc., a Delaware corporation, and CD&R Cayman Investment Associates, Inc., a Cayman Islands exempted company.
Mr. Ames, who is a principal of Clayton, Dubilier & Rice, Inc., a director of CD&R Investment Associates II, Inc. and a limited partner of CD&R Associates V Limited Partnership, is Chairman of Holding, RIC Holding and Riverwood.
Mr. Conway, who is a principal of Clayton, Dubilier & Rice, Inc., a director of CD&R Investment Associates II, Inc. and a limited partner of CD&R Associates V Limited Partnership, is a director of Holding, RIC Holding and Riverwood.
Mr. Hendrix, who was until recently a principal of Clayton, Dubilier &
Rice, Inc. and a limited partner of CD&R Associates V Limited Partnership, is a director of Holding, RIC Holding and Riverwood. Mr. Howe, who was until recently a principal of Clayton, Dubilier & Rice, Inc. and continues to be a limited partner of CD&R Associates V Limited Partnership, is a director of Holding, RIC Holding and Riverwood. See "Management--Directors & Executive Officers." Clayton, Dubilier & Rice Fund V Limited Partnership purchased $225 million of equity of Holding in connection with the merger.

    Clayton, Dubilier & Rice, Inc. is a private investment firm which is organized as a Delaware corporation. Clayton, Dubilier & Rice, Inc. is the manager of a series of investment funds, including Clayton, Dubilier & Rice Fund V Limited Partnership. Clayton, Dubilier & Rice, Inc. generally assists in structuring, arranging financing for and negotiating the transactions in which the funds it manages invest. After the consummation of such transactions, Clayton, Dubilier & Rice, Inc. generally provides management and financial advisory and consulting services to the companies in which its investment funds have invested during the period of such fund's investment. Such services include helping the company to establish effective banking, legal and other business relationships and assisting management in developing and implementing strategies for improving the operational, marketing and financial performance of the company.

    In April 1996, Clayton, Dubilier & Rice, Inc. began to receive monthly payments of an aggregate annual fee of $375,000 for providing management and financial consulting services to us and reimbursement of out-of-pocket expenses it incurred during the nine months ended December 31, 1996. Pursuant to a consulting agreement dated as of March 27, 1996, so long as Clayton, Dubilier & Rice Fund V Limited Partnership has an investment in us, Clayton, Dubilier & Rice, Inc. will continue to receive an annual fee (and reimbursement of out-of-pocket expenses) for providing such management and financial consulting services to us. The indentures relating to the 1996 notes, the 1997 notes and the notes allow the payment to Clayton, Dubilier & Rice, Inc. of annual fees for management and financial consulting services of up to $1 million, although there is no current intention to increase the amount of the annual fee to be received by Clayton, Dubilier & Rice, Inc. above $500,000.

    During each of the years ended December 31, 2000, 1999 and 1998, we paid Clayton, Dubilier & Rice, Inc. annual fees in the amount of $470,000 for providing such management and financial consulting services.

    Clayton, Dubilier & Rice, Inc., Clayton, Dubilier & Rice Fund V Limited Partnership, Holding, Riverwood and RIC Holding entered into an indemnification agreement dated as of March 27, 1996, pursuant to which Holding, RIC Holding and Riverwood, have agreed to indemnify Clayton, Dubilier & Rice, Inc., Clayton, Dubilier & Rice Fund V Limited Partnership, CD&R Associates V Limited Partnership, CD&R Investment
Associates, Inc. (together with any other general partner of CD&R Associates V Limited Partnership) and their respective directors, officers, partners, employees, agents, advisors, representatives and controlling persons against certain liabilities arising under the federal securities laws, liabilities arising out of the performance of the consulting agreement and certain other claims and liabilities.

MANAGEMENT

    Following the consummation of the merger, Holding adopted the equity incentive plan providing for the issuance of up to 695,000 shares of Holding common stock pursuant to the sale of shares of Holding common stock and the grant of options with respect to Holding common stock under the plan.

    On June 4, 1996, certain members of our management and key employees purchased shares of Holding common stock, at a purchase price of $100.00 per share, pursuant to the Equity Incentive Plan. Under certain circumstances, such stockholders can require us to purchase their shares of Holding common stock. Such management stock purchases included the purchase of 3,000 shares of Holding common stock by Mr. Burg. We guaranteed certain loans for $150,000 extended to Mr. Burg.

    During 2000 and through July 31, 2001, we repurchased 450 shares of Holding common stock from management investors. Of this total, 250 shares were repurchased at $100.00 per share and 200 shares were repurchased at $115.00 per share.

    On May 4, 1999, certain members of our management and key employees purchased shares of Holding common stock, at a purchase price of $100.00 per share, pursuant to the Equity Incentive Plan. Under certain circumstances, such stockholders can require us to purchase their shares of Holding common stock. Such management stock purchases included purchases of 10,000; 6,000; and 3,000 shares of Holding common stock by Messrs. Humphrey, Gannon and Blount, respectively.

    In June 1999, Holding adopted a supplemental long-term incentive plan that provides for, among other things, the grant of options to purchase shares of Holding common stock and incentive stock units and supplemental payments with respect to, up to, an aggregate amount of 457,300 shares of Holding common stock.

    In November 1999, Holding lent to Mr. Humphrey $5,000,000 pursuant to a full-recourse non-interest bearing promissory note entered into by Mr. Humphrey and Holding. The promissory note will generally become due and payable on March 26, 2002; or, earlier, if Mr. Humphrey voluntarily terminates his employment other than for "good reason" or if we terminate his employment for "cause" (in each case, as defined in Mr. Humphrey's employment agreement).

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

SENIOR SECURED CREDIT FACILITIES

    On August 10, 2001, we, with a syndicate of lenders, led by The Chase Manhattan Bank as administrative agent and Bankers Trust Company as syndication agent, amended and restated the credit agreement. The following summary is a description of the principal terms of the 2001 senior secured credit agreement and the related documents governing the amended and restated facility, which we refer to as the credit documentation, and is subject to and qualified in its entirety by reference to the credit documentation, copies of which will be made available by us upon request.

    STRUCTURE AND AVAILABILITY. The 2001 senior secured credit agreement provides for senior secured credit facilities in an aggregate amount of up to $635.0 million. The 2001 facilities consist of (i) the 2001 revolving facility in an aggregate principal amount of up to $300.0 million and (ii) the 2001 term loan facility of $335.0 million. The 2001 facilities mature on December 31, 2005. However, Riverwood has the option to extend the maturity of the facilities to December 31, 2006 if it refinances the 1996 senior notes on specified terms on or prior to December 31, 2005. The term loans are repayable in semi-annual installments of $37.5 million beginning June 30, 2003 and amounting to $75 million annually in each of 2003 and 2004, with $46.25 million due on June 30, 2005, and the remainder due at maturity on December 31, 2005. In the event that the maturity of the 2001 facilities is extended to December 31, 2006, semi-annual installments of $46.25 million will be due beginning December 31, 2005 and through December 31, 2006.

    Riverwood applied $335 million in borrowings under the 2001 term loan facility and $51.0 million in borrowings under the 2001 revolving facility to refinance its then existing senior secured credit facilities. The remaining unused commitment under the 2001 revolving facility will be available to Riverwood from time to time for general corporate purposes.

    PREPAYMENTS. The 2001 senior secured credit agreement permits voluntary prepayments under the 2001 term loan facility and the 2001 revolving facility without premium or penalty, except for breakage costs incurred in connection with prepayment during a Euro currency interest period. Subject to certain exceptions, mandatory prepayments are required to be made from the net proceeds of certain asset sales, certain debt issuances and certain recovery events. Such mandatory prepayments are required to be applied first to outstanding loans under the 2001 term loan facility. Mandatory prepayments are also required from the proceeds of any receivables securitization.

    SECURITY; GUARANTY. The obligations of Riverwood under the 2001 senior secured credit agreement are unconditionally and irrevocably guaranteed by Holding, RIC Holding and certain domestic subsidiaries of Riverwood (other than certain subsidiaries created to implement receivables securitizations). The 2001 senior secured credit agreement and the guarantees of the facilities are secured by substantially all the material tangible and intangible assets of Riverwood and the guarantors. The security for the 2001 senior secured credit agreement includes pledges of all the capital stock of, or other equity interests in, RIC Holding, Riverwood, each direct or indirect domestic subsidiary of Riverwood and, subject to limited exceptions, 65% of the capital stock of, or other equity interests in, each directly owned foreign subsidiary of Riverwood.

    INTEREST. At Riverwood's election, the interest rates per annum applicable to the loans under the 2001 facilities are fluctuating rates of interest measured by reference to either LIBOR or ABR, plus a borrowing margin. The margin for LIBOR loans is initially 2.75% and the margin for ABR loans is initially 1.75%. The applicable margin is subject to certain adjustments.

    FEES. Riverwood is required to pay certain fees with respect to the 2001 facilities, including (i) a commitment fee on the daily average undrawn portion of the 2001 revolving facility equal to 1/2 of 1% per annum; (ii) letter of credit fees on the aggregate amount available to be drawn under outstanding letters of credit equal to the then applicable borrowing margin for LIBOR-based revolving credit borrowings plus a 1/4 of 1% per annum fronting bank fee for the letter of credit issuing bank; and (iii) annual administration fees.

    COVENANTS. The 2001 senior secured credit agreement contains a number of covenants. Those covenants restrict certain of our corporate activities. Among other things, the covenants restrict our ability to:

    - dispose of assets;

    - incur additional indebtedness;

    - incur guarantee obligations;

    - prepay other indebtedness or amend other debt instruments;

    - pay dividends;

    - create liens on assets;

    - enter into sale and leaseback transactions;

    - make investments, loans or advances;

    - make acquisitions;

    - engage in mergers or consolidations;

    - change the business conducted by us;

    - make capital expenditures; and

    - engage in certain transactions with affiliates.

    In addition, under the 2001 senior secured credit agreement, Riverwood is required to comply with certain financial covenants, including an interest coverage ratio and a consolidated debt to EBITDA leverage ratio.

    The financial covenants in the 2001 senior secured credit agreement specify, among other things, the following requirements for each four quarter period ended during the following test periods:

                                                              CONSOLIDATED DEBT     CONSOLIDATED
                                                                  TO EBITDA       INTEREST EXPENSE
TEST PERIOD                                                    LEVERAGE RATIO          RATIO
-----------                                                   -----------------   ----------------
September 30, 2001 - December 30, 2002......................     5.85 to 1.00       1.75 to 1.00
December 31, 2002 - December 30, 2003.......................     5.50 to 1.00       2.00 to 1.00
December 31, 2003 - December 30, 2004.......................     5.00 to 1.00       2.10 to 1.00
December 31, 2004 - December 30, 2005.......................     4.70 to 1.00       2.25 to 1.00
December 31, 2005 - December 30, 2006.......................     4.40 to 1.00       2.25 to 1.00

    The 2001 senior secured credit agreement also contains provisions that prohibit any amendment or modification of the indentures that govern the 1996 notes, the 1997 notes and the notes that are adverse to the lenders under the 2001 senior secured credit agreement and that limit Riverwood's ability to prepay or refinance the notes without the consent of such lenders.

    EVENTS OF DEFAULT. The 2001 senior secured credit agreement contains customary events of default. Those events of default include, among other things, non-payment of principal, interest or fees, violation of covenants, inaccuracy of representations or warranties in any material respect, default under or acceleration of certain other indebtedness, bankruptcy, material judgments and change of control.

1996 NOTES

    In 1996, Riverwood completed an offering of $250.0 million aggregate principal amount of 10 1/4% senior notes due 2006 and $400.0 million aggregate principal amount of 10 7/8% senior subordinated notes due 2008. The 1996 senior notes and the 1996 senior subordinated notes were issued pursuant to two separate indentures, together, the 1996 indentures. The following summary is a description of the principal terms of the 1996 notes and the 1996 indentures and is subject to and qualified in its entirety by reference to the 1996 notes and the 1996 indentures, copies of which will be made available by us upon request.

    The 1996 senior notes mature in 2006 and the 1996 senior subordinated notes mature in 2008. The 1996 senior notes and the 1996 senior subordinated notes bear interest at rates of 10 1/4% and 10 7/8%, respectively. Riverwood may redeem the 1996 notes, in whole or in part, at certain redemption prices, together with accrued and unpaid interest, if any, to the date of redemption. The 1996 notes are not subject to any sinking fund obligations.

    Upon the occurrence of a change of control, Riverwood may be required to make an offer to repurchase the 1996 notes. In such an event, the repurchase price would equal 101% of the principal amount of the repurchased notes, together with accrued and unpaid interest, if any, to the date of repurchase. In the event of such a repurchase, the holders of 1996 senior notes, together with the holders of 1997 notes and the notes, will have the opportunity to have their securities repurchased prior to holders of 1996 senior subordinated notes. The senior secured credit facilities, however, prohibit the purchase of the 1996 notes by Riverwood in the event of a change of control, unless and until such time as the indebtedness under the senior secured credit facilities is paid in full.

    The 1996 senior notes are fully and unconditionally guaranteed on an unsecured, senior basis by Holding and RIC Holding. The 1996 senior subordinated notes are fully and unconditionally guaranteed on an unsecured, senior subordinated basis, by Holding and RIC Holding.

    The 1996 senior notes are unsecured and rank PARI PASSU in right of payment with all existing and future senior indebtedness of Riverwood and rank senior to all existing and future senior subordinated indebtedness of Riverwood and all other subordinated indebtedness of Riverwood. The 1996 senior subordinated notes are subordinated to all existing and future senior indebtedness of Riverwood. The 1996 senior subordinated notes are unsecured and rank PARI PASSU with any future senior subordinated indebtedness of Riverwood and rank senior to all other subordinated indebtedness of Riverwood. The 1996 notes are effectively subordinated to all existing and future secured indebtedness of Riverwood and its subsidiaries to the extent of the value of the assets securing such indebtedness.

    The 1996 indentures contain restrictive covenants. Those covenants, among other things,

    - limit the incurrence of additional indebtedness by Riverwood and its subsidiaries;

    - limit the redemption of capital stock of Riverwood, the payment of dividends on capital stock of Riverwood and the redemption of certain subordinated obligations of Riverwood;

    - limit other restricted payments;

    - limit sales of assets and subsidiary stock;

    - limit transactions with affiliates; and

    - limit consolidations, mergers and transfers of all or substantially all Riverwood assets.

    The 1996 indentures also prohibit certain restrictions on distributions from subsidiaries. The indenture under which the 1996 senior notes were issued also limits (i) the existence of certain liens and (ii) certain sale and leaseback transactions. The indenture under which the 1996 senior subordinated notes were issued limits the incurrence of certain senior subordinated indebtedness and secured indebtedness. All of these limitations and prohibitions are subject to a number of important qualifications and exceptions.

1997 NOTES

    In 1997, Riverwood completed an offering of $250.0 million aggregate principal amount of 10 5/8% senior notes due 2007. The 1997 notes were issued pursuant to an indenture, or the 1997 indenture. The following summary is a description of the principal terms of the 1997 notes and the 1997 indenture and is subject to and qualified in its entirety by reference to the 1997 notes and the 1997 indenture, copies of which will be made available by us upon request.

    The 1997 notes mature in 2007 and bear interest at a rate of 10 5/8%. Except as described below, Riverwood may not redeem the 1997 notes prior to August 1, 2002. On or after that date, Riverwood may redeem the 1997 notes, in whole or in part, at certain redemption prices, together with accrued and unpaid interest, if any, to the date of redemption. The 1997 notes are not subject to any sinking fund obligations.

    Upon the occurrence of a change of control prior to August 1, 2002, Riverwood may redeem the 1997 notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the 1997 notes redeemed plus a premium, together with accrued and unpaid interest, if any, to the date of redemption. If Riverwood does not so redeem the 1997 notes, upon the occurrence of a change of control it may be required to make an offer to repurchase the 1997 notes. In such an event, the repurchase price would equal 101% of the principal amount of the repurchased notes, together with accrued and unpaid interest, if any, to the date of repurchase. In the event of such a repurchase, the holders of 1997 notes, together with the holders of 1996 senior notes and the notes, will have the opportunity to have their securities repurchased prior to holders of 1996 senior subordinated notes. The senior secured credit facilities, however, prohibit the purchase of the 1997 notes by Riverwood in the event of a change of control, unless and until such time as the indebtedness under the senior secured credit facilities is paid in full.

    The 1997 notes are fully and unconditionally guaranteed on an unsecured, senior basis by Holding and RIC Holding.

    The 1997 notes are unsecured and rank PARI PASSU in right of payment with all existing and future senior indebtedness of Riverwood and rank senior to all existing and future senior subordinated indebtedness of Riverwood and all other subordinated indebtedness of Riverwood. The 1997 notes are effectively subordinated to all existing and future secured indebtedness of Riverwood and its subsidiaries to the extent of the value of the assets securing such indebtedness.

    The 1997 indenture contains restrictive covenants. Those covenants, among other things,

    - limit the incurrence of additional indebtedness by Riverwood and its subsidiaries;

    - limit the redemption of capital stock of Riverwood, the payment of dividends on capital stock of Riverwood and the redemption of certain subordinated obligations of Riverwood;

    - limit other restricted payments;

    - limit sales of assets and subsidiary stock;

    - limit transactions with affiliates;

    - limit consolidations, mergers and transfers of all or substantially all Riverwood assets;

    - limit the existence of certain liens; and

    - limit certain sale and leaseback transactions.

    The 1997 indenture also prohibits certain restrictions on distributions from subsidiaries. All of these limitations and prohibitions are subject to a number of important qualifications and exceptions.

    The covenants, events of defaults, ranking, redemption and guarantee provisions, and definitions contained in the indenture governing the 1997 notes are substantially similar to those that will be contained in the indenture governing the notes.

                              DESCRIPTION OF NOTES

GENERAL

    Riverwood issued the old notes, and will issue the new notes, under an indenture, dated as of June 21, 2001, among itself, as issuer, RIC Holding, and Holding, as Note Guarantors, and State Street Bank and Trust Company, as trustee. The indenture has been filed as an exhibit to the registration statement of which this prospectus is a part. It is available as set forth under the heading "Where You Can Find More Information." The terms of the new notes are identical to the terms of the old notes, except that the new notes will be registered under the Securities Act, and therefore will not contain restrictions on transfer, will not contain provisions relating to additional interest, will bear a different CUSIP number from the old notes and will not entitle their holders to registration rights. New notes will otherwise be treated as notes for the purposes of the indenture. The indenture contains provisions that define your rights under the notes. In addition the indenture will govern the obligations of Riverwood under the notes.

    The following summary of certain provisions of the indenture and the notes summarizes the material terms thereof but does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the indenture, including the definitions of certain terms therein and those terms made a part thereof by the TIA. You should carefully read the indenture as it, and not this Description of Notes, will govern the rights of any holder of notes. Capitalized terms used herein and not otherwise defined have the meanings set forth under "--Certain Definitions" below. Except where the context otherwise requires, in this "Description of Notes" references to the notes include any old notes, as well as the new notes.

    Principal of, premium, if any, and interest on the notes will be payable, and the notes may be exchanged or transferred, at the office or agency of Riverwood in the Borough of Manhattan, The City of New York (which initially shall be the corporate trust office of the Trustee, at State Street Bank and Trust Company, Goodwin Square, 225 Asylum Street, 23rd Floor, Hartford, Connecticut 06103), except that, at the option of Riverwood, payment of interest may be made by check mailed to the registered holders of the notes at their registered addresses.

    The notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. No service charge will be made for any registration of transfer or exchange of notes, but Riverwood may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

TERMS OF THE NOTES

    The notes will be unsecured senior obligations of Riverwood, limited to $250.0 million aggregate principal amount, and will mature on August 1, 2007. Each note will bear interest at the rate of 10 5/8% per annum from June 21, 2001, or from the most recent date to which interest has been paid or provided for, payable semiannually to holders of record at the close of business on the January 15 or July 15 immediately preceding the interest payment date on and of each year, commencing August 1, 2001.

OPTIONAL REDEMPTION

    The notes will be redeemable, at Riverwood's option, in whole or in part, at any time on or after August 1, 2002, and prior to maturity, upon not less than 30 nor more than 60 days prior notice mailed by first-class mail to each holder's registered address, at the following redemption prices (expressed as a percentage of principal amount), plus accrued interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on August 1 of the years set forth below:

                                                               REDEMPTION
PERIOD                                                            PRICE
------                                                         -----------
2002........................................................     105.313%
2003........................................................     103.542%
2004........................................................     101.771%
2005 and thereafter.........................................     100.000%

    The notes will be subject to redemption, at the option of Riverwood, prior to August 1, 2002 in whole or in part, at any time within 180 days after a Change of Control on not less than 30 nor more than 60 days prior notice to each holder of notes to be redeemed, in amounts of $1,000 or an integral multiple thereof, at a redemption price equal to the sum of (i) the principal amount thereof plus (ii) accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on relevant record dates to receive interest due on relevant interest payment dates) plus (iii) the Applicable Premium. Each holder of notes will also have certain rights to require Riverwood to purchase such notes upon the occurrence of a Change of Control. See "--Change of Control" below.

SELECTION

    In the case of any partial redemption, selection of notes for redemption will be made by the trustee on a pro rata basis, by lot or by such other method as the trustee in its sole discretion shall deem to be fair and appropriate, although no note of $1,000 in original principal amount or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption relating to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note.

RANKING OF NOTES

    The indebtedness evidenced by the notes will be unsecured Senior Indebtedness of Riverwood, will rank PARI PASSU in right of payment with all existing and future Senior Indebtedness of Riverwood and will be senior in right of payment to all existing and future Subordinated Obligations of Riverwood. The notes will also be effectively subordinated to all Secured Indebtedness of Riverwood to the extent of the value of the assets securing such Indebtedness, and to all Indebtedness of its Subsidiaries.

    At June 30, 2001, on a pro forma basis after giving effect to the amendment and restatement of our senior secured credit facilities and the borrowings thereunder that closed on August 10, 2001, the outstanding Senior Indebtedness of Riverwood would have been $1,147.5 million, of which $393.8 million would have been Secured Indebtedness. The outstanding Subordinated Obligations of Riverwood would have been $401.0. As of and for the year ended December 31, 2000, Riverwood's Subsidiaries had approximately $26.4 million of outstanding trade payables and $18.1 million of short-term borrowings and long-term debt outstanding, held approximately $342.2 million, or 16.1% of our consolidated total assets and generated approximately $318.1 million, or 28.2% of our consolidated net sales and $44.5 million, or 14.8% of our consolidated EBITDA. Although the indenture contains limitations on the amount of additional Indebtedness which Riverwood and its Subsidiaries may Incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness or Secured Indebtedness. See "--Certain Covenants--Limitation on Indebtedness" below.

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NOTE GUARANTEES

    Holding and RIC Holding, and certain future subsidiaries of Riverwood (as described below), as primary obligors and not merely as sureties, will irrevocably and unconditionally Guarantee on an unsecured senior basis the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of Riverwood under the indenture and the notes, whether for payment of principal of or interest on the notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Note Guarantors being herein called the "Guaranteed Obligations"). Such Note Guarantors will agree to pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the trustee or the holders in enforcing any rights under any Note Guarantee. Each Note Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be Guaranteed by the applicable Note Guarantor without rendering the Note Guarantee, as it relates to such Note Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. Each Note Guarantee will also be effectively subordinated to all Guarantor Secured Indebtedness to the extent of the value of the assets securing such Indebtedness, and to all Indebtedness of the subsidiaries of the applicable Note Guarantor. After the Issue Date, Riverwood will cause each Restricted Subsidiary that is a Significant Subsidiary and that Guarantees payment of the Bank Indebtedness (a "Subsidiary Guarantor") to execute and deliver to the trustee a supplemental indenture pursuant to which such Restricted Subsidiary will Guarantee payment of the Notes. See "--Certain Covenants--Future Note Guarantors" below.

    Each Note Guarantee is a continuing guarantee and shall (a) remain in full force and effect until payment in full of all principal of or interest on the notes, and all other Guaranteed Obligations then due and payable, or in the case of a Subsidiary Guarantor, upon the earlier release or termination of its Guarantee of the Bank Indebtedness, or upon such Subsidiary Guarantor no longer being a Restricted Subsidiary, (b) be binding upon each Note Guarantor and
(c) enure to the benefit of and be enforceable by the trustee, the noteholders, and their successors, transferees and assigns.

CHANGE OF CONTROL

    Upon the occurrence of a Change of Control (as defined below), each holder of the notes will have the right to require Riverwood to purchase all or any part of such holder's notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date) pursuant to the offer described below and the other procedures set forth in the indenture; PROVIDED, HOWEVER, that, notwithstanding the occurrence of a Change of Control, Riverwood shall not be obligated to purchase the notes pursuant to this covenant in the event that it has exercised its rights to redeem all of the notes as described under "--Optional Redemption."

    A "Change of Control" means any of the following events:

     (i) (A) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders or Holding or RIC Holding, is or becomes (as a result of the issuance of securities, by merger or otherwise) the Beneficial Owner, directly or indirectly, of more than 35% of the total voting power of the Voting Stock of Riverwood and

       (B) the Permitted Holders Beneficially Own, directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of Riverwood than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors

    (for the purposes of this clause (i), such other person shall be deemed to Beneficially Own any Voting Stock of a specified corporation held by a parent corporation of which such specified

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    corporation is a Subsidiary, if such other person Beneficially Owns, directly or indirectly, more than 35% of the voting power of the Voting Stock of such parent corporation and the Permitted Holders Beneficially Own, directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent corporation and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent corporation);

    (ii) the merger or consolidation of Parent or Riverwood with or into another Person or the sale of all or substantially all the assets of Parent or Riverwood to another Person (a "Transferee"), in each case, other than a Person that is controlled by the Permitted Holders, and, in the case of any such merger or consolidation, the securities of Parent or Riverwood, as the case may be, that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of Parent or the Riverwood, as the case may be, are changed into or exchanged for cash, securities or property, unless either

        (x) pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, (or following consummation of such transaction the Beneficial Owners of such securities otherwise are Beneficial Owners of) securities of the surviving corporation or Transferee (or another Person of which the surviving corporation or Transferee is a Subsidiary) that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving corporation or Transferee or such other Person, or

        (y) pursuant to any such transaction

           (A) no "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes (as a result of the issuance of securities, by merger or otherwise), the Beneficial Owner, directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the surviving corporation or Transferee, as the case may be, or

            (B) the Permitted Holders Beneficially Own, directly or indirectly, in the aggregate an equal or greater percentage of the total voting power of the Voting Stock of the surviving corporation or Transferee, as the case may be, than any such other person or have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of the surviving corporation or Transferee, as the case may be

    (for purposes of this clause (ii), such other person shall be deemed to Beneficially Own any Voting Stock of a specified corporation held by a parent corporation of which such specified corporation is a Subsidiary, if such other person Beneficially Owns, directly or indirectly, more than 35% of the voting power of the Voting Stock of such parent corporation and the Permitted Holders Beneficially Own, directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent corporation and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent corporation); or

   (iii) during any period of two consecutive years commencing after the 1997 notes Issue Date, individuals who at the beginning of such period constituted the Board of Directors of Riverwood (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of Riverwood was approved by a vote of 66 2/3% of the directors of Riverwood then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Riverwood then in office.

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    In the event that at the time of such Change of Control the terms of the
Bank Indebtedness restrict or prohibit the repurchase of the notes pursuant to this covenant, then prior to the mailing of the notice to holders described below, but in any event within 30 days following any Change of Control, Riverwood shall

    (i) repay in full all Bank Indebtedness or offer to repay in full all Bank Indebtedness and repay the Bank Indebtedness of each lender who has accepted such offer or

    (ii) obtain the requisite consent under the agreements governing the Bank Indebtedness to permit the repurchase of the notes as provided for below.

    Within 30 days following any Change of Control (except as provided in the proviso to the first sentence of this "--Change in Control" section), Riverwood shall mail a notice to each holder at its registered address with a copy to the trustee stating:

    (1) that a Change of Control has occurred and that such holder has the right to require Riverwood to purchase such holder's notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date);

    (2) the circumstances and relevant facts and financial information regarding such Change of Control;

    (3) the repurchase date for the notes (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

    (4) the instructions determined by Riverwood, consistent with this covenant, that a holder must follow in order to have its notes purchased.

    Riverwood will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict or are inconsistent with provisions of this covenant, Riverwood will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this paragraph by virtue thereof.

    The Change of Control purchase feature is a result of negotiations between Riverwood and the initial purchasers of the notes. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that Riverwood would decide to do so in the future. Subject to the limitations discussed below, Riverwood could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect Riverwood's capital structure or credit ratings.

    The occurrence of certain of the events which would constitute a Change of Control would constitute a default under the terms of the Bank Indebtedness. In addition, the Credit Agreements will prohibit the purchase of the notes by Riverwood in the event of a Change of Control, unless and until such time as the Bank Indebtedness is repaid in full. Future Indebtedness of Riverwood and its Subsidiaries may contain prohibitions of certain events which would constitute a Change of Control, provide for a default upon the occurrence of such an event, or require such Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require Riverwood to repurchase the notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on Riverwood. Finally, Riverwood's ability to pay cash to the holders upon a repurchase may be limited by Riverwood's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

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CERTAIN COVENANTS

    The indenture will contain covenants including, among others, the following:

    LIMITATION ON INDEBTEDNESS.

    (a) Riverwood will not, and will not permit any Restricted Subsidiary to, Incur any Indebtedness (other than pursuant to the following paragraph (b)) unless:

        (x) on the date thereof the Consolidated Coverage Ratio would be greater than 2.25:1 and

        (y) in the case of any such Indebtedness Incurred by a Restricted Subsidiary, such Indebtedness is Permitted Subsidiary Indebtedness.

    (b) Notwithstanding the foregoing paragraph (a), Riverwood and its Restricted Subsidiaries may Incur the following Indebtedness:

        (i) Indebtedness under the Senior Secured Credit Agreement of Riverwood, in an aggregate principal amount at any time outstanding not to exceed an amount equal to $1,045.0 million minus (without duplication) the following amounts:

           (A) the aggregate amount of all scheduled repayments of principal actually made thereunder since the 1997 notes Issue Date and all mandatory repayments of principal actually made thereunder since the 1997 notes Issue Date with the Net Available Cash from Asset Dispositions other than Financing Dispositions (to the extent, in the case of repayments of revolving credit indebtedness, that the corresponding commitments have been permanently reduced), and

            (B) at any date of determination, an amount equal to

                (x) the amount then outstanding (i.e., advanced, and received by, and available for use by, Riverwood) under any Receivables Financing (as set forth in the books and records of Riverwood and confirmed by the agent, trustee or other representative of the institution or group providing such Receivables Financing) that has been entered into by any Receivables Subsidiary since the 1997 notes Issue Date and that, as of such date of determination, has not expired or otherwise terminated, minus

                (y) the sum (without duplication) of

            (1) the aggregate borrowing commitment amount under the Senior
                Secured Credit Agreement that at the time can be used only for the purpose of funding any liabilities or obligations arising in connection with any such Receivables Financing, or funding any refinancing, refunding, repayment or replacement in respect of any such Receivables Financing, plus

            (2) the aggregate face amount of letters of credit issued or to be issued under or pursuant to the Senior Secured Credit Agreement to support any such liabilities or obligations, or any such refinancing, refunding, repayment or replacement, which letters of credit at the time are undrawn and outstanding or have been drawn, provided that such reduction shall be effective on the business day next following the date of receipt of such confirmation by Riverwood and shall no longer be effective on the business day next preceding the date of such expiration or other termination;

        (ii) Indebtedness of Riverwood or any Subsidiary of Riverwood under the Machinery Credit Agreement or otherwise Incurred to finance or refinance packaging machinery (including the development, manufacture or acquisition thereof) in connection with any Related

                                       85
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             Business, in an aggregate principal amount outstanding at any time not to exceed the then aggregate book value of the packaging machinery that is thereby financed or refinanced or that was otherwise owned by Riverwood or any of its Subsidiaries on the 1997 notes Issue Date (or, if greater, to the extent that any such machinery shall be appraised by an independent appraiser, the appraised value of such machinery);

       (iii) Indebtedness of Riverwood owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by Riverwood or any Restricted Subsidiary; PROVIDED, HOWEVER, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to Riverwood or a Restricted Subsidiary) will be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof;

        (iv) Indebtedness represented by the 1997 notes and the notes, any Indebtedness (other than the Indebtedness described in clauses
             (i)-(iii) above) outstanding, or Incurred pursuant to commitments outstanding, on the 1997 notes Issue Date (including, without limitation, the Existing Notes), any Indebtedness incurred pursuant to Section 4.03(a) of the 1997 notes Indenture prior to the Issue Date and any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (iv) or paragraph (a);

        (v) (A) (x) Indebtedness of a Restricted Subsidiary Incurred and
                    outstanding on or prior to the date on which such Restricted Subsidiary was acquired by Riverwood and

               (y) Indebtedness of a Person assumed by Riverwood or a Restricted
                   Subsidiary in connection with the acquisition of assets from such Person provided that at the time such assets were owned by such other Person such Indebtedness was either secured by such assets or related to the acquisition, ownership, improvement or use of such assets by such other Person

                   (in each case other than Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Subsidiary or such assets were acquired by Riverwood or a Restricted Subsidiary, as applicable); PROVIDED, HOWEVER, that at the time such Restricted Subsidiary is acquired by Riverwood or such assets are acquired by Riverwood or a Restricted Subsidiary, as applicable, Riverwood would have been able to Incur $1.00 of additional Indebtedness pursuant to paragraph (a) after giving effect to the Incurrence of such Indebtedness pursuant to this clause (v) and

            (B) Refinancing Indebtedness Incurred by Riverwood or a Restricted
                Subsidiary, as applicable, in respect of Indebtedness Incurred by Riverwood or such Restricted Subsidiary, as applicable, pursuant to this clause (v);

        (vi) Indebtedness

           (A) in respect of judgment, appeal, surety, performance and other like bonds provided by Riverwood and its Restricted Subsidiaries in the ordinary course of their business and which do not secure other Indebtedness (other than any involved in any judgment, appeal or similar proceeding to which any such bond relates),

            (B) of Riverwood or any Restricted Subsidiary with respect to letters of credit or bankers' acceptances incurred in the ordinary course of business,

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            (C) consisting of accommodation guarantees for the benefit of trade creditors of Riverwood or any of its Restricted Subsidiaries, or represented by Guarantees consisting of contracts for the purchase of wood chips in the ordinary course of business,

           (D) under

                (x) Currency Agreements designed to protect Riverwood or any
                    Restricted Subsidiary against fluctuations in foreign currency exchange rates in respect of foreign exchange exposures incurred by Riverwood or any Restricted Subsidiary in the ordinary course of its business,

                (y) Interest Rate Agreement entered into in the ordinary course of business and designed to protect Riverwood or any Restricted Subsidiary against fluctuations in interest rates in respect of Indebtedness of Riverwood or any Restricted Subsidiary permitted to be Incurred under the indenture, and

                (z) Commodities Agreements designed to protect Riverwood or any
                    Restricted Subsidiary against fluctuations in the price of, or the shortage or supply of, commodities entered into in the ordinary course of business,

            (E) in respect of the financing of insurance premiums in the ordinary course of business,

            (F) of Riverwood or any Restricted Subsidiary arising from the honoring of a check, draft or similar instrument drawn against insufficient funds, provided that such Indebtedness is extinguished within two business days of its incurrence, and

           (G) of a Receivables Subsidiary secured by a Lien on all or part of the assets disposed of in, or otherwise Incurred in connection with, a Financing Disposition;

       (vii) Indebtedness represented by the Note Guarantees, Guarantees by Riverwood or any Restricted Subsidiary of Indebtedness Incurred by any Restricted Subsidiary, and Guarantees of Indebtedness Incurred pursuant to or described in clause (i), (ii) or (iv) hereof;

      (viii) Indebtedness of Riverwood or any Restricted Subsidiary consisting of guarantees, indemnities, or obligations in respect of purchase price adjustments, in connection with the acquisition or disposition of assets permitted under the indenture;

        (ix) Indebtedness

            (1) of Riverwood consisting of guarantees of up to an aggregate principal amount of $30.0 million of borrowings by Management Investors in connection with the purchase of Management Stock by such Management Investors or

            (2) of Riverwood or any Restricted Subsidiary consisting of guarantees in respect of loans or advances made to officers or employees of Holding, RIC Holding, Riverwood or any Restricted Subsidiary, or guarantees otherwise made on their behalf,

           (A) in respect of travel, entertainment and moving-related expenses incurred in the ordinary course of business,

            (B) in respect of moving-related expenses incurred in connection with any closing or consolidation of any facility or

            (C) in the ordinary course of business not exceeding $2.5 million in the aggregate outstanding at any time;

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        (x) Bank Indebtedness or working capital Indebtedness of non-U.S.
            Restricted Subsidiaries not exceeding an aggregate principal amount of the sum (determined as of the end of the most recent fiscal quarter ending at least 45 days prior to the date of determination) of

           (A) 90% of Receivables of all non-U.S. Restricted Subsidiaries, and

            (B) 75% of Inventory of all non-U.S. Restricted Subsidiaries; and

        (xi) Indebtedness of Riverwood or any Restricted Subsidiary (other than Indebtedness permitted to be Incurred pursuant to paragraph (a) or any other clause of this paragraph (b)) in an aggregate principal amount not exceeding $100.0 million.

    LIMITATION ON RESTRICTED PAYMENTS AND INVESTMENTS.

        (a) Riverwood will not, and will not permit any Restricted Subsidiary, directly or indirectly, to:

        (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving Riverwood) except

            (x) dividends or distributions payable or made solely in its Capital
                Stock (other than Disqualified Stock),

            (y) dividends or distributions payable or made to Riverwood or another Restricted Subsidiary, and

            (z) in the case of a Restricted Subsidiary that is not a Wholly
                Owned Subsidiary, dividends or distributions payable or made to the holders of such Capital Stock on a pro rata basis (measured by value), or on a basis that results in the receipt by Riverwood or a Restricted Subsidiary of dividends or distributions of equal or greater value,

        (ii) purchase, redeem, retire or otherwise acquire for value any Capital Stock of Riverwood held by Persons other than Riverwood or another Restricted Subsidiary,

       (iii) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations (other than

            (x) the purchase, repurchase or other acquisition of Subordinated
                Obligations so acquired in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition or

            (y) any purchase, repurchase, redemption, defeasance, or other acquisition or retirement of any Existing Notes other than the Existing Senior Subordinated Notes), or

        (iv) make any Investment (other than a Permitted Investment) in any Person, (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Investment being herein referred to as a "Restricted Payment") if at the time Riverwood or such Restricted Subsidiary makes such Restricted
             Payment:

            (1) a Default will have occurred and be continuing (or would result therefrom);

            (2) Riverwood could not Incur at least $1.00 of additional
                Indebtedness under paragraph (a) of the covenant described under "--Limitation on Indebtedness"; or

            (3) the aggregate amount of such Restricted Payment and all other
                Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by

                                       88
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                the Board of Directors, whose determination will be conclusive and evidenced by a resolution of the Board of Directors) declared or made subsequent to the 1997 notes Issue Date would exceed the sum of:

           (A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from June 30, 1997, to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or, in case such Consolidated Net Income will be a deficit, minus 100% of such deficit), excluding any amounts included pursuant to clause (F) below;

            (B) the aggregate Net Cash Proceeds received by Riverwood from the issue or sale of the Capital Stock (other than Disqualified Stock) of Parent or Riverwood subsequent to the 1997 notes Issue Date (other than an issuance or sale to a Restricted Subsidiary of Riverwood), PROVIDED, HOWEVER, that the Net Cash Proceeds determined in accordance with this clause (B) shall not include any portion of such Net Cash Proceeds that at the time of such determination is included in any amount that is excluded from the calculation of the amount of Restricted Payments pursuant to the proviso to paragraph (b) (vii) below;

            (C) the aggregate Net Cash Proceeds received by Riverwood from the issue or sale of its Capital Stock (other than Disqualified Stock) to an employee stock ownership plan or similar trust established by Riverwood or any of its Restricted Subsidiaries subsequent to the 1997 notes Issue Date; PROVIDED, HOWEVER, that if such plan or trust Incurs any Indebtedness to or Guaranteed by Riverwood to finance the acquisition of such Capital Stock, such aggregate amount shall be limited to

                (x) to the extent such Indebtedness is owed to Riverwood, any increase in the Consolidated Net Worth of Riverwood resulting from principal repayments made by such plan or trust with respect to such Indebtedness and

                (y) to the extent such Indebtedness is Guaranteed by Riverwood, the aggregate amount of principal payments made by such plan or trust with respect to such Indebtedness;

           (D) without duplication of any Net Cash Proceeds included pursuant to clause (B) above, the aggregate Net Cash Proceeds received subsequent to the 1997 notes Issue Date as capital contributions to Riverwood;

            (E) the amount by which Indebtedness of Riverwood or any of its
                Restricted Subsidiaries is reduced on Riverwood's balance sheet upon the conversion or exchange (other than by a Restricted Subsidiary) subsequent to the 1997 notes Issue Date of any Indebtedness of Riverwood or its Restricted Subsidiaries convertible or exchangeable for Capital Stock (other than Disqualified Stock) of Riverwood or Parent (less the amount of any cash or other property (other than Capital Stock) distributed by Riverwood or any Restricted Subsidiary upon such conversion or exchange plus the amount of any cash or other property received by Riverwood or any Restricted Subsidiary upon such conversion or exchange); and

            (F) the amount equal to the net reduction in Investments in
                Unrestricted Subsidiaries since the 1997 notes Issue Date resulting from

                (i) payments of dividends or interest, repayments of the
                    principal of loans or advances or other transfers of assets to Riverwood or any Restricted Subsidiary from Unrestricted Subsidiaries or

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                (ii) the redesignation of Unrestricted Subsidiaries as
                     Restricted Subsidiaries (valued in each case as provided in the definition of "Investment") or the receipt of proceeds from the sale or other disposition of any portion of any Investment in an Unrestricted Subsidiary not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by Riverwood or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount was included in the calculation of the amount of Restricted Payments.

    (b) The provisions of the foregoing paragraph (a) will not prohibit:

        (i) any purchase, repurchase, defeasance, redemption, retirement or other acquisition of Capital Stock of Riverwood or Subordinated Obligations made by exchange for (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares or scrip), or out of the proceeds of the substantially concurrent sale of, Capital Stock of Riverwood (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of Riverwood or an employee stock ownership plan or other trust established by Riverwood or any of its Subsidiaries) or Capital Stock of Riverwood or Parent; PROVIDED, HOWEVER, that

           (A) such purchase, repurchase, defeasance, redemption, retirement or other acquisition will be excluded in the calculation of the amount of Restricted Payments and

            (B) to the extent so applied to such purchase, repurchase, defeasance, redemption, retirement or other acquisition, the Net Cash Proceeds from such sale will be excluded from clause(3)(B) of paragraph (a) above;

        (ii) any purchase, repurchase, defeasance, retirement, redemption or other acquisition of Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness of Riverwood which is permitted to be Incurred pursuant to the covenant described under "--Limitation on Indebtedness"; PROVIDED, HOWEVER, that such purchase, defeasance, retirement, redemption or other acquisition will be excluded in the calculation of the amount of Restricted Payments;

       (iii) any purchase, repurchase, defeasance, retirement, redemption or other acquisition of Subordinated Obligations from Net Available Cash to the extent permitted by the covenant described under "--Limitation on Sales of Assets and Subsidiary Stock"; PROVIDED, HOWEVER, that such purchase, defeasance, retirement, redemption or other acquisition will be excluded in the calculation of the amount of Restricted Payments;

        (iv) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; PROVIDED, HOWEVER, that such dividend will be included in the calculation of the amount of Restricted Payments;

        (v) the repurchase of Notes pursuant to the covenants described under "--Change of Control" above and under "--Limitation on Sales of Assets and Subsidiary Stock" below; PROVIDED, HOWEVER, that such repurchases will be excluded in the calculation of the amounts of Restricted Payments;

        (vi) (A) loans, advances, dividends or distributions by Riverwood or any Restricted Subsidiary to RIC Holding or Holding not to exceed an amount necessary to permit each of RIC Holding and Holding to pay

            (1) its costs (including all professional fees and expenses)
                incurred to comply with its reporting obligations under federal or state laws or under the 1997 notes Indenture, the indenture or the indentures relating to the Existing Senior Notes and Existing

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                Senior Subordinated Notes, including the covenant described under "--SEC Reports," or in connection with reporting or other obligations under the Credit Agreements or any related collateral documents or guarantees,

            (2) its expenses incurred in connection with any public offering of equity securities or of Indebtedness permitted by the Indenture which has been terminated by the board of directors of Riverwood, a Restricted Subsidiary, RIC Holding or Holding, as applicable, in each case,

                (x) the net proceeds of which were specifically intended to be received by or contributed or loaned to Riverwood or a Restricted Subsidiary or

                (y) in a prorated amount of such expenses in proportion to the amount of such net proceeds specifically intended to be so received, contributed or loaned,

            (3) in the case of RIC Holding, its expenses incurred in connection with the acquisition, development, maintenance, ownership, prosecution, protection and defense of its intellectual property and associated rights (including but not limited to trademarks, service marks, trade names, trade dress, patents, copyrights and similar rights, including registrations and registration or renewal applications in respect thereof; inventions, processes, designs, formulae, trade secrets, know-how, confidential information, computer software, data and documentation, and any other intellectual property rights; and licenses of any of the foregoing) to the extent such intellectual property and associated rights relate to the business of Riverwood or any of its Subsidiaries, and

            (4) its other operational expenses (other than taxes) incurred in the ordinary course of business and not exceeding $1.0 million in any fiscal year and

            (B) loans or advances by Riverwood or any Restricted Subsidiary to
                RIC Holding or Holding not to exceed an amount necessary to permit each of RIC Holding and Holding to pay its interim expenses incurred in connection with any public offering of equity securities or of Indebtedness permitted by the indenture, the net proceeds of which are specifically intended to be received by or contributed or loaned to Riverwood or a Restricted Subsidiary, or a prorated amount of such interim expenses in proportion to the amount of such net proceeds specifically intended to be so received, contributed or loaned, which loans and advances shall be repaid to Riverwood or the relevant Restricted Subsidiary promptly out of the proceeds of such offering, unless such offering shall be of Indebtedness of Riverwood or a Restricted Subsidiary or shall have been terminated by the board of directors of Riverwood, RIC Holding or Holding, as applicable;

       PROVIDED, HOWEVER, that such loans, advances, dividends or distributions pursuant to this clause (vi) will be excluded in the calculation of the amount of Restricted Payments;

   (vii) loans, advances, dividends or distributions by Riverwood or any Restricted Subsidiary to RIC Holding or Holding in order for Holding to repurchase or otherwise acquire or settle shares of Holding Common Stock or options, warrants or other rights in respect thereof, or the repurchase or other acquisition or settlement by Riverwood or any Subsidiary of shares of Holding Common Stock or options, warrants or other rights in respect thereof, in each case from the Management Investors not to exceed an aggregate amount (net of repayments of any such loans or advances) equal to

       (A) $25.0 million, plus

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        (B) $5.0 million multiplied by the number of calendar years that have commenced since the 1997 notes Issue Date, plus

        (C) the Management Contribution Amount (if any);

       PROVIDED, HOWEVER, that if

        (x) the amount of such loans, advances, dividends or distributions made in any fiscal year (net of repayments of any such loans or advances whenever made, which repayments are made in such year) exceeds
            $5.0 million plus the portion of the Management Contribution Amount (if any) attributable to such fiscal year, plus the Annual Carryover Amount for such fiscal year, or

        (y) the amount of such loans, advances, dividends or distributions made after the 1997 notes Issue Date (net of repayments of any such loans or advances) exceeds $25.0 million plus the Management Contribution Amount (if any), the amount of any such excess will be included in the calculation of the amount of Restricted Payments (in each case, without duplication of any portion of any such excess amount otherwise included in such calculation);

  (viii) payments by Riverwood or any Restricted Subsidiary to RIC Holding to pay

       (A) without duplication of amounts payable pursuant to subclause (B) of this clause (viii), any taxes, charges or assessments, including but not limited to, sales, use, transfer, rental, ad valorem, value-added, stamp, property, consumption, franchise, license, capital, net worth, gross receipts, excise, occupancy, intangibles or similar taxes, charges or assessments (other than federal, state or local taxes measured by income and federal, state or local withholding imposed on payments made by RIC Holding) required to be paid by RIC Holding by virtue of its being incorporated or having capital stock outstanding (but not by virtue of owning stock of any corporation other than Riverwood), or being a holding company parent of Riverwood or receiving dividends from or other distributions in respect of the stock of Riverwood, or having guaranteed any obligations of Riverwood or any Subsidiary thereof, or having made any payment in respect to any of the items for which Riverwood is permitted to make payments to Holding pursuant to clauses (vi),
           (vii), (viii), (ix), (x) or (xi) hereof, or acquiring, developing, maintaining, owning, prosecuting, protecting or defending its intellectual property and associated rights (including but not limited to receiving or paying royalties for the use thereof) relating to the business or businesses of Riverwood and any Subsidiary thereof or

        (B) any other federal, state or local taxes measured by income for which RIC Holding is liable up to an amount not to exceed with respect to such federal taxes the amount of any such taxes which Riverwood would have been required to pay on a separate company basis or on a consolidated basis if Riverwood had filed a consolidated return on behalf of an affiliated group (as defined in Section 1504 of the Code or an analogous provision of state, local or foreign law) of which it were the common parent, or with respect to state and local taxes, on a combined basis if Riverwood had filed a combined return on behalf of an affiliated group consisting only of Riverwood and its Subsidiaries;

       PROVIDED, HOWEVER, that such payments will be excluded in the calculation of the amount of Restricted Payments;

    (ix) payments by Riverwood or any Restricted Subsidiary to Holding, or to RIC Holding in order for RIC Holding to make payments to Holding, to pay

       (A) without duplication of amounts payable pursuant to subclause (B) of this clause (ix), any taxes, charges or assessments, including but not limited to, sales, use, transfer, rental, ad

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           valorem, value-added, stamp, property, consumption, franchise, license, capital, net worth, gross receipts, excise, occupancy, intangibles or similar taxes, charges or assessments (other than federal, state or local taxes measured by income and federal, state or local withholding imposed on payments made by Holding) required to be paid by Holding by virtue of its being incorporated or having capital stock outstanding (but not by virtue of owning stock of any corporation other than RIC Holding or Riverwood, or through any such other corporation, stock of any other corporation), or being a holding company parent of RIC Holding or Riverwood or receiving dividends from or other distributions in respect of the stock of RIC Holding (to the extent attributable to its intellectual property and associated rights, relating to the business or businesses of Riverwood and any Subsidiary thereof, including but not limited to receiving royalties for the use thereof, or to the stock of Riverwood) or Riverwood, or having guaranteed any obligations of RIC Holding (to the extent attributable to RIC Holding's intellectual property and associated rights relating to the business or businesses of Riverwood and any Subsidiary thereof or obligations of Riverwood), Riverwood or any Subsidiary thereof, or having made any payment in respect to any of the items for which Riverwood is permitted to make payments to RIC Holding or Holding pursuant to clauses (vi), (vii),
           (viii), (ix), (x) or (xi) hereof, or

        (B) without duplication of amounts payable pursuant to clause (viii) hereof, any other federal, state or local taxes measured by income for which Holding is liable up to an amount not to exceed with respect to such federal taxes the amount of any such taxes which Riverwood would have been required to pay on a separate company basis or on a consolidated basis if Riverwood had filed a consolidated return on behalf of an affiliated group (as defined in Section 1504 of the Code or an analogous provision of state, local or foreign law) of which it were the common parent, or with respect to state and local taxes, on a combined basis if Riverwood had filed a combined return on behalf of an affiliated group consisting only of Riverwood and its Subsidiaries;

       PROVIDED, HOWEVER, that such payments will be excluded in the calculation of the amount of the Restricted Payments;

    (x) loans, advances, dividends or distributions by Riverwood or any Restricted Subsidiary to RIC Holding or Holding to pay dividends on the Holding Common Stock following an initial public offering of the Holding Common Stock, in an amount not to exceed in any fiscal year 6% of the aggregate gross proceeds (before underwriting commissions and other expenses) received by Holding in such public offering or any additional public offerings (or if Riverwood and Holding have merged, payment of such dividends by Riverwood); PROVIDED, HOWEVER, that such loans, advances, dividends or distributions will be included in the calculation of the amount of Restricted Payments;

    (xi) payments by Riverwood or any Restricted Subsidiary to RIC Holding or Holding not to exceed an amount necessary to permit each of RIC Holding and Holding to

       (A) make payments in respect of its indemnification obligations owing to directors, officers or other Persons under its charter or by-laws or pursuant to written agreements with any such Person, provided that such payments relate to Riverwood or any of its Subsidiaries,

        (B) satisfy its obligations under the Registration and Participation Agreement, the Stockholders Agreement, the Consulting Agreement and the Indemnification Agreement or

        (C) make payments in respect of indemnification obligations of Holding in connection with any offering of Holding Common Stock the net proceeds of which are specifically

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            intended to be received by or contributed or loaned to Riverwood or a Restricted Subsidiary, or in respect of a prorated amount of such indemnification obligations in proportion to the amount of such net proceeds specifically intended to be so received, contributed or loaned;

       PROVIDED, HOWEVER, that such payments will be excluded in the calculation of the amount of Restricted Payments; or

   (xii) payments by Riverwood or any Restricted Subsidiary to RIC Holding to pay principal of, and premium, if any, and interest on, any Existing Notes (other than the Existing Senior Subordinated Notes) that are outstanding on the Issue Date (whether by way of scheduled payment, or by purchase, repurchase, redemption, defeasance or other acquisition or retirement); PROVIDED, HOWEVER, that such payments will be excluded in the calculation of the amount of Restricted Payments.

    LIMITATION ON RESTRICTIONS ON DISTRIBUTIONS FROM RESTRICTED
SUBSIDIARIES. Riverwood will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to

    (i) pay dividends or make any other distributions on its Capital Stock, or pay any Indebtedness owed, to Riverwood,

    (ii) make any loans or advances to Riverwood, or

   (iii) transfer any of its property or assets to Riverwood, except:

        (1) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the 1997 notes Issue Date, including without limitation, each of the Credit Agreements and any related collateral documents and guarantees;

        (2) any encumbrance or restriction with respect to a Restricted
            Subsidiary

            (x) pursuant to an agreement relating to any Indebtedness

               (A) Incurred by such Restricted Subsidiary prior to the date on which such Restricted Subsidiary was acquired by Riverwood or

                (B) of a Person assumed by Riverwood or a Restricted Subsidiary in connection with the acquisition of assets from such Person provided that at the time such assets were owned by such other Person such Indebtedness was either secured by such assets or related to the acquisition, ownership, improvement or use of such assets (in each case other than Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or such assets were acquired by Riverwood or a Restricted Subsidiary, as applicable) or

            (y) that is not pursuant to an agreement relating to Indebtedness, and is in existence at the time that such Person becomes a Subsidiary of Riverwood and not incurred in connection with, or in contemplation of, such Person becoming such a Subsidiary;

        (3) any encumbrance or restriction pursuant to an agreement (a "Refinancing Agreement") that extends, renews, refinances or replaces an agreement referred to in clause (1) or (2)of this covenant or this clause (3) (an "Initial Agreement") or contained in any amendment to an Initial Agreement; PROVIDED, HOWEVER, that the encumbrances and restrictions contained in any such Refinancing Agreement or amendment are not materially less favorable to the noteholders than encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such Refinancing Agreement or amendment relates (as determined in good faith by Riverwood);

        (4) any encumbrance or restriction

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(A) that restricts in a customary manner

    (x) the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or

    (y) the assignment or transfer of any lease, license or other contract, or

 (B) contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property or asset subject to such security agreements or mortgages;

 (5) any restriction with respect to a Restricted Subsidiary, or any property or assets of any Restricted Subsidiary, imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary, or the sale or disposition of the property or assets that are subject to such restriction, pending the closing of such sale or disposition;

 (6) customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of Riverwood or any Restricted Subsidiary;

 (7) any encumbrance or restriction pursuant to an agreement relating to any foreign Indebtedness incurred by any non-U.S. Restricted Subsidiary;

 (8) any encumbrance or restriction required by any regulatory authority having jurisdiction over Riverwood or any Restricted Subsidiary or any of their businesses;

 (9) any encumbrance or restriction pursuant to an agreement relating to Indebtedness of or a Financing Disposition to or by any Receivables Subsidiary or Equipment Subsidiary; and

(10) any encumbrance or restriction pursuant to a joint venture or similar agreement or arrangement entered into in connection with a Fiskeby Transaction.

    LIMITATION ON SALES OF ASSETS AND SUBSIDIARY STOCK.

    (a) Riverwood will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless

    (i) either

       (x) in the case of any Asset Disposition, Riverwood or such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the fair market value, as may be determined (and shall be determined, to the extent an Asset Disposition involves a fair market value greater than $10.0 million) in good faith by the Board of Directors, whose determination will be conclusive and evidenced by a resolution of the Board of Directors (including as to the value of all noncash consideration), of the shares and assets subject to such Asset Disposition, or

       (y) in the case of a Financing Disposition, the Board of Directors shall have determined in good faith, which determination will be conclusive and evidenced by a resolution of the Board of Directors, that such Financing Disposition is economically fair and reasonable to Riverwood or such Restricted Subsidiary, as the case may be, and in the best interest of Riverwood or such Restricted Subsidiary and its respective creditors,

    (ii) in the case of any Asset Disposition having a fair market value of $10.0 million or more, at least 75% of the consideration thereof received by Riverwood or such Restricted Subsidiary is in the form of cash or Cash Equivalents (other than with respect to an Asset Disposition

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         consisting of an exchange of equipment for use in related lines of business, a Financing Disposition or a Fiskeby Transaction), and

   (iii) an amount equal to 100% of the Net Available Cash from such Asset Disposition (other than any Financing Disposition relating to any Receivables Financing) is applied by Riverwood (or such Restricted Subsidiary, as the case may be) as follows:

       (A) FIRST, to the extent Riverwood elects (or is required by the terms of any Senior Indebtedness (other than the 1997 notes or the notes) or Indebtedness (other than Preferred Stock) of a Restricted Subsidiary), to prepay, repay or purchase Senior Indebtedness (other than the 1997 notes or the notes) or such Indebtedness (in each case other than Indebtedness owed to Riverwood or a Restricted Subsidiary) within 365 days after an Asset Disposition;

       (B) SECOND, to the extent of the balance of Net Available Cash after application in accordance with clause (A), to the extent Riverwood or such Restricted Subsidiary elects, to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by Riverwood or another Restricted Subsidiary) within 365 days after an Asset Disposition, or, if such reinvestment in Additional Assets is a project authorized by the Board of Directors of Riverwood or a Restricted Subsidiary, as the case may be, that will take longer than such 365 days to complete (an "Authorized Project"), the period of time necessary to complete the Authorized Project; and

       (C) THIRD, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), (x) to make a Note Offer (as defined below) to purchase notes pursuant to and subject to the conditions set forth in section (b) of this covenant within 365 days after an Asset Disposition or, in the event that Riverwood or a Restricted Subsidiary shall have undertaken an Authorized Project, within 20 days after completion of such Authorized Project or (y)(1) to make a Note Offer pursuant to and subject to the conditions set forth in sections (b) and (c) of this covenant, and (2) otherwise in accordance with Section 4.06 of the 1997 notes Indenture;

       PROVIDED, HOWEVER, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) or (C) above, Riverwood or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased. Notwithstanding the foregoing provisions of this covenant, Riverwood and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions which is not applied in accordance with this covenant (less the aggregate amount of Net Available Cash from Asset Dispositions applied in accordance with
       Section 4.06 of the 1997 notes Indenture prior to the Issue Date) exceeds $25.0 million since the 1997 notes Issue Date.

    For the purposes of clause (ii) of the first sentence of this covenant, the following are deemed to be cash:

       (w) the assumption of Indebtedness of Riverwood (other than Disqualified Stock of Riverwood) or any Restricted Subsidiary and the release of Riverwood or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition,

       (x) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that Riverwood and each other Restricted

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           Subsidiary is released from any Guarantee of such Indebtedness in connection with such Asset Disposition,

       (y) securities received by Riverwood or any Restricted Subsidiary from the transferee that are promptly converted by Riverwood or such Restricted Subsidiary into cash or Cash Equivalents, and

       (z) consideration consisting of Indebtedness of Riverwood or any Restricted Subsidiary.

    (b) In the event of an Asset Disposition that requires the purchase of notes pursuant to clause (a)(iii)(C) of this covenant, Riverwood will be required to purchase notes tendered pursuant to an offer by Riverwood for the notes (the "Note Offer") at a purchase price equal to 100% of their principal amount plus accrued and unpaid interest to the date of purchase in accordance with the procedures (including prorating in the event of oversubscription) set forth in the indenture. If the aggregate purchase price of notes tendered pursuant to the Note Offer is less than the Net Available Cash allotted to the purchase of the notes, Riverwood may apply the remaining Net Available Cash in any manner. After repayment of all the notes tendered pursuant to the Note Offer, the remaining amount of Net Available Cash, if any, will be reset at zero. Riverwood will not be required to make a Note Offer pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clauses (A) and (B) of section (a)(iii)) of this covenant is less than $25.0 million (which lesser amount will be carried forward for purposes of determining whether a Note Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

    (c) In the event that Riverwood determines that it will be required to make a 1997 notes Offer to purchase any 1997 notes pursuant to
Section 4.06(a)(iii)(C) of the 1997 notes Indenture, Riverwood shall also be required to make a Note Offer and purchase notes tendered pursuant to such Note Offer, as contemplated by Section 4.06(a)(iii)(A) of the 1997 notes Indenture, in accordance with the procedures (including prorating in the event of oversubscription) set forth in the indenture. The Board of Directors shall in good faith determine whether or not Riverwood will be so required to make a 1997 notes Offer, and the related Pro Rata Amount, prior to the date that is 305 days after the relevant Asset Disposition, taking into account the then expected application of then outstanding amounts of 1997 Net Available Cash (which determination shall be conclusive). Such Note Offer and purchase of notes shall be for their total outstanding principal amount (or, if less, the Pro Rata Amount) plus accrued and unpaid interest to the date of purchase. Riverwood shall make such Note Offer prior to, and the purchase notes tendered pursuant thereto on or prior to, the date that is 365 days after the relevant Asset Disposition to the extent necessary to comply with the provisions of
Section 4.06 of the 1997 notes Indenture.

    The term "Pro Rata Amount" means the amount equal to

    (1) the amount of 1997 Net Available Cash that would be required to be applied to such 1997 notes Offer, calculated excluding any amount required under this paragraph (c) to be applied to purchase notes pursuant to such Note Offer, multiplied by

    (2) the fraction equal to

       (x) the aggregate principal amount of notes then outstanding divided by

       (y) the sum of the aggregate principal amount of notes then outstanding and the aggregate principal amount of 1997 notes then outstanding.

    (d) Riverwood will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict or are inconsistent with provisions of this covenant, Riverwood will comply with the applicable

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securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

    LIMITATION ON TRANSACTIONS WITH AFFILIATES.

    (a) Riverwood will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Riverwood (an "Affiliate Transaction") on terms

    (i) that are less favorable to Riverwood or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate and

    (ii) that, in the event such Affiliate Transaction involves an aggregate amount in excess of $10.0 million, have not been approved by a majority of the members of the Board of Directors having no material direct or indirect financial interest in or with respect to such Affiliate Transaction.

        For purposes of this paragraph, any transaction or series of related transactions with any Affiliate shall be deemed to have satisfied the requirements set forth in this paragraph if

    (x) such transaction or series of related transactions is approved by a majority of the members of the Board of Directors having no material direct or indirect financial interest in or with respect to such Affiliate Transaction, or

    (y) in the event there are no such directors without any such interest, a fairness opinion is provided by a nationally recognized appraisal or investment banking firm with respect to such transaction or series of related transactions.

    (b) The provisions of the foregoing paragraph (a) will not apply to:

    (i) any Restricted Payment permitted pursuant to, or any other payment or transaction permitted by, the covenant described under "--Limitation on Restricted Payments and Investments," or any Indebtedness permitted to be Incurred pursuant to clause (ix) of paragraph (b) of the covenant described under "--Limitation on Indebtedness," or any payments in respect thereof,

    (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors,

   (iii) the payment of reasonable fees to directors of Riverwood and its Subsidiaries who are not employees of Riverwood or its Subsidiaries,

    (iv) any transaction between Riverwood and a Restricted Subsidiary or between Restricted Subsidiaries,

    (v) any transaction with an officer or member of the board of directors of Riverwood, RIC Holding or Holding not covered by clause (ii) above entered into in the ordinary course of business (x) involving compensation or employee benefit arrangements or (y) not involving more than $100,000 in any one case,

    (vi) any transaction arising out of agreements as in existence on the 1997 notes Issue Date, including but not limited to the Indemnification Agreement and any payments made pursuant thereto,

   (vii) payment to CD&R or any Affiliate of CD&R of fees in an aggregate amount not to exceed $1.0 million in any fiscal year plus all reasonable out-of-pocket expense incurred by CD&R or any such Affiliate in connection with its performance of management consulting, monitoring

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         and financial advisory services with respect to Holding, RIC Holding,
         Riverwood and its Restricted Subsidiaries, and

  (viii) loans and advances (or guarantees in respect thereof and payments thereunder) made to officers or employees of Holding, RIC Holding, Riverwood or any Restricted Subsidiary, or guarantees made on their behalf (and payments thereunder),

       (A) in respect of travel, entertainment and moving-related expenses incurred in the ordinary course of business,

        (B) in respect of moving-related expenses incurred in connection with any closing or consolidation of any facility and

        (C) in the ordinary course of business not exceeding $2.5 million in the aggregate outstanding at any time.

    LIMITATION ON LIENS.

    (a) Riverwood will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist any Lien (the "Initial Lien"), other than any Permitted Lien, on any of its property or assets (including any Capital Stock owned by it), whether owned on the 1997 notes Issue Date or thereafter acquired, securing any obligation unless contemporaneously therewith effective provision is made to secure the notes equally and ratably with (or on a senior basis to, in the case of Indebtedness expressly subordinated in right of payment to the notes) such obligation for so long as such obligation is so secured. The preceding sentence will not require Riverwood or any Restricted Subsidiary to secure the notes if the Initial Lien consists of one or more Permitted Liens.

    (b) Any Lien created for the benefit of the holders of the notes pursuant to the foregoing paragraph (a) shall be automatically and unconditionally released and discharged upon the earliest to occur of

    (i) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of all of the then outstanding notes, or the payment in full of the principal amount of, and all premium and interest then due and payable on, the then outstanding notes,

    (ii) the release and discharge of the Initial Lien, and

   (iii) any sale, exchange or transfer to any Person not an Affiliate of Riverwood of the property or assets (including Capital Stock) subject to the Initial Lien provided that after giving effect to such sale, exchange or transfer, such property or assets (including Capital Stock) remain subject to the Initial Lien.

    LIMITATION ON THE SALE OR ISSUANCE OF PREFERRED STOCK OF RESTRICTED SUBSIDIARIES. Riverwood will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell any shares of Preferred Stock of any Restricted Subsidiary except

    (i) to Riverwood or a Wholly Owned Subsidiary,

    (ii) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary or

   (iii) Permitted Subsidiary Preferred Stock.

    FUTURE NOTE GUARANTORS. Riverwood will cause each Significant Subsidiary which Guarantees the Bank Indebtedness to execute and deliver to the trustee a supplemental indenture pursuant to which such Subsidiary will Guarantee payment of the notes. Each Note Guarantee will be limited to an amount not to exceed the maximum amount that can be Guaranteed by that Subsidiary without rendering the Note Guarantee, as it relates to such Subsidiary, voidable under applicable law relating

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to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

    LIMITATION ON SALE/LEASEBACK TRANSACTIONS. Riverwood will not, and will not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction (other than a Permitted Sale/ Leaseback Transaction) with respect to any property unless

    (i) Riverwood or such Subsidiary would be entitled to Incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale/ Leaseback Transaction pursuant to the covenant described under "--Limitation on Indebtedness,"

    (ii) the consideration received by Riverwood or any Restricted Subsidiary in connection with such Sale/Leaseback Transaction is at least equal to the fair value of such property, as may be determined (and in the case of a Sale/Leaseback Transaction involving a fair value in excess of $10.0 million, shall be determined) in good faith by the Board of Directors, whose determination will be conclusive and evidenced by a resolution of the Board of Directors, and

   (iii) the transfer of such property is permitted by, and (to the extent required by such covenant) Riverwood applies the proceeds of such transaction in compliance with, the covenant described under "--Limitation on Sale of Assets and Subsidiary Stock."

    SEC REPORTS. Notwithstanding that Riverwood may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, to the extent permitted by the Exchange Act Riverwood will file with the SEC and provide, within 15 days after Riverwood is required to file the same with the SEC, the trustee and noteholders and prospective noteholders (upon request) with the annual reports and the information, documents and other reports which are specified in Sections 13 and 15(d) of the Exchange Act. In the event that Riverwood is not permitted to file such reports, documents and information with the SEC, Riverwood will provide substantially similar information to the Trustee, the noteholders, and prospective noteholders (upon request) as if Riverwood were subject to the reporting requirements of
Section 13 or 15(d) of the Exchange Act. Riverwood will be deemed to have satisfied such requirements if Holding or RIC Holding files and provides reports, documents and information of the types otherwise so required, in each case within the applicable time periods, and Riverwood is not required to file such reports, documents and information separately under the applicable rules and regulations of the SEC (after giving effect to any exemptive relief) because of the filings by Holding or RIC Holding. Riverwood also will comply with the other provisions of TIA Section 314(a).

TRANSFER AND EXCHANGE

    A noteholder may transfer or exchange notes in accordance with the indenture. Upon any transfer or exchange, the registrar and the trustee may require such noteholder, among other things, to furnish appropriate endorsements and transfer documents and Riverwood may require such noteholder to pay any taxes required by law or permitted by the indenture. Riverwood is not required to transfer or exchange any note selected for redemption or to transfer or exchange any note for a period of 15 days prior to a selection of notes to be redeemed. The notes will be issued in registered form and the registered holder of a note will be treated as the owner of such note for all purposes.

DEFEASANCE

    Riverwood at any time may terminate all its respective obligations under the notes and the indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes. Riverwood at any time may terminate its obligations under the covenants described under "--Certain Covenants"

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above, the operation of the cross acceleration provision, the bankruptcy provisions with respect to Subsidiaries and the judgment default provision described under "--Defaults" below and the limitations contained in clause (iii) under "--Merger and Consolidation" below ("covenant defeasance"). If Riverwood exercises its legal defeasance option or its covenant defeasance option, each Note Guarantor will be released from all of its obligations with respect to its Note Guarantee.

    Riverwood may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If Riverwood exercises its legal defeasance option with respect to the notes, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If Riverwood exercises its covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (iv), (vi),
(vii) (with respect only to Subsidiaries), (viii) or (ix) under "--Defaults" below or because of the failure of Riverwood to comply with clause (iii) under "--Merger and Consolidation" below.

    Defeasance options with respect to the notes may be exercised to any redemption date or the maturity date. In order to exercise either defeasance option, Riverwood must irrevocably deposit in trust (the "defeasance trust") with the trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on the notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the trustee of an Opinion of Counsel to the effect that holders of the notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

MERGER AND CONSOLIDATION

    Riverwood will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

    (i) the resulting, surviving or transferee Person (the "Successor Company") will be a corporation, limited liability company, limited partnership or business trust organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not Riverwood) will expressly assume, by indenture supplemental to the indenture, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of Riverwood under the notes and the indenture;

    (ii) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default will have occurred and be continuing;

   (iii) immediately after giving effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness under paragraph (a) of the covenant described under "--Certain Covenants--Limitation on Indebtedness"; and

    (iv) Riverwood will have delivered to the trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

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    The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, Riverwood under the indenture with the same effect as if the Successor Company had been named as Riverwood therein, and thereafter the predecessor Person shall be relieved of all obligations and covenants under the indenture and the notes, except that the predecessor Company in the case of a conveyance, transfer or lease of all or substantially all its assets will not be released from the obligation to pay the principal of and interest on the notes.

    Notwithstanding the foregoing clauses (ii) and (iii), any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to Riverwood.

DEFAULTS

    An Event of Default is defined in the indenture as:

    (i) a default in any payment of interest on any note when due, continued for 30 days,

    (ii) a default in the payment of principal of any note when due at its Stated Maturity, upon optional redemption, upon required purchase, upon declaration of acceleration or otherwise,

   (iii) the failure by Riverwood to comply with its obligations under the covenant described under "--Merger and Consolidation" above,

    (iv) the failure by Riverwood to comply for 30 days after notice with any of its obligations under the covenants described under "--Change of Control" or "--Certain Covenants" above (in each case, other than a failure to purchase notes),

    (v) the failure by Riverwood to comply for 60 days after notice with its other agreements contained in the notes or the indenture,

    (vi) the failure by Riverwood or any Restricted Subsidiary to pay any Indebtedness within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default if the total amount of such Indebtedness unpaid or accelerated exceeds $20 million or its foreign currency equivalent (the "cross acceleration provision"),

   (vii) certain events of bankruptcy, insolvency or reorganization of Riverwood or a Restricted Subsidiary (the "bankruptcy provisions"),

  (viii) the rendering of any judgment or decree for the payment of money in excess of $15.0 million or its foreign currency equivalent (net of amounts paid within 30 days of any such judgment or decree under any insurance, indemnity, bond, surety or similar instrument) against Riverwood or a Restricted Subsidiary by a court or other adjudicatory authority of competent jurisdiction for which Riverwood or the Restricted Subsidiary, as applicable, is not insured by a third Person and

       (A) an enforcement proceeding thereon is commenced or

       (B) such judgment or decree remains outstanding at the later of

           (1) the day which is the sixtieth day after the judgment is rendered and

           (2) the day on which any right to appeal expires (the "judgment default provision") or

    (ix) any Note Guarantee ceases to be in full force and effect (except as contemplated by the terms thereof or of the indenture) or any Note Guarantor denies or disaffirms its obligations under the indenture or any Note Guarantee and such Default continues for 10 days.

    The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any

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judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

    However, a default under clauses (iv) or (v) will not constitute an Event of Default until the trustee or the holders of 25% in principal amount of the outstanding notes notify Riverwood of the default, and Riverwood does not cure such default within the time specified in clauses (iv) and (v) hereof after receipt of such notice.

    If an Event of Default with respect to the notes occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding notes by notice to Riverwood may declare the principal of and accrued and unpaid interest on all the notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default with respect to the notes relating to certain events of bankruptcy, insolvency or reorganization of Riverwood occurs and is continuing, the principal of and interest on all the notes will become immediately due and payable without any declaration or other act on the part of the trustee or any holders. Under certain circumstances, the holders of a majority in principal amount of the outstanding notes may rescind any such acceleration with respect to the notes and its consequences.

    Subject to the provisions of the indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the indenture or the notes unless

    (i) such holder has previously given the trustee notice that an Event of Default is continuing,

    (ii) holders of at least 25% in principal amount of the outstanding notes have requested the trustee to pursue the remedy,

   (iii) such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense,

    (iv) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and

    (v) the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

    The indenture provides that if a Default occurs and is continuing and is known to the Trustee, the trustee must mail to each holder notice of the Default within the earlier of 90 days after it occurs or 30 days after it is known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any note, the trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the noteholders. In addition, Riverwood is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. Riverwood also is

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required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute one of certain Defaults, its status and what action Riverwood is taking or proposes to take in respect thereof.

AMENDMENTS AND WAIVERS

    Subject to certain exceptions, the indenture may be amended with the consent of the holders of a majority in principal amount of the notes then outstanding and any past default and its consequences or compliance with any provisions or covenants may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. However, without the consent of each holder of an outstanding note affected, no amendment may, among other things,

    (i) reduce the amount of notes whose holders must consent to an amendment,

    (ii) reduce the rate of or extend the time for payment of interest on any note,

   (iii) reduce the principal of or extend the Stated Maturity of any note,

    (iv) reduce the premium payable upon the redemption of any note or change the time at which any note may be redeemed as described under "--Optional Redemption" above,

    (v) make any note payable in money other than that stated in such note,

    (vi) impair the right of any holder to receive payment of principal of and interest on such holder's notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's notes,

   (vii) make any change in the amendment or waiver provisions that require each noteholder's consent, or

  (viii) modify the Note Guarantees (except as contemplated by the terms thereof or of the indenture) in any manner adverse to the noteholders.

    Without the consent of any noteholder, Riverwood and the trustee may amend the indenture to

    - cure any ambiguity, omission, defect or inconsistency,

    - provide for the assumption by a successor of the obligations of Riverwood under the indenture,

    - provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code),

    - add Guarantees with respect to the notes,

    - secure the notes,

    - confirm and evidence the release and discharge of any Lien created for the benefit of the holders of the notes pursuant to the covenant described under "--Certain Covenants--Limitation on Liens",

    - add to the covenants of Riverwood for the benefit of the noteholders,

    - surrender any right or power conferred upon Riverwood or any Note
      Guarantor,

    - make any change that does not adversely affect the rights of any noteholder, or

    - comply with any requirement of the SEC in connection with the qualification of the indenture under the TIA or otherwise.

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    The consent of the noteholders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

    After an amendment under the indenture becomes effective, Riverwood is required to mail to noteholders a notice briefly describing such amendment. However, the failure to give such notice to all such noteholders, or any defect therein, will not impair or affect the validity of the amendment.

CONCERNING THE TRUSTEE

    State Street Bank and Trust Company is the trustee under the indenture and has been appointed by Riverwood as Registrar and Paying Agent with regard to the notes. State Street Bank and Trust Company, as successor to Fleet National Bank, is also the trustee for the 1997 notes and the Existing Senior Notes.

GOVERNING LAW

    The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

    "Acquisition Date" means March 27, 1996.

    "Additional Assets" means

    (i) any property or assets (other than Indebtedness and Capital Stock) to be used by Riverwood or a Restricted Subsidiary in a Related Business;

    (ii) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by Riverwood or another Restricted Subsidiary; or

   (iii) Capital Stock of any Person that at such time is a Restricted Subsidiary acquired from a third party;

    PROVIDED, HOWEVER, that, in the case of clauses (ii) and (iii), such Restricted Subsidiary is primarily engaged in a Related Business.

    "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the provisions described under "--Certain Covenants--Limitation on Transactions with Affiliates" only, "Affiliate" shall also mean any Beneficial Owner of shares representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of Riverwood, or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) to the extent conferring Beneficial Ownership of such Voting Stock, and any Person who would be an Affiliate of any such Beneficial Owner pursuant to the first sentence hereof.

    "Annual Carryover Amount" means, for any fiscal year, the amount (if any) by which

    (x) $5.0 million plus the portion of the Management Contribution Amount (if any) attributable to the immediately preceding fiscal year, exceeds

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    (y) the amount of loans, advances, dividends or distributions pursuant to paragraph (b) (vii) of the covenant described under "--Limitation on Restricted Payments and Investments" (net of repayments of any such loans or advances), which loans, advances, dividends, distributions or repayments were made in the immediately preceding fiscal year.

    "Applicable Premium" means, with respect to a note, the greater of

    (i) 1.0% of the then outstanding principal amount of such note and

    (ii) the excess of

    (A) the present value of all remaining required interest and principal payments due on such note, computed using a discount rate equal to the Treasury Rate plus 75 basis points, over

    (B) the then outstanding principal amount of such note.

    "Asset Disposition" means any sale, lease, transfer or other disposition of shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares), property or other assets (each referred to for the purposes of this definition as a "disposition") by Riverwood or any of its Restricted Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction), other than

    (i) a disposition by a Restricted Subsidiary to Riverwood or by Riverwood or a Restricted Subsidiary to a Restricted Subsidiary,

    (ii) a disposition in the ordinary course of business,

   (iii) dispositions with a fair market value of less than $10.0 million in the aggregate in any fiscal year,

    (iv) a disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than Riverwood or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), entered into in connection with such acquisition,

    (v) a disposition of properties and assets that is governed by the provisions under the first paragraph of "--Merger and Consolidation" above,

    (vi) a disposition of not more than 5% of the outstanding Capital Stock of a non-U.S. Restricted Subsidiary that has been approved by the Board of Directors and

   (vii) for purposes of the provisions described under "--Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock" only, a disposition subject to the covenant described under "--Certain Covenants--Limitation on Restricted Payments and Investments".

    "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate assumed in making calculations in accordance with FAS 13) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

    "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing

    (i) the sum of the products of

       (a) the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or scheduled mandatory redemption or similar payment with respect to such Preferred Stock multiplied by

       (b) the amount of such payment by

    (ii) the sum of all such payments.

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    "Bank Indebtedness" means any and all amounts, whether outstanding on the
1997 notes Issue Date or thereafter incurred, payable under or in respect of any of the Credit Agreements and any related notes, collateral documents, letters of credit and guarantees, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Riverwood or any Restricted Subsidiary whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

    "Beneficial Owner" means a "beneficial owner" as defined in Rules 13d-3 and 13d-5 under the Exchange Act.

    "Beneficially Own" means "beneficially own" as defined in Rules 13d-3 and 13d-5 under the Exchange Act, and "Beneficial Ownership" has a meaning correlative thereto.

    "Board of Directors" means the Board of Directors of Riverwood or any committee thereof duly authorized to act on behalf of such Board.

    "Business Day" means a day other than a Saturday, Sunday or other day on which banking institutions in New York State are authorized or required by law to close.

    "Capitalized Lease Obligations" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease.

    "Capital Stock" of any Person means any and all shares of, rights to purchase, warrants or options for, or participations or other interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

    "Cash Equivalents" means

    (A) any security, maturing not more than six months after the date of acquisition, issued by the United States of America, or an instrumentality or agency thereof and guaranteed fully as to principal, premium, if any, and interest by the United States of America,

    (B) any certificate of deposit, time deposit or bankers' acceptance, maturing not more than six months after the day of acquisition, issued by any commercial banking institution that is a member of the Federal Reserve System or a commercial banking institution organized and located in a country recognized by the United States of America, in each case having combined capital and surplus and undivided profits of not less than $500.0 million (or the equivalent thereof), whose short-term debt (other than short-term debt of a lender under the Credit Agreement) has a rating, at the time as of which any investment therein is made, of "P-1" (or higher) according to Moody's Investors Service, Inc. or any successor rating agency ("Moody's"), or "A-1" (or higher) according to Standard and Poor's Ratings Group (a division of McGraw Hill Inc.) or any successor rating agency ("S&P"),

    (C) commercial paper maturing not more than three months after the date of acquisition, issued by a corporation (other than an Affiliate or Subsidiary of Riverwood) organized and existing under the laws of the United States of America with a rating, at the time as of which any investment therein is made, of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P,

    (D) any money market deposit accounts issued or offered by a domestic commercial bank having capital and surplus in excess of $500.0 million (or the equivalent thereof),

    (E) investments in money market funds complying with the risk limiting conditions of Rule 2a-7 (or any successor rule) of the SEC under the Investment Company Act of 1940, as amended, and

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    (F) investments similar to any of the foregoing denominated in foreign currencies approved by the Board of Directors.

    "CD&R" means Clayton, Dubilier & Rice, Inc., a Delaware corporation.

    "Clayton, Dubilier & Rice Fund V Limited Partnership" means Clayton, Dubilier & Rice Fund V Limited Partnership.

    "Code" means the Internal Revenue Code of 1986, as amended.

    "Commodities Agreements" means one or more of the following agreements entered into by a Person and one or more financial institutions: commodity future contracts, forward contracts, options or other similar agreements or arrangements designed to protect against fluctuations in the price of, or the shortage of supply of, commodities from time to time.

    "Consolidated Cost of Timber Harvested" means, for any period, the cost of timber harvested of Riverwood and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

    "Consolidated Coverage Ratio" as of any date of determination means the ratio of

    (i) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 45 days prior to the date of such determination to

    (ii) Consolidated Interest Expense for such four fiscal quarters; PROVIDED, HOWEVER, that:

       (1) if Riverwood or any Restricted Subsidiary

        (x) has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness and the application of the proceeds thereof as if such Indebtedness had been Incurred on the first day of such period or

        (y) has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination, or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a discharge of Indebtedness, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such four-quarter period),

    (2) if since the beginning of such period Riverwood or any Restricted Subsidiary shall have disposed of any company or any business or any group of assets constituting an operating unit (a "Disposal"), the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets which are the subject of such Disposal for such period or increased by an amount equal to the EBITDA (if negative) directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of Riverwood or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to Riverwood and its continuing Restricted Subsidiaries in connection with such Disposal for such period (and, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent Riverwood and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale),

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    (3) if since the beginning of such period Riverwood or any Restricted
       Subsidiary (by merger or otherwise) shall have acquired any company or any business or any group of assets constituting an operating unit (an "Acquisition"), EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Acquisition occurred on the first day of such period, and

    (4) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into Riverwood or any Restricted Subsidiary since the beginning of such period) shall have made any Disposal or Acquisition that would have required an adjustment pursuant to clause (2) or (3) above if made by Riverwood or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Disposal or Acquisition occurred on the first day of such period.

    If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness to the extent of the remaining term of such Interest Rate Agreement). If any Indebtedness bears, at the option of Riverwood or a Restricted Subsidiary, a fixed or floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be computed by applying, at the option of Riverwood or such Restricted Subsidiary, either a fixed or floating rate. If any Indebtedness which is being given pro forma effect was Incurred under a revolving credit facility, the interest expense on such Indebtedness shall be computed based upon the average daily balance of such Indebtedness during the applicable period.

    "Consolidated Income Tax Expense" means for any period, as applied to any Person, the provision for federal, state, local and foreign income taxes of such Person and its Consolidated Subsidiaries for such period as determined in accordance with GAAP.

    "Consolidated Interest Expense" means, for any period, the total interest expense of Riverwood and its consolidated Restricted Subsidiaries, net of any interest income of Riverwood and its consolidated Restricted Subsidiaries, as determined in accordance with GAAP, minus, to the extent included in such interest expense, amortization of financing costs associated with the Riverwood Acquisition and the financing thereof, plus, to the extent Incurred by Riverwood and its Restricted Subsidiaries in such period but not included in such interest expense,

    (i) interest expense attributable to capital leases,

    (ii) amortization of debt discount,

   (iii) the interest portion of any deferred payment obligation,

    (iv) net costs associated with Interest Rate Agreements,

    (v) interest actually paid by Riverwood or any Restricted Subsidiary on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by Riverwood or any Restricted Subsidiary,

    (vi) the earned discount or yield with respect to the sale of receivables (without duplication of amounts included in Consolidated Net Income) and

   (vii) for the purposes of determining whether a Sale/Leaseback Transaction is permitted under the covenant described under "--Certain Covenants--Limitation on Sale/Leaseback Transactions" only, obligations for the interest component of rental payments in respect of any lease in a Sale/Leaseback Transaction (other than a capital lease) determined as if such lease were a capital lease, all as determined in accordance with GAAP.

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    "Consolidated Net Income" means, for any period, the net income (loss) of
Riverwood and its consolidated Subsidiaries, as determined in accordance with GAAP; PROVIDED, HOWEVER, that there shall not be included in such Consolidated Net Income:

    (i) any net income of any Person if such Person is not a Restricted Subsidiary, except that Riverwood's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to Riverwood or a Restricted Subsidiary as a dividend or other distribution,

    (ii) any net income (loss) of any Person acquired by Riverwood or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition,

   (iii) any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to Riverwood (other than restrictions in effect on the 1997 notes Issue Date with respect to a Restricted Subsidiary and other than restrictions that are, with respect to such Restricted Subsidiary, taken as a whole, no less favorable to the holders of the notes than the restrictions in effect with respect to such Restricted Subsidiary on the 1997 notes Issue
         Date), except that subject to the limitations contained in clause (iv) below, Riverwood's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to an amount equal to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to Riverwood or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution that could have been made to another Restricted Subsidiary, to the limitation contained in this clause),

    (iv) any gain or loss realized upon the sale or other disposition of any asset of Riverwood or its consolidated Subsidiaries (including pursuant to any Sale/Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business,

    (v) any extraordinary gain or loss, and

    (vi) the cumulative effect of a change in accounting principles. Notwithstanding the foregoing, for the purpose of the covenant described under "--Certain Covenants--Limitation on Restricted Payments and Investments" only, there shall be excluded from Consolidated Net Income

       (x) any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to Riverwood or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof,

       (y) any noncash compensation charge or expense relating to the deferred compensation referred to in clause (iv) of the definition of "Consolidated Net Worth" and

       (z) (A) any non-cash charges resulting from any write-up of assets of Riverwood or any of its Subsidiaries in connection with the Riverwood Acquisition, less

           (B) any tax benefit received from any such non-cash charge being deducted from the taxable income of Riverwood or any of its Subsidiaries.

    "Consolidated Net Worth" means the total of the amounts shown on the balance sheet of Riverwood and the Restricted Subsidiaries, determined on a Consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of Riverwood ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as

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    (i) the par or stated value of all outstanding Capital Stock of Riverwood plus

    (ii) paid-in capital or capital surplus relating to such Capital Stock plus

   (iii) any retained earnings or earned surplus less (A) any accumulated deficit and (B) any amounts attributable to Disqualified Stock, plus

    (iv) the aggregate amount of deferred compensation owed by RIC Holding or any Subsidiary thereof to any Management Investor that shall have been cancelled, waived or exchanged in connection with the grant to such Management Investor of the right to receive or acquire shares of Holding Common Stock or stock units in respect thereof; without giving effect to

        (x) any noncash compensation charge or expense relating to the deferred compensation referred to in the preceding clause (iv) or

        (y) charges resulting from the write-up of inventory, the depreciation and amortization of fixed assets and intangible assets and the cost of timber harvested pertaining to, adjustments required or permitted by Accounting Principles Board Opinion Nos. 16 and 17 in connection with the Riverwood Acquisition.

    "Consolidated Non-Cash Charges" of any Person means, for any period, the aggregate depreciation, amortization, Consolidated Cost of Timber Harvested and other non-cash charges of such Person and its Consolidated Subsidiaries for such period, on a Consolidated basis, as determined in accordance with GAAP (excluding any non-cash charge which requires an accrual or reserve for cash charges for any future period, other than accruals for future retiree medical and other obligations made pursuant to SFAS No. 87, No. 106 and No. 112, as amended or modified), including any non-cash charges resulting from any write-up of assets of such Person or any of its Consolidated Subsidiaries in connection with the Riverwood Acquisition.

    "Consolidation" means the consolidation of the accounts of each of the Restricted Subsidiaries with those of Riverwood in accordance with GAAP consistently applied; PROVIDED, HOWEVER, that "Consolidation" will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of Riverwood or any Restricted Subsidiary in a Unrestricted Subsidiary will be accounted for as an investment. The term "Consolidated" has a correlative meaning.

    "Consulting Agreement" means the Consulting Agreement, dated as of March 27, 1996, among Holding, RIC Holding, Riverwood and CD&R, as in effect on the 1997 notes Issue Date.

    "Credit Agreements" means the Senior Secured Credit Agreement and the Machinery Credit Agreement.

    "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement (including derivative agreements) as to which such Person is a party or a beneficiary.

    "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

    "Disqualified Stock" means, with respect to any Person, any Capital Stock (other than Management Stock) which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event

    (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,

    (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or

   (iii) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to ninety-one days after the Stated Maturity of the notes.

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    "EBITDA" for any period means the sum of Consolidated Net Income,
Consolidated Interest Expense, Consolidated Income Tax Expense and Consolidated Non-Cash Charges deducted in computing Consolidated Net Income (Loss), without duplication, in each case for such period, of such Person and its Consolidated Subsidiaries on a Consolidated basis, all determined in accordance with GAAP.

    "Equipment Subsidiary" means Riverwood International Machinery, Inc., a Delaware corporation, or any other Subsidiary of Riverwood engaged solely in the business of manufacturing, acquiring, owning, leasing and financing and refinancing packaging machinery in connection with any Related Business, and any business or activities incidental or related to such business.

    "Equity Investors" means Clayton, Dubilier & Rice Fund V Limited Partnership, FIMA Finance Management Inc., The 1818 Fund II, L.P., HWH Investment Pte Ltd, Chase Equity Associates, L.P., First Plaza Group Trust, Madison Dearborn Capital Partners, L.P. and Wolfensohn-River LLC.

    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

    "Existing Notes" means any outstanding

    (i) 10 3/4% Senior Notes Due 2000 of RIC Holding,

    (ii) 11 1/4% Senior Subordinated Notes Due 2002 of RIC Holding,

   (iii) 10 3/8% Senior Subordinated Notes Due 2004 of RIC Holding,

    (iv) 6 3/4% Convertible Subordinated Notes Due 2003 of RIC Holding,

    (v) Existing Senior Notes, and

    (vi) Existing Senior Subordinated Notes.

    "Existing Senior Notes" means Riverwood's 10 1/4% Senior Notes Due 2006.

    "Existing Senior Subordinated Notes" means Riverwood's 10 7/8% Senior Subordinated Notes Due 2008.

    "Financing Disposition" means any sale, transfer, conveyance or other disposition of property or assets by Riverwood or any Subsidiary to any Receivables Subsidiary, or by any Receivables Subsidiary, in each case in connection with the Incurrence by a Receivables Subsidiary of Indebtedness, or obligations to make payments to the obligor on Indebtedness, secured by any Lien in respect of such property or assets.

    "Fiskeby Transaction" means any sale, lease, transfer, conveyance or other disposition of Capital Stock, property or assets of Fiskeby Board AB or any of its Swedish subsidiaries or affiliates (including any disposition by means of a merger, consolidation or similar transaction or pursuant to a joint venture arrangement).

    "GAAP" means generally accepted accounting principles in the United States of America as in effect on the Acquisition Date, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the indenture shall be computed in conformity with GAAP.

    "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person, including any such obligation, direct or indirect, contingent or otherwise, of such Person

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    (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by agreement to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or

    (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); PROVIDED, HOWEVER, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

    "Guarantor Secured Indebtedness" means, as to any Note Guarantor, any Indebtedness of such Note Guarantor secured by a Lien.

    "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodities Agreement.

    "holder" or "noteholder" means the Person in whose name a note is registered on the Registrar's books.

    "Holding" means Riverwood Holding, Inc., a Delaware corporation, any corporation succeeding to its ownership of RIC Holding, and any successor thereto.

    "Holding Common Stock" means the common stock, par value $0.01 per share, of Holding.

    "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; PROVIDED, HOWEVER, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

    "Indebtedness" means, with respect to any Person on any date of determination (without duplication),

    (i) the principal of indebtedness of such Person for borrowed money;

    (ii) the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

   (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto);

    (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except Trade Payables), which purchase price is due more than one year after the date of placing such property in service or taking delivery and title thereto or the completion of such services;

    (v) all Capitalized Lease Obligations of such Person;

    (vi) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of Riverwood, any Preferred Stock (but excluding, in each case, any accrued dividends);

   (vii) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; PROVIDED, HOWEVER, that the amount of Indebtedness of such Person shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness of such other Persons;

  (viii) all Indebtedness of other Persons to the extent Guaranteed by such Person; and

    (ix) to the extent not otherwise included in this definition, Hedging Obligations of such Person. With respect to any Indebtedness denominated in a foreign currency, for purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of

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         such Indebtedness under the covenant described under "--Certain
         Covenants--Limitation on Indebtedness," the amount of such Indebtedness shall be calculated based on the currency exchange rate in effect on the date that such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving debt, provided that any such Indebtedness outstanding on the Acquisition Date shall be calculated based on the currency exchange rate in effect on the Acquisition Date.

    "Indemnification Agreement" means the Indemnification Agreement, dated as of the Acquisition Date, among Holding, RIC Holding, Riverwood, CD&R, Clayton, Dubilier & Rice Fund V Limited Partnership, CD&R Associates V Limited Partnership Limited Partnership, a Connecticut limited partnership, and CD&R Investment Associates, Inc., a Delaware corporation, as in effect on the 1997 notes Issue Date.

    "Interest Rate Agreement" means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement (including derivative agreements) or arrangement as to which such Person is party or a beneficiary.

    "Inventory" means goods held for sale or lease by a Person in the ordinary course of business (and shall in no event include goods, the title to which is held by a lessee); in calculating the amount of Inventory for all purposes hereunder, there shall be deducted a reserve for goods which have been segregated by such Person to be returned to the applicable vendor for credit, as determined in accordance with U.S. generally accepted accounting principles.

    "Investment" in any Person means any direct or indirect advance, loan or other extensions of credit (other than advances and other extensions of credit to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person, in each case calculated net of any return on such Investment, whether by dividend, interest, distribution, return of capital, repayment or otherwise. For purposes of the definition of "Unrestricted Subsidiary" and the covenant described under "--Certain Covenants--Limitation on Restricted Payments and Investments" only,

    (i) "Investment" shall include the portion (proportionate to Riverwood's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of Riverwood at the time that such Subsidiary is designated an Unrestricted Subsidiary; PROVIDED, HOWEVER, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Riverwood shall be deemed to continue to have an "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to

        (x) Riverwood's "Investment" in such Subsidiary at the time of such redesignation less

        (y) the portion (proportionate to Riverwood's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

    (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors. For the purposes of clause (a)(3)(F) of the covenant described under "--Certain Covenants--Limitation on Restricted Payments and Investments" only, "Investments" shall not be calculated net of any return as described above.

    "Issue Date" means June 21, 2001, the date on which the notes are originally issued.

    "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

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    "Machinery Credit Agreement" means the Credit Agreement, dated as of
March 20, 1996, among Riverwood International Machinery, Inc., a Delaware corporation, the other borrowers party thereto from time to time, The Chase Manhattan Bank, as successor to Chemical Bank, as administrative agent, and the other lenders party thereto from time to time, as amended through the 1997 notes Issue Date, and as such agreement may be amended, supplemented or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid or extended from time to time (whether with the original administrative agent and lenders or other agents and lenders or otherwise, and whether provided under the original Machinery Credit Agreement or other credit agreements or otherwise).

    "Management Contribution Amount" means an amount equal to

    (x) the Net Cash Proceeds received by Riverwood as a capital contribution out of the proceeds of the sale to Management Investors of Holding Common Stock or options, warrants or rights to purchase in respect thereof, plus

    (y) the aggregate amount of deferred compensation owed by RIC Holding or any Subsidiary thereof to any Management Investor that is or has been cancelled, waived or exchanged in connection with the grant to such Management Investor of the right to receive or acquire shares of Holding Common Stock or stock units in respect thereof.

    "Management Investors" means the officers, directors, employees and other members of the management of Holding, RIC Holding, Riverwood or a Subsidiary of any thereof, or family members or relatives thereof or trusts for the benefit of any of the foregoing, who at any particular date shall Beneficially Own or have the right to acquire, directly or indirectly, Holding Common Stock.

    "Management Stock" means Holding Common Stock, or options, warrants or rights to purchase or acquire Holding Common Stock, held by any of the Management Investors.

    "Net Available Cash" from an Asset Disposition means cash or Cash Equivalents received (including any cash payments received by way of deferred payment of principal pursuant to a note or receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other noncash form) therefrom, in each case net of

    (i) all legal, title and recording tax expenses, commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under generally accepted accounting principles, as a consequence of such Asset Disposition,

    (ii) all payments made on, and all installment payments required to be made to retire, any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition,

   (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition, or to any other Person (other than Riverwood or any Restricted Subsidiary thereof) owning a beneficial interest in the assets disposed of in such Asset Disposition, and

    (iv) appropriate amounts to be provided by Riverwood or any Restricted Subsidiary as a reserve, in accordance with generally accepted accounting principles, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by Riverwood or any Restricted Subsidiary after such Asset Disposition, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Disposition.

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    "Net Cash Proceeds", with respect to any issuance or sale of Capital Stock, means the proceeds of such issuance or sale in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed for, cash or Cash Equivalents, net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

    "1997 notes Offer" means the "Note Offer" as that term is defined in the 1997 notes Indenture.

    "1997 notes" means the $250,000,000 aggregate principal amount of Riverwood's 10 5/8% senior notes due 2007 issued under the 1997 notes Indenture and any of Riverwood's 10 5/8% senior notes exchanged therefor.

    "1997 notes Indenture" means the indenture dated as of the 1997 notes Issue Date, among Riverwood, Holding, RIC Holding and State Street Bank and Trust Company, as trustee, as amended, under which the 1997 notes were issued.

    "1997 notes Issue Date" means July 28, 1997, the date of issuance of the 1997 notes.

    "1997 Net Available Cash" means "Net Available Cash" as that term is defined in the 1997 notes Indenture.

    "Note Guarantee" means the Guarantee of the Notes by RIC Holding and Holding, and Guarantees which may from time to time be executed and delivered pursuant to the terms of the indenture. Each Note Guarantee shall be in the form prescribed in the indenture.

    "Note Guarantor" means any Person that has issued a Note Guarantee.

    "Officer" means the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary of Riverwood.

    "Officers' Certificate" means a certificate signed by two Officers.

    "Opinion of Counsel" means a written opinion in form and substance reasonably satisfactory to the trustee from legal counsel who is reasonably acceptable to the trustee. The counsel may be an employee of or counsel to Riverwood or the trustee.

    "Parent" means Holding and/or RIC Holding, as applicable, and any successor corporations and any corporation succeeding to the direct or indirect ownership of Riverwood.

    "Permitted Holder" means any of

    (i) CD&R, Clayton, Dubilier & Rice Fund V Limited Partnership or any other investment fund or vehicle managed, sponsored or advised by CD&R, or any Affiliate of or successor to CD&R, Clayton, Dubilier & Rice Fund V Limited Partnership or any such other investment fund or vehicle,

    (ii) any other Equity Investor (other than Wolfensohn-River LLC) or any Affiliate thereof or successor thereto, or

   (iii) any Management Investor.

    "Permitted Investment" means an Investment by Riverwood or any Restricted Subsidiary in

    (i) a Restricted Subsidiary or Receivables Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or Receivables Subsidiary;

    (ii) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, Riverwood or a Restricted Subsidiary;

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   (iii) Temporary Cash Investments;

    (iv) receivables owing to Riverwood or any Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; PROVIDED, HOWEVER, that such trade terms may include such concessionary trade terms as Riverwood or any such Restricted Subsidiary deems reasonable under the circumstances;

    (v) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

    (vi) loans or advances to officers or employees of Holding, RIC Holding, Riverwood or any Restricted Subsidiary referred to in clause (x) of paragraph (b) of the covenant described in "--Certain
         Covenants--Limitations on Transactions with Affiliates";

   (vii) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to Riverwood or any Restricted Subsidiary or in satisfaction of judgments;

  (viii) non-cash consideration acquired by Riverwood or any Restricted Subsidiary in connection with an Asset Disposition permitted under "--Limitation on Sales of Assets and Subsidiary Stock," or any disposition of property or other assets not constituting an Asset Disposition;

    (ix) Investments in existence or made pursuant to legally binding written commitments as in existence on the 1997 notes Issue Date;

    (x) evidences of Indebtedness, securities or other property received from another Person by Riverwood or any Restricted Subsidiary in connection with any bankruptcy proceeding or other reorganization of such other Person, or as a result of foreclosure, perfection or enforcement of any Lien in exchange for evidences of Indebtedness, securities or other property of such other Person held by Riverwood or any Restricted Subsidiary in accordance with the terms of the indenture;

    (xi) (A) Currency Agreements designed to protect Riverwood or any Restricted Subsidiary against fluctuations in foreign currency rates in respect of foreign exchange exposures incurred by Riverwood or any Restricted Subsidiary in the ordinary course of its business,

        (B) Commodities Agreements designed to protect Riverwood or any Restricted Subsidiary against fluctuations in the price of, or the shortage or supply of, commodities entered into in the ordinary course of business and

        (C) Interest Rate Agreements designed to protect Riverwood or any Restricted Subsidiary against fluctuations in interest rates in respect of Indebtedness of Riverwood or any Restricted Subsidiary;

   (xii) deposits with respect to leases or utilities provided to third parties in the ordinary course of business, or deposits otherwise described in clause (a) of the definition of "Permitted Liens";

  (xiii) any joint venture or similar arrangement established in connection with any Fiskeby Transaction;

   (xiv) Indebtedness of Riverwood to any Restricted Subsidiary;

   (xv) the 1997 notes, the Notes or the Existing Notes;

   (xvi) bonds secured by assets leased to and operated by Riverwood or any Restricted Subsidiary that were issued in connection with the financing of such assets so long as Riverwood or any

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         Restricted Subsidiary may obtain title to such assets at any time by paying a nominal fee, canceling such bonds and terminating the transaction;

  (xvii) promissory notes of any Management Investor acquired in connection with the issuance of Holding Common Stock to such Management Investor;

  (xviii) in the case of a Receivables Subsidiary, (x) Investments in connection with a Financing Disposition by or to such Receivables Subsidiary, including Investments of funds held in accounts permitted or required by the arrangements governing such Financing Disposition or any related Indebtedness, or (y) any promissory note issued by RIC Holding or Holding, provided that if RIC Holding or Holding, as applicable, receives cash from such Receivables Subsidiary in exchange for such note, an equal cash amount is contributed by RIC Holding to Riverwood; and

   (xix) other Investments in an amount not to exceed $50.0 million in the aggregate outstanding at any one time.

    "Permitted Liens" means, with respect to any Person,

    (a) pledges or deposits made or other Liens granted

        (1) under worker's compensation laws, unemployment insurance laws, social security laws or similar legislation,

        (2) in connection with bids, tenders, contracts (other than for the payment of borrowed money) or leases to which such Person is a party,

        (3) to secure public or statutory obligations, including but not limited to as security for contested taxes, assessments or import duties,

        (4) as security for the payment of insurance-related or worker's compensation-related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) or

        (5) for the payment of rent or utilities, in each case Incurred in the ordinary course of business;

    (b) Liens imposed by law, such as carriers', warehousemen's, landlords', materialmens', employees', laborers', employers', suppliers', banks', mechanics', repairmens' and other like Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising by reason of any judgment, award, decree, order of any court or other governmental authority against such Person with respect to which such Person shall then be taking appropriate legal proceedings or other proceedings for review or the period within which such proceedings may be instituted shall not have expired;

    (c) Liens for taxes, assessments and similar charges not yet due or payable or not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

    (d) Liens in favor of issuers of surety, performance, judgment, appeal and other like bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

    (e) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning provisions, covenants, conditions, waivers or other restrictions as to the use of real properties or minor irregularities of title (and with respect to leasehold interests, mortgages, obligations, liens and other encumbrances incurred, created,

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        assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee), or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred by such Person in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

    (f) Liens securing Indebtedness Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property or assets, and obligations relating to such Indebtedness; PROVIDED, HOWEVER, that the Lien may not extend to any other property or assets owned by Riverwood or any Restricted Subsidiary at the time the Lien is Incurred, and the Indebtedness secured by the Lien may not be Incurred more than 365 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property or assets subject to the Lien;

    (g) Liens existing, or provided for under written arrangements existing, as of the 1997 notes Issue Date;

    (h) Liens on property, assets or shares of stock of a Person at the time such Person becomes a Subsidiary; PROVIDED, HOWEVER, such Liens are not created, Incurred or assumed by such Person in connection with, or in contemplation of, such other Person becoming such a Subsidiary; PROVIDED FURTHER, HOWEVER, that such Liens may not extend to any other property owned by Riverwood or any Restricted Subsidiary (other than improvements, accessions, proceeds or dividends or distributions in respect thereof);

    (i) Liens on property or assets at the time Riverwood or a Restricted Subsidiary acquired the property or assets, including any acquisition by means of a merger or consolidation with or into Riverwood or any Restricted Subsidiary; PROVIDED, HOWEVER, that such Liens are not created in connection with, or in contemplation of, such acquisition; PROVIDED FURTHER, HOWEVER, that the Liens may not extend to any other property owned by Riverwood or any Restricted Subsidiary (other than improvements, accessions, proceeds or dividends or distributions in respect thereof);

    (j) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to Riverwood or a Restricted Subsidiary;

    (k) Liens securing Hedging Obligations; PROVIDED, HOWEVER, that if such Hedging Obligations are obligations relating to an Interest Rate Agreement the related Indebtedness is, and is permitted to be under the indenture, secured by a Lien on the same property securing such Hedging Obligations;

    (l) Liens in respect of Indebtedness permitted by clause (ii), (ix)(1) or
        (x) of paragraph (b) of the covenants described in "--Certain Covenants--Limitation on Indebtedness" above;

   (m) Liens to secure Indebtedness or other obligations of any Receivables Subsidiary or Equipment Subsidiary;

    (n) Liens securing Bank Indebtedness;

    (o) Liens granted to secure the notes pursuant to the covenants described under "--Certain Covenants--Limitation on Liens";

    (p) Liens granted to secure up to $15.0 million of Indebtedness or other obligations;

    (q) any Lien on stock or other securities of an Unrestricted Subsidiary that secures Indebtedness or other obligations of such Subsidiary;

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    (r) any encumbrance or restriction (including, but not limited to, put and call agreements) with respect to the Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement; and

    (s) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness or other obligation secured by any Lien referred to in clauses (f), (g),
        (h), (i), (k), (l), (m), (n), (o), (p) and (s); PROVIDED, HOWEVER, that

        (x) such new Lien shall be limited to all or part of the same property or assets that secured the original Lien (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) and

        (y) if such Lien secures Indebtedness, the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of

           (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (f), (g), (h), (i),
               (k), (l), (m), (n), (o), (p) and (s) at the time the original Lien became a Permitted Lien under the indenture and

            (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement.

    "Permitted Sale/Leaseback Transaction" means any Sale/Leaseback Transaction relating to the financing of packaging machinery.

    "Permitted Subsidiary Indebtedness" means Indebtedness of any Restricted Subsidiary that is

    (a) Incurred as permitted under paragraph (b) of "--Certain
        Covenants--Limitations on Indebtedness" or

    (b) Incurred as permitted under paragraph (a) of "--Certain
        Covenants--Limitation on Indebtedness" and not exceeding $200.0 million plus (if positive) 5% of Riverwood's Consolidated Net Worth in an aggregate principal amount outstanding at any given time.

    "Permitted Subsidiary Preferred Stock" means, with respect to any Subsidiary, any Preferred Stock of such Subsidiary that

    (a) is Disqualified Stock and such Subsidiary would be entitled to Incur Indebtedness permitted by the indenture in an aggregate principal amount equal to the aggregate involuntary maximum fixed repurchase price of such Preferred Stock or

    (b) is not Disqualified Stock and no dividends or distributions thereon are paid (to any Person other than Riverwood or any Wholly Owned Subsidiary) other than in accordance with the covenant described under "--Certain Covenants--Limitation on Restricted Payments and Investments."

    "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

    "Preferred Stock", as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

    "Receivable" means a right to receive payment arising from a sale or lease of goods or services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is

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obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit, as determined in accordance with U.S. generally accepted accounting principles.

    "Receivables Financing" means any financing by any Receivables Subsidiary of Receivables of Riverwood that have been transferred to such Receivables Subsidiary in a Financing Disposition.

    "Receivables Subsidiary" means a Subsidiary of Riverwood that

    (a) is engaged solely in the business of acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code) and other accounts and receivables (including any thereof constituting or evidenced by chattel paper, instruments or general intangibles), all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and

    (b) is designated as a "Receivables Subsidiary" by the Board of Directors.

    "Refinancing Indebtedness" means Indebtedness that is Incurred to refund, refinance, restructure, replace, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, "refinances," and "refinanced" shall have a correlative meaning) any Indebtedness existing on the 1997 notes Issue Date or Incurred in compliance with the 1997 notes Indenture (if Incurred prior to the Issue Date) or, on and after the Issue Date, the indenture (including Indebtedness of Riverwood that refinances Indebtedness of any Restricted Subsidiary (to the extent permitted in the 1997 notes Indenture (if Incurred prior to the Issue Date) or, on and after the Issue Date, the indenture) and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that

    (i) the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced,

    (ii) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced and

   (iii) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than

        (x) the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced plus

        (y) the amount of premium or other amounts paid and fees and expenses incurred in connection with such refinancing;

    PROVIDED FURTHER, HOWEVER, that Refinancing Indebtedness shall not include

    (x) Indebtedness of a Restricted Subsidiary that refinances Indebtedness of Riverwood or

    (y) Indebtedness of Riverwood or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

    "Registration and Participation Agreement" means the agreement, dated the Acquisition Date, among Holding and the purchasers of Holding Common Stock providing among other things for certain registration rights in respect of Holding Common Stock, as in effect on the 1997 notes Issue Date.

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    "Related Business" means the businesses of Riverwood and the Restricted
Subsidiaries as conducted on the 1997 notes Issue Date, and any business related, ancillary or complementary to such businesses.

    "Restricted Subsidiary" means any Subsidiary of Riverwood other than an Unrestricted Subsidiary.

    "Representative" means the trustee, agent or representative (if any) for an issue of Senior Indebtedness.

    "RIC Holding" means RIC Holding, Inc., a Delaware corporation, any corporation succeeding to its ownership of Riverwood, and any successor thereto.

    "Riverwood" means Riverwood International Corporation, a Delaware corporation, and any successor thereto.

    "Riverwood Acquisition" means the acquisition on March 27, 1996 of Riverwood by RIC Holding, and the mergers related thereto.

    "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired by Riverwood or a Restricted Subsidiary, whereby Riverwood or a Restricted Subsidiary transfers such property to a Person and Riverwood or a Restricted Subsidiary leases it from such Person, other than leases between Riverwood and a Restricted Subsidiary or between Restricted Subsidiaries.

    "SEC" means the Securities and Exchange Commission.

    "Secured Indebtedness" means any Indebtedness of Riverwood secured by a Lien.

    "Senior Indebtedness" means

    (i) the Bank Indebtedness and the Notes and

    (ii) all Indebtedness of Riverwood, including interest thereon (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Riverwood or any Restricted Subsidiary whether or not a claim for post-filing interest is allowed in such proceedings), whether outstanding on the 1997 notes Issue Date or thereafter Incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is expressly provided that such obligations are not superior in right of payment to the Existing Senior Subordinated Notes; PROVIDED, HOWEVER, that Senior Indebtedness shall not include

        (1) any obligation of Riverwood to any Subsidiary,

        (2) any liability for Federal, state, local or other taxes owed or owing by Riverwood,

        (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities),

        (4) any Indebtedness of Riverwood which is expressly subordinate in right of payment to any other Indebtedness of Riverwood, including any Senior Subordinated Indebtedness and any Subordinated Obligations,

        (5) any obligations with respect to any Capital Stock, or

        (6) any Indebtedness Incurred in violation of the indenture.

    "Senior Secured Credit Agreement" means the Credit Agreement, dated as of March 20, 1996, among Riverwood, the other borrowers party thereto from time to time, The Chase Manhattan Bank, as administrative agent, and the lenders party thereto from time to time, as amended through the 1997 notes Issue Date, and as such agreement may be amended, supplemented or otherwise modified from

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time to time or refunded, refinanced, restructured, replaced, renewed, repaid or extended from time to time (whether with the original administrative agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior Secured Credit Agreement or other credit agreements or otherwise).

    "Senior Subordinated Indebtedness" means the Existing Senior Subordinated Notes and any other Indebtedness of Riverwood that specifically provides that such Indebtedness is to rank PARI PASSU with such notes and is not by its express terms subordinate in right of payment to any Indebtedness of Riverwood which is not Senior Indebtedness.

    "Significant Subsidiary" means any Restricted Subsidiary of Riverwood that would be a "significant subsidiary" of Riverwood as defined in Rule 1-02 of Regulation S-X under the Securities Act of 1993, as amended, and the Exchange Act.

    "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the purchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

    "Stockholders Agreement" means the Stockholders Agreement, dated as of March 27, 1996, among Holding and the Equity Investors, as in effect on the 1997 notes Issue Date.

    "Subordinated Obligation" means any Indebtedness of Riverwood (whether outstanding on the 1997 notes Issue Date or thereafter Incurred) which is expressly subordinate in right of payment to the Notes pursuant to a written agreement.

    "Subsidiary" of any Person means any corporation, association, partnership, limited liability company or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other equity interests (including partnership interests) generally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by
(i) such Person or (ii) one or more Subsidiaries of such Person.

    "Temporary Cash Investments" means any of the following:

    (i) any investment in direct obligations (x) of the United States of America or any agency thereof or obligations Guaranteed by the United States of America or any agency thereof, or (y) of any foreign country recognized by the United States of America rated at least "A" by S&P or "A-1" by Moody's,

    (ii) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 365 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits aggregating in excess of $250.0 million (or the foreign currency equivalent thereof) and whose long-term debt is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act),

   (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above,

    (iv) investments in commercial paper, maturing not more than 180 days after the date of acquisition, issued by a corporation (other than an Affiliate of Riverwood) organized and in

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         existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard and Poor's Corporation,

    (v) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or "A-1" by Moody's,

    (vi) any money market deposit accounts issued or offered by a domestic commercial bank or a commercial bank organized and located in a country recognized by the United States, in each case, having capital and surplus in excess of $500.0 million or investments in money market funds complying with the risk limiting conditions of Rule 2a-7 (or any successor rule) of the SEC under the Investment Company Act of 1940, as amended, and

   (vii) similar investments approved by the Board of Directors in the ordinary course of business.

    "TIA" means the Trust Indenture Act of 1939 (15 U.S.C. SectionSection 77aaa-77bbbb) as in effect on the date of the Indenture.

    "Trade Payables" means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

    "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled by, and published in, the most recent Federal Reserve Statistical Release H.15
(519) which has become publicly available at least two business days prior to the date fixed for redemption of the notes following a Change of Control (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the then remaining Average Life to Stated Maturity of the notes; PROVIDED, HOWEVER, that if the Average Life to Stated Maturity of the notes is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the Average Life to Stated Maturity of the notes is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

    "Trustee" means the party named as such in the indenture until a successor replaces it and, thereafter, means the successor.

    "Trust Officer" means the Chairman of the Board, the President or any other officer or assistant officer of the trustee assigned by the trustee to administer its corporate trust matters.

    "Unrestricted Subsidiary" means

    (i) any Subsidiary of Riverwood that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and

    (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of Riverwood (including any newly acquired or newly formed Subsidiary of Riverwood) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, Riverwood or any other Subsidiary of Riverwood that is not a Subsidiary of the Subsidiary to be so designated; PROVIDED, HOWEVER, that either

       (A) such designation was made at or prior to the 1997 notes Issue Date,

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        (B) the Subsidiary to be so designated has total consolidated assets of
            $1,000 or less or

        (C) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant entitled "--Certain Covenants--Limitation on Restricted Payments and Investments."

    The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; PROVIDED, HOWEVER, that immediately after giving effect to such designation:

    (x) Riverwood could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "--Certain
        Covenants--Limitation on Indebtedness" and

    (y) no Default shall have occurred and be continuing.

    "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

    "Voting Stock" of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

    "Wholly Owned Subsidiary" means a Restricted Subsidiary of Riverwood all the Capital Stock of which (other than directors' qualifying shares) is owned by Riverwood or another Wholly Owned Subsidiary.

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                      BOOK-ENTRY, DELIVERY AND SETTLEMENT

THE GLOBAL NOTES

    The new notes will be issued in the form of one or more registered notes in global form, without interest coupons, or the global notes. Upon issuance, the global notes will be deposited with, or on behalf of the DTC and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the trustee pursuant to the FAST Balance Certificate Agreement between DTC and the trustee.

    Except as set forth below, the global notes may be transferred, in whole and not in part, solely to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

CERTAIN BOOK-ENTRY PROCEDURES FOR THE GLOBAL NOTES

    All interests in the global notes including those held through Euroclear Bank S.A./N.V., as operator of the Euroclear System, or Euroclear, or Clearstream Banking, societe anonyme, or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The descriptions of the operations and procedures of DTC, Euroclear and Clearstream set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. Neither Riverwood nor the initial purchasers take any responsibility for these operations or procedures, and investors are urged to contact DTC or its participants directly to discuss these matters.

    DTC has advised Riverwood that it is

    - a limited purpose trust company organized under the laws of the State of New York;

    - a "banking organization" within the meaning of the New York Banking Law;

    - a member of the Federal Reserve System;

    - a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended; and

    - a "clearing agency" registered pursuant to Section 17A of the Exchange
      Act.

    DTC was created to hold securities for its participants and facilitates the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC's participants include securities brokers and dealers (including the initial purchasers), banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies, collectively, the indirect participants, that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants.

    Riverwood expects that pursuant to procedures established by DTC (i) upon deposit of each global note, DTC will credit the accounts of participants designated by the initial purchasers with an interest in the global note and
(ii) ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of participants) and the records of participants and the indirect participants (with respect to the interests of persons other than participants).

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    The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to such persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer such interest to persons or entities that do not participate in DTC's system, or to otherwise take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

    So long as DTC or its nominee is the registered owner of a global note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global note for all purposes under the indenture governing the notes. Except as provided below, owners of beneficial interests in a global note:

    - will not be entitled to have notes represented by such global note registered in their names;

    - will not receive or be entitled to receive physical delivery of certificated notes; and

    - will not be considered the owners or holders thereof under the indenture governing the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee thereunder.

    Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if such holder is not a participant or an indirect participant, on the procedures of the participant through which such holder owns its interest, to exercise any rights of a holder of notes under the indenture governing the notes or such global note. Riverwood understands that under existing industry practice, in the event that Riverwood requests any action of holders of notes, or a holder that is an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of such global note, is entitled to take, DTC would authorize the participants to take such action and the participants would authorize holders owning through such participants to take such action or would otherwise act upon the instruction of such holders. Neither Riverwood nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such notes.

    Payments with respect to the principal of, and premium, if any, liquidated damages, if any, and interest on, any notes represented by a global note registered in the name of DTC or its nominee on the applicable record date will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global note representing such notes under the indenture governing the notes. Under the terms of the indenture governing the notes, Riverwood and the trustee may treat the persons in whose names the notes, including the global notes, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither Riverwood nor the trustee has or will have any responsibility or liability for the payment of such amounts to owners of beneficial interests in a global note (including principal, premium, if any, liquidated damages, if any, and interest). Payments by the participants and the indirect participants to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of the participants or the indirect participants and DTC.

    Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

    Subject to compliance with the transfer restrictions applicable to the notes, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the

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other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

    Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interest in a global note by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

    Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither Riverwood nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED NOTES

    If (i) DTC notifies Riverwood that it is no longer willing or able to act as a depositary or DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days of such notice or cessation, (ii) Riverwood, at its option, notifies the trustee in writing that it elects to cause the issuance of notes in definitive form under the indenture governing the notes or (iii) upon the occurrence of certain other events as provided in the indenture governing the notes, then, upon surrender by DTC of the global notes, certificated notes will be issued to each person that DTC identifies as the beneficial owner of the notes represented by the global notes. Upon any such issuance, the trustee is required to register such certificated notes in the name of such person or persons (or the nominee of any thereof) and cause the same to be delivered thereto.

    Neither Riverwood nor the trustee shall be liable for any delay by DTC or any participant or indirect participant in identifying the beneficial owners of the related notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued).

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                        EXCHANGE AND REGISTRATION RIGHTS

    The following summary of certain provisions of the registration rights agreement does not contain all of the information that may be important to an investor in the notes. It is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement. A copy of the registration rights agreement is available as set forth under the heading "Where You Can Find More Information."

    Under the registration rights agreement, Riverwood has agreed to file with the SEC the registration statement of which this prospectus is a part with respect to this registered exchange offer and to use its reasonable best efforts to cause the registration statement to become effective.

    If (1) because of any change in law or applicable interpretations thereof by the staff of the SEC, Riverwood is not permitted to effect the exchange offer as contemplated by the registration rights agreement, (2) any old notes validly tendered pursuant to the exchange offer are not exchanged for new notes within 165 days after the original issue date of the old notes, or the issue date,
(3) any initial purchaser so requests with respect to old notes purchased on the issue date not eligible to be exchanged for new notes in the exchange offer and held by such initial purchaser following consummation of the exchange offer,
(4) any holder of old notes either (A) is not eligible to participate in the exchange offer or (B) participates in the exchange offer and does not receive freely transferable new notes in exchange for tendered old notes or
(5) Riverwood so elects, then Riverwood will file with the SEC a shelf registration statement to cover resales of "transfer restricted securities" by such holders who satisfy certain conditions relating to, among other things, the provision of information in connection with the shelf registration statement. Riverwood will use its reasonable best efforts to have the registration statement or, if applicable, the shelf registration statement declared effective by the SEC. For purposes of the foregoing, transfer restricted securities means each old note until (i) the date on which such old note has been exchanged for a freely transferable new note in the exchange offer; (ii) the date on which such old note has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement or (iii) the date on which such old note is distributed to the public pursuant to Rule 144 under the Securities Act or is salable pursuant to Rule 144(k) under the Securities Act.

    Riverwood will, in the event a shelf registration statement is filed, among other things, provide to each holder for whom such shelf registration statement was filed copies of the prospectus that is a part of the shelf registration statement, notify each such holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the old notes or the new notes, as the case may be. A holder of notes selling such notes pursuant to the shelf registration statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by certain provisions of the registration rights agreement (including certain indemnification obligations). In addition, each such holder of notes will be required, among other things, to deliver information to be used in connection with the shelf registration statement within the time periods set forth in the registration rights agreement in order to benefit from the provisions regarding liquidated damages set forth in the following paragraph.

    If (1) this registration statement was not filed with the SEC on or prior to 75 days after the issue date, (2) this registration statement is not declared effective within 135 days after the issue date or the shelf registration statement, if required to be filed under the terms of the registration rights agreement, is not filed within 135 days after the issue date (or in the case of a shelf registration statement required to be filed in response to a change in law or the applicable interpretations of the SEC's staff, if later, within 30 days after publication of the change in law or interpretation), (3) the shelf registration statement is not declared effective within 195 days after the issue date (or in the case of a shelf

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registration statement required to be filed in response to a change in law or the applicable interpretations of the SEC's staff, if later, within 90 days after publication of the change in law or interpretation), (4) the exchange offer is not consummated on or prior to 165 days after the issue date, or
(5) the shelf registration statement is declared effective within 195 days after the issue date (or in the case of a shelf registration statement required to be filed in response to a change in law or the applicable interpretations of the SEC's staff, if later, within 90 days after publication of the change in law or interpretation) but shall thereafter cease to be effective (at any time that Riverwood is obligated to maintain the effectiveness thereof) without being succeeded within 30 days by an additional registration statement filed and declared effective (each such event referred to in clauses (1) through (5), a "registration default"), Riverwood will be obligated to pay liquidated damages to each holder of transfer restricted securities, during the period of one or more such registration defaults, in an amount equal to $0.096 per week per $1,000 principal amount of transfer restricted securities held by such holder until the applicable registration statement is filed, this registration statement is declared effective and the exchange offer is consummated or the shelf registration statement is declared effective or again becomes effective, as the case may be; PROVIDED that, except in limited circumstances, Riverwood's obligations to pay liquidated damages will terminate upon the consummation of the exchange offer. All accrued liquidated damages shall be paid to holders in the same manner as interest payments on the notes on semi-annual payment dates which correspond to interest payment dates for the notes. Following the cure of all registration defaults, the accrual of liquidated damages will cease.

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                CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

    The following is a general discussion of certain United States federal tax considerations relating to the exchange, ownership and disposition of the notes. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended, or the Code, existing and proposed Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect or proposed on the date hereof and all of which are subject to change, possibly with retroactive effect or different interpretations. This discussion addresses tax considerations only for holders that exchange old notes for new notes and that hold the notes as "capital assets," within the meaning of the Code. Moreover, this discussion is for general information only, and does not address all of the tax considerations that may be relevant to particular holders in light of their personal circumstances, or to holders subject to special treatment under U.S. federal tax laws (such as certain financial institutions, insurance companies, tax-exempt entities, retirement plans, regulated investment companies, dealers in securities, brokers, expatriates, persons who have acquired notes as part of a straddle, hedge, conversion transaction or other integrated investment or persons whose functional currency is not the U.S. Dollar). This discussion does not address the U.S. state and local or non-U.S. tax considerations relating to the exchange, ownership and disposition of the notes.

    As used herein, the term "U.S. person" or "U.S. Holder" means a beneficial owner of a note that is, for U.S. federal tax purposes:

    (i) an individual who is a citizen or resident of the United States;

    (ii) a corporation, partnership or other business entity created or organized in or under the laws of the United States or of any State or political subdivision thereof or therein, including the District of Columbia (other than a partnership that is not treated as a U.S. person under applicable Treasury regulations);

   (iii) an estate the income of which is subject to U.S. federal income taxation regardless of the source thereof; or

    (iv) a trust with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or certain electing trusts that were in existence on August 19, 1996 and were treated as domestic trusts on that date.

    An individual may, subject to certain exceptions, be deemed to be a resident of the United States by reason of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year).

    HOLDERS OF NOTES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSIDERATIONS FOR THEM RELATING TO THE EXCHANGE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE APPLICABILITY OF U.S. FEDERAL, STATE OR LOCAL TAX LAWS OR NON-U.S. TAX LAWS, ANY CHANGES IN APPLICABLE TAX LAWS AND ANY PENDING OR PROPOSED LEGISLATION OR REGULATIONS.

EXCHANGE OF OLD NOTES PURSUANT TO EXCHANGE OFFER

    The exchange of an old note for a new note by a holder pursuant to the exchange offer described under "Exchange Offer" should not result in a taxable exchange to such holder.

    Accordingly,

    - no gain or loss will be recognized by the holder upon receipt of a new note;

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    - the adjusted tax basis of the new note will be the same as the adjusted tax basis of the old note exchanged therefor; and

    - the holding period of the new note will include the holding period of the old note exchanged therefor.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR U.S. HOLDERS

    The following is a general discussion of certain U.S. federal income tax considerations relating to the ownership and disposition of the notes by a holder that is a U.S. Holder.

    PAYMENT OF INTEREST ON NOTES; PAYMENTS ON REGISTRATION DEFAULT. In general, subject to the discussion below relating to payments in the case of the occurrence of a registration default, interest paid or payable on a note will be taxable to a U.S. Holder as ordinary interest income at the time it is received or accrued, in accordance with such U.S. Holder's method of accounting for U.S. federal income tax purposes.

    In the case of the occurrence of a registration default, as described in the exchange and registration rights agreement, pursuant to which the exchange offer is being made, Riverwood would be obligated to pay certain liquidated damages to each holder of the notes for certain periods of time in the same manner as interest payments on the notes.

    Assuming that the possible payment of such liquidated damages does not affect the determination thereof, the notes were not issued with original issue discount, within the meaning of the Code. Applicable Treasury regulations provide that the possibility of liquidated damages becoming payable under circumstances like those described in the exchange and registration rights agreement will not affect the determination of original issue discount with respect to indebtedness if the likelihood of such payments, as of the date the indebtedness is issued, is remote. Riverwood intends to take the position for U.S. federal income tax purposes that the likelihood of liquidated damages becoming payable on the notes was remote as of the Issue Date, and that, as a result, the possibility of such payments did not cause the notes to be treated as having been issued with original issue discount. Riverwood's determination that the likelihood of such payments was remote is binding on a U.S. Holder for U.S. federal income tax purposes, unless the U.S. Holder discloses to the U.S. Internal Revenue Service, or the IRS, in the manner set forth in applicable Treasury regulations that it is taking a different position.

    BOND PREMIUM. A U.S. Holder that purchased a note for an amount in excess of all amounts payable on the note after the holder's purchase date (other than payments of qualified stated interest, within the meaning of the Code) would be considered as having purchased the note with "bond premium." A U.S. Holder generally may elect to amortize bond premium over the remaining term of the note, using a constant yield method. An electing U.S. Holder must reduce its tax basis in the note by the amount of the aggregate amortized bond premium. The bond premium amortized in any year is treated as a reduction of the U.S. Holder's interest income from the note. The election to amortize bond premium, once made, applies to all debt obligations held or subsequently acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the IRS.

    MARKET DISCOUNT. If a U.S. Holder purchased a note for an amount that was less than all amounts payable on the note after the holder's purchase date (other than payments of qualified stated interest, within the meaning of the Code), then the amount of the difference would be treated as "market discount" for U.S. federal income tax purposes, unless such difference was less than a specified DE MINIMIS amount. Under the market discount rules, a U.S. Holder must treat any principal payment on, or any gain on the sale, exchange (other than an exchange pursuant to the exchange offer) or redemption of, a note as ordinary income to the extent of the market discount which has not previously been included in income and is treated as having accrued on the note at or prior to the time of such

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payment or disposition. Further, a disposition of a note by gift (and in certain other circumstances) could result in the recognition of market discount income, computed as if the note had been sold for its fair market value. In addition, a U.S. Holder of a note may be required to defer, until the maturity of the note or the earlier disposition of the note in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or maintained to purchase or carry the note.

    Market discount in respect of a note is generally considered to accrue ratably during the period from the acquisition date to the maturity date of the note, unless the U.S. Holder elects to accrue market discount on the note under the constant yield method. A U.S. Holder may elect to include market discount in income currently as it accrues (on either a ratable or constant yield method), in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired in or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

    SALE, EXCHANGE OR RETIREMENT OF THE NOTES. Upon the sale, exchange (other than an exchange pursuant to the exchange offer), redemption, retirement at maturity or other taxable disposition of a note, a U.S. Holder will generally recognize taxable gain or loss equal to the difference between the sum of cash plus the fair market value of all other property received on such disposition (except to the extent such cash or property is attributable to accrued and unpaid interest, which is taxable as ordinary income) and such U.S. Holder's adjusted tax basis in the note. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if, at the time of the disposition, the U.S. Holder's holding period for the note is more than one year. Long-term capital gain recognized by an individual U.S. Holder is generally subject to a maximum U.S. federal income tax rate of 20%.

    INFORMATION REPORTING AND BACKUP WITHHOLDING. Riverwood will report to each U.S. Holder and the IRS amounts paid on or with respect to the notes during each calendar year and the amount of tax, if any, withheld from such payments.

    Certain non-corporate U.S. Holders of the notes (including all individuals) may be subject to backup withholding (i) at the fourth-lowest rate of tax applicable to unmarried individual U.S. persons on payments made before the end of calendar year 2010 (30.5% in 2001, 30.0% in 2002 and 2003, 29.0% in 2004 and
2005, and 28.0% in 2006 through 2010) and (ii) at the rate of 31% on payments made after calendar year 2010. In general, backup withholding will apply to a non-corporate U.S. Holder if the U.S. Holder:

    - fails to furnish its Taxpayer Identification Number, or TIN (which for an individual is the holder's Social Security number);

    - furnishes an incorrect TIN;

    - is notified by the IRS that it has failed to properly report payments of interest and dividends; or

    - under certain circumstances, fails to certify, under penalties of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding due to underreporting of interest or dividends, or otherwise fails to comply with applicable requirements of the backup withholding rules.

    Backup withholding will not apply if the non-corporate U.S. Holder provides a properly completed IRS Form W-9 to Riverwood or Riverwood's paying agent.

    The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against such U.S. Holder's U.S. federal income tax liability and may entitle such U.S. Holder to a refund.

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CERTAIN U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

    The following is a general discussion of the U.S. federal income and estate tax considerations relating to the ownership and disposition of the notes by a holder that is not a U.S. Holder, or a Non-U.S. Holder. For purposes of the following discussion, interest and gain on the sale, exchange or other disposition of the notes will be considered "U.S. trade or business income" if such income or gain (i) is effectively connected with the conduct of a trade or business in the United States and (ii) in the case of a resident of a country having the benefit of an income tax treaty or agreement between that country and the United States, is attributable to a permanent establishment in the United States, in each case, of a particular Non-U.S. Holder.

    PAYMENT OF INTEREST ON NOTES. A Non-U.S. Holder will not be subject to U.S. federal income or withholding tax in respect of interest income on the notes if the interest qualifies for the so-called "portfolio interest exemption." This will be the case if each of the following requirements is satisfied:

    - The interest is not U.S. trade or business income.

    - The Non-U.S. Holder provides to Riverwood or Riverwood's paying agent the appropriate certification.

    - The Non-U.S. Holder does not actually or constructively own 10% or more of Riverwood's voting stock.

    - The Non-U.S. Holder is not a controlled foreign corporation, within the meaning of the Code, that is actually or constructively related to Riverwood.

    The certification requirement can be satisfied in one of the following ways:

    - If the Non-U.S. Holder provides to Riverwood or Riverwood's paying agent a statement on IRS Form W-8BEN (or suitable substitute or successor form), together with all appropriate attachments, signed under penalties of perjury, identifying the Non-U.S. Holder and stating, among other things, that the Non-U.S. Holder is not a U.S. person.

    - If a note is held through a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business, (i) the Non-U.S. Holder provides such a form to the organization, bank or other institution and (ii) the organization, bank or other institution, under penalties of perjury, certifies to Riverwood that it has received such statement from the beneficial owner or another intermediary and furnishes Riverwood or Riverwood's paying agent with a copy.

    Alternative documentation procedures may also be available for satisfying the certification requirement described above. For instance, under one such alternative, a withholding agent would be allowed to rely on an IRS Form W-8IMY (or suitable substitute or successor form), furnished by a financial institution or other intermediary on behalf of one or more beneficial owners or other intermediaries, without having to obtain from the beneficial owner the certificate described in the preceding paragraph, provided that the financial institution or intermediary has entered into a withholding agreement with the IRS and thus is a qualified intermediary. Under another alternative, an authorized non-U.S. agent of a U.S. withholding agent would be permitted to act on behalf of the U.S. withholding agent, provided specified conditions are met. With respect to the certification requirement for notes that are held by a non-U.S. partnership, the final regulations provide that unless the partnership has entered into a withholding agreement with the IRS, the partnership will be required, in addition to providing an intermediary Form W-8IMY, to attach an appropriate certification by each partner. Prospective holders, including non-U.S. partnerships and their partners, should consult their tax advisors regarding possible additional reporting requirements.

    If the portfolio interest exemption is not satisfied with respect to a Non-U.S. Holder, a 30% withholding tax will apply to interest income on the notes paid to such Non-U.S. Holder, unless one of the following two exceptions is satisfied: The first exception is that an applicable income tax treaty or agreement reduces or eliminates such tax, and a Non-U.S. Holder claiming the benefit of such treaty or agreement provides to Riverwood or Riverwood's paying agent a properly executed IRS Form W-8BEN (or suitable substitute or successor form). The second exception is that the interest is U.S. trade or business income and the Non-U.S. Holder provides an appropriate statement to that effect on an IRS Form W-8ECI (or suitable substitute or successor form). In the latter case, such Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to all income from the notes in the same manner as U.S. Holders, as described above. Additionally, in such event, Non-U.S. Holders that are corporations could be subject to a branch profits tax on such income at a rate of 30% (or at a reduced rate under an applicable income tax treaty or agreement).

    SALE, EXCHANGE OR RETIREMENT OF THE NOTES. Generally, a Non-U.S. Holder will not be subject to U.S. federal income tax on gain realized upon the sale, exchange (other than an exchange pursuant to the exchange offer), retirement or other disposition of a note unless (i) such Non-U.S. Holder is an individual present in the United States for 183 days or more in the taxable year of the sale, exchange, retirement or other disposition and certain other conditions are met or (ii) the gain is U.S. trade or business income. If the first exception applies, the Non-U.S. Holder will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty or agreement) on the amount by which capital gains allocable to U.S. sources (including gains from the sale, exchange, retirement or other disposition of the note) exceed capital losses allocable to U.S. sources. If the second exception applies, generally Non-U.S. Holders will be subject to U.S. federal income tax with respect to such gain in the same manner as U.S. Holders, as described above. Additionally, in such event, Non-U.S. Holders that are corporations could be subject to a branch profits tax on such income at a rate of 30% (or at a reduced rate under an applicable income tax treaty or agreement).

    TREATMENT OF NOTES FOR U.S. FEDERAL ESTATE TAX PURPOSES. Subject to applicable estate tax treaty provisions, a note held by an individual Non-U.S. Holder at the time of his or her death generally will not be subject to U.S. federal estate tax, provided, among other requirements, that such individual Non-U.S. Holder does not at the time of death actually or constructively own 10% or more of the combined voting power of all classes of the stock of Riverwood and payments of interest on such note would not have been considered U.S. trade or business income.

    Recently enacted U.S. federal tax legislation provides for reductions in U.S. federal estate tax through 2009 and the elimination of such estate tax entirely in 2010. Under the legislation, such estate tax would be fully reinstated, as in effect prior to the reductions, in 2011.

    INFORMATION REPORTING AND BACKUP WITHHOLDING. Riverwood will report to each Non-U.S. Holder and the IRS amounts paid on or with respect to the notes during each calendar year and the amount of tax, if any, withheld from such payments. Copies of the information returns reporting such interest and withholding also may be made available to the tax authorities in the country in which a Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement.

    Certain Non-U.S. Holders of notes may be subject to backup withholding at the rate described above under "Certain U.S. Federal Income Tax Considerations for U.S. Holders--Information Reporting and Backup Withholding."

    Treasury regulations provide that information reporting and backup withholding will not apply to payments on the notes by Riverwood to a Non-U.S. Holder if the Non-U.S. Holder certifies as to its status as a Non-U.S. Holder under penalties of perjury or otherwise establishes an exemption, provided that neither Riverwood nor Riverwood's paying agent has actual knowledge that the holder is a U.S. person or that any other conditions of the exemption are not, in fact, satisfied.

    Additional information reporting and backup withholding requirements with respect to the payment of the proceeds from the disposition of a note by a Non-U.S. Holder are as follows:

    - If the proceeds are paid to or through the U.S. office of a broker, they generally will be subject to information reporting and backup withholding. However, no such reporting and withholding is required if (i) the holder either certifies as to its status as a Non-U.S. Holder under penalties of perjury on an IRS Form W-8BEN, (or a suitable substitute or successor form) or otherwise establishes an exemption; and (ii) the broker does not have actual knowledge that the holder is a U.S. person or that any other conditions of the exemption are not, in fact, satisfied.

    - If the proceeds are paid to or through a non-U.S. office of a broker that is not a U.S. person or a "U.S. related person," as defined below, they will not be subject to information reporting or backup withholding.

    - If the proceeds are paid to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, they generally will be subject to information reporting. However, no such reporting is required if (i) the holder certifies as to its status as a Non-U.S. Holder under penalties of perjury or the broker has certain documentary evidence in its files as to the Non-U.S. Holder's foreign status, and (ii) the broker has no actual knowledge to the contrary. Backup withholding will generally not apply to payments of the proceeds made through a non-U.S. office of a U.S. person or a U.S. related person.

    For purposes of these provisions a "U.S. related person" is:

    - a controlled foreign corporation, within the meaning of the Code;

    - a non-U.S. person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment, or, if shorter, for such part of the period that it has been in existence, is U.S. trade or business income; or

    - a non-U.S. partnership if at any time during its taxable year one or more of its partners are U.S. persons who, in the aggregate, hold more than 50% of the income or capital interests of the partnership or if, at any time during its taxable year, the partnership is engaged in the conduct of a U.S. trade or business.

    - Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against such Non-U.S. Holder's U.S. federal income tax liability, provided that the required procedures are followed.

                              PLAN OF DISTRIBUTION

    Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where the old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after the expiration date of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until November 25, 2001 (90 days after the date of this prospectus), all dealers effecting transactions in the new notes may be required to deliver a prospectus.

    We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of those methods of resale, at market prices prevailing at the time of resale, at prices related to prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any of the new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    For a period of 90 days after the expiration date of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that is entitled to use such documents and that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

    The validity of the new notes offered hereby and the note guarantees will be passed upon for us by Debevoise & Plimpton, 875 Third Avenue, New York, New York 10022. Franci J. Blassberg, Esq., a member of Debevoise & Plimpton, is married to Joseph L. Rice, III, who is a shareholder of the general partner of the general partner of Clayton, Dubilier & Rice Fund V Limited Partnership.

                                    EXPERTS

    The financial statements included in this prospectus and the related financial statement schedule included elsewhere in the registration statement, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, appearing herein and elsewhere in the registration statement, included in reliance upon the reports of such firm given upon their authority as experts in auditing and accounting.

    The consolidated balance sheet of Igaras and its subsidiary as of December 31, 1999 and the related consolidated statements of income, cash flows and changes in shareholders' equity for the years ended December 31, 1999 and 1998, included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen S/C, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

    We are subject to the informational requirements of the Exchange Act, and file annual and quarterly reports with the SEC. These documents contain specific information regarding our company. These documents, including exhibits and schedules thereto, may be inspected without charge at the SEC's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 7 World Trade Center, 13th Floor, New York, New York 10048 after payment of fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The Commission also maintains a World Wide Web site which provides online access to reports, proxy and information statements and other information regarding registrants that file electronically with the SEC at the address http://www.sec.gov.

    We have filed with the SEC a registration statement on Form S-4 under the Securities Act, covering the notes to be issued in the exchange offer. This prospectus, which is a part of the registration statement, does not contain all of the information included in the registration statement. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is not necessarily complete. For further information regarding our company and the notes to be issued in the exchange offer, please reference the registration statement, including its exhibits. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the documents or matter involved.

                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
RIVERWOOD HOLDING, INC.:

ANNUAL CONSOLIDATED FINANCIAL STATEMENTS

  Independent Auditors' Report..............................     F-2

  Consolidated Balance Sheets...............................     F-3

  Consolidated Statements of Operations and Comprehensive        F-4
  Income (Loss).............................................

  Consolidated Statements of Cash Flows.....................     F-5

  Consolidated Statements of Shareholders' Equity...........     F-6

  Notes to Consolidated Financial Statements................     F-7

  Selected Quarterly Financial Data (Unaudited).............    F-38

INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
  (UNAUDITED):

  Condensed Consolidated Balance Sheets.....................    F-39

  Condensed Consolidated Statements of Operations and           F-40
  Comprehensive Loss........................................

  Condensed Consolidated Statements of Cash Flows...........    F-41

  Notes to Condensed Consolidated Financial Statements......    F-42

IGARAS PAPEIS E EMBALAGENS S.A.:

  Report of Independent Accountants.........................    F-50

  Consolidated Balance Sheet................................    F-51

  Consolidated Statements of Income.........................    F-52

  Consolidated Statements of Cash Flows.....................    F-53

  Consolidated Statements of Changes in Shareholders'           F-54
  Equity....................................................

  Notes to the Consolidated Financial Statements............    F-55

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders and Directors of Riverwood Holding, Inc.:

    We have audited the accompanying consolidated balance sheets of Riverwood Holding, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations and comprehensive income (loss), shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the financial statements of Igaras Papeis e Embalagens S.A. (Igaras), the Company's investment in which is accounted for by use of the equity method. The Company's equity in Igaras' net assets of $140,693,000 at December 31, 1999 and in Igaras' net income of $5,177,000 and $5,873,000, the years ended
December 31, 1999 and 1998, respectively, are included in the accompanying consolidated financial statements. The financial statements of Igaras were audited by other auditors whose report have been furnished to us, and our opinion, insofar as it relates to the amounts included for Igaras, is based on the report of such other auditors.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

    In our opinion, based on our audits and the report of the other auditors, such consolidated financial statements present fairly, in all material respects, the financial position of Riverwood Holding, Inc. and subsidiaries at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

Atlanta, Georgia
February 16, 2001

                            RIVERWOOD HOLDING, INC.

                          CONSOLIDATED BALANCE SHEETS

                           (IN THOUSANDS OF DOLLARS)

                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2000           1999
                                                              ------------   ------------
                                         ASSETS

Current Assets:
  Cash and equivalents......................................   $   18,417     $   14,108
  Receivables, net of allowances............................      137,695        156,734
  Inventories...............................................      175,972        173,610
  Prepaid expenses..........................................       13,594         10,990
                                                               ----------     ----------
Total Current Assets........................................      345,678        355,442
                                                               ----------     ----------
Property, Plant and Equipment, at cost:
  Land and improvements.....................................       38,801         40,234
  Buildings.................................................      109,870        107,902
  Machinery and equipment...................................    1,782,155      1,710,692
                                                               ----------     ----------
                                                                1,930,826      1,858,828
Less, Accumulated Depreciation..............................      562,235        428,916
                                                               ----------     ----------
Property, Plant and Equipment, net..........................    1,368,591      1,429,912
Deferred Tax Assets.........................................        1,897             53
Investments in Net Assets of Equity Affiliates..............        5,882        146,473
Goodwill, net of accumulated amortization of $37,753 in 2000
  and $29,805 in 1999.......................................      273,436        288,117
Other Assets................................................      125,873        143,145
                                                               ----------     ----------
Total Assets................................................   $2,121,357     $2,363,142
                                                               ==========     ==========

                                       LIABILITIES

Current Liabilities:
  Short-term debt...........................................   $   15,908     $   17,339
  Accounts payable..........................................      100,261        103,762
  Compensation and employee benefits........................       31,297         37,166
  Income taxes..............................................        1,481            601
  Interest payable..........................................       33,924         33,242
  Other accrued liabilities.................................       27,096         51,565
                                                               ----------     ----------
Total Current Liabilities...................................      209,967        243,675
Long-Term Debt, less current portion........................    1,516,881      1,730,898
Deferred Income Taxes.......................................        9,132         10,923
Other Noncurrent Liabilities................................       73,354         90,796
                                                               ----------     ----------
Total Liabilities...........................................    1,809,334      2,076,292
                                                               ----------     ----------
CONTINGENCIES AND COMMITMENTS (Note 15)
REDEEMABLE COMMON STOCK, at current redemption value........        8,061          7,202
                                                               ----------     ----------
SHAREHOLDERS' EQUITY
Nonredeemable Common Stock..................................           75             75
Capital in Excess of Par Value..............................      748,813        749,161
Accumulated Deficit.........................................     (415,875)      (454,157)
Cumulative Currency Translation Adjustment..................      (29,051)       (15,431)
                                                               ----------     ----------
Total Shareholders' Equity..................................      303,962        279,648
                                                               ----------     ----------
Total Liabilities and Shareholders' Equity..................   $2,121,357     $2,363,142
                                                               ==========     ==========

   The accompanying notes are an integral part of the consolidated financial statements.

                            RIVERWOOD HOLDING, INC.

     CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

                           (IN THOUSANDS OF DOLLARS)

                                                           YEAR ENDED     YEAR ENDED     YEAR ENDED
                                                          DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                              2000           1999           1998
                                                          ------------   ------------   ------------
Net Sales...............................................   $1,128,683     $1,112,711     $1,135,569
Cost of Sales...........................................      860,172        871,970        936,957
Selling, General and Administrative.....................      112,200        114,402        112,117
Research, Development and Engineering...................        4,554          4,078          5,570
Impairment Loss.........................................           --             --         15,694
Restructuring (Credit) Charge...........................       (2,600)            --         25,580
Other (Income) Expense, net.............................      (66,132)         1,798         11,973
                                                           ----------     ----------     ----------
Income from Operations..................................      220,489        120,463         27,678
Interest Income.........................................          848            889          1,274
Interest Expense........................................      181,285        179,197        178,030
                                                           ----------     ----------     ----------
Income (Loss) before Income Taxes and Equity in Net
  Earnings of Affiliates................................       40,052        (57,845)      (149,078)
Income Tax Expense (Benefit)............................        3,009          3,936           (617)
                                                           ----------     ----------     ----------
Income (Loss) before Equity in Net Earnings of
  Affiliates............................................       37,043        (61,781)      (148,461)
Equity in Net Earnings of Affiliates....................        3,356          7,110          8,157
                                                           ----------     ----------     ----------
Income (Loss) before Extraordinary Item.................       40,399        (54,671)      (140,304)
Extraordinary Loss on Early Extinguishment of Debt, net
  of tax of $0..........................................        2,117             --             --
                                                           ----------     ----------     ----------
Net Income (Loss).......................................       38,282        (54,671)      (140,304)
                                                           ----------     ----------     ----------
Other Comprehensive (Loss) Income, net of tax:
  Foreign currency translation adjustments..............      (13,620)            62         (1,308)
                                                           ----------     ----------     ----------
Comprehensive Income (Loss).............................   $   24,662     $  (54,609)    $ (141,612)
                                                           ==========     ==========     ==========

   The accompanying notes are an integral part of the consolidated financial statements.

                            RIVERWOOD HOLDING, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                           (IN THOUSANDS OF DOLLARS)

                                                               YEAR ENDED     YEAR ENDED     YEAR ENDED
                                                              DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                                  2000           1999           1998
                                                              ------------   ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)...........................................    $ 38,282       $(54,671)      $(140,304)
Non cash Items Included in Net Income (Loss):
  Depreciation and amortization.............................     143,541        142,597         146,515
  Extraordinary loss on early extinguishment of debt, net...       2,117             --              --
  Deferred income taxes.....................................      (2,538)          (586)         (1,398)
  Pension, postemployment and postretirement benefits
    expense, net of contributions...........................       1,822          4,761           2,181
  Impairment loss...........................................          --             --          15,694
  Restructuring (credit) charge.............................      (2,600)            --          25,580
  Net gain on sale of assets................................     (71,554)            --          (1,828)
  Equity in net earnings of affiliates, net of dividends....       1,727         (2,596)         (1,194)
  Amortization of deferred debt issuance costs..............      10,261         10,268          10,298
  Other, net................................................      (6,936)        (3,450)         (4,380)
Net (Loss) of International entities for the month of
  December 1999 (See Note 2)................................          --         (1,573)             --
Decrease (Increase) in Current Assets:
  Receivables...............................................      15,677        (16,884)         (2,394)
  Inventories...............................................       1,904        (12,426)          3,283
  Prepaid expenses..........................................      (3,181)        (2,242)          1,887
Increase (Decrease) in Current Liabilities:
  Accounts payable..........................................       5,582        (13,674)         (1,273)
  Compensation and employee benefits........................      (7,606)       (10,642)            560
  Income taxes..............................................       1,024           (786)         (4,403)
  Other accrued liabilities.................................     (28,815)        (8,903)         (9,361)
Increase (Decrease) in Other Noncurrent Liabilities.........         147        (12,552)          8,576
                                                                --------       --------       ---------
Net Cash Provided by Operating Activities...................      98,854         16,641          48,039
                                                                --------       --------       ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of Property, Plant and Equipment..................     (62,062)       (66,018)        (48,551)
Payment for Acquisitions....................................     (12,500)            --              --
Proceeds from Sales of Assets, net of selling costs.........     205,714          5,324          55,214
(Increase) Decrease in Other Assets.........................      (3,849)        (7,062)          2,276
                                                                --------       --------       ---------
Net Cash Provided by (Used in) Investing Activities.........     127,303        (67,756)          8,939
                                                                --------       --------       ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net (Decrease) Increase in Notes Payable....................     (72,290)        55,900         (47,439)
Payments on Debt............................................    (151,469)        (6,290)        (11,868)
Proceeds from Issuance (Repurchases) of Redeemable
Common Stock, net...........................................         512             58            (893)
                                                                --------       --------       ---------
Net Cash (Used in) Provided byFinancing Activities..........    (223,247)        49,668         (60,200)
                                                                --------       --------       ---------
EFFECT OF EXCHANGE RATE CHANGES ON CASH.....................       1,399          1,715           1,311
                                                                --------       --------       ---------
Net Increase (Decrease)in Cash and Equivalents..............       4,309            268          (1,911)
Cash and Equivalents at Beginning of Period.................      14,108         13,840          15,751
                                                                --------       --------       ---------
CASH AND EQUIVALENTS AT END OF PERIOD.......................    $ 18,417       $ 14,108       $  13,840
                                                                ========       ========       =========

   The accompanying notes are an integral part of the consolidated financial statements.

                            RIVERWOOD HOLDING, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                           (IN THOUSANDS OF DOLLARS)

                                                                   RETAINED     CUMULATIVE
                                    NONREDEEMABLE   CAPITAL IN     EARNINGS      CURRENCY         TOTAL
                                       COMMON       EXCESS OF    (ACCUMULATED   TRANSLATION   SHAREHOLDERS'
                                        STOCK       PAR VALUE      DEFICIT)     ADJUSTMENT       EQUITY
                                    -------------   ----------   ------------   -----------   -------------
BALANCES AT DECEMBER 31, 1997.....     $     75      $751,153      $(257,609)    $(14,185)      $479,434
  Net (Loss)......................           --            --       (140,304)          --       (140,304)
  Currency translation
    adjustment....................           --            --             --       (1,308)        (1,308)
  Adjustment to redemption value
    of Redeemable Common Stock....           --        (1,053)            --           --         (1,053)
                                       --------      --------      ---------     --------       --------
BALANCES AT DECEMBER 31, 1998.....           75       750,100       (397,913)     (15,493)       336,769
  Net (Loss)......................           --            --        (54,671)          --        (54,671)
  Net (Loss) of International
    entities for the month of
  December 1999 (See Note 2)......           --            --         (1,573)          --         (1,573)
  Currency translation
    adjustment....................           --            --             --           62             62
  Adjustment to redemption value
    of Redeemable Common Stock....           --          (939)            --           --           (939)
                                       --------      --------      ---------     --------       --------
BALANCES AT DECEMBER 31, 1999.....           75       749,161       (454,157)     (15,431)       279,648
  Net Income......................           --            --         38,282           --         38,282
  Currency translation
    adjustment....................           --            --             --      (13,620)       (13,620)
  Adjustment to redemption value
    of Redeemable Common Stock....           --          (348)            --           --           (348)
                                       --------      --------      ---------     --------       --------
BALANCES AT DECEMBER 31, 2000.....     $     75      $748,813      $(415,875)    $(29,051)      $303,962
                                       ========      ========      =========     ========       ========

   The accompanying notes are an integral part of the consolidated financial statements.

                            RIVERWOOD HOLDING, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--ORGANIZATION AND BASIS OF PRESENTATION

    Holding and its wholly-owned subsidiaries RIC Holding and Acquisition Corp. were incorporated in 1995 to acquire the stock of RIC.

    On March 27, 1996, Holding, through its wholly-owned subsidiaries, acquired all of the outstanding shares of common stock of RIC. On such date, Acquisition Corp. was merged into RIC. RIC, as the surviving corporation in the Merger, became a wholly-owned subsidiary of RIC Holding. On March 28, 1996, RIC transferred substantially all of its properties and assets to Riverwood, other than the capital stock of Riverwood, and RIC was merged into RIC Holding. Thereupon, Riverwood was renamed "Riverwood International Corporation." Upon consummation of the Subsequent Merger, RIC Holding, as the surviving corporation in the Subsequent Merger, became the parent company of Riverwood.

    Holding and RIC Holding, Inc., a wholly-owned subsidiary, conducted no significant business and have no independent assets or operations other than in connection with the Merger and related transactions through March 27, 1996. Holding and RIC Holding, Inc. fully and unconditionally guarantee substantially all of the debt of Riverwood.

    In connection with the Merger, the purchase method of accounting was used to establish and record a new cost basis for the assets acquired and liabilities assumed. The difference between the purchase price and the fair market values of the assets acquired and liabilities assumed was recorded as goodwill.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(A) PRINCIPLES OF CONSOLIDATION

    The following is a summary of significant accounting policies of the Company.

    The accompanying consolidated financial statements include all of the accounts of Riverwood Holding, Inc. and its subsidiaries. The accompanying consolidated financial statements include the worldwide operations of the Coated Board segment which includes the paperboard, packaging, and packaging machinery businesses and the Containerboard segment. All significant transactions and balances between the consolidated operations have been eliminated.

    Effective December 1, 1999, the Company changed its international subsidiaries fiscal year end to December 31. Previously, the Company's international subsidiaries were principally consolidated and reported on the basis of fiscal years ending November 30. Accordingly, the net activity for the month of December 1999 for the international entities is shown as an adjustment to retained earnings in the accompanying financial statements. The following represents summarized international results for the month of December 1999:

                                                                 MONTH ENDED
                                                                DECEMBER 31,
                                                                    1999
                                                          -------------------------
                                                          (IN THOUSANDS OF DOLLARS)
Net Sales...............................................           $22,370
                                                                   =======
Net (Loss)..............................................           $(1,573)
                                                                   =======

    Effective January 1, 1999, the Company changed its U.S. fiscal quarter end dates to correspond to the calendar quarter end dates. Previously, the Company's interim periods were based on a thirteen

                            RIVERWOOD HOLDING, INC.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) week per quarter cycle. This change did not materially impact the consistency of interim period reporting.

    The Company accounts for investments in which it has a 20 percent to 50 percent ownership interest and for corporate joint ventures using the equity method.

(B) CASH AND EQUIVALENTS

    Cash and equivalents include time deposits, certificates of deposit and other marketable securities with original maturities of three months or less.

(C) INVENTORIES

    Inventories are stated at the lower of cost or market. Cost of inventories is determined principally on the last-in, first-out ("LIFO") basis. Average cost basis is used to determine the cost of supplies inventories.

(D) PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment are recorded at cost. Betterments, renewals and extraordinary repairs that extend the life of the asset are capitalized; other repairs and maintenance charges are expensed as incurred. The Company's cost and related accumulated depreciation applicable to assets retired or sold are removed from the accounts and the gain or loss on disposition is recognized in income.

    Costs directly associated with the development and testing of computer information systems for internal use are deferred and included in property, plant and equipment. Such costs are amortized on a straight-line basis over the expected useful life of 5 years. Costs indirectly associated with such projects and ongoing maintenance costs are expensed as incurred. A total of $1.8 million and $18.9 million in costs relating to software development were capitalized in 2000 and 1999, respectively, and were included in property, plant and equipment at December 31, 2000 and December 31, 1999.

    Interest is capitalized on major projects. The capitalized interest is recorded as part of the asset to which it relates and is amortized over the asset's estimated useful life. Capitalized interest was approximately
$1.3 million, $1.4 million, and $1.4 million in the years ended December 31, 2000, 1999, and 1998, respectively.

(E) DEPRECIATION AND AMORTIZATION

    Depreciation and amortization are principally computed using the straight-line method based on the following estimated useful lives of the related assets:

Buildings...................................................  10 to 40 years
Land improvements...........................................   3 to 20 years
Machinery and equipment.....................................   2 to 40 years
Furniture and fixtures......................................   1 to 12 years
Automobiles and light trucks................................   2 to  5 years

                            RIVERWOOD HOLDING, INC.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    For certain major capital additions, the Company computes depreciation on the units-of-production method until the asset's designed level of production is achieved and sustained.

    The Company assesses its long-lived assets other than goodwill for impairment whenever facts and circumstances indicate that the carrying amount may not be fully recoverable. To analyze recoverability, the Company projects future cash flows, undiscounted and before interest, over the remaining life of such assets. If these projected cash flows are less than the carrying amount, an impairment would be recognized, resulting in a write-down of assets with a corresponding charge to earnings. The impairment loss is measured based upon the difference between the carrying amount and the fair value of the assets. The Company assesses the appropriateness of the useful life of its long-lived assets periodically.

    Goodwill is amortized on a straight-line basis over 40 years. The cost of patents, licenses and trademarks is amortized on a straight-line basis over 15 to 20 years. The related amortization expense is included in Other (Income) Expense, net, in the Consolidated Statements of Operations. The Company assesses goodwill for impairment whenever facts and circumstances indicate that the carrying amount may not be fully recoverable. To analyze recoverability, the Company projects future cash flows, undiscounted and before interest, over the remaining life of the goodwill. If these projected cash flows are less than the carrying amount of the goodwill, an impairment would be recognized, resulting in a write down of goodwill with a corresponding charge to earnings. The impairment loss is measured based upon the difference between the carrying amount of the goodwill and the undiscounted future cash flows before interest.

(F) INTERNATIONAL CURRENCY

    The functional currency for most of the international subsidiaries is the local currency for the country in which the subsidiaries own their primary assets. The translation of the applicable currencies into U.S. dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using a weighted average exchange rate during the period. Any related translation adjustments are recorded directly to Shareholders' Equity. Gains and losses on foreign currency transactions are included in Other (Income) Expense, net, in the Consolidated Statements of Operations for the period in which the exchange rate changes.

    The Company enters into forward exchange contracts to hedge certain foreign currency denominated exposures and option contracts to hedge anticipated transactions denominated in foreign currency. Realized and unrealized gains and losses on these contracts are included in Other (Income) Expense, net, in the Consolidated Statements of Operations. The discount or premium on a forward exchange contract is included in the measurement of the basis of the related foreign currency transaction when recorded. The premium on an option contract is accounted for separately and amortized to Other (Income) Expense, net, over the term of the contract.

(G) INCOME TAXES

    The Company accounts for income taxes under the liability method whereby the effect of changes in corporate tax rates on deferred income taxes is recognized currently as an adjustment to income tax expense. The liability method also requires that deferred tax assets or liabilities be recorded based on the difference between the tax bases of assets and liabilities and their carrying amounts for financial

                            RIVERWOOD HOLDING, INC.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) reporting purposes. A valuation allowance is established for deferred tax assets when it is more likely than not that the benefits of such assets will not be realized.

(H) REVENUE RECOGNITION

    The Company recognizes revenue primarily when goods are shipped to customers. Revenues from packaging machinery use agreements received in advance are recognized on a straight-line basis over the term of the agreements.

    In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin 101 "REVENUE RECOGNITION IN FINANCIAL STATEMENTS"("SAB 101"). SAB 101 provides guidance on the recognition, presentation, and disclosure of revenue in financial statements. SAB 101 is effective no later than the fourth fiscal quarter of fiscal years beginning after December 15, 1999. The Company adoptedSAB 101 in the forth quarter of 2000; the adoption had no material affect on its revenue or income from operations.

(I) INSURANCE RESERVES

    It is the Company's policy to self-insure or fund a portion of certain expected losses related to group health benefits. Provisions for losses expected are recorded based on the Company's estimates, on an undiscounted basis, of the aggregate liabilities for known claims and estimated claims incurred but not reported.

(J) ENVIRONMENTAL REMEDIATION RESERVES

    The Company accrues for losses associated with environmental remediation obligations when such losses are probable and reasonably estimable. Accruals for such losses are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their present value.

(K) RECLASSIFICATION

    The Company has reclassified the presentation of certain prior period information to conform with the current presentation format.

(L) USE OF ESTIMATES

    The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from those estimates.

                            RIVERWOOD HOLDING, INC.

NOTE 3--RECEIVABLES

    The components of receivables at December 31 were as follows:

                                                          2000          1999
                                                       -----------   -----------
                                                       (IN THOUSANDS OF DOLLARS)
Trade................................................    $136,192      $157,307
Less, allowance......................................       2,769         4,474
                                                         --------      --------
 .....................................................     133,423       152,833
Other................................................       4,272         3,901
                                                         --------      --------
                                                         $137,695      $156,734
                                                         ========      ========

NOTE 4--FINANCIAL INSTRUMENTS

    The Company is a party to financial instruments with off-balance sheet risk in the normal course of business. These financial instruments include foreign currency forward exchange contracts and interest rate swap agreements. These instruments involve, to varying degrees, elements of market and credit risk in excess of the amounts recognized in the Consolidated Balance Sheets. The Company does not hold or issue such financial instruments for trading purposes.

    The Company enters into forward exchange contracts to effectively hedge substantially all accounts receivable and certain accounts payable resulting from transactions denominated in foreign currencies. The purpose of the forward exchange contracts is to protect the Company from the risk that the eventual functional currency cash flows resulting from the collection of the hedged accounts receivable or payment of the hedged accounts payable will be adversely affected by changes in exchange rates. At December 31, 2000 and 1999, the Company had various foreign forward exchange contracts, with maturities ranging up to one year. When aggregated and measured in U.S. dollars at year-end exchange rates, the notional amount of these forward exchange contracts totaled approximately $29.7 million and $30.7 million at December 31, 2000 and 1999, respectively. Generally, unrealized gains and losses resulting from these contracts are recognized currently in operations and approximately offset corresponding unrealized gains and losses recognized on the hedged accounts receivable or accounts payable.

    During 2000 and 1999, the Company entered into option contracts and forward exchange contracts to hedge certain anticipated foreign currency transactions. The purpose of the option contracts and forward exchange contracts is to protect the Company from the risk that the eventual functional currency cash flows resulting from anticipated foreign currency transactions will be adversely affected by changes in exchange rates. At December 31, 2000, various option contracts existed, which expire on various dates through the year 2001. When measured in U.S. dollars at year-end exchange rates, the notional amount of the purchased option contracts totaled approximately $37.1 million. At December 31, 1999, various option contracts existed, which expired on various dates through the year 2000. When measured in U.S. dollars at year-end exchange rates, the notional amount of the purchased option contracts totaled approximately
$24.9 million. Option contract premiums are amortized over the term of the contract. Gains and losses, if any, related to these contracts are recognized in income when the anticipated transaction occurs.When aggregated and measured in U.S. dollars at year-end exchange rates, the notional amount of these forward exchange contracts totaled approximately $33.4 million at December 31, 2000.

                            RIVERWOOD HOLDING, INC.

NOTE 4--FINANCIAL INSTRUMENTS (CONTINUED)
    The Company uses interest rate swap agreements to fix a portion of its variable rate Term Loan Facility to a fixed rate in order to reduce the impact of interest rate changes on future income. The differential to be paid or received under these agreements is recognized as an adjustment to interest expense related to the debt. At December 31, 2000, the Company had interest rate swap agreements with a notional amount of $200 million which expire on various dates through the year 2002, under which the Company will pay fixed rates of
6.53 percent to 6.92 percent and receive three-month LIBOR. At December 31, 1999, the Company had interest rate swap agreements with a notional amount of $175 million which expired on various dates through the year 2000, under which the Company paid fixed rates of 5.05 percent to 6.15 percent and receive three-month LIBOR.

    The Company's customers are not concentrated in any specific geographic region, but are concentrated in certain industries. Customers of the Coated Board business segment include the beverage and packaged foods industries. Customers of the Containerboard business segment include integrated and non-integrated containerboard converters. During the year ended December 31, 2000, the Company had two customers who each accounted for approximately
11 percent of the Company's net sales. During the year ended December 31, 1999 and 1998, one customer accounted for approximately 11 percent of the Company's net sales. There were no significant accounts receivable from a single customer at December 31, 2000 and 1999. The Company reviews a customer's credit history before extending credit. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends, and other information.

    The following methods and assumptions were used to estimate the fair value of each category of financial instrument for which it is practicable to estimate that value:

NONTRADE RECEIVABLES AND SHORT TERM BORROWINGS

    The carrying amount of these instruments approximates fair value due to their short-term nature.

LONG-TERM DEBT

    The fair value of long-term debt is based on quoted market prices.

FORWARD EXCHANGE AND OPTION CONTRACTS

    The fair value of forward and option contracts is based on quoted market prices.

                            RIVERWOOD HOLDING, INC.

NOTE 4--FINANCIAL INSTRUMENTS (CONTINUED)

INTEREST RATE SWAP AGREEMENTS

    The fair value of interest rate swap agreements is based on quoted market prices by counter parties taking into account the current creditworthiness of the swap counterparties.

    The carrying amounts and estimated fair value of the Company's financial instruments as of December 31 were as follows:

                                                         2000                      1999
                                                -----------------------   -----------------------
                                                 CARRYING       FAIR       CARRYING       FAIR
                                                 AMOUNTS       VALUE       AMOUNTS       VALUE
                                                ----------   ----------   ----------   ----------
                                                            (IN THOUSANDS OF DOLLARS)
Nontrade receivables..........................  $    4,272   $    4,272   $    3,901   $    3,901
Short-term borrowings.........................  $   15,192   $   15,192   $   11,937   $   11,937
Long-term debt................................  $1,517,597   $1,473,433   $1,736,300   $1,716,781
Current forward exchange contracts............  $       --   $      686   $       --   $      392
Currency option contracts.....................  $       --   $      528   $       --   $      280
Interest rate swap contracts..................  $       --   $   (1,094)  $       --   $      654

    In June 2000, the FASB issued Statement No. 138, "ACCOUNTING FOR CERTAIN DERIVATIVE INSTRUMENTS AND CERTAIN HEDGING ACTIVITIES--AN AMENDMENT OF FASB STATEMENT NO. 133" ("SFAS No. 138"). SFAS No. 138 establishes additional guidance for the way companies account for and report on derivative instruments and hedging activities. In June 1999, the FASB issued Statement No. 137, "ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES; DEFERRAL OF EFFECTIVE DATE OF FASB STATEMENT NO. 133" ("SFAS No. 137"). SFAS No. 137 defers for one year the effective date of FASB Statement No. 133, "ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES" ("SFAS No. 133"). SFAS No. 137 now will apply to all fiscal quarters of all fiscal years beginning after June 15, 2000. SFAS No. 133 establishes standards for the way companies account for and report on derivative instruments and hedging activities. Based on analysis to date, the Company expects the most significant impact of this standard will be the cumulative as well as ongoing mark-to-market adjustment through the income statement of the options used to hedge certain anticipated foreign currency transactions to the extent a portion of the mark-to-market value of those options may be deemed ineffective in offsetting the change in value of the underlying hedged item.The foreign currency forward contracts used to hedge exposure associated with the foreign currency denominated receivables are presently being marked-to-market through the income statement and will continue to be marked-to-market through the income statement under SFAS No. 133 as amended by SFAS No. 138. The interest rate swap contracts used to effectively fix the LIBOR rate on a portion of the Company's variable rate borrowings are expected to remain 100% effective and therefore are expected to have no impact related to the change in the market value of these instruments on the Company's income statement. In summary, although the Company will be recognizing the fair value of these financial instruments on its balance sheet, the implementation of SFAS No. 133 as amended by SFAS No. 138 will not have a material impact on its income statement.

                            RIVERWOOD HOLDING, INC.

NOTE 5--INVENTORIES

    The major classes of inventories at December 31 were as follows:

                                                          2000          1999
                                                       -----------   -----------
                                                       (IN THOUSANDS OF DOLLARS)
Finished goods.......................................    $ 88,101      $ 80,054
Work-in progress.....................................       9,967        15,845
Raw materials........................................      40,374        45,143
Supplies.............................................      37,530        32,568
                                                         --------      --------
                                                         $175,972      $173,610
                                                         ========      ========

    Inventories in the amount of $37.7 million and $32.9 million at December 31, 2000 and 1999, respectively, were valued using the first-in, first-out ("FIFO") or average cost method. The balance of the inventories was valued using the LIFO method. The shortage of FIFO values over amounts for financial reporting purposes was $14.8 million and $6.8 million at December 31, 2000 and 1999, respectively. During the years ended December 31, 2000, 1999, and 1998, the company recognized a credit relating to LIFO valuation of $7.3 million, $5.5 million, and $7.2 million, respectively.

    In connection with the Merger, the Company adjusted its inventory balances to its estimated fair value which resulted in a write-up to inventory of approximately $13.6 million and is being charged to cost of sales when the March 27, 1996 LIFO base inventory layers are liquidated. Approximately nil, nil, and $0.7 million of this fair value write-up of inventories was charged to cost of sales during the years ended December 31, 2000, 1999, and 1998, respectively.

NOTE 6--INVESTMENTS IN NET ASSETS OF EQUITY AFFILIATES

    The major components of Investments in Net Assets of Equity Affiliates at December 31 were as follows:

                                                          2000          1999
                                                       -----------   -----------
                                                       (IN THOUSANDS OF DOLLARS)
Equity investment in Igaras..........................     $   --       $140,693
Other equity investments.............................      5,882          5,780
                                                          ------       --------
                                                          $5,882       $146,473
                                                          ======       ========

    Investments are accounted for using the equity method of accounting. The most significant of these investments was Igaras, an integrated containerboard producer located in Brazil of which the Company owned 50 percent. On July 1, 2000, Igaras spun off the multiple packaging portion of its business into a newly formed company, of which the Company owned 50 percent. On October 3, 2000, the Company, along with its joint venture partner, Cia Suzano de Papel e Celulose, completed the sale of the jointly-held subsidiary Igaras for approximately $510 million, including the assumption of $112 million of debt. The Companyrecognized a gain of $70.9 million, in connection with the sale. On October 12, 2000, the Company purchased the remaining 50 percent of the newly formed company for

                            RIVERWOOD HOLDING, INC.

NOTE 6--INVESTMENTS IN NET ASSETS OF EQUITY AFFILIATES (CONTINUED)
$12.5 million. The following represents the summarized balance sheet information for Igaras as of December 31:

                                                                    1999
                                                          -------------------------
                                                          (IN THOUSANDS OF DOLLARS)
Current Assets..........................................          $ 59,459
Noncurrent Assets.......................................          $430,948
Current Liabilities.....................................          $ 92,724
Noncurrent Liabilities..................................          $ 91,109
Shareholders' Equity....................................          $306,574

    The following represents the summarized income statement information for Igaras for the years ended December 31:

                                                          1999          1998
                                                       -----------   -----------
                                                       (IN THOUSANDS OF DOLLARS)
Net Sales............................................    $202,156      $257,026
Cost of Sales........................................     165,911       205,047
                                                         --------      --------
Gross Profit.........................................    $ 36,245      $ 51,979
                                                         ========      ========
Income from Operations...............................    $ 15,792      $ 23,441
                                                         ========      ========
Net Income...........................................    $ 10,354      $ 11,747
                                                         ========      ========

    Through the date of sale of October 3, 2000, and the years ended
December 31, 1999 and 1998, paperboard was sold to Igaras totaling approximately $6.7 million, $18.8 million, and $23.0 million, respectively. The amount of the carrying value of the investment in Igaras at December 31, 1999 differs from the underlying equity in net assets by $12.6 million and relates to the write-down of this investment to estimated fair value in purchase accounting and declared but unpaid dividends. Included in Receivables at December 31, 1999 were amounts due from Igaras of $11.9 million for paperboard sales. Included in Other Assets as of December 31, 1999 are long-term receivables from Igaras for packaging machinery sales of $3.1 million, net of unamortized discount of $0.5 million. This long-term receivable was assumed by the multiple packaging business at the time of spin off.

    The amount of the Company's portion of Igaras' undistributed earnings at December 31, 1999 was approximately $48.4 million. The amount of dividends received from Igaras during 2000, through the date of sale, and the years ended December 31, 1999 and 1998 were $3.8 million, $2.9 million, and $5.4 million, respectively, net of taxes of $0.7 million, $0.5 million, and $0.9, respectively. Under the Igaras joint venture agreement, Igaras was required to pay dividends equal to at least 25 percent of its net profits.

    On January 14, 1999, the Central Bank of Brazil changed the foreign exchange policy by eliminating the exchange rate band, which had been used as a means to control the fluctuation of the Real against the U.S. Dollar. The exchange rate is now determined by market forces. As a consequence of such change, the Real suffered a significant devaluation related to the U.S. Dollar during the beginning of 1999.

                            RIVERWOOD HOLDING, INC.

NOTE 6--INVESTMENTS IN NET ASSETS OF EQUITY AFFILIATES (CONTINUED)
    During 2000 and 1999, the Company received dividends from a non-controlled affiliate other than Igaras totaling $0.5 million and $1.1 million, respectively, net of taxes of $0.1 million and nil, respectively. During the third quarter of 1999, the Company sold an investment other than Igaras, resulting in a receipt of a final dividend of $0.8 million. No significant gain or loss was recognized in accordance with the sale.

NOTE 7--OTHER ASSETS

    Other Assets included intangible assets at December 31, and consisted of the following:

                                                          2000          1999
                                                       -----------   -----------
                                                       (IN THOUSANDS OF DOLLARS)
Patents, licenses and trademarks.....................    $ 66,314      $ 65,605
Less, accumulated amortization.......................     (16,628)      (12,971)
                                                         --------      --------
                                                           49,686        52,634
Deferred debt issuance costs, net....................      29,713        42,098
Pension assets.......................................      14,431        11,221
Capitalized spare parts..............................      21,717        21,508
Deferred design costs................................       3,025         4,293
Other................................................       7,301        11,391
                                                         --------      --------
                                                         $125,873      $143,145
                                                         ========      ========

NOTE 8--SHORT-TERM DEBT

    Short-term debt at December 31, consisted of the following:

                                                          2000          1999
                                                       -----------   -----------
                                                       (IN THOUSANDS OF DOLLARS)
Short-term borrowings................................    $15,192       $11,937
Current portion of long-term debt....................        716         5,402
                                                         -------       -------
                                                         $15,908       $17,339
                                                         =======       =======

    Short-term borrowings are principally at the Company's international subsidiaries. The weighted average interest rate on Short-term borrowings as of December 31, 2000 and 1999 was 2.6 percent and 2.4 percent, respectively.

    In connection with the Merger, the Company called $125 million of Convertible Subordinated Notes, of which $0.2 million was not redeemed at December 31, 2000 and 1999, and is included in Current portion of long-term debt.

NOTE 9--COMPENSATION AND EMPLOYEE BENEFITS

    Accruals for future compensated employee absences, principally vacation, were $11.4 million and $11.1 million at December 31, 2000 and 1999, respectively, and were included in Compensation and employee benefits on the Consolidated Balance Sheets.

                            RIVERWOOD HOLDING, INC.

NOTE 10--LONG-TERM DEBT

    In connection with the Merger, the Company entered into a credit agreement (as amended, the "Credit Agreement") that currently provides for senior secured credit facilities (the "Facilities") consisting of $488 million in outstanding term loans under a term loan facility (the "Term Loan Facility") and a $400 million revolving credit facility (the "Revolving Facility"). In addition, Riverwood International Machinery, Inc., a wholly-owned subsidiary of Riverwood, entered into a credit agreement providing for a $140 million secured revolving credit facility (the "Machinery Facility") for the purpose of financing or refinancing packaging machinery. In connection with the Merger, the Company also completed an offering of $250 million aggregate principal amount of 10 1/4% Senior Notes due 2006 (the "1996 Senior Notes") and $400 million aggregate principal amount of 10 7/8% Senior Subordinated Notes due 2008 (the "Senior Subordinated Notes" and together with the 1996 Senior Notes, the "1996 Notes"). On July 28, 1997, the Company completed an offering of $250 million principal amount of 10 5/8% Senior Notes due 2007 (the "Initial Notes").The net proceeds of this offering were applied to prepay certain revolving credit borrowings under the Revolving Facility (without any commitment reduction) and to refinance certain Tranche A term loans and other borrowings under the Credit Agreement. A registration statement under the Securities Act of 1933, as amended, registering senior notes of the Company identical in all material respects to the Initial Notes (the "Exchange Notes") offered in exchange for the Initial Notes became effective October 1, 1997. On November 3, 1997, the Company completed its exchange offer of the Initial Notes for the Exchange Notes. The Initial Notes and the Exchange Notes are referred to herein as the 1997 Notes.

    In connection with the sale of Igaras Papeis e Embalagens S. A. ("Igaras") on October 3, 2000, the Company entered into Amendment No. 5 dated
September 12, 2000, effective October 3, 2000, to the Credit Agreement. Pursuant to the amendment, the Company applied $120 million and $25 million of the sale proceeds to its 2001 and 2002 term loan maturities under the Term Loan Facility, respectively; the Company recognized a loss on the early extinguishment of debt of approximately $2.1 million in the fourth quarter of 2000. The Company applied the remaining portion of the proceeds (approximately $48 million) to the Revolving Facility (without any commitment reduction). In connection with Amendment No. 5, the Company canceled its Machinery Facility. The effect of applying the proceeds to the Revolving Facility and canceling the Machinery Facility did not have a material impact to the Company's overall liquidity.

    Annual term loan amortization requirements under the Term Loan Facility, after giving effect to the refinancing of the Term Loan Facility from a portion of the proceeds of the 1997 Notes and the application of the proceeds from the Igaras sale, will be approximately nil, $148 million, $184 million and $156 million for each of the years 2001 through 2004, respectively. The Revolving Facility will mature in March 2003 with all amounts then outstanding becoming due. The loans under the Facilities bear interest at floating rates based upon the interest rate option elected by the Company.

    In connection with the 1997 Notes, the Company's senior secured lenders modified certain financial and other covenants to reflect, among other things, the Company's recent financial results and market and operating conditions, as well as the consummation of the 1997 Notes offering and prepayment of the Term Loan Facility and other borrowings. The amended covenants also specify permitted capital expenditures (subject to certain carryover allowances and other adjustments) of no more than $135 million for 2000 and $130 million per year thereafter and places restriction on the payments of dividends.

                            RIVERWOOD HOLDING, INC.

NOTE 10--LONG-TERM DEBT (CONTINUED)
    In connection with the sale of Igaras, certain financial and other covenants in the Credit Agreement were amended to reflect recent financial results and market and operating conditions, as well as the sale of Igaras and the prepayment of term loans and other borrowings. Covenant modifications specify, among other things, the following amended minimum EBITDA requirements for each four quarter period ended during the following test periods:

PERIOD                                                           EBITDA
------                                                        ------------
December 31, 2000-December 30, 2001.........................  $290 million
December 31, 2001-December 30, 2002.........................  $300 million
December 31, 2002-December 30, 2003.........................  $315 million
Thereafter..................................................  $340 million

    The Credit Agreements impose restrictions on the Company's ability to make capital expenditures and both the Credit Agreements and the Indentures governing the Notes limit the Company's ability to incur additional indebtedness. Such restrictions, together with the highly leveraged nature of the Company, could limit the Company's ability to respond to market conditions, to meet its capital spending program, to provide for unanticipated capital investments or to take advantage of business opportunities. The covenants contained in the Credit Agreements also, among other things, restrict the ability of the Company and its subsidiaries to dispose of assets, incur guarantee obligations, repay the Notes, pay dividends, create liens on assets, enter into sale and leaseback transactions, make investments, loans or advances, make acquisitions, engage in mergers or consolidations, make capital expenditures or engage in certain transactions with affiliates, and otherwise restrict corporate activities. The covenants contained in the Indentures governing the Notes also impose restrictions on the operation of the Company's businesses. The Company was in compliance with the financial covenants in its Credit Agreements at December 31, 2000.

    At December 31, 2000, the Company and its U.S. and international subsidiaries had the following amounts available under revolving credit facilities:

                                          TOTAL AMOUNT     TOTAL AMOUNT        TOTAL AMOUNT
                                               OF         OUTSTANDING AT       AVAILABLE AT
                                          COMMITMENTS    DECEMBER 31, 2000   DECEMBER 31, 2000
                                          ------------   -----------------   -----------------
                                                       (IN THOUSANDS OF DOLLARS)
Revolving Facility......................    $400,000         $129,550            $270,450
International Facilities................      27,212           15,192              12,020
                                            --------         --------            --------
                                            $427,212         $144,742            $282,470
                                            ========         ========            ========

    During 1999, the Company issued a standby letter of credit for approximately $5 million to guarantee an international subsidiary's line of credit. In accordance with its debt agreements, the Company's availability under its Senior Secured Revolving Facility was reduced by that amount. The Company anticipates pursuing additional working capital financing for its foreign operations as necessary.

                            RIVERWOOD HOLDING, INC.

NOTE 10--LONG-TERM DEBT (CONTINUED)

    Long-term debt at December 31 consisted of the following:

                                                                 2000          1999
                                                              -----------   -----------
                                                              (IN THOUSANDS OF DOLLARS)
Senior Notes with interest payable semi-annually at 10.625
  percent,
  payable in 2007...........................................  $  250,000    $  250,000

Senior Notes with interest payable semi-annually at 10.25
  percent,
  payable in 2006...........................................     250,000       250,000

Senior Subordinated Notes with interest payable
  semi-annually at
  10.875 percent, payable in 2008...........................     400,000       400,000

Senior Secured Term Loan Facility with interest payable at
  various dates
  less than one year at floating rates (9.25 percent to
  10.25 percent at
  December 31, 2000), payable through 2004..................     488,118       637,080

Senior Secured Revolving Facility with interest payable at
  various
  dates less than one year at floating rates (9.14 percent
  to 10.5 percent
  at December 31, 2000), payable in 2003....................     124,550       182,300

Machinery Facility with interest payable at various dates
  less than one year
  at floating rates (8.97 percent at December 31, 1999).....           0        10,000

Senior Notes with interest payable semi-annually at 10.75
  percent,
  payable in 2000...........................................           0           529

Senior Subordinated Notes with interest payable
  semi-annually at
  11.25 percent, payable in 2002............................         804           804

Convertible Subordinated Notes with interest payable
  semi-annually at
  6.75 percent, payable in 2003, convertible beginning March
  27, 1996..................................................         209           209

Pollution control revenue bonds with interest payable
  semi-annually
  at 6.25 percent, payable through 2007.....................       1,000         1,000

International Notes payable to banks with interest payable
  at various
  dates less than one year at interest rates of 5.43 percent at December 31,
  2000, payable through 2001................................          99           585

Capitalized leases with interest payable of 3.6 percent,
  payable
  through 2005..............................................       2,785         3,738

Other.......................................................          32            55
                                                              ----------    ----------

                                                               1,517,597     1,736,300

Less, current portion.......................................         716         5,402
                                                              ----------    ----------

                                                              $1,516,881    $1,730,898
                                                              ==========    ==========

    The Term Loan Facility and the Revolving Facility were collateralized by substantially all of the net assets (including the capital stock of certain international subsidiaries) of the Company.

                            RIVERWOOD HOLDING, INC.

NOTE 10--LONG-TERM DEBT (CONTINUED)
    Long-term debt maturities and expirations of funded long-term working capital commitments at December 31, 2000, were as follows:

                                                          (IN THOUSANDS OF DOLLARS)
                                                          -------------------------
2001....................................................         $      716
2002....................................................            149,419
2003....................................................            309,311
2004....................................................            156,717
2005....................................................                355
After 2005..............................................            901,079
                                                                 ----------
                                                                 $1,517,597
                                                                 ==========

NOTE 11--REDEEMABLE COMMON STOCK

    During the nine months ended December 31, 1996, Holding completed an offering of Holding Common Stock to certain members of management and key employees of the Company. As of December 31, 1996, the Company had issued 111,900 shares of Holding Class A Common Stock to Management Investors at fair value for gross cash proceeds of $11.2 million. During 2000, the Company issued 5,000 shares of additional Redeemable Common Stock to Management Investors at fair value for gross cash proceeds of $0.6 million. The common stock held by Management Investors is mandatorily redeemable at fair market value as determined by the Executive Committee of the Board of Directors and in certain circumstances the Management Investors can require the Company to repurchase the Holding Class A Common Stock. These shares are classified as Redeemable Common Stock on the Consolidated Balance Sheets and are carried at their redemption value at December 31, 2000. Accordingly, during 2000 and 1999, the Company recorded a charge to Capital in Excess of Par Value of $0.3 million and $0.9 million, respectively, due to a change in the redemption value from the beginning of the year compared to the end of the year as determined considering a wide variety of factors including a valuation report from an independent outside firm and approved by the Executive Committee of the Board of Directors. During 2000 and 1999, the Company repurchased 450 and 29,270 shares of Redeemable Common Stock at a weighted average price of $106.67 per share and $92.70 per share, respectively.

    In connection with the issuance of Redeemable Common Stock to Management Investors, the Company has guaranteed loans, with full recourse, from a bank to certain Management Investors totaling approximately $0.7 million and $1.1 million at December 31, 2000 and 1999, respectively.

NOTE 12--NONREDEEMABLE COMMON STOCK

    On March 27, 1996, Holding completed an offering of 7,000,000 shares of Class A Common Stock with a par value of $0.01 per share to certain institutional investors for $700 million. Total Class A Common Stock authorized for issuance at December 31, 2000 was 9,000,000 shares, of which amount 7,067,180 shares were outstanding, including 67,180 shares issued to Management Investors as Redeemable Common Stock (see Note 11). Also on March 27, 1996, Holding completed an offering of 500,000 shares of Class B Common Stock with a par value of $0.01 per share to an institutional investor for $50 million. Total Class B Common Stock, which is non-voting, authorized for issuance at December 31, 2000 was 3,000,000 shares, of which 500,000 shares were outstanding.

                            RIVERWOOD HOLDING, INC.

NOTE 13--STOCK INCENTIVE PLANS

    In 1996, the Company developed a Long-Term Incentive Plan (LTP) designed to provide certain key executives and management options to purchase shares of redeemable Class A Common Stock.Additionally, in 1999 the Company developed a Supplemental Long-Term Incentive Plan (SLTP) to provide additional options to certain key executives and management.The following table summarizes information pertaining to options outstanding and exercisable at December 31, 2000:

                                                       GRANTED                              EXERCISABLE
                                                       WEIGHTED                              WEIGHTED
                                                       AVERAGE                                AVERAGE
                          GRANT            NUMBER      EXERCISE    VESTING      NUMBER       EXERCISE
  PLAN                    DATE           OUTSTANDING    PRICE     REFERENCE   EXERCISABLE      PRICE
  ----             -------------------   -----------   --------   ---------   -----------   -----------
  LTP............  November 2000             8,000      $  115        (1)            --       $   --
  SLTP...........  November 2000             5,000         115        (2)         1,667          115
  SLTP...........  May-Dec, 1999           185,500         100        (3)        84,198          100
  LTP............  June-Dec, 1999           50,800         100        (4)         7,240          100
  LTP............  August 1998              22,500         100        (5)         7,200          100
  LTP............  March 1997              225,000          75        (6)       130,164           75
  LTP............  June 1996                68,410         100        (7)        46,928          100
                                           -------      ------                  -------       ------
                   Total                   565,210      $90.39                  277,397       $88.36
                                           =======      ======                  =======       ======

------------------------

NOTES:

(1) Options vest in five equal annual installments on the first five anniversaries of the date of grant, subject to continuous employment.

(2) Options vest based upon a range of certain financial goals for two years. Each year, the vesting starts at 30% for achievement of a minimum financial target, and increases to a maximum of 50% per year, prorated on a straight-line basis for achievement of certain results above the minimum. Those options which do not vest in this period will vest, assuming the employee is still employed, nine years and six months following the date of grant.

(3) Options vest based upon a range of certain financial goals over the next three years. Each year, the vesting starts at 20% for achievement of a minimum financial target, and increases to a maximum of 33 1/3% per year, prorated on a straight-line basis for achievement of certain financial results above the minimum. Those options which do not vest in this three-year period, will vest, assuming the employee is still employed at the Company, on December 31, 2008.

(4) 36,200 of the options will vest in five equal annual installments on each of the first five anniversaries of the date of grant, subject to continuous employment. The remaining 14,600 options vest on the date that the Company achieves certain financial targets. Should those options not vest as described above, they will vest assuming the employee is still employed at the Company, nine years and six months following the date of grant.

(5) 15,000 of the options will vest in four annual installments, on each of the first four anniversaries of the date of grant, subject to continuous employment, and the remaining 7,500 options will vest based on achievement of certain financial goals or on February 19, 2008, whichever occurs first.

(6) 112,500 of these options will vest in five annual installments on each of the first five anniversaries of the date of grant, subject to continuous employment, and the remaining 112,500 have accelerated vesting based on achievement of certain financial goals or on September 30, 2006, whichever occurs first.

                            RIVERWOOD HOLDING, INC.

NOTE 13--STOCK INCENTIVE PLANS (CONTINUED)
(7) 58,660 of the options will vest in five equal annual installments on the first five anniversaries of the date of grant, subject to continuous employment. The remaining 9,750 options vest on the date that the Company achieves certain financial targets. Should those options not vest as described above, they will vest assuming the employee is still employed at the Company, nine years and six months following the date of grant.

    A summary of option activity during the three years ended December 31, 2000 is as follows:

                                                               SHARES    EXERCISE PRICE
                                                              --------   --------------
Outstanding--December 31, 1997..............................  392,643       $  85.67
  Granted...................................................   30,000         100.00
  Exercised.................................................       --             --
  Canceled..................................................  (74,297)       (100.00)
                                                              -------       --------
Outstanding--December 31, 1998..............................  348,346       $  83.85
  Granted...................................................  237,300         100.00
  Exercised.................................................   (6,000)       (100.00)
  Canceled..................................................  (25,736)       (100.00)
                                                              -------       --------
Outstanding December 31, 1999...............................  553,910       $  89.84
  Granted...................................................   13,000         115.00
  Exercised.................................................       --             --
  Canceled..................................................   (1,700)       (100.00)
                                                              -------       --------
Outstanding December 31, 2000...............................  565,210       $  90.39
                                                              =======       ========

    The weighted average contractual life of the outstanding options at December 31, 2000, is 7 years. The Company applies APB Opinion No. 25, "ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES," and related Interpretations in accounting for the Stock Options. Accordingly, the Company recognizes compensation expense for Stock Options when the exercise price is less than the related fair value at the date of grant or when the performance criteria is met. During the years ended December 31, 2000, 1999 and 1998, the Company recognized compensation expense of $1.8 million, $0.7 million, and $1.0 million, respectively, related to Stock Options. Had compensation expense for the Company's grants of Stock Options been determined in accordance with Statement of Financial Standards No. 123, "ACCOUNTING FOR STOCK-BASED COMPENSATION" ("SFAS No. 123"), the Company's Net Income (Loss) for the years ended December 31, 2000, 1999, and 1998, would have been approximately $37.8 million, $(57.0) million, and $(141.9) million, respectively. The weighted average fair value of the stock options was estimated to be $30.91 per option on the date of grant for stock options granted in 2000, $28.03 per option on the date of grant for stock options granted in 1999, and $5.54 per option on the date of grant for stock options granted in 1998. The Company used the Black-Scholes option-pricing model to value the Stock Options with the following assumptions: dividend yield of zero, no volatility, risk-free interest rates ranging from 5.304 to
6.75 percent, a zero forfeiture rate and an expected life of 3 to 10 years. The effects of applying SFAS No. 123 in this pro forma disclosure are not indicative of future amounts.

NOTE 14--CURRENCY TRANSLATION ADJUSTMENT

    An analysis of changes in the Cumulative Currency Translation Adjustment included in Shareholders' Equity at December 31 was as follows:

                                                                2000       1999       1998
                                                              --------   --------   --------
                                                                (IN THOUSANDS OF DOLLARS)
Cumulative currency translation adjustment at beginning of
  period....................................................  $(15,431)  $(15,493)  $(14,185)
Currency translation adjustments............................   (13,620)        62     (1,308)
                                                              --------   --------   --------
                                                              $(29,051)  $(15,431)  $(15,493)
                                                              ========   ========   ========

                            RIVERWOOD HOLDING, INC.

NOTE 15--CONTINGENCIES AND COMMITMENTS

    Total rental expense was approximately $11.7 million, $16.6 million, and $14.1 million for the years ended December 31, 2000, 1999, and 1998.

    At December 31, 2000, total commitments of the Company under long-term, non-cancelable contracts were as follows:

                                                          (IN THOUSANDS OF DOLLARS)
                                                          -------------------------
2001....................................................          $ 24,858
2002....................................................            22,672
2003....................................................            22,103
2004....................................................            20,291
2005....................................................            20,287
After 2005..............................................            89,552
                                                                  --------
                                                                  $199,763
                                                                  ========

    The Company is committed to compliance with all applicable environmental laws and regulations throughout the world. Environmental law is, however, dynamic rather than static. As a result, costs, which are unforeseeable at this time, may be incurred when new laws are enacted, and when environmental agencies promulgate or revise rules and regulations.

    In late 1993, the U.S. Environmental Protection Agency proposed regulations (generally referred to as the "cluster rules") that would mandate more stringent controls on air and water discharges from the United States pulp and paper mills. The cluster rules were promulgated in April 1998, and the Company estimates the capital spending that may be required to comply with the cluster rules could reach $55 million to be spent at its two U.S. paper mills over a seven-year period that began in 2000.

    In late 1995, the Louisiana Department of Environmental Quality ("DEQ") notified the Predecessor of potential liability for the remediation of hazardous substances at a wood treatment site in Shreveport, Louisiana that the Predecessor or its predecessors previously operated, and at a former oil refinery site in Caddo Parish, Louisiana which is on land that the Company previously owned. In response to these notices, the Company has provided additional information concerning these sites and has commenced its own evaluation of any claims and remediation liabilities for which it may be responsible. Subsequent to receipt in May 1996 of a Special Demand Letter from DEQ to remediate the site in Shreveport, the Company entered into an agreement with DEQ to perform a soil and groundwater investigation at the site. The Company completed this investigation work in 1999 and is in ongoing discussions with DEQ to develop an appropriate remediation plan and exit strategy. In September 1996, the Company received a Special Demand Letter from DEQ to remediate the site in Caddo Parish. The Company performed a waste inventory and treatability study at the site and subsequently met with DEQ in October 1999. On July 6, 2000, the Company and DEQ entered into a Settlement Agreement that describes in detail the remedial actions necessary for the Company to obtain full release of all future liability at this site. The Company has contracted with a vendor to perform the remedial actions as outlined in the Settlement Agreement and the work is currently proceeding. The Company no longer owns the site since transferring the property to another entity on October 22, 2000. The Company anticipates the remedial actions outlined in the Settlement Agreement will be completed during the second quarter of 2001 and, at that time, expects to be relieved of any future liability.

                            RIVERWOOD HOLDING, INC.

NOTE 15--CONTINGENCIES AND COMMITMENTS (CONTINUED)
    The Company is involved in environmental remediation projects for certain properties currently owned or operated by the Company, certain properties divested by the Company for which responsibility was retained, and waste sites where waste was shipped by predecessors of the Company or for which the Company might have corporate successor liability. Certain of these projects are being addressed under federal and state statutes, such as the Comprehensive Environmental Response, Compensation and Liability Act and the state law counterparts. The Company's costs in some instances cannot be reliably estimated until the remediation process is substantially underway or liability at multiparty sites has been addressed. To address these contingent environmental costs, the Company has accrued reserves when such costs are probable and can be reasonably estimated. The Company believes that, based on current information and regulatory requirements, the accruals established by the Company for environmental expenditures are adequate. Based on current knowledge, to the extent that additional costs may be incurred that exceed the accrued reserves, such amounts are not expected to have a material impact on the results of operations, cash flows or financial condition of the Company, although no assurance can be given that material costs will not be incurred in connection with clean-up activities at these properties, including the Shreveport and Caddo Parish sites referred to above.

    The Company is a party to a number of lawsuits arising out of the ordinary conduct of its business. While there can be no assurance as to their ultimate outcome, the Company does not believe that these lawsuits will have a material impact on the results of operations, cash flows or financial condition of the Company.

    The Company is a plaintiff in actions against The Mead Corporation and the R.A. Jones Co. Inc. claiming infringement of the Company's patents for its packaging machines. These actions are in the discovery stage.

    In connection with the Merger, the former majority owner of the Company agreed to bear the cost of a Section 338(h)(10) election for U.S. federal tax purposes and for purposes of state taxes for which the former majority owner and the Company filed returns on a combined basis. The Company agreed to bear the cost of this election for the purposes of other state taxes ("stand-alone taxes"), including Louisiana income tax. During 1997, the Company paid
$27.5 million in estimated Louisiana stand-alone taxes relating to the election. The Company's calculation of its Louisiana tax was based on state law in effect at the time of the Merger, including a 1993 amendment. In May 1997, the Louisiana Supreme Court declared the 1993 amendment to be void under the Louisiana Constitution, retroactive to 1993. After consultation with Louisiana tax counsel, the Company filed its Louisiana income tax return for the period ended March 27, 1996 in reliance on the Louisiana tax law in effect at the time of the Merger, without the payment of any additional tax due to the voiding of the 1993 amendment.

    The State of Louisiana has completed its audit of the Company's tax return for the period ended March 27, 1996. On May 9, 2000, the Company received a NOTICE OF PROPOSED TAX DUE for this period in the amount of $47.6 million in tax and $27.8 million in statutory interest through June 4, 2000. The Company requested and received an extension to July 15, 2000 to respond to the NOTICE OF PROPOSED TAX DUE. On July 14, 2000, the Company filed a letter protesting the tax and interest due, and requested an informal conference with the Louisiana Department of Revenue. This action does not preclude the Company from paying the amount at issue in order to avoid the accrual of additional interest should the Company decide to pay and contest the matter before the Louisiana courts. There can be no assurance that the Company will ultimately prevail in this dispute. However, management believes that the additional tax and interest ultimately paid (if any) will be substantially less than the

                            RIVERWOOD HOLDING, INC.

NOTE 15--CONTINGENCIES AND COMMITMENTS (CONTINUED) amounts listed on the NOTICE OF PROPOSED TAX Due, although no assurance can be given in this regard. Since the law is unclear and the amounts involved are significant, it may be several years before this matter is resolved. For financial reporting purposes, any tax ultimately paid related to this matter would increase the goodwill recorded in connection with the Merger and any interest ultimately paid would be recorded as interest expense.

NOTE 16--PENSIONS

U.S. HOURLY AND SALARIED PENSION PLANS

    All of the Company's U.S. hourly union employees are participants in the Company's noncontributory defined benefit hourly plan (the "Hourly plan"). The pension expense of the Hourly plan is based primarily on years of service and the pension rate near retirement. The Company's U.S. salaried and nonunion hourly employees are participants in the Company's noncontributory defined benefit plan that was established during 1992 (the "Salaried plan").

    The Company's funding policies with respect to its U.S. pension plans are to contribute funds to trusts as necessary to at least meet the minimum funding requirements of the U.S. Internal Revenue Code. Plan assets are invested primarily in equities and fixed income securities.

(A) PENSION EXPENSE

    The pension expense related to the Hourly plan and Salaried plan consisted of the following:

                                                           YEAR ENDED     YEAR ENDED     YEAR ENDED
                                                          DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                              2000           1999           1998
                                                          ------------   ------------   ------------
                                                                  (IN THOUSANDS OF DOLLARS)
Components of net periodic pension (credit) cost:
  Service cost..........................................    $  4,806       $  5,395       $  4,958
  Interest cost.........................................      15,444         14,231         13,955
  Expected return on plan assets........................     (22,101)       (20,454)       (18,289)
  Amortizations:
    Prior service cost..................................       1,026          1,023            989
    Actuarial (gain)/loss...............................      (2,039)            53            (65)
                                                            --------       --------       --------
  Net periodic pension (credit) cost....................    $ (2,864)      $    248       $  1,548
                                                            ========       ========       ========

    Certain assumptions used in determining the pension expense related to the Hourly plan and Salaried plan were as follows:

                                                           YEAR ENDED     YEAR ENDED     YEAR ENDED
                                                          DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                              2000           1999           1998
                                                          ------------   ------------   ------------
Assumptions:
  Discount rate.........................................      7.50%          6.50%          7.00%
  Rate of increase in future compensation levels........      4.50%          4.50%          4.50%
  Expected long-term rate of return on plan assets......      8.50%          8.50%          8.50%

                            RIVERWOOD HOLDING, INC.

NOTE 16--PENSIONS (CONTINUED)

(B) FUNDED STATUS

    The funded status of the Company's U.S. Hourly plan and Salaried plan as of December 31, were as follows:

                                                                 2000          1999
                                                              -----------   -----------
                                                              (IN THOUSANDS OF DOLLARS)
Change in benefit obligation:
  Benefit obligation at beginning of year...................    $206,445      $224,307
  Service cost..............................................       4,806         5,395
  Interest cost.............................................      15,444        14,231
  Actuarial loss (gain).....................................       6,085       (24,872)
  Amendments................................................       1,423           295
  Benefits paid.............................................     (13,322)      (12,911)
                                                                --------      --------
  Benefit obligation at end of year.........................    $220,881      $206,445
                                                                ========      ========

Change in plan assets:
  Fair value of plan assets at beginning of year............    $266,455      $246,934
  Actual return on plan assets..............................         670        32,406
  Employer contributions....................................          28            26
  Benefits paid.............................................     (13,322)      (12,911)
                                                                --------      --------
  Fair value of plan assets at end of year..................    $253,831      $266,455
                                                                ========      ========

  Plan assets in excess of projected benefit obligation.....    $ 32,950      $ 60,010
  Unrecognized net actuarial gain...........................     (24,055)      (53,610)
  Unrecognized prior service cost...........................       3,105         2,708
                                                                --------      --------
  Net amount recognized.....................................    $ 12,000      $  9,108
                                                                ========      ========

Amounts recognized in the Consolidated Balance Sheets
  consist of:
  Prepaid pension cost......................................    $ 14,468      $ 11,221
  Accrued pension liability.................................      (2,468)       (2,113)
  Net amount recognized.....................................    $ 12,000      $  9,108

Assumptions:
  Discount rate.............................................        7.50%         7.50%
  Rates of increase in future compensation levels...........        4.50%         4.50%

INTERNATIONAL PENSION PLANS

(A) PENSION EXPENSE

    The international defined benefit pension plans are both noncontributory and contributory and are funded in accordance with applicable local laws. Assets of the funded plans are invested primarily in equities and fixed income securities. The pension or termination benefits are based primarily on years of service and the employees' compensation.

                            RIVERWOOD HOLDING, INC.

NOTE 16--PENSIONS (CONTINUED)
    The pension expense related to the international plans consisted of the following:

                                                           YEAR ENDED     YEAR ENDED     YEAR ENDED
                                                          DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                              2000           1999           1998
                                                          ------------   ------------   ------------
                                                                  (IN THOUSANDS OF DOLLARS)
Components of net periodic pension cost:
  Service cost..........................................     $ 1,229        $ 1,647        $ 2,078
  Interest cost.........................................       4,697          4,788          5,407
  Expected return on plan assets........................      (5,384)        (5,406)        (6,040)
  Amortizations:
    Actuarial loss......................................          --          1,947          2,236
                                                             -------        -------        -------
  Net periodic pension cost.............................     $   542        $ 2,976        $ 3,681
                                                             =======        =======        =======
Assumptions:
  Discount rate.........................................        5.50%          5.50%          5.50%
  Rates of increase in future compensation levels.......        4.00%          4.00%          4.00%
  Expected long-term rate of return on plan assets......        6.00%          6.50%          6.50%

    Approximately 298 employees participate in a multi-employer pension plan that provides defined benefits to employees under certain union-employer organization agreements. Pension expense for this plan was $7.0 million, $4.8 million, and $4.5 million for the years ended December 31, 2000, 1999, and 1998, respectively.

                            RIVERWOOD HOLDING, INC.

NOTE 16--PENSIONS (CONTINUED)
(B) FUNDED STATUS

    The following table sets forth the funded status of the international pension plans as of December 31:

                                                                 2000          1999
                                                              -----------   -----------
                                                              (IN THOUSANDS OF DOLLARS)
Change in benefit obligation:
  Benefit obligation at beginning of year...................    $ 93,887      $88,935
  Service cost..............................................       1,229        1,647
  Interest cost.............................................       4,697        4,788
  Plan participants contributions...........................         536          729
  Amendments................................................          --        1,947
  Actuarial loss............................................       4,461        1,907
  Benefits paid.............................................      (3,281)      (6,066)
                                                                --------      -------
  Benefit obligation at end of year.........................    $101,529      $93,887
                                                                ========      =======
Change in plan assets:
  Fair value of plan assets at beginning of year............    $ 96,784      $84,923
  Actual return on plan assets..............................         490       13,706
  Employer contributions....................................       2,474        3,492
  Plan participants contributions...........................         536          729
  Benefits paid.............................................      (3,281)      (6,066)
                                                                --------      -------
  Fair value of plan assets at end of year..................    $ 97,003      $96,784
                                                                ========      =======

  Plan assets (less than) in excess of projected benefit
    obligation..............................................    $ (4,526)     $ 2,897
  Unrecognized net actuarial loss / (gain)..................       5,909       (3,656)
                                                                --------      -------
  Net amount recognized.....................................    $  1,383      $  (759)
                                                                ========      =======
Amounts recognized in the Consolidated Balance Sheets
  consist of:
  Prepaid pension cost......................................    $  1,383      $    --
  Accrued pension liability.................................    $     --      $  (759)
  Net amount recognized.....................................    $  1,383      $  (759)

Assumptions:
  Discount rate.............................................        5.50%        5.50%
  Rates of increase in future compensation levels...........        4.00%        4.00%

    As of December 31, 2000 and 1999, accrued retirement contributions for the international pension plans included in Compensation and employee benefits on the Consolidated Balance Sheets were $3.0 million and $2.9 million, respectively.

VOLUNTARY SAVINGS AND DEFINED CONTRIBUTION PLANS

    The Company provides voluntary savings plans for eligible U.S. employees. Employees may make contributions of up to 16 percent of their compensation
(6 percent pretax and 10 percent after tax). The Company matches 3 percent and may match up to a total of 6 percent of the eligible compensation, depending on the Company's performance.

                            RIVERWOOD HOLDING, INC.

NOTE 16--PENSIONS (CONTINUED)
    Contributions to these plans for the years ended December 31, 2000, 1999, and 1998 were $2.3 million, $2.4 million, and $2.7 million, respectively.

    Accrued savings plan contributions included in Compensation and employee benefits on the Consolidated Balance Sheets were $0.1 million and $1.7 million at December 31, 2000 and 1999, respectively.

NOTE 17--OTHER POSTRETIREMENT BENEFITS

    The Company sponsors defined benefit postretirement health care plans that provide medical and life insurance coverage to eligible salaried and hourly retired U.S. employees and their dependents. The base level of medical coverage is provided to the retiree at no cost. No postretirement medical benefits are offered to salaried employees who began employment after December 31, 1993.

    The other postretirement benefits expense consisted of the following:

                                                           YEAR ENDED     YEAR ENDED     YEAR ENDED
                                                          DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                              2000           1999           1998
                                                          ------------   ------------   ------------
                                                                  (IN THOUSANDS OF DOLLARS)
Service cost............................................     $  255         $  291         $  291
Interest cost...........................................      1,645          1,663          1,638
Amortizations:
  Prior service cost....................................       (162)          (162)          (147)
  Actuarial loss........................................        124            184            119
                                                             ------         ------         ------
Net periodic pension cost...............................     $1,862         $1,976         $1,901
                                                             ======         ======         ======
Assumptions:
  Discount rate.........................................        7.5%           6.5%           7.0%
  Initial health care cost trend rate...................        5.5%           5.5%           5.9%
  Ultimate health care cost trend rate*.................        4.5%           4.5%           5.5%
  Ultimate year*........................................       2001           2001           2000

------------------------

*   The salaried plan's cost is capped beginning in 1999.

                            RIVERWOOD HOLDING, INC.

NOTE 17--OTHER POSTRETIREMENT BENEFITS (CONTINUED)

    The accrued postretirement benefit obligation at December 31 was as follows:

                                                               2000          1999
                                                            -----------   -----------
                                                            (IN THOUSANDS OF DOLLARS)
Change in benefit obligation:
  Benefit obligation at beginning of year.................   $ 24,242      $ 24,745
  Service cost............................................        255           291
  Interest cost...........................................      1,645         1,663
  Actuarial (Gain)/loss...................................       (564)          141
  Assumptions.............................................        176            --
  Benefits paid...........................................     (3,051)       (2,598)
                                                             --------      --------
  Benefit obligation at end of year.......................   $ 22,703      $ 24,242
                                                             ========      ========
  Fair value of plan assets at end of year................         --            --
                                                             --------      --------
  Accumulated postretirement benefit obligation in excess
    of plan assets........................................   $(22,703)     $(24,242)
  Unrecognized net actuarial loss.........................        860         1,685
  Unrecognized prior service credit.......................     (1,838)       (2,000)
                                                             --------      --------
  Total accrued postretirement benefit obligation.........   $(23,681)     $(24,557)
                                                             ========      ========

Assumptions:
  Discount rate...........................................       7.50%         7.50%
  Initial health care cost trend rate.....................       7.50%         5.50%
  Ultimate health care cost trend rate*...................       5.00%         4.50%
  Ultimate year*..........................................       2006          2001
                                                             1 PERCENTAGE     1 PERCENTAGE
                                                            POINT INCREASE   POINT DECREASE
                                                            --------------   --------------
Health care trend rate sensitivity:.
  Effect on total of interest and service cost
    components............................................     $     24         $    (20)
  Effect on year-end postretirement benefit obligation....     $    224         $   (200)

------------------------

*   The salaried plan's cost is capped beginning in 1999.

NOTE 18--IMPAIRMENT LOSS

    The Company recorded an impairment loss of $15.7 million in 1998 due to a write-down of packaging machines in accordance with SFAS 121. The fair value of the machines was determined based on discounted expected future lease revenues and estimated disposition proceeds.

NOTE 19--FOREIGN CURRENCY MOVEMENT EFFECT

    Net international currency transaction gains included in determining Income from Operations for the years ended December 31, 2000, 1999, and 1998 were $0.3 million, $1.9 million, and $0.9 million, respectively.

                            RIVERWOOD HOLDING, INC.

NOTE 20--INCOME TAXES

    The U.S. and international components of Income/(Loss) before Income Taxes and Equity in Net Earnings of Affiliates consisted of the following:

                                                   YEAR ENDED     YEAR ENDED     YEAR ENDED
                                                  DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                      2000           1999           1998
                                                  ------------   ------------   ------------
                                                          (IN THOUSANDS OF DOLLARS)
U.S.............................................     $30,274       $(53,190)      $(131,888)
International...................................       9,778         (4,655)        (17,190)
                                                     -------       --------       ---------
Income (Loss) before Income Taxes and Equity in
  Net Earnings of Affiliates....................     $40,052       $(57,845)      $(149,078)
                                                     =======       ========       =========

    The provisions for Income Tax Expense (Benefit) on Income/(Loss) before Income Taxes and Equity in Net Earnings of Affiliates consisted of the following:

                                                   YEAR ENDED     YEAR ENDED     YEAR ENDED
                                                  DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                      2000           1999           1998
                                                  ------------   ------------   ------------
                                                          (IN THOUSANDS OF DOLLARS)
Current:
  U.S. Federal..................................     $  850         $   --         $    --
  U.S. State and Local..........................       (768)         1,787            (960)
  International.................................      2,927          2,149           2,526
                                                     ------         ------         -------
Total Current...................................      3,009          3,936           1,566
                                                     ------         ------         -------
Deferred:
  U.S...........................................         --             --              --
  International.................................         --             --          (2,183)
                                                     ------         ------         -------
Total Deferred..................................         --             --          (2,183)
                                                     ------         ------         -------
  Income Tax Expense (Benefit)..................     $3,009         $3,936         $  (617)
                                                     ======         ======         =======

    A reconciliation of Income Tax Expense (Benefit) on Income/(Loss) before Extraordinary Item and Cumulative Effect of a Change in Accounting including Equity in Net Earnings of Affiliates at the

                            RIVERWOOD HOLDING, INC.

NOTE 20--INCOME TAXES (CONTINUED)
federal statutory rate of 35% compared with the Company's actual Income Tax Expense (Benefit) is as follows:

                                                           YEAR ENDED     YEAR ENDED     YEAR ENDED
                                                          DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                              2000           1999           1998
                                                          ------------   ------------   ------------
                                                                  (IN THOUSANDS OF DOLLARS)
Income tax (benefit) at U.S. statutory rate.............     $15,193       $(17,757)      $(49,322)
U.S. federal taxes AMT..................................         850             --             --
U.S. state and local tax (benefit)......................        (768)         1,787           (960)
Limitation on use of U.S. net operating losses..........     (11,771)        16,128         44,102
International tax rate differences......................      (1,637)         2,850          5,674
Foreign witholding tax..................................       1,142            928             --
Other, net..............................................          --             --           (111)
                                                             -------       --------       --------
Income Tax Expense (Benefit)............................     $ 3,009       $  3,936       $   (617)
                                                             =======       ========       ========

    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities as of December 31, were as follows:

                                                           2000          1999
                                                        -----------   -----------
                                                        (IN THOUSANDS OF DOLLARS)
Property, plant and equipment.........................   $(263,786)    $(273,221)
Other.................................................      (2,014)      (20,229)
                                                         ---------     ---------
  Gross deferred tax liabilities......................   $(265,800)    $(293,450)
                                                         ---------     ---------
Net operating loss carryforwards......................     426,469       439,277
Other.................................................       6,955        58,214
                                                         ---------     ---------
  Gross deferred tax assets...........................     433,424       497,491
                                                         ---------     ---------
Valuation allowance...................................    (174,859)     (214,911)
                                                         ---------     ---------
  Net deferred tax liability..........................   $  (7,235)    $ (10,870)
                                                         =========     =========

    The Company has determined that, as of both December 31, 2000 and 1999, it is more likely than not that no net deferred tax assets will be realized.The valuation allowance of $174.9 million at December 31, 2000 is maintained on net deferred tax assets for which the Company has not determined that realization is more likely than not.

    The U.S. federal net operating loss carryforward amount totals
$998.3 million, and expires in 2012, 2013, 2019, and 2020 in the amounts of $85.0 million, $421.5 million, $295.0 million, and $196.8 million, respectively.International net operating loss carryforward amounts total
$60.3 million of which $10.9 million expire through 2010 and $49.4 million have no expiration date.

    Undistributed earnings intended to be reinvested indefinitely by the international subsidiaries totaled approximately $24.8 million at December 31, 2000.No U.S. deferred income tax has been recorded on these undistributed earnings.

                            RIVERWOOD HOLDING, INC.

NOTE 21--EXTRAORDINARY LOSS ON EARLY EXTINGUISHMENT OF DEBT

    On October 3, 2000, the Company completed the sale of its 50 percent investment in Igaras (see Note 10). The Company applied $120 million and
$25 million of the sale proceeds to its 2001 and 2002 term loan maturities under the Term Loan Facility, respectively. The Company recognized a loss on the early extinguishment of debt of approximately $2.1 million in the fourth quarter of 2000.

NOTE 22--SUPPLEMENTAL CASH FLOW INFORMATION

    Cash paid for interest and cash paid (received), net of refunds, for income taxes was as follows:

                                                   YEAR ENDED     YEAR ENDED     YEAR ENDED
                                                  DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                      2000           1999           1998
                                                  ------------   ------------   ------------
                                                          (IN THOUSANDS OF DOLLARS)
Interest........................................    $173,180       $169,623       $166,886
                                                    ========       ========       ========
Income Taxes....................................    $  5,780       $ (5,293)      $ (8,310)
                                                    ========       ========       ========

NOTE 23--RESTRUCTURING ACTIVITIES

    In connection with the global restructuring program initiated in the fourth quarter of 1998, the Company is reducing its European workforce by approximately 300 employees and is implementing other initiatives designed to improve productivity and profitability across the global organization. The initial cost of this program was approximately $25.6 million of which approximately
$0.8 million was used in December 1998 and related to severance payments. The following table provides information that details payments on this restructuring plan since December 31, 1998:

                                                                        OTHER
                                                          SEVERANCE   EXIT COSTS    TOTAL
                                                          ---------   ----------   --------
                                                              (IN THOUSANDS OF DOLLARS)
Balance at 12/31/98.....................................    21,205       3,537      24,742
Charges against accrual in 1999.........................   (11,527)       (791)    (12,318)
                                                           -------      ------     -------
Balance at 12/31/99.....................................     9,678       2,746      12,424
Net charges against accrual in 2000.....................    (6,669)     (2,499)     (9,168)
                                                           -------      ------     -------
Balance at 12/31/00.....................................   $ 3,009      $  247     $ 3,256
                                                           =======      ======     =======

    During 2000, the Company substantially completed the restructuring plan and reduced the reserve by $4.8 million; In addition, $2.2 million of new restructuring activities aligned with the overall objectives of the initial plan were completed in 2000. The Company anticipates completing this program during the first six months of 2001.

    As of December 31, 2000, the Company has reduced its European workforce related to the 1998 restructuring by approximately 240 employees.

    In connection with the and following the Merger, the Company decided to exit certain businesses and operating activities, including the sale or closure of the Company's last dedicated folding carton converting plant in the United States, located in Kankakee, Illinois, packaging machinery manufacturing plants in Marietta, Georgia and Koln, Germany, a beverage multiple packaging converting plant in Bakersfield, California and the trucking transportation operations in West Monroe, Louisiana, as well

                            RIVERWOOD HOLDING, INC.

NOTE 23--RESTRUCTURING ACTIVITIES (CONTINUED) as the consolidation and realignment of certain operations in the United States, Australia and Europe. The cost of exiting these businesses and operating activities was approximately $38.6 million which was accrued during 1996 as a purchase accounting adjustment. The costs related principally to the severance of approximately 750 employees, relocation and other plant closure costs. During 2000 and 1999, $0.1 million and $2.5 million, respectively, was utilized and charged against the accrual primarily related to severance and exit costs;
$1.9 million was recorded as a reduction to the restructuring reserve and to Goodwill in 2000. At December 31, 2000 and 1999, $0.3 million and $2.3 million of this total was included in Other accrued liabilities in the Consolidated Balance Sheets, respectively, and is expected to be paid out through 2001.

    On March 12, 1998, the Company entered into an agreement with Carter Holt Harvey ("Carter Holt") for the sale of the Company's folding carton business in Australia. Proceeds from the sale totaling $46.7 million were received on March 30, 1998. Under the terms of the agreement for such sale, the Company sold to Carter Holt substantially all of the Company's Australian folding carton assets, and Carter Holt assumed certain specified liabilities. The Company retained substantially all of its beverage multiple packaging business in Australia. Under the agreement, Carter Holt agreed to purchase from the Company a portion of its coated board requirements in Australia and to supply beverage cartons to meet the Company's needs for its Australian beverage business.

NOTE 24--BUSINESS SEGMENT AND GEOGRAPHIC AREA INFORMATION

    The Company reports its results in two business segments: Coated Board and Containerboard. These segments are evaluated by the chief operating decision maker based primarily on income from operations and EBITDA. The Coated Board business segment includes the production and sale of coated board for beverage carrierboard and folding cartons from its West Monroe, Louisiana and Macon, Georgia mills and from its mill in Sweden; carton converting facilities in the United States, Europe and Australia (through the date of sale--see Note 23); and the design, manufacture and installation of packaging machinery related to the assembly of beverage cartons. The Containerboard business segment includes the production and sale of linerboard, corrugating medium and kraft paper from paperboard mills in the United States.

    The Company's four separate geographic areas are the United States, Central/South America, Europe and Asia-Pacific. The United States area includes paper mills, beverage and folding carton plants, and packaging machinery facilities. The Central/South America area includes a beverage and folding carton plant. The Europe area includes a coated recycled paperboard mill, beverage and folding carton plants and a packaging machinery facility. The Asia-Pacific area includes beverage and folding carton plants.

                            RIVERWOOD HOLDING, INC.

NOTE 24--BUSINESS SEGMENT AND GEOGRAPHIC AREA INFORMATION (CONTINUED)

    Business segment information is as follows:

                                                   YEAR ENDED     YEAR ENDED     YEAR ENDED
                                                  DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                      2000           1999           1998
                                                  ------------   ------------   ------------
                                                          (IN THOUSANDS OF DOLLARS)
NET SALES:
  Coated Board..................................   $1,011,822     $1,010,068     $1,055,270
  Containerboard................................      116,861        102,643         80,299
                                                   ----------     ----------     ----------
                                                   $1,128,683     $1,112,711     $1,135,569
                                                   ==========     ==========     ==========
INCOME FROM OPERATIONS:
  Coated Board..................................   $  161,372     $  151,453     $   78,752
  Containerboard................................        5,183        (10,235)       (23,682)
  Corporate(A)..................................       53,934        (20,755)       (27,392)
                                                   ----------     ----------     ----------
                                                   $  220,489     $  120,463     $   27,678
                                                   ==========     ==========     ==========
EBITDA:
  Coated Board..................................   $  286,039     $  269,509     $  225,191
  Containerboard................................       20,518          7,000         (8,965)
  Corporate and Eliminations....................       (6,523)        (3,034)       (12,768)
                                                   ----------     ----------     ----------
                                                   $  300,034     $  273,475     $  203,458
                                                   ==========     ==========     ==========
CAPITAL EXPENDITURES:
  Coated Board..................................   $   57,669     $   42,505     $   36,151
  Containerboard................................        3,231          3,782          2,680
  Corporate.....................................        1,162         19,731          9,720
                                                   ----------     ----------     ----------
                                                   $   62,062     $   66,018     $   48,551
                                                   ==========     ==========     ==========
DEPRECIATION AND AMORTIZATION:
  Coated Board..................................   $  123,893     $  120,991     $  130,368
  Containerboard................................       17,252         18,068         16,404
  Corporate.....................................        2,396          3,538           (257)
                                                   ----------     ----------     ----------
                                                   $  143,541     $  142,597     $  146,515
                                                   ==========     ==========     ==========

                                                      2000           1999           1998
                                                  ------------   ------------   ------------
                                                          (IN THOUSANDS OF DOLLARS)
IDENTIFIABLE ASSETS AT DECEMBER 31:
  Coated Board(B)...............................   $1,734,802     $1,824,297     $1,915,662
  Containerboard(B).............................      287,335        293,852        256,485
  Corporate(C)..................................       99,220        244,993        245,454
                                                   ----------     ----------     ----------
                                                   $2,121,357     $2,363,142     $2,417,601
                                                   ==========     ==========     ==========

                            RIVERWOOD HOLDING, INC.

NOTE 24--BUSINESS SEGMENT AND GEOGRAPHIC AREA INFORMATION (CONTINUED) Business geographic area information is as follows:

                                                   YEAR ENDED     YEAR ENDED     YEAR ENDED
                                                  DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                      2000           1999           1998
                                                  ------------   ------------   ------------
                                                          (IN THOUSANDS OF DOLLARS)
NET SALES:
  United States.................................   $  910,294     $  897,891     $  877,323
  Central/South America.........................       15,404          6,587          5,966
  Europe........................................      195,925        220,291        245,679
  Asia Pacific..................................       96,557         81,473         84,786
  Eliminations(D)...............................      (89,497)       (93,531)       (78,185)
                                                   ----------     ----------     ----------
                                                   $1,128,683     $1,112,711     $1,135,569
                                                   ==========     ==========     ==========
INCOME FROM OPERATIONS:
  United States.................................   $  195,074     $  131,070     $   58,726
  Central/South America.........................         (925)        (1,954)        (2,989)
  Europe........................................       12,030         (2,779)       (19,712)
  Asia Pacific..................................        7,668          4,707         (6,978)
  Eliminations(D)...............................        6,642        (10,581)        (1,369)
                                                   ----------     ----------     ----------
                                                   $  220,489     $  120,463     $   27,678
                                                   ==========     ==========     ==========

                                                      2000           1999           1998
                                                  ------------   ------------   ------------
                                                          (IN THOUSANDS OF DOLLARS)
IDENTIFIABLE ASSETS AT DECEMBER 31:
  United States.................................   $1,805,760     $1,904,349     $1,933,592
  Central/South America.........................       35,851         10,803          9,852
  Europe........................................      142,502        165,799        177,700
  Asia-Pacific..................................       38,569         36,228         48,559
  Corporate(C)..................................       99,220        244,993        245,454
  Eliminations(D)...............................         (545)           970          2,444
                                                   ----------     ----------     ----------
                                                   $2,121,357     $2,363,142     $2,417,601
                                                   ==========     ==========     ==========

------------------------

NOTES:

(A) Primarily consists of unallocated general corporate expenses and the gain on the sale of Igaras (see Note 6) in 2000.

(B) Certain mill assets are allocated based on production.

(C) Corporate assets are principally the equity investment in Igaras (up to the date of sale), (see Note 6), cash and equivalents, prepaid pension costs and other prepayments, deferred loan costs, deferred tax assets and a portion of property, plant and equipment.

(D) Represents primarily the elimination of intergeographic sales and profits from transactions between the Company's U.S., Europe, Asia-Pacific and Central/South America operations.

                            RIVERWOOD HOLDING, INC.

NOTE 25--RELATED PARTY TRANSACTIONS

    On November 18, 1999, the Company loaned $5.0 million to a principal employee in a non-interest bearing note due March 26, 2002. At December 31, 2000 and 1999 this receivable was included in Other Assets on the Consolidated Balance Sheet.

    The Company receives certain management services provided by Clayton, Dubilier and Rice, Inc. ("CD&R"), an affiliate of an equity investor in the Company. Charges for such services, including reimbursement of expenses, totaled approximately $0.6 million, $0.6 million, and $0.7 million for the years ended December 31, 2000, 1999, and 1998, respectively, and were included in operating expenses in the Consolidated Statements of Operations.

                            RIVERWOOD HOLDING, INC.

                       SELECTED QUARTERLY FINANCIAL DATA

                                  (UNAUDITED)

Results of operations for the four quarters of 2000 and 1999 are shown below:

                                                                  (LOSS) INCOME
                                                       INCOME        BEFORE
                                NET        GROSS        FROM      EXTRAORDINARY        NET
(QUARTER)                      SALES       PROFIT    OPERATIONS       ITEM        (LOSS) INCOME
---------                    ----------   --------   ----------   -------------   -------------
                                                 (IN THOUSANDS OF DOLLARS)
COMPANY:
  2000
    First..................  $  270,229   $ 58,301    $ 24,096       $(21,163)       $(21,163)
    Second.................     304,522     72,933      43,349         (3,655)         (3,655)
    Third..................     278,501     66,147      37,543         (9,297)         (9,297)
    Fourth(A)(C)...........     275,431     71,130     115,501         74,514          72,397
                             ----------   --------    --------       --------        --------
Total......................  $1,128,683   $268,511    $220,489       $ 40,399        $ 38,282
                             ==========   ========    ========       ========        ========
  1999
    First..................  $  255,867   $ 48,108    $ 18,871       $(26,479)       $(26,479)
    Second.................     299,497     66,080      35,254         (9,933)         (9,933)
    Third..................     268,694     57,477      31,733        (13,713)        (13,713)
    Fourth(B)..............     288,653     69,076      34,605         (4,546)         (4,546)
                             ----------   --------    --------       --------        --------
Total......................  $1,112,711   $240,741    $120,463       $(54,671)       $(54,671)
                             ==========   ========    ========       ========        ========

------------------------

NOTES:

(A) During the fourth quarter of 2000, the Company recorded a credit of $7.0 million related to a LIFO inventory valuation. The net credit relating to LIFO inventory valuation for the year ended December 31, 2000, was $7.3 million.

(B) During the fourth quarter of 1999, the Company recorded a credit of $5.5 million related to a LIFO inventory valuation. No LIFO adjustments were made during the first three quarter of 1999.

(C) On October 3, 2000, the Company completed the sale of the jointly-held subsidiary Igaras and recognized a gain of approximately $70.9 million in accordance with the sale (see Note 6 in Notes to the Consolidated Financial Statements). During the fourth quarter of 2000, the Company recorded a non-cash extraordinary charge to earnings of approximately $2.1 million, net of tax of $0, related to the write-off of the applicable portion of deferred debt issuance costs (see Note 21 in Notes to the Consolidated Financial Statements).

                            RIVERWOOD HOLDING, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                           (IN THOUSANDS OF DOLLARS)

                                                               JUNE 30,     DECEMBER 31,
                                                                 2001           2000
                                                              -----------   ------------
                                                              (UNAUDITED)
ASSETS
Current Assets:
  Cash and Equivalents......................................  $   35,268     $   18,417
  Receivables, Net of Allowances............................     179,337        137,695
  Inventories...............................................     181,539        175,972
  Prepaid Expenses..........................................      10,921         13,594
                                                              ----------     ----------
Total Current Assets........................................     407,065        345,678
Property, Plant and Equipment, Net of Accumulated
  Depreciation of $608,039 in 2001 and $562,235 in 2000.....   1,320,010      1,368,591
Goodwill, Net of Accumulated Amortization of $41,624 in 2001
  and $37,753 in 2000.......................................     269,566        273,436
Other Assets................................................     123,092        133,652
                                                              ----------     ----------
Total Assets................................................  $2,119,733     $2,121,357
                                                              ==========     ==========
LIABILITIES
Current Liabilities:
  Short-Term Debt...........................................  $    8,430     $   15,908
  Accounts Payable and Other Accrued Liabilities............     227,856        194,059
                                                              ----------     ----------
Total Current Liabilities...................................     236,286        209,967
Long-Term Debt, Less Current Portion........................   1,529,660      1,516,881
Other Noncurrent Liabilities................................      88,749         82,486
                                                              ----------     ----------
Total Liabilities...........................................   1,854,695      1,809,334
                                                              ----------     ----------
Contingencies and Commitments (Note 5)

Redeemable Common Stock, at Current Redemption Value........       8,421          8,061
                                                              ----------     ----------

SHAREHOLDERS' EQUITY
Nonredeemable Common Stock..................................          75             75
Capital in Excess of Par Value..............................     748,753        748,813
Accumulated Deficit.........................................    (453,481)      (415,875)
Accumulated Other Comprehensive (Loss)......................      (2,447)            --
Cumulative Currency Translation Adjustment..................     (36,283)       (29,051)
                                                              ----------     ----------
Total Shareholders' Equity..................................     256,617        303,962
                                                              ----------     ----------
Total Liabilities and Shareholders' Equity..................  $2,119,733     $2,121,357
                                                              ==========     ==========

           See Notes to Condensed Consolidated Financial Statements.

                            RIVERWOOD HOLDING, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                             AND COMPREHENSIVE LOSS
                           (IN THOUSANDS OF DOLLARS)
                                  (UNAUDITED)

                                                      THREE MONTHS ENDED     SIX MONTHS ENDED
                                                     --------------------   -------------------
                                                     JUNE 30,    JUNE 30,   JUNE 30,   JUNE 30,
                                                       2001        2000       2001       2000
                                                     ---------   --------   --------   --------
Net Sales..........................................  $ 323,830   $304,522   $597,431   $574,751
Cost of Sales......................................    250,658    231,589    473,540    443,517
Selling, General and Administrative................     29,977     29,348     60,753     59,716
Research, Development and Engineering..............      1,165      1,003      2,335      2,100
Other Expense (Income), Net........................      5,112       (767)    13,068      1,973
                                                     ---------   --------   --------   --------
Income from Operations.............................     36,918     43,349     47,735     67,445
Interest Income....................................        350        221        556        393
Interest Expense...................................     39,989     46,735     80,203     92,505
                                                     ---------   --------   --------   --------
(Loss) before Income Taxes and Equity in Net
  Earnings of Affiliates...........................     (2,721)    (3,165)   (31,912)   (24,667)
Income Tax Expense.................................      1,951      1,365      2,425      2,437
                                                     ---------   --------   --------   --------
(Loss) before Equity in Net Earnings of
  Affiliates.......................................     (4,672)    (4,530)   (34,337)   (27,104)
Equity in Net Earnings of Affiliates...............         --        875         --      2,286
                                                     ---------   --------   --------   --------
(Loss) before Extraordinary Item and Cumulative....     (4,672)    (3,655)   (34,337)   (24,818)
Effect of a Change in Accounting
Extraordinary Loss on Early Extinguishment of Debt,
  Net of Tax of $0.................................     (2,770)        --     (2,770)        --
                                                     ---------   --------   --------   --------
(Loss) before Cumulative Effect of a Change in
  Accounting.......................................     (7,442)    (3,655)   (37,107)   (24,818)
Cumulative Effect of a Change in Accounting, Net of
  Tax of $0........................................         --         --       (499)        --
                                                     ---------   --------   --------   --------
Net (Loss).........................................     (7,442)    (3,655)   (37,606)   (24,818)
                                                     ---------   --------   --------   --------
Other Comprehensive (Loss), Net of Tax:
Derivative Instruments (Loss)......................     (1,388)        --     (2,447)        --
Foreign Currency Translation Adjustments...........     (2,094)    (5,168)    (7,232)   (10,968)
                                                     ---------   --------   --------   --------
Comprehensive (Loss)...............................  $ (10,924)  $ (8,823)  $(47,285)  $(35,786)
                                                     =========   ========   ========   ========

           See Notes to Condensed Consolidated Financial Statements.

                            RIVERWOOD HOLDING, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (IN THOUSANDS OF DOLLARS)
                                  (UNAUDITED)

                                                                    SIX MONTHS ENDED
                                                              -----------------------------
                                                              JUNE 30, 2001   JUNE 30, 2000
                                                              -------------   -------------
Cash Flows from Operating Activities:
  Net (Loss)................................................    $ (37,606)      $(24,818)
Noncash Items Included in Net (Loss):
  Depreciation and Amortization.............................       72,341         75,127
  Cumulative Effect of a Change in Accounting...............          499             --
  Extraordinary Loss on Early Extinguishment of Debt, Net...        2,770             --
  Deferred Income Taxes.....................................       (1,638)        (1,682)
  Pension, Postemployment and Postretirement Benefits
    Expense, Net of Contributions...........................        2,635          1,963
  Net Gain on Disposal of Assets............................           --           (745)
  Equity in Net Earnings of Affiliates, Net of Dividends....          710           (185)
  Amortization of Deferred Debt Issuance Costs..............        3,938          5,115
  Other, Net................................................        5,549             --
(Increase) Decrease in Current Assets:
  Receivables...............................................      (19,132)        (2,357)
  Inventories...............................................       (9,698)         3,451
  Prepaid Expenses..........................................         (141)        (6,408)
Decrease in Accounts Payable and Other Accrued
  Liabilities...............................................       (1,870)       (16,442)
Decrease in Other Noncurrent Liabilities....................       (2,864)           (70)
                                                                ---------       --------
Net Cash Provided by Operating Activities...................       15,493         32,949
                                                                ---------       --------
Cash Flows from Investing Activities:
  Purchases of Property, Plant and Equipment................      (25,316)       (27,972)
  Proceeds from Sale of Assets..............................           --          5,502
  Cash Acquired of Subsidiary Consolidated..................       17,985             --
  (Increase) Decrease in Other Assets.......................         (846)           761
                                                                ---------       --------
Net Cash Used in Investing Activities.......................       (8,177)       (21,709)
                                                                ---------       --------
Cash Flows from Financing Activities:
  Net Increase (Decrease) in Notes Payable..................        8,853         (3,731)
  Proceeds from Issuance of Debt............................      257,500             --
  Increase in Debt Issuance Costs...........................       (6,004)            --
  Issuance (Repurchases) of Redeemable Common Stock, Net....          300            (49)
  Payments on Debt..........................................     (251,781)        (2,654)
                                                                ---------       --------
Net Cash Provided by (Used in) Financing Activities.........        8,868         (6,434)
                                                                ---------       --------
Effect of Exchange Rate Changes on Cash.....................          667         (3,905)
                                                                ---------       --------
Net Increase in Cash and Equivalents........................       16,851            901
Cash and Equivalents at Beginning of Period.................       18,417         14,108
                                                                ---------       --------
Cash and Equivalents at End of Period.......................    $  35,268       $ 15,009
                                                                =========       ========

           See Notes to Condensed Consolidated Financial Statements.

                            RIVERWOOD HOLDING, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

NOTE 1--ORGANIZATION AND BASIS OF PRESENTATION

    The accompanying Condensed Consolidated Financial Statements of the Company included herein have been prepared by the Company without an audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, all adjustments, consisting of normal recurring adjustments necessary for a fair presentation of the financial position, results of operations and cash flows for the interim periods presented have been made. The Condensed Consolidated Balance Sheet as of December 31, 2000 was derived from audited financial statements.

    Holding and RIC Holding, Inc., a wholly-owned subsidiary, conducted no significant business and have no independent assets or operations other than in connection with the Merger and related transactions through March 27, 1996. Holding and RIC Holding, Inc. fully and unconditionally guarantee substantially all of the debt of Riverwood.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    For a summary of the Company's significant accounting policies, please refer to the Company's report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2000.

    The preparation of the Condensed Consolidated Financial Statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the Condensed Consolidated Financial Statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from those estimates.

    The Company's consolidated financial statements include all significant subsidiaries in which the Company has the ability to exercise direct or indirect control over operating and financial policies. Intercompany transactions and balances are eliminated in consolidation.

    The Company has reclassified the presentation of certain prior period information to conform with the current presentation format.

NOTE 3--INVENTORIES

    The major classes of inventories were as follows:

(IN THOUSANDS OF DOLLARS)                         JUNE 30, 2001   DECEMBER 31, 2000
-------------------------                         -------------   -----------------
Finished goods..................................    $ 83,179          $ 88,101
Work-in-process.................................      12,752             9,967
Raw materials...................................      51,352            40,374
Supplies........................................      34,256            37,530
                                                    --------          --------
Total...........................................    $181,539          $175,972
                                                    ========          ========

                            RIVERWOOD HOLDING, INC.

                                  (UNAUDITED)

NOTE 4--INVESTMENTS IN NET ASSETS OF EQUITY AFFILIATES

    Investments are accounted for using the equity method of accounting. The most significant of these investments was Igaras Papeis e Embalagens S. A. ("Igaras"), an integrated containerboard producer located in Brazil of which the Company owned 50 percent. On July 1, 2000, Igaras spun off the multiple packaging portion of its business into a newly formed company, of which the Company owned 50 percent. On October 3, 2000, the Company, along with its joint venture partner, Cia Suzano de Papel e Celulose, completed the sale of the jointly-held subsidiary Igaras for approximately $510 million, including the assumption of $112 million of debt. The Company recognized a gain of $70.9 million, in connection with the sale. On October 12, 2000, the Company purchased the remaining 50 percent of the newly formed company for $12.5 million.

                                                              SIX MONTHS ENDED
(IN THOUSANDS OF DOLLARS)                                      JUNE 30, 2000
-------------------------                                     ----------------
Net Sales...................................................      $113,295
Cost of Sales...............................................        85,185
                                                                  --------
Gross Profit................................................      $ 28,110
                                                                  ========
Income from Operations......................................      $ 16,680
                                                                  ========
Net Income..................................................      $  3,789
                                                                  ========

    The following represents the summarized income statement information for Igaras, of which the Company recognized 50 percent in its results of operations:

NOTE 5--CONTINGENCIES AND COMMITMENTS

    The Company is committed to compliance with all applicable foreign, federal, state and local environmental laws and regulations. Environmental law is, however, dynamic rather than static. As a result, costs, which are unforeseeable at this time, may be incurred when new laws are enacted, and when environmental agencies adopt or revise rules and regulations.

    In 1998, the U.S. Environmental Protection Agency adopted regulations (generally referred to as the "cluster rules") that mandate more stringent controls on air and water discharges from the United States pulp and paper mills. The Company estimates that the capital spending that may be required to comply with the cluster rules could reach $55 million to be spent at its two U.S. paper mills over a seven-year period that began in 2000. The Company estimates that it has spent one-quarter to one-third of that amount for such compliance.

    In late 1995, the Louisiana Department of Environmental Quality ("DEQ") notified the Predecessor of potential liability for the remediation of hazardous substances at a wood treatment site in Shreveport, Louisiana that the Predecessor or its predecessors previously operated, and at a former oil refinery site in Caddo Parish, Louisiana which is on land that the Company previously owned. In response to these notices, the Company has provided additional information concerning these sites and has commenced its own evaluation of any claims and remediation liabilities for which it may be responsible. Subsequent to receipt in May 1996 of a Special Demand Letter from DEQ to remediate the site in Shreveport, the Company entered into an agreement with DEQ to perform a soil and groundwater investigation at the site. The Company completed this investigation work in 1999 and is in

                            RIVERWOOD HOLDING, INC.

                                  (UNAUDITED)

NOTE 5--CONTINGENCIES AND COMMITMENTS (CONTINUED) ongoing discussions with DEQ to develop an appropriate remediation plan and exit strategy. In September 1996, the Company received a Special Demand Letter from DEQ to remediate the site in Caddo Parish. The Company performed a waste inventory and treatability study at the site and subsequently met with DEQ in October 1999. On July 6, 2000, the Company and DEQ entered into a Settlement Agreement that describes in detail the remedial actions necessary for the Company to obtain full release of all future liability at this site. The Company has contracted with a vendor to perform the remedial actions as outlined in the Settlement Agreement and the work is currently proceeding. The Company no longer owns the site since transferring the property to another entity on October 22, 2000. The Company anticipates the remedial actions outlined in the Settlement Agreement will be completed during the fourth quarter of 2001 and, at that time, expects to be relieved of any future liability.

    The Company is involved in environmental remediation projects for certain properties currently or formerly owned or operated by the Company, and at certain waste disposal sites. Some of these projects are being addressed under federal and state statutes, such as the Comprehensive Environmental Response, Compensation and Liability Act and analogous state laws. The Company's costs in certain instances cannot be reliably estimated until the remediation process is substantially underway or liability has been addressed. To address these contingent environmental costs, the Company has accrued reserves when such costs are probable and can be reasonably estimated. The Company believes that, based on current information and regulatory requirements, the accruals established by the Company for environmental expenditures are adequate. Based on current knowledge, to the extent that additional costs may be incurred that exceed the accrued reserves, such amounts are not expected to have a material impact on the results of operations, cash flows or financial condition of the Company, although no assurance can be given that significant costs will not be incurred in connection with clean-up activities at these properties, including the Shreveport and Caddo Parish sites referred to above.

    The Company is a party to a number of lawsuits arising out of the ordinary conduct of its business. While there can be no assurance as to their ultimate outcome, the Company does not believe that these lawsuits will have a material impact on the results of operations, cash flows or financial condition of the Company.

    The Company is a plaintiff in a lawsuit against The Mead Corporation and in a separate lawsuit against R.A. Jones Co. Inc., in each case claiming infringement of the Company's patents for certain packaging technology. Each of the lawsuits is pending in the U.S. District Court for the Northern District of Georgia. The lawsuit against Mead is in the discovery stage. The lawsuit against R.A. Jones recently went to trial. On August 10, 2001, the jury returned a verdict that R.A. Jones had infringed the Company's patents at issue in the lawsuit but that such patents were invalid. The Company plans either to make a motion in the trial court to overturn the verdict of invalidity, or to appeal such verdict to the U.S. Court of Appeals for the Federal Circuit. If the Company is not successful in challenging the verdict of invalidity, it is likely that there will be an adverse outcome in the pending lawsuit against Mead because the same patents are at issue in that lawsuit. There can be no assurance regarding the success of any motion or appeal by the Company in the R.A. Jones lawsuit or regarding the outcome of these lawsuits generally. The Company does not believe that an adverse outcome in the R.A. Jones

                            RIVERWOOD HOLDING, INC.

                                  (UNAUDITED)

NOTE 5--CONTINGENCIES AND COMMITMENTS (CONTINUED) and/or Mead lawsuits would have a material adverse effect on its business, financial condition or results of operations.

    In connection with the Merger, the former majority owner of the Company agreed to bear the cost of a Section 338(h)(10) election for U.S. federal tax purposes and for purposes of state taxes for which the former majority owner and the Company filed returns on a combined basis. The Company agreed to bear the cost of this election for the purposes of other state taxes ("stand-alone taxes"), including Louisiana income tax. During 1997, the Company paid
$27.5 million in estimated Louisiana stand-alone taxes relating to the election. The Company's calculation of its Louisiana tax was based on state law in effect at the time of the Merger, including a 1993 amendment. In May 1997, the Louisiana Supreme Court declared the 1993 amendment to be void under the Louisiana Constitution, retroactive to 1993. After consultation with Louisiana tax counsel, the Company filed its Louisiana income tax return for the period ended March 27, 1996 in reliance on the Louisiana tax law in effect at the time of the Merger, without the payment of any additional tax due to the voiding of the 1993 amendment.

    The State of Louisiana has completed its audit of the Company's tax return for the period ended March 27, 1996. On May 9, 2000, the Company received a NOTICE OF PROPOSED TAX DUE for this period in the amount of $47.6 million in tax and $27.8 million in statutory interest through June 4, 2000 which interest continues to accrue. The Company requested and received an extension to July 15, 2000 to respond to the NOTICE OF PROPOSED TAX DUE. On July 14, 2000, the Company filed a letter protesting the tax and interest due, and requested an informal conference with the Louisiana Department of Revenue. This action does not preclude the Company from paying the amount at issue in order to avoid the accrual of additional interest should the Company decide to pay and contest the matter before the Louisiana courts. There can be no assurance that the Company will ultimately prevail in this dispute. However, management believes that the additional tax and interest ultimately paid (if any) will be substantially less than the amounts listed on the NOTICE OF PROPOSED TAX DUE, although no assurance can be given in this regard. Since the law is unclear and the amounts involved are significant, it may be several years before this matter is resolved. For financial reporting purposes, any tax ultimately paid related to this matter would increase the goodwill recorded in connection with the Merger and any interest ultimately paid would be recorded as interest expense.

NOTE 6--RESTRUCTURING ACTIVITIES

    In connection with the global restructuring program initiated in the fourth quarter of 1998, the Company is reducing its European workforce by approximately 300 employees and is implementing other initiatives designed to improve productivity and profitability across the global organization. The initial cost of this program was approximately $25.6 million of which approximately
$0.8 million was

                            RIVERWOOD HOLDING, INC.

                                  (UNAUDITED)

NOTE 6--RESTRUCTURING ACTIVITIES (CONTINUED) used in December 1998 and related to severance payments. The following table provides information that details payments on this restructuring plan since December 31, 1998:

                                                                       OTHER
(IN THOUSANDS OF DOLLARS)                                SEVERANCE   EXIT COSTS    TOTAL
-------------------------                                ---------   ----------   --------
Balance at 12/31/98....................................  $ 21,205      $ 3,537    $ 24,742
Charges against accrual in 1999........................   (11,527)        (791)    (12,318)
                                                         --------      -------    --------
Balance at 12/31/99....................................     9,678        2,746      12,424
Net charges against accrual in 2000....................    (6,669)      (2,499)     (9,168)
                                                         --------      -------    --------
Balance at 12/31/00....................................     3,009          247       3,256
Charges against accrual in first six months of 2001....    (1,526)        (147)     (1,673)
                                                         --------      -------    --------
Balance at 6/30/01.....................................  $  1,483      $   100    $  1,583
                                                         ========      =======    ========

    During 2000, the Company substantially completed the restructuring plan and reduced the reserve by $4.8 million. In addition, $2.2 million of new restructuring activities aligned with the overall objectives of the initial plan were completed in 2000. The Company anticipates completing this program during 2001.

    As of June 30, 2001, the Company has reduced its European workforce related to the 1998 restructuring by approximately 250 employees.

NOTE 7--LONG-TERM DEBT

    The Company entered into Amendment No. 6 on June 6, 2001 to its credit agreement that provided for senior secured credit facilities consisting of a term loan facility (the "Term Loan Facility") and a revolving credit facility (the "Revolving Facility"). Certain financial and other covenants in the credit agreement, including minimum EBITDA requirements, were amended to reflect recent financial results and market and operating conditions. At June 30, 2001, the Company was in compliance with the financial covenants in the credit agreement.

    On June 21, 2001, the Company completed an offering of $250 million principal amount of Senior Notes due 2007, bearing interest at 10 5/8 percent (the "2001 Notes"). The 2001 Notes were sold at a price of 103 percent of par. The proceeds from this offering of approximately $251.5 million, net of approximately $6 million of transaction fees and expenses, were applied to prepay a portion of the outstanding borrowings under the Term Loan Facility. During the second quarter of 2001, the Company recorded a non-cash, extraordinary charge to earnings of approximately $2.8 million, net of tax of nil, related to the write-off of the applicable portion of deferred debt issuance costs on the term loans.

NOTE 8--BUSINESS SEGMENT INFORMATION

    The Company reports its results in two business segments: Coated Board and Containerboard. These segments are evaluated by the chief operating decision maker based primarily on income from operations and EBITDA. The Coated Board business segment includes the production and sale of coated board for beverage carrierboard and folding cartons from its West Monroe, Louisiana and Macon, Georgia mills and from its mill in Sweden; carton converting facilities in the United States, the

                            RIVERWOOD HOLDING, INC.

                                  (UNAUDITED)

NOTE 8--BUSINESS SEGMENT INFORMATION (CONTINUED)
United Kingdom, Spain, France and Brazil; and the design, manufacture and installation of packaging machinery related to the assembly of beverage cartons. The Containerboard business segment includes the production and sale of linerboard, corrugating medium and kraft paper from paperboard mills in the United States.

    Business segment information is as follows:

                                                      THREE MONTHS ENDED     SIX MONTHS ENDED
                                                      -------------------   -------------------
                                                      JUNE 30,   JUNE 30,   JUNE 30,   JUNE 30,
(IN THOUSANDS OF DOLLARS)                               2001       2000       2001       2000
-------------------------                             --------   --------   --------   --------
NET SALES:
Coated Board........................................  $302,588   $278,936   $550,728   $517,328
Containerboard......................................    21,242     25,586     46,703     57,423
                                                      --------   --------   --------   --------
                                                      $323,830   $304,522   $597,431   $574,751
                                                      ========   ========   ========   ========
INCOME (LOSS) FROM OPERATIONS:
Coated Board........................................  $ 43,018   $ 47,237   $ 69,327   $ 77,339
Containerboard......................................    (3,025)     1,551     (6,501)     1,879
Corporate And Eliminations..........................    (3,075)    (5,439)   (15,091)   (11,773)
                                                      --------   --------   --------   --------
                                                      $ 36,918   $ 43,349   $ 47,735   $ 67,445
                                                      ========   ========   ========   ========
EBITDA:
Coated Board........................................  $ 72,303   $ 80,074   $136,576   $141,776
Containerboard......................................       692      5,283      1,286     10,565
Corporate And Eliminations..........................      (873)      (432)    (6,556)    (3,380)
                                                      --------   --------   --------   --------
                                                      $ 72,122   $ 84,925   $131,306   $148,961
                                                      ========   ========   ========   ========

NOTE 9--CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

    The Company is exposed to fluctuations in interest rates on its variable rate debt and fluctuations in foreign currency transaction cash flows. The Company actively monitors these fluctuations and uses derivative instruments from time to time to manage its exposure. In accordance with its risk management strategy, the Company uses derivative instruments only for the purpose of managing risk associated with fluctuations in the cash flow of the underlying exposures identified by management. The Company does not trade or use derivative instruments with the objective of earning financial gains on interest or currency rates, nor does it use leveraged instruments or instruments where there are no underlying exposures identified. The Company's use of derivative instruments may result in short-term gains or losses and may increase volatility in its earnings.

    On January 1, 2001, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, AS AMENDED BY SFAS NO. 137, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES--DEFERRAL OF THE EFFECTIVE DATE OF FASB STATEMENT
NO. 133, AND SFAS NO. 138, ACCOUNTING FOR CERTAIN DERIVATIVE INSTRUMENTS AND CERTAIN HEDGING

                            RIVERWOOD HOLDING, INC.

                                  (UNAUDITED)

NOTE 9--CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES (CONTINUED)
ACTIVITIES ("SFAS No. 133"). SFAS No. 133 requires all derivative instruments to be measured at fair value and recognized on the balance sheet as either assets or liabilities. In addition, all derivative instruments used in hedging relationships must be designated, reassessed and documented pursuant to the provisions of SFAS No. 133. Upon adoption of SFAS No. 133, the Company recognized a one-time after-tax transition adjustment to decrease earnings by approximately $0.5 million and decrease other comprehensive income by approximately $1.1 million. These amounts have been presented as a cumulative effect of change in accounting principle in the accompanying Condensed Consolidated Statement of Operations and Comprehensive Loss for the Six Months Ended June 30, 2001 and Condensed Consolidated Balance Sheet at June 30, 2001, respectively.

    The following is a summary of the Company's derivative instruments as of June 30, 2001 and the accounting policies it employs for each:

HEDGES OF ANTICIPATED CASH FLOWS

    The following is a reconciliation of current period changes in the fair value of the interest rate swap agreements, foreign currency forward and option contracts which have been recorded as Accumulated Other Comprehensive (Loss) in the accompanying Condensed Consolidated Balance Sheet at June 30, 2001 and as Derivative Instruments (Loss) in the accompanying Condensed Consolidated Statement of Operations and Comprehensive (Loss) for the Six Months Ended
June 30, 2001.

(IN THOUSANDS OF DOLLARS)
-------------------------
SFAS No. 133 transition adjustment..........................  $(1,094)
Current period decrease in fair value.......................   (1,353)
                                                              -------
Balance at June 30, 2001....................................  $(2,447)
                                                              =======

    During the six months ended June 30, 2001, there was no ineffective portion related to the changes in fair value of the interest rate swap agreements, foreign currency forward and option contracts and there were no amounts excluded from the measure of effectiveness. The balance of $(2.4) million recorded in Accumulated Other Comprehensive (Loss) at June 30, 2001 is expected to be reclassified into future earnings, contemporaneously with and offsetting changes in the related hedged exposure.The estimated amount to be reclassified into future earnings as interest expense over the next twelve months through June 30, 2002 is approximately $1.8 million. The actual amount that will be reclassified to future earnings over the next twelve months will vary from this amount as a result of changes in market conditions. No amounts were reclassified to earnings during the second quarter of 2001 in connection with forecasted transactions that were no longer considered probable of occurring.

DERIVATIVES NOT DESIGNATED AS HEDGES

    The Company has foreign currency forward contracts used to hedge the exposure associated with foreign currency denominated receivables. These contracts are presently being marked-to-market through the income statement and will continue to be marked-to-market through the income statement.

                            RIVERWOOD HOLDING, INC.

                                  (UNAUDITED)

NOTE 10--NEW ACCOUNTING PRONOUNCEMENTS

    In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 141 ("SFAS No. 141"), "BUSINESS COMBINATIONS." SFAS No. 141 requires the purchase method of accounting for business combinations initiated after June 30, 2001 and eliminates the pooling-of-interests method. The Company does not believe that the adoption of SFAS No. 141 will have a significant impact on its financial statements.

    In July 2001, the FASB issued Statement of Financial Accounting Standards No. 142 ("SFAS No. 142"), "GOODWILL AND OTHER INTANGIBLE ASSETS", which is effective January 1, 2002. SFAS No. 142 requires, among other things, the discontinuance of goodwill amortization. In addition, the standard includes provisions for the reclassification of certain existing recognized intangibles as goodwill, reassessment of the useful lives of existing recognized intangibles, reclassification of certain intangibles out of previously reported goodwill and the identification of reporting units for purposes of assessing potential future impairments of goodwill. SFAS No. 142 also requires the Company to complete a transitional goodwill impairment test six months from the date of adoption. The Company is currently assessing, but has not yet determined, the impact of SFAS No. 142 on its financial position and results of operations.

NOTE 11--SUBSEQUENT EVENT

    On August 10, 2001, the Company entered into an amendment and restatement of its credit agreement (the "2001 Senior Secured Credit Agreement") with certain lenders providing for senior secured credit facilities with aggregate commitments not to exceed $635 million (the "2001 Facilities"), including a $335 million term loan facility (the "2001 Term Loan Facility") and a $300 million revolving credit facility (the "2001 Revolving Facility"). The proceeds of the initial borrowings under the 2001 Facilities of $386.0 million, including $51.0 million under the 2001 Revolving Facility, were applied to repay in full the outstanding borrowings under the Term Loan Facility and the Revolving Facility and to pay approximately $12 million of the estimated
$14 million of fees and expenses incurred in connection with the amendment and restatement of the credit agreement. The 2001 Term Loan Facility amortization requirements are in semi-annual installments of $37.5 million beginning
June 30, 2003 and amounting to $75.0 million annually in each of 2003 and 2004, with $46.25 million due on June 30, 2005, and the remainder due at maturity on December 31, 2005. The 2001 Revolving Facility matures on December 31, 2005. The final maturities of the 2001 Facilities are extendable from December 31, 2005 to December 31, 2006 if the Company refinances the 1996 Senior Notes on specified terms on or prior to December 31, 2005 (in such event, the 2001 Term Loan Facility will continue to amortize in semi-annual installments of $46.25 million through December 31, 2006). The 2001 Senior Secured Credit Agreement imposes certain financial and other covenants. Such restrictions, together with the highly leveraged nature of the Company, could limit the Company's ability to respond to market conditions, to meet its capital spending program, to provide for unanticipated capital investments or to take advantage of business opportunities. The covenants contained in the 2001 Senior Secured Credit Agreement also, among other things, restrict the ability of the Company and its subsidiaries to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness or amend other debt instruments, pay dividends, create liens on assets, enter into sale and leaseback transactions, make investments, loans or advances, make acquisitions, engage in mergers or consolidations, change the business conducted by Riverwood and its subsidiaries, make capital expenditures and engage in certain transactions with affiliates.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Board of Directors of IGARAS PAPEIS E EMBALAGENS S.A.:

    We have audited the accompanying consolidated balance sheets of IGARAS PAPEIS E EMBALAGENS S.A. AND SUBSIDIARIES as of December 31, 1999 and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the two years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of IGARAS PAPEIS E EMBALAGENS S.A. AND SUBSIDIARIES as of December 31, 1999 and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States of America.

Arthur Andersen

Sao Paulo, Brazil
January 31, 2000.

                        IGARAS PAPEIS E EMBALAGENS S.A.
                           CONSOLIDATED BALANCE SHEET
                            AS OF DECEMBER 31, 1999
                          (IN THOUSANDS OF US DOLLARS)

                                ASSETS
Current Assets:
  Cash and Cash Equivalents.................................  $  2,223
  Trade Accounts Receivable (less Allowance for Doubtful
    Accounts of $605).......................................    26,708
  Inventories...............................................    27,201
  Prepaid Income Tax........................................     2,300
  Other Assets..............................................     1,027
                                                              --------
      Total Current Assets..................................    59,459

Property, Plant and Equipment, Net..........................   414,145
Deferred Income Taxes.......................................    11,069
Other Noncurrent Assets.....................................     5,734
                                                              --------
      Total Assets..........................................  $490,407
                                                              ========

                 LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Short-term Debt.............................................  $ 41,261
Current Portion of Long-term Debt...........................    19,540
  Accounts Payable, Trade...................................    14,113
  Other Accrued Liabilities.................................    17,810
                                                              --------
      Total Current Liabilities.............................    92,724

Long-term Debt, less Current Portion........................    67,936
Accrued Pension.............................................     3,338
Deferred Income Taxes.......................................    12,081
Other Noncurrent Liabilities................................     7,754
                                                              --------
      Total Liabilities.....................................   183,833
                                                              --------
Contingencies and Commitments (Note 9)

SHAREHOLDERS' EQUITY
Preferred Stock:
  Class A (No Par Value; 32 Shares Authorized, Issued and
    Outstanding in 1999)....................................        --
  Class B (No Par Value; No Shares Authorized, Issued and
    Outstanding in 1999)....................................        --
Common Stock (No Par Value; 167,309,968 Shares Authorized,
  Issued and Outstanding in 1999)...........................   170,984
Retained Earnings...........................................   135,590
                                                              --------
      Total Shareholders' Equity............................   306,574
                                                              --------
      Total Liabilities and Shareholders' Equity............  $490,407
                                                              ========

  The accompanying notes are an integral part of these consolidated financial statements.

                        IGARAS PAPEIS E EMBALAGENS S.A.
                       CONSOLIDATED STATEMENTS OF INCOME
                         (IN THOUSANDS OF U.S. DOLLARS)

                                                              FOR THE YEARS ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
Net Sales...................................................  $202,156   $257,026
Cost of Sales...............................................   165,911    205,047
Selling, General and Administrative Expenses................    17,956     25,412
Translation (Loss) or Gain, Net.............................    (1,337)       631
Other Expense, Net..........................................    (1,160)    (3,757)
                                                              --------   --------
Income from Operations......................................    15,792     23,441
Interest Income.............................................       910      2,838
Interest Expense............................................    17,222     10,769
                                                              --------   --------
(Loss) Income before Income Taxes...........................      (520)    15,510
Current Income Tax Expense..................................        12        686
Income Tax (Credit) Expense.................................   (10,886)     3,077
                                                              --------   --------
Net Income..................................................  $ 10,354   $ 11,747
                                                              ========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                        IGARAS PAPEIS E EMBALAGENS S.A.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                         (IN THOUSANDS OF U.S. DOLLARS)

                                                               FOR THE YEARS ENDED
                                                                  DECEMBER 31,
                                                              ---------------------
                                                                1999        1998
                                                              ---------   ---------
Cash Flows from Operating Activities:
  Net Income................................................  $  10,354   $  11,747
  Noncash Items Included in Net Income:
    Depreciation, Amortization and Cost of Timber
      Harvested.............................................     40,025      27,462
    Deferred Income Taxes Expense (Credit)..................    (10,886)      3,077
    Other...................................................         --         378
  (Increase) Decrease in Current Assets:
    Accounts Receivable.....................................      5,360      (4,705)
    Inventories.............................................      4,724      (1,270)
    Prepaid Income Taxes....................................       (323)     (1,967)
    Other Assets............................................      5,013        (534)
  Increase (Decrease) in Current Liabilities:
    Accounts Payable........................................     (2,831)      4,876
    Other Accrued Liabilities...............................      1,315       3,072
  Increase (Decrease) in Other Noncurrent Liabilities.......       (335)      2,838
                                                              ---------   ---------
Net Cash Provided by Operating Activities...................     52,416      44,974
                                                              ---------   ---------
Cash Flows from Investing Activities:
  Purchases of Property, Plant and Equipment................    (15,207)   (116,288)
  Proceeds from Sales of Property, Plant and Equipment......        661       2,402
  (Increase) Decrease in Other Noncurrent Assets............      3,152      (1,631)
                                                              ---------   ---------
Net Cash Used in Investing Activities.......................    (11,394)   (115,517)
                                                              ---------   ---------
Cash Flows from Financing Activities:
  Proceeds from Long-term Debt..............................     22,749      71,292
  Proceeds from Short-term Debt.............................     38,056      54,963
  Payments on Short-term Debt...............................   (102,714)    (73,605)
  Dividends.................................................     (7,383)    (11,708)
                                                              ---------   ---------
Net Cash (Used in) Provided by Financing Activities.........    (49,292)     40,942
                                                              ---------   ---------
Net Increase (Decrease) in Cash and Cash Equivalents........     (8,270)    (29,601)
Cash and Cash Equivalents at Beginning of Period............     10,493      40,094
                                                              ---------   ---------
Cash and Cash Equivalents at End of Period..................  $   2,223   $  10,493
                                                              =========   =========
Supplemental Disclosure of Cash Flow Information:
  Cash Paid during the Year for:
    Income Taxes............................................  $      12   $   1,967
                                                              =========   =========
    Interest................................................  $  21,039   $  17,849
                                                              =========   =========

  The accompanying notes are an integral part of these consolidated financial statements.

                        IGARAS PAPEIS E EMBALAGENS S.A.
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                         (IN THOUSANDS OF U.S. DOLLARS)

                                              PREFERRED STOCK                               TOTAL
                                            -------------------    COMMON    RETAINED   SHAREHOLDERS'
                                            CLASS A    CLASS B     STOCK     EARNINGS      EQUITY
                                            --------   --------   --------   --------   -------------
Balances at December 31, 1997.............       --         --     170,984    132,580      303,564
Net Income................................       --         --          --     11,747       11,747
Dividends of $0.070 per Share on Common
  Stock...................................       --         --          --    (11,708)     (11,708)
                                            -------    -------    --------   --------     --------
Balances at December 31, 1998.............                         170,984    132,619      303,603
Net Income................................       --         --                 10,354       10,354
Dividends of $0.044 per Share on Common
  Stock...................................       --         --                 (7,383)      (7,383)
                                            -------    -------    --------   --------     --------
Balances at December 31, 1999.............                        $170,984   $135,590     $306,574
                                            =======    =======    ========   ========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                        IGARAS PAPEIS E EMBALAGENS S.A.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(A) PRINCIPLES OF CONSOLIDATION

    The accompanying consolidated financial statements include the accounts of Igaras Papeis e Embalagens S.A. and its wholly-owned subsidiary, Igaras Servico Florestal Ltda. (herein referred to as "the Company"). All significant intercompany transactions and balances have been eliminated.

(B) PRINCIPLES OF TRANSLATION

    The accounting records of the Company are maintained in local currency. The Company's financial statements, including the adjustments made outside the local books of account, have been translated into U.S. dollars in accordance with Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation" ("SFAS No. 52"), as follows:

                                 BALANCE SHEETS

    Inventories, prepaid expenses, property, plant and equipment advances for energy supply and shareholders' equity were translated at historical exchange rates. All other assets and liabilities were translated at the year-end Brazilian Real/U.S. dollar exchange rates of R$1.7890 for 1999.

                            STATEMENTS OF OPERATIONS

    Cost of sales, depreciation, cost of timber harvested and amortization of other assets translated at historical exchange rates. All other income and expense items were translated at average exchange rates for the period.

    All translation gains and losses are included in income from operations.

    All translation gains and losses are included in income from operations. Effective January 1, 1998, and concurrent with the determination that Brazil is no longer a highly inflationary economy, the Company determined that its functional currency is the U.S. dollar. Accordingly, the Company continues to present its consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States translated under the historical rate method.

(C) CASH AND CASH EQUIVALENTS

    Cash and cash equivalents include time deposits, certificates and receipts of deposits and other marketable securities with original maturities of three months or less, and are denominated in Brazilian reais.

(D) INVENTORIES

    Inventories are stated at average cost, which is lower than market.

(E) PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment are stated at cost. Cost includes capitalized interest incurred during the construction phase. In 1999 and 1998 $912,000 and $9,060,000 of interest expense were capitalized, respectively.

    Expenditures for significant improvements, or for replacement parts, which extend the useful life of an asset for more than one year, are capitalized, while maintenance and repair costs are charged

                        IGARAS PAPEIS E EMBALAGENS S.A.

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) against operations as incurred. The Company reviews for impairment whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable.

(F) DEPRECIATION AND COST OF TIMBER HARVESTED

    Depreciation of cost is provided over the estimated useful lives of the related assets using the straight-line method.

    The estimated useful lives used in computing depreciation were as follows for all years presented:

Land Improvements...........................................       35 years
Buildings and Building Equipment............................       35 years
Machinery, Equipment and Vehicles...........................  5 to 20 years
Furniture and Fixtures......................................       16 years
Computer Hardware...........................................        5 years

    Timber and timberlands are stated at cost. Cost of timber harvested is based on unit cost rates calculated using the total estimated yield of timber to be harvested and the unamortized timber costs. The costs related to timber preservation (fertilizers and other costs) are capitalized by the Company and represent in December 1999 and 1998 the amounts of $2,776,000 and $3,900,000, respectively.

(G) INCOME TAXES

    Deferred income taxes are recognized in accordance with SFAS No. 109, "Accounting for Income Taxes". The standard requires, among other things, the use of the liability method of computing deferred income taxes. Under the liability method, the effect of changes in corporate tax rates on deferred income taxes is recognized currently as an adjustment to income tax expense. The liability method also requires that deferred tax assets or liabilities be recorded based on the difference between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes.

(H) REVENUE RECOGNITION

    The Company recognizes revenue when goods are shipped to customers.

(I) USE OF ESTIMATES

    The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

                        IGARAS PAPEIS E EMBALAGENS S.A.

NOTE 2.  EXPORT SALES

    Export sales by geographic area were as follows:

                                                               FOR THE YEARS
                                                                   ENDED
                                                               DECEMBER 31,
                                                            -------------------
                                                              1999       1998
                                                            --------   --------
                                                             (IN THOUSANDS OF
                                                               U.S. DOLLARS)
Europe....................................................  $13,181    $12,123
Asia--Africa..............................................   12,294      6,379
Latin America, Other than Brazil..........................   31,266     24,959
                                                            -------    -------
    Total Export Sales....................................  $56,741    $43,461
                                                            =======    =======

    The remaining net sales for each of the periods presented were to customers, which were not concentrated in any specific region, but were concentrated primarily in the consumer products industry. No single customer accounted for more than 10% of the Company's net sales, and there was no significant accounts receivable from a single customer. The Company reviews a customer's credit history before extending credit. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information. Bad debt expense was $181,000 and $124,000 for the years ended December 31, 1999 and 1998, respectively.

NOTE 3.  INVENTORIES

    The major classes of inventories were as follows at December 31, 1999:

                                                              (IN THOUSANDS OF
                                                               U.S. DOLLARS)
                                                              ----------------
Finished Goods..............................................       $ 1,891
Work-in-process.............................................           673
Raw Materials...............................................        12,742
Maintenance Materials and Other Supplies....................        14,120
Less: Reserve for Obsolete and Slow-moving Inventory........        (2,225)
                                                                   -------
                                                                   $27,201
                                                                   =======

                        IGARAS PAPEIS E EMBALAGENS S.A.

NOTE 4.  PROPERTY, PLANT AND EQUIPMENT

    The components of property, plant and equipment were as follows at December 31, 1999:

                                                              (IN THOUSANDS OF
                                                               U.S. DOLLARS)
                                                              ----------------
Land and Land Improvements..................................      $ 12,512
Buildings and Building Equipment............................        56,347
Machinery, Equipment and Vehicles...........................       463,038
Furniture and Fixtures......................................         4,949
Computer Hardware...........................................         5,677
Construction in Progress....................................        11,892
                                                                  --------
                                                                   554,415
Less: Accumulated Depreciation..............................       203,331
                                                                  --------
                                                                   351,084
Timber and Timberlands, less Cost of Timber Harvested.......        63,061
                                                                  --------
                                                                  $414,145
                                                                  ========

                        IGARAS PAPEIS E EMBALAGENS S.A.

NOTE 5.  LONG-TERM DEBT

    Long-term debt, denominated substantially in dollars, consisted of the following at December 31, 1999:

                                 PRINCIPAL       PERIOD
                                    DUE        OUTSTANDING       ANNUAL INTEREST RATE       (IN THOUSANDS OF U.S. DOLLARS)
                               -------------   -----------   -----------------------------  ------------------------------
Frances e Brasileiro.........     Monthly       1994-1999       LIBOR + 2.50% (8.96% at                $    --
                                                                  December 31, 1998)
Frances e Brasileiro.........     Monthly       1994-1999       LIBOR + 2.50% (9.37% at                     --
                                                                  December 31, 1998)
ING Bank.....................    Annually       1997-1999       LIBOR + 0.12% (9.67% at                     --
                                                                  December 31, 1998)
ING Bank.....................    Annually       1997-1999       LIBOR + 0.12% (9.67% at                     --
                                                                  December 31, 1998)
BNDES........................     Monthly       1994-1999     UMBNDES + 1.50% (13.46% at                    --
                                                                  December 31, 1998)
BNDES........................     Monthly       1997-2000      URTJLP + 6.00% (18.17% at                    28
                                                                  December 31, 1999)
BNDES........................     Monthly       1995-2000      URTJLP + 6.00% (19.42% at                   102
                                                                  December 31, 1999)
BNDES........................     Monthly       1995-2000      URTJLP + 6.00% (17.42% at                   153
                                                                  December 31, 1999)
BNDES........................     Monthly       1996-2001      URTJLP + 6.00% (18.92% at                   883
                                                                  December 31, 1999)
Chase........................   Triannually     1997-2000     LIBOR DM + 0.12% (6.62% at                 1,614
                                                                  December 31, 1999)
Santander....................  Semi-annually    1997-2001       LIBOR + 0.25% (6.19% at                    413
                                                                  December 31, 1999)
Unibanco.....................  Semi-annually    1997-2002      LIBOR + 5.40% (10.43% at                  2,250
                                                                  December 31, 1999)
ING Bank.....................    Annually       1997-2001       LIBOR + 1.75% (6.84% at                     --
                                                                  December 31, 1998)
BNDES........................     Monthly       1997-2007     UMBNDES + 1.50% (10.73% at                13,743
                                                                  December 31, 1999)
BNDES........................     Monthly       1997-2007     UMBNDES + 1.50% (10.73% at                29,808
                                                                  December 31. 1999)
Frances......................     Monthly       1997-2002      URTJLP + 6.00% (16.92% at                 1,578
                                                                  December 31, 1999)
Frances......................     Monthly       1997-2002      URTJLP + 6.00% (17.92% at                   387
                                                                   December 31,1999)
Unibanco.....................     Monthly       1997-2002      URTJLP + 6.00% (17.42% at                   322
                                                                   December 31,1999)
Unibanco.....................     Monthly       1997-2002      URTJLP + 6.00% (17.92% at                   314
                                                                   December 31,1999)
ING Bank.....................    Annually       1997-1999       LIBOR + 2.12% (8.01% at                     --
                                                                  December 31, 1998)
ING Bank.....................    Annually       1997-1999       LIBOR + 0.12% (8.01% at                     --
                                                                  December 31, 1998)
EPP--Credit Lyonnais.........    Annually       1997-1999       LIBOR + 2.00% (7.84% at                     --
                                                                  December 31, 1998)
Frances......................  Semi-annually    1997-2002       LIBOR + 0.37% (5.90% at                  1,122
                                                                  December 31, 1999)
Frances......................    Annually       1997-1999       LIBOR + 2.75% (8.87% at                     --
                                                                  December 31, 1998)
ING Bank.....................    Annually       1998-1999       LIBOR + 0.12% (9.20% at                     --
                                                                  December 31, 1998)
Credibanco...................    Annually       1998-1999      LIBOR + 0.12% (10.31% at                     --
                                                                  December 31, 1998)
Real.........................    Annually       1998-1999       LIBOR + 1.75% (6.84% at                     --
                                                                  December 31, 1998)

                        IGARAS PAPEIS E EMBALAGENS S.A.

NOTE 5.  LONG-TERM DEBT (CONTINUED)

                                 PRINCIPAL       PERIOD
                                    DUE        OUTSTANDING       ANNUAL INTEREST RATE       (IN THOUSANDS OF U.S. DOLLARS)
                               -------------   -----------   -----------------------------  ------------------------------
Real.........................    Annually       1998-1999       LIBOR + 2.75% (7.84% at                     --
                                                                  December 31, 1998)
Real.........................    Annually       1998-1999       LIBOR + 3.35% (8.44% at                     --
                                                                  December 31, 1998)
Real.........................    Annually       1998-1999       LIBOR + 3.50% (8.59% at                     --
                                                                  December 31, 1998)
Real.........................    Annually       1998-1999       LIBOR + 1.75% (6.84% at                     --
                                                                  December 31, 1998)
Real.........................    Annually       1998-1999       LIBOR + 2.50% (7.14% at                     --
                                                                  December 31, 1998)
Real.........................    Annually       1998-1999       LIBOR + 2.50% (7.59% at                     --
                                                                  December 31, 1998)
Unibanco.....................    Annually       1998-2003       LIBOR + 0.50% (6.80% at                  1,873
                                                                  December 31, 1999)
Unibanco.....................    Annually       1998-2003       LIBOR + 0.20% (5.70% at                  2,744
                                                                  December 31, 1999)
Unibanco.....................    Annually       1998-2003       LIBOR + 1.62% (7.71% at                     --
                                                                  December 31, 1998)
Unibanco.....................    Annually       1998-2003       LIBOR + 2.50% (8.66% at                     --
                                                                  December 31, 1998)
Unibanco.....................    Annually       1998-2003       LIBOR + 1.37% (7.42% at                     --
                                                                  December 31, 1998)
BFB/BNDES....................     Monthly       1998-2000      URTJLP + 6.00% (16.92% at                 3,230
                                                                  December 31, 1999)
BNDES........................     Monthly       1998-2000      URTJLP + 6.00% (15.92% at                14,433
                                                                  December 31, 1999)
Credibanco...................    Annually       1998-2003      URTJLP + 6.00% (16.92% at                   199
                                                                  December 31, 1999)
Unibanco.....................    Annually       1998-2003      URTJLP + 6.00% (16.67% at                 1,489
                                                                  December 31, 1999)
Chase........................    Annually       1998-2000     LIBOR DM + 2.12% (6.64% at                 1,381
                                                                  December 31, 1999)
Credibanco...................    Annually       1998-1999       LIBOR + 2.70% (8.76% at                     --
                                                                  December 31, 1998)
Unibanco.....................  Semi-annually    1999-2003     8.47% at December 31, 1999                 1,012
HSBC.........................     Monthly       1999-2001       LIBOR + 3.50% (9.16% at                  5,000
                                                                  December 31, 1999)
Itau.........................    Annually       1999-2000     11.80% at December 31, 1999                2,000
Pinusprev....................    Annually       1999-2000     19.39% at December 31, 1999                  827
Frances......................     Monthly       1999-2004       URTJLP + 6% (16.92% at                     286
                                                                  December 31, 1999)
Others.......................                                                                              285
                                                                                                       -------
                                                                                                        87.476
Less Current Portion.........                                                                           19,540
                                                                                                       -------
                                                                                                       $67,936
                                                                                                       =======

                        IGARAS PAPEIS E EMBALAGENS S.A.

NOTE 5.  LONG-TERM DEBT (CONTINUED)
    Long-term debt maturities and expirations of funded long-term working capital commitments at December 31, 1999 were as follows:

                                                               (IN THOUSANDS
                                                              OF U.S. DOLLARS)
                                                              ----------------
2000........................................................      $19,540
2001........................................................       18,321
2002........................................................       12,275
2003........................................................       10,500
2004-2008...................................................       26,840
                                                                  -------
                                                                  $87,476
                                                                  =======

    The weighted average interest rate on short-term debt approximated 10% at December 31, 1999.

    Loans and financing obtained from BNDES and Credibanco are guaranteed by first mortgages on farms located in the State of Santa Catarina with a book value of $13,714,000 at December 31, 1999 and chattel mortgages and pledged machinery and equipment with a book value of $31,500,000 at December 31, 1999. There are no other restrictions, guarantees, collateral or covenants associated with long-term debt.

NOTE 6.  OTHER ACCRUED LIABILITIES

    The components of other accrued liabilities were as follows at December 31, 1999:

                                                      (IN THOUSANDS OF U.S. DOLLARS)
                                                      ------------------------------
Wages and Compensation..............................             $ 4,697
Value-added and Other Taxes Payable.................               1,213
Amount Due to Affiliate.............................               7,588
Interest payable....................................               2,081
Other...............................................               2,231
                                                                 -------
                                                                 $17,810
                                                                 =======

NOTE 7.  EMPLOYEE BENEFIT PLANS

    The Company maintains a noncontributory defined benefit plan to supplement the pension benefit provided by the government pension system.

    The plan covers all employees meeting minimum eligibility requirements. Pension benefits are based primarily on years of service and the employee's compensation near retirement. The Company's funding policy is to contribute funds to trusts as necessary. Plan assets are primarily invested in listed stocks and Brazilian government bonds.

                        IGARAS PAPEIS E EMBALAGENS S.A.

NOTE 7.  EMPLOYEE BENEFIT PLANS (CONTINUED)
    The components of the periodic pension expense were as follows for the following years:

                                                              FOR THE YEARS
                                                           ENDED DECEMBER 31,
                                                          ---------------------
                                                            1999        1998
                                                          ---------   ---------
                                                          (IN THOUSANDS OF U.S.
                                                                DOLLARS)
Service Cost--Benefits Earned during the Year...........   $  945      $  923
Interest Cost on Projected Benefit Obligation...........      674         677
Return on Plan Assets...................................     (560)       (545)
Amortization............................................      102         130
                                                           ------      ------
    Total Pension Expense...............................   $1,161      $1,185
                                                           ======      ======

    Certain assumptions used in determining the pension expense and net pension liability for 1999 and 1998 were as follows:

Discount Rates..............................................  5% per annum
Rates of Increase in Future Compensation Levels.............  3% per annum
Expected Long-term Rates of Return on Assets................  5% per annum

    The following table sets forth the funded status of the plan as of December 31, 1999:

                                                      (IN THOUSANDS OF U.S. DOLLARS)
                                                      ------------------------------
CHANGE IN BENEFIT OBLIGATION
  Projected Benefit Obligation at Beginning of
    Year............................................             $13,625
  Service Cost......................................                 945
  Interest Cost.....................................                 674
  Actuarial Gain....................................              (4,214)
  Benefit Paid......................................                (197)
                                                                 -------
  Projected Benefit Obligation at End of Year.......              10,833
                                                                 =======
CHANGE IN PLAN ASSETS
  Fair Value of Plan Assets at Beginning of Year....              10,991
  Actual Return on Assets...........................               3,292
  Actual Contributions..............................                 468
  Actual Distributions..............................                (197)
  Loan to Plan Sponsor..............................                (988)
  Effect of Dollar devaluation......................              (3,444)
                                                                 -------
  Fair Value of Plan Assets at End of Year..........              10,122
                                                                 =======

  Funded Status.....................................                (712)
  Unrecognized Net (Gain) Loss......................              (4,204)
  Unrecognized Prior Service Cost...................                 428
  Reserve to Plan Sponsor...........................                 988
                                                                 -------
    Net Pension Liability...........................             $(3,500)
                                                                 =======

    The unrecognized prior service cost is amortized on a straight-line basis over the average remaining service of employees, which approximates 23 years.

                        IGARAS PAPEIS E EMBALAGENS S.A.

NOTE 8.  INCOME TAXES

    During 1999 and 1998, the statutory income tax rates including the social contribution tax on ordinary profits were approximately 37% and 33%, respectively.

    Approximate tax effects of temporary differences giving rise to the net deferred tax assets and liabilities were as follows at December 31 1999:

                                                      (IN THOUSANDS OF U.S. DOLLARS)
                                                      ------------------------------
Deferred Tax Assets:
  Provision for Loss on Eletrobras Bonds............             $   578
  Pensions..........................................               1,155
  Tax loss carryfoward..............................               6,664
  Other.............................................               2,672
                                                                 -------
    Total Deferred Tax Assets.......................             $11,069
                                                                 =======
Deferred Tax Liabilities:
  Inflationary Profit...............................             $ 3,144
  Property, Plant and Equipment.....................               8,717
  Other.............................................                 220
                                                                 -------
    Total Deferred Tax Liabilities..................             $12,081
                                                                 =======

    The reported amount of income tax expense on income before income taxes differs from the amount of income tax expense that would result from applying the Brazilian statutory income tax rate to income before income taxes for the following reasons:

                                                              FOR THE YEARS
                                                           ENDED DECEMBER 31,
                                                          ---------------------
                                                            1999        1998
                                                          ---------   ---------
                                                          (IN THOUSANDS OF U.S.
                                                                DOLLARS)
Brazilian Statutory Expense (Benefit)...................  $   (192)    $5,118
Interest on Own Capital Deductible Dividends............        --     (3,400)
Inflationary Profit.....................................    (3,025)     2,374
Devaluation Loss Deductible for Brazilian Taxes.........    (6,664)        --
Other, Net..............................................      (993)      (329)
                                                          --------     ------
    Income Tax Expense (Benefit)........................  $(10,874)    $3,763
                                                          ========     ======

    The tax loss carryforward was generated mainly by the exchange loss of $34,000,000 on the dollar denominated debt recorded for Brazilian tax purposes. The exchange loss is currently deductible under Brazilian tax law.

NOTE 9.  CONTINGENCIES AND COMMITMENTS

    The Company is a party to a number of lawsuits arising out of the conduct of its business. While there can be no assurance as to their ultimate outcome, the Company does not believe that these lawsuits will have a material impact on the results of operations, cash flows or financial condition of the Company.

                        IGARAS PAPEIS E EMBALAGENS S.A.

NOTE 9.  CONTINGENCIES AND COMMITMENTS (CONTINUED)
    The Company is guarantor of advances on export contracts in amounts of $23,569,000 in 1999.

    On June 28, 1999, the State Finance Department of Santa Catarina made assessment notices against the Company, in the approximate amount of US$4,135,000, basically referring to the use of monetary restatement credits on credit balance of ICMS (State VAT) in 1994 and 1995. The Company's Management is questioning such assessment notices. The legal counselor believes that there are arguments favorable to the defense, however, the final outcome of this litigation cannot be presently determined and, therefore, no allowance for losses was recorded in the financial statements.

NOTE 10.  SHAREHOLDERS' EQUITY

    The capital shares consisted of 167,309,968 common shares, of which Riverwood International Corporation ("Riverwood") owned 83,654,984 common shares and Saragy S.A owned 83,654,984 common shares. In addition, the Company has authorized and issued 32 shares of Class A preferred stock. These preferred shares have preference in the event of a liquidation of the Company.

    These Class A preferred shares also have rights to dividends equal to those of the common shares.

    The Class A preferred shares are not entitled to vote and are not convertible into common shares. As of April 30, 1996, one Class B preferred share was converted into one common share with no par value for Saragy S.A. and, additionally, 50,309,984 common shares with no par value were issued, of which 25,154,992 were distributed to Riverwood and 25,154,992 to Saragy S.A. This change was included retroactively in average shares outstanding.

    Earnings may be distributed only out of retained earnings in local currency reflected in the books of Igaras Papeis e Embalagens S.A. The Company has accumulated losses in the amount of $4,800,000 in the books; consequently, there is no amount available for distribution as of December 31, 1999.

NOTE 11.  RELATED-PARTY TRANSACTIONS

    During the year ended December 31, 1999 and 1998 the Company purchased approximately $23,000,000 and $14,900,000 of paper and machinery, respectively, from Riverwood.

--------------------------------------------------------------------------------

                                   PROSPECTUS

----------------------------------------------------------------------

                      RIVERWOOD INTERNATIONAL CORPORATION

                   OFFER TO EXCHANGE ANY AND ALL OUTSTANDING
                         10 5/8% SENIOR NOTES DUE 2007
                          ISSUED ON JUNE 21, 2001 FOR
                    REGISTERED 10 5/8% SENIOR NOTES DUE 2007

                                AUGUST 27, 2001

--------------------------------------------------------------------------------

                     DEALER PROSPECTUS DELIVERY OBLIGATION

Until November 25, 2001, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

--------------------------------------------------------------------------------